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EXHIBIT 10.7

        CREDIT AGREEMENT

among

WYNN LAS VEGAS, LLC,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger and Joint Book Running Manager,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent and Swing Line Lender,

BANC OF AMERICA SECURITIES LLC,
as Lead Arranger, Joint Book Running Manager and Syndication Agent,

BEAR, STEARNS & CO. INC.,
as Arranger and Joint Book Running Manager,

BEAR STEARNS CORPORATE LENDING INC.,
as Joint Documentation Agent,

DRESDNER BANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES,
as Arranger and Joint Documentation Agent,

and

JPMORGAN CHASE BANK,
as Joint Documentation Agent

Dated as of October 30, 2002

i

4.7	No Default	68
4.8	Ownership of Property; Liens	68
4.9	Intellectual Property	68
4.10	Taxes	69
4.11	Federal Regulations	69
4.12	Labor Matters	70
4.13	ERISA	70
4.14	Investment Company Act; Other Regulations	70
4.15	Subsidiaries	70
4.16	Use of Proceeds; Letters of Credit	71
4.17	Environmental Matters	71
4.18	Accuracy of Information, etc.	72
4.19	Security Documents	72
4.20	Solvency	73
4.21	Senior Indebtedness	73
4.22	Regulation H	73
4.23	Insurance	74
4.24	Performance of Agreements; Material Contracts	74
4.25	Real Estate	74
4.26	Permits	75
4.27	Sufficiency of Project Documents	75
4.28	Utilities	75
4.29	Fiscal Year	76
SECTION 5. CONDITIONS PRECEDENT		76
5.1	Conditions to Closing Date	76
5.2	Conditions to Extensions of Credit on or prior to the Completion Date or otherwise pursuant to Section 2.5(a)	76
5.3	Conditions to Extensions of Credit after the Completion Date other than pursuant to Section 2.5(a)	76
SECTION 6. AFFIRMATIVE COVENANTS		77
6.1	Financial Statements	77
6.2	Certificates; Other Information	78
6.3	Payment of Obligations	80
6.4	Conduct of Business and Maintenance of Existence, etc.	80
6.5	Maintenance of Property; Leases; Insurance	80
6.6	Inspection of Property; Books and Records; Discussions	81
6.7	Notices	81
6.8	Environmental Laws; Permits	81
6.9	Interest Rate Protection	83
6.10	Additional Collateral, Discharge of Liens, etc.	83
6.11	Use of Proceeds and Revenues	85
6.12	Compliance with Laws, Project Documents, etc.; Permits	85
6.13	Further Assurances	85
6.14	Dissolution of the Completion Guarantor	86
6.15	Water Company Transfers	86
SECTION 7. NEGATIVE COVENANTS		87
7.1	Financial Condition Covenants	87

7.2	Limitation on Indebtedness	88
7.3	Limitation on Liens	91
7.4	Limitation on Fundamental Changes	93
7.5	Limitation on Disposition of Property	94
7.6	Limitation on Restricted Payments	99
7.7	Limitation on Capital Expenditures	101
7.8	Limitation on Investments	101
7.9	Limitation on Optional Payments and Modifications of Governing Documents	102
7.10	Limitation on Transactions with Affiliates	103
7.11	Limitation on Sales and Leasebacks	104
7.12	Limitation on Changes in Fiscal Periods	104
7.13	Limitation on Negative Pledge Clauses	104
7.14	Limitation on Restrictions on Subsidiary Distributions, etc.	104
7.15	Limitation on Lines of Business	104
7.16	Restrictions on Changes	105
7.17	Limitation on Formation and Acquisition of Subsidiaries and Purchase of Capital Stock	105
7.18	Limitation on Hedge Agreements	106
7.19	Limitation on Sale or Discount of Receivables	106
7.20	Limitation on Zoning and Contract Changes and Compliance	106
7.21	No Joint Assessment; Separate Lots	106
7.22	Restrictions on Payments of Management Fees	106
7.23	Additional Material Contracts	106
7.24	Limitation on Phase II Land and Phase II Building Development and Operations	107
7.25	Limitation on Golf Course Land and Golf Course Development	107
7.26	Acquisition of Real Property	108
7.27	Project Liquidity Reserve Account	109
7.28	Lease Terminations	109
SECTION 8. EVENTS OF DEFAULT		109
SECTION 9. THE AGENTS; THE ARRANGERs; THE MANAGERS		114
9.1	Appointment	114
9.2	Delegation of Duties	114
9.3	Exculpatory Provisions	114
9.4	Reliance by Agents	115
9.5	Notice of Default	115
9.6	Non-Reliance on Agents, Managers, Arrangers and Other Lenders	115
9.7	Indemnification	116
9.8	Arrangers, Agents and Managers in Their Individual Capacities	116
9.9	Successor Agents	116
9.10	Authorization to Release Liens	117
9.11	The Arrangers and Managers	117
9.12	Withholdings	117
SECTION 10. MISCELLANEOUS		118
10.1	Amendments and Waivers	118
10.2	Notices	120
10.3	No Waiver; Cumulative Remedies	122
10.4	Survival of Representations and Warranties	122

10.5	Payment of Expenses; Indemnification	123
10.6	Successors and Assigns; Participations and Assignments	124
10.7	Adjustments; Set-off	126
10.8	Counterparts	126
10.9	Severability	127
10.10	Integration	127
10.11	GOVERNING LAW	127
10.12	Submission To Jurisdiction; Waivers	127
10.13	Certain Matters Affecting Lenders	127
10.14	Acknowledgments	128
10.15	Confidentiality	128
10.16	Release of Collateral and Guarantee Obligations	128
10.17	Accounting Changes	129
10.18	Delivery of Lender Addenda	129
10.19	Construction	129
10.20	WAIVERS OF JURY TRIAL	129
10.21	Gaming Authorities	129

ANNEXES:
A	Pricing Grid
SCHEDULES:
1.1	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.9(b)	Trademarks, Service Marks and Trade Names
4.9(c)	Patents
4.9(d)	Copyrights
4.9(e)	Trade Secrets
4.9(f)	Intellectual Property Licenses
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions—Collateral
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(b)	Mortgage Filings Jurisdictions
4.19(c)	UCC Filing Jurisdictions—Intellectual Property Collateral
4.24	Material Contracts
4.25(a)	Real Estate
4.25(d)	Assessments
6.5(d)	Insurance Requirements
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Disbursement Agreement
D	Form of Mortgage
E	Form of Assignment and Acceptance
F	Form of Indemnity Agreement
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swing Line Note
H	Form of Insurance Consultant Certificate
I	Form of Exemption Certificate
J	Form of Lender Addendum
K-1	Form of Project Lender Intercreditor Agreement
K-2	Form of FF&E Intercreditor Agreement
L	Form of Subordinated Intercompany Note
M	Form of Notice of Borrowing
N	Form of Subordination, Non-Disturbance and Attornment Agreement
O	Form of Letter of Credit Request

v

        This CREDIT AGREEMENT is dated as of October 30, 2002 and entered into among WYNN LAS VEGAS, LLC, a Nevada limited liability company (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), DEUTSCHE BANK SECURITIES INC., as lead arranger and joint book running manager, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the "Administrative Agent") and swing line lender, BANC OF AMERICA SECURITIES LLC, as lead arranger, joint book running manager and syndication agent, BEAR, STEARNS & CO. INC., as arranger and joint book running manager, BEAR STEARNS CORPORATE LENDING INC., as joint documentation agent, DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as arranger and joint documentation agent, and JPMORGAN CHASE BANK, as joint documentation agent.

RECITALS

        WHEREAS, the Borrower proposes to develop and own the Project (such defined term and other defined terms used in these Recitals shall have the meanings given in Section 1.1 of this Agreement);

        WHEREAS, the Borrower desires to finance the development and construction of the Project with (i) existing cash balances of the Borrower and common equity contributions to the Borrower from certain affiliates of the Borrower (consisting of property and cash) in an aggregate amount of approximately $937,000,000, (ii) approximately $344,000,000 of proceeds from the issuance of senior secured 12% Mortgage Notes due 2010, (iii) the proceeds of an equipment finance loan from the FF&E Lenders in an aggregate amount of approximately $188,500,000 to finance certain furniture, fixtures and equipment (including, without limitation, the Aircraft and certain gaming equipment), (iv) projected interest income of approximately $25,000,000 and (v) the senior secured credit facilities contemplated hereby;

        WHEREAS, the Borrower desires that the Lenders extend the senior secured credit facilities contemplated hereby to the Borrower to provide a portion of the funds necessary to develop and construct the Project and, in the case of the Revolving Credit Loans, to provide working capital for the operation of the Project following the Completion Date;

        WHEREAS, subject to the terms and conditions hereof, the Lenders are willing to extend such senior secured credit facilities to the Borrower;

        WHEREAS, the Borrower desires to secure all of its Obligations by granting to the Administrative Agent on behalf of the Lenders Liens on substantially all of its assets (including the Project and related Collateral), in each case as more fully described in this Agreement and the other Loan Documents; and

        WHEREAS, each of the Loan Parties (other than the Borrower and Desert Inn Improvement) shall guaranty the Obligations of the Borrower and shall secure all of its Obligations by granting to the Administrative Agent on behalf of the Lenders Liens on substantially all of its assets (including the Project and related Collateral), in each case as more fully described in this Agreement and the other Loan Documents.

        NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

        1.1    Defined Terms.    As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "Account":    any "Commodity Account," "Deposit Account" or "Securities Account" (as such terms are defined in the UCC) with respect to which the Secured Parties have a perfected first priority Lien (subject only to Permitted Liens) securing the Obligations of the Loan Parties pursuant to a Control Agreement.

          "Additional Completion Period":    the period, if any, commencing on the Debt Service Availability Date and ending on the Completion Date.

          "Additional Land":    collectively, the real property and fixtures represented as of the Closing Date by the following Assessor's Parcel Numbers: 162-16-510-019, 162-16-510-020, 162-16-510-023, 162-16-510-026, 162-16-510-027, 162-16-610-020, 162-16-610-023, 162-16-610-024, 162-16-610-025, 162-16-610-026, 162-16-610-027 and 162-16-610-031.

          "Additional Material Contracts":    any Material Contract entered into after the Closing Date relating to the development, construction, maintenance or operation of the Project.

          "Adjustment Date":    as defined in the Pricing Grid.

          "Administrative Agent":    as defined in the preamble hereto.

          "Administrative Agent Fee Letter":    the Second Amended and Restated Administrative Agent Fee Letter, dated October 30, 2002, among Valvino, Wynn Resorts Holdings, the Borrower, the Administrative Agent and Deutsche Bank Securities Inc., as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Advance Confirmation Notice":    as defined in the Disbursement Agreement.

          "Advance Requests":    as defined in the Disbursement Agreement.

          "Affiliate":    as applied to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as applied to any Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Affiliated Fund":    means, with respect to any Lender that is a fund that invests (in whole or in part) in commercial loans, any other fund that invests (in whole or in part) in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Affiliated Overhead Expenses":    for any period, the reasonable costs and expenses of, and actually incurred by, Wynn Resorts and the Loan Parties (other than the Borrower and its Subsidiaries), for salary and benefits, office operations, development, advertising, insurance and other corporate or other overhead, for such period, calculated on a consolidated basis, after the elimination of intercompany transactions, and in accordance with GAAP; provided, that Affiliated Overhead Expenses shall not include any fee, profit or similar component payable to Wynn Resorts or any other Affiliate of Wynn Resorts (other than with respect to the salary of Mr. Wynn) and shall represent only the payment or reimbursement of actual costs and expenses incurred by Wynn Resorts and the Loan Parties (other than the Borrower and its Subsidiaries).

          "Agents":    the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.

          "Aggregate Exposure":    with respect to any Lender at any time, an amount equal to the sum of (i) the amount of such Lender's Term Loan Commitment then in effect or, if the Term Loan Commitments have been terminated, the amount of such Lender's Term Loan Extensions of Credit then outstanding and (ii) the amount of such Lender's Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

          "Aggregate Exposure Percentage":    with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement":    this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time in accordance with this Credit Agreement.

          "Aircraft":    the Existing Aircraft and, after the Disposition of the Existing Aircraft in accordance with Section 7.5(o), the Replacement Aircraft in the event the Replacement Aircraft is acquired pursuant to Section 7.5(o)(ii)(B).

          "Aircraft Operating Agreement":    that certain Amended and Restated Aircraft Operating Agreement, dated October 30, 2002 between the Aircraft Trustee and World Travel.

          "Aircraft Note":    (i) that certain promissory note, dated October 30, 2002, in an aggregate principal amount of $38,000,000 issued by World Travel in favor of the Borrower or (ii) after the Disposition of the Existing Aircraft in accordance with Section 7.5(o), a replacement note in substantially the form of the note described in clause (i) of this definition issued by World Travel in favor of the Borrower in an amount not greater than the sum of (x) the amount of Indebtedness outstanding under the note described in clause (i) of this definition (immediately prior to the Disposition of the Existing Aircraft) at the time of the Disposition of the Existing Aircraft and (y) the amount of Indebtedness incurred pursuant to the proviso of Section 7.2(f)(ii).

          "Aircraft Trustee":    Wells Fargo Bank Northwest, National Association, as trustee under a trust agreement in favor of World Travel with respect to the Aircraft, and any successor or replacement trustee.

          "Allocable Overhead":    for any period, an amount equal to (x) the amount of Affiliated Overhead Expenses for such period divided by (y) the number of gaming and/or hotel projects of Wynn Resorts and its Subsidiaries which were operating during such period or for which debt and/or equity financing has been obtained to finance the development, construction and/or opening thereof; provided, that amounts allocated to any such project shall be prorated based on the period within such period that such project was in operation or financing therefor was obtained.

          "Amortization Date":    (i) with respect to the first Amortization Date, December 31, 2005 and (ii) with respect to each subsequent Amortization Date, the last day of each succeeding fiscal quarter of the Borrower.

          "Applicable Facility Lenders":    with respect to any Facility, Non-Defaulting Lenders holding more than 33 1/3% of the Total Term Loan Extensions of Credit of Non-Defaulting Lenders or the Total Revolving Extensions of Credit of Non-Defaulting Lenders, as the case may be, outstanding under such Facility (or, prior to any termination of the Term Loan Commitments or the Revolving Credit Commitments, as the case may be, Non-Defaulting Lenders holding more than 33 1/3% of the Total Term Loan Credit Commitments (less the aggregate Term Loan Commitments of Defaulting Lenders) or Total Revolving Credit Commitments (less the aggregate Revolving Credit Commitments of Defaulting Lenders), as the case may be).

          "Applicable Margin":    for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Credit Loans and Swing Line Loans	3.00%	4.00%
Term Loans	4.50%	5.50%

  provided, that on and after the first Adjustment Date occurring after the Opening Date, the Applicable Margin with respect to Revolving Credit Loans and Swing Line Loans will be determined pursuant to the Pricing Grid.

          "Arrangers":    collectively, Deutsche Bank Securities Inc., in its capacity as a lead arranger, Banc of America Securities LLC, in its capacity as a lead arranger, Bear, Stearns & Co. Inc., in its capacity as an arranger, and Dresdner Bank AG, New York and Grand Cayman Branches, in its capacity as an arranger.

          "Art Rental and Licensing Agreement":    that certain Second Amended and Restated Art Rental and Licensing Agreement, dated as of September 18, 2002, between Mr. Wynn and Wynn Resorts Holdings.

          "Aruze Corp.":    Aruze Corp., a Japanese public corporation.

          "Aruze USA":    Aruze USA, Inc., a Nevada corporation.

          "Asset Sale":    any Disposition of Property or series of related Dispositions of Property other than (i) the granting of any Lien permitted by Section 7.3, (ii) any Disposition permitted by Section 7.4 and (iii) any Disposition permitted by subsections (a), (b), (c), (d), (f), (h), (i), (j), (k), (l), (m), (n), (o) or (q) of Section 7.5 (provided, that in the case of Section 7.5(a), Dispositions of Property thereunder shall be considered "Asset Sales" to the extent of any proceeds thereof not applied to the replacement of Property pursuant to Section 7.5(a)(ii)).

          "Assignee":    as defined in Section 10.6(c).

          "Assignment and Acceptance":    as defined in Section 10.6(c).

          "Assignor":    as defined in Section 10.6(c).

          "Available Funds":    as defined in the Disbursement Agreement.

          "Available Revolving Credit Commitment":    as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Credit Lender's Revolving Credit Commitment then in effect over (b) such Revolving Credit Lender's Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's (other than the Swing Line Lender) Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

          "Available Term Loan Commitments":    as to any Term Loan Lender at any time, an amount equal to the excess, if any, of (a) such Term Loan Lender's Term Loan Commitment then in effect over (b) such Term Loan Lender's Term Loan Extensions of Credit then outstanding.

          "Bankruptcy Code":    Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor statute.

          "Bank Company Collateral Account Agreement":    as defined in the Disbursement Agreement.

          "Bank Completion Guaranty Collateral Account Agreement":    as defined in the Disbursement Agreement.

          "Bank Debt Service":    for any period, (a) all fees payable during such period to the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders, (b) interest on Term Loans, Swing Line Loans, Revolving Credit Loans and, without duplication, interest on any outstanding Reimbursement Obligations, in each case payable during such period, (c) scheduled Term Loan principal payments (as reduced to reflect actual prepayments through the date of such calculation) and payments with respect to the principal amount of any outstanding Reimbursement

  Obligations, in each case payable during such period, and (d) net payments, if any, payable during such period pursuant to Specified Hedge Transactions.

          "Bank Local Company Collateral Account Agreement(s)":    as defined in the Disbursement Agreement.

          "Base Rate":    for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loans":    Loans for which the applicable rate of interest is based upon the Base Rate.

          "Beneficial Owner":    as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term "Beneficially Owned" has a corresponding meaning.

          "Benefited Lender":    as defined in Section 10.7.

          "Board":    the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Board of Directors":    (i) with respect to a corporation, the board of directors of the corporation; (ii) with respect to a partnership, the board of directors of the general partner of the partnership; and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

          "Borrower":    as defined in the preamble hereto.

          "Borrowing Date":    any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lender(s) to make Loans hereunder.

          "Borrower Indemnity Agreement":    the Indemnity Agreement, dated as of October 30, 2002, by the Borrower in favor of the Administrative Agent.

          "Borrower Mortgage":    the Amended and Restated Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of October 30, 2002, made by the Borrower to the Title Insurance Company for the benefit of the Administrative Agent.

          "Building Lease":    that certain Lease Agreement, dated as of October 21, 2002, by and between Valvino, as lessor, and the Borrower, as lessee, with respect to the lease of space in the Phase II Land Building.

          "Business Day":    (i) for all purposes other than as covered by clauses (ii) and (iii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Las Vegas, Nevada are authorized or required by law to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in Dollar deposits in the New York interbank eurodollar market and (iii) with respect to all notices and determinations in connection with Letters of Credit and payments of principal and interest on Reimbursement Obligations, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

          "Capital Corp.":    Wynn Las Vegas Capital Corp., a Nevada corporation.

          "Capital Expenditures":    for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (including, without limitation, real property) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, that the amount of Capital Expenditures in respect of fixed or capital assets or additions to equipment in any Fiscal Year shall not include (a) to the extent applied during such Fiscal Year to the replacement of Property pursuant to Section 7.5(a)(ii), the Net Disposition Proceeds received by any such Person from the Disposition of Property pursuant to Section 7.5(a) and (b) the Insurance Proceeds and/or Eminent Domain Proceeds received by any such Person for any casualties to, or Taking of, fixed or capital assets and applied during such Fiscal Year to the repair or replacement of fixed or capital assets in accordance with Section 2.24. Notwithstanding the foregoing, any Project Costs, any expenditures in furtherance of the construction of the Entertainment Facility and any expenditures with respect to the purchase of the Replacement Aircraft in accordance with Section 7.5(o), in each case that otherwise would have constituted Capital Expenditures by virtue of the foregoing, shall be excluded from this definition.

          "Capital Lease Obligations":    as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock":    any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents":    (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (as long as the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (c) interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least "A" or the equivalent by S&P or Moody's or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security consisting of property of the type specified in clause (a) or (b) of this definition, with a market value of no less than the amount of monies so invested; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; (f) money market funds or mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition; and (g) to the extent not permitted in clauses (a) through (f) of this definition, Permitted Securities.

          "Casino Land":    the land owned by the Borrower as described in Exhibit T-4 to the Disbursement Agreement.

          "Change of Control":    the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Loan Parties, taken as a whole, or of the Borrower and its Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than to Mr. Wynn or a Related Party of Mr. Wynn, (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower or any successor thereto, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (a) any "person" (as defined in clause (i) above), other than Mr. Wynn and any of his Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests, (b) any "person" (as defined in clause (i) above)(other than Kazuo Okada, Aruze USA and Aruze Corp., so long as (1) the Stockholders Agreement, as in effect on the Closing Date, remains in full force and effect, (2) a majority of the Board of Directors of Wynn Resorts is constituted of Persons named on any slate of directors chosen by Mr. Wynn and Aruze USA pursuant to the Stockholders Agreement, as in effect on the Closing Date, and (3) Kazuo Okada and his Related Parties either (A) "control" (as that term is used in Rule 405 under the Securities Act) Aruze Corp. and Aruze USA or (B) otherwise remain the direct or indirect Beneficial Owners of the Voting Stock of Wynn Resorts held by Aruze Corp.) becomes the Beneficial Owner, directly or indirectly, of a greater percentage of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests, than is at that time Beneficially Owned by Mr. Wynn and his Related Parties as a group, (c) Mr. Wynn and his Related Parties as a group own less than 20% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests (excluding, for purposes of calculating the outstanding voting stock of Wynn Resorts pursuant to this clause (iii)(c), shares of voting stock issued in a primary issuance by Wynn Resorts in one or more bona fide public offerings of additional Voting Stock of Wynn Resorts (other than the IPO)), or (d) Mr. Wynn and his Related Parties as a group own less than 10% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than number of equity interests, (iv) the first day on which Mr. Wynn does not act as either the Chairman of the Board of Directors of Wynn Resorts or the Chief Executive Officer of Wynn Resorts, other than (1) as a result of death or disability or (2) if the Board of Directors of Wynn Resorts, exercising their fiduciary duties in good faith, removes or fails to re-appoint Mr. Wynn as Chairman of the Board of Directors of Wynn Resorts or Chief Executive Officer of Wynn Resorts, (v) the first day on which a majority of the members of the Board of Directors of Wynn Resorts or the Borrower are not Continuing Directors, (vi) the first day on which Wynn Resorts ceases to own, directly or indirectly, 100% of the outstanding Capital Stock of the Borrower or (vii) Wynn Resorts consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Wynn Resorts, in any such event pursuant to a transaction in which any of the outstanding voting stock of Wynn Resorts is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of Wynn Resorts outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

          "Closing Date":    the date on which this Agreement and the other Loan Documents are executed and delivered and the conditions precedent set forth in Section 3.1 of the Disbursement Agreement and Section 5.1 of this Agreement have been satisfied or waived.

          "Code":    the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral":    all Property of the Loan Parties, Wynn Resorts or any other Person, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Collateral Agency Agreement":    the Collateral Agency Agreement, dated as of October 30, 2002, among the Administrative Agent for the benefit of the Lenders, the Mortgage Notes Trustee for the benefit of the Mortgage Notes Holders, and the Collateral Agent.

          "Collateral Agent":    Bank of America, N.A., as collateral agent under the Collateral Agency Agreement.

          "Collection Account":    as defined in the Disbursement Agreement.

          "Commitment":    as to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

          "Commonly Controlled Entity":    an entity, whether or not incorporated, which is under common control with the Borrower or any other Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes such Person and that is treated as a single employer under Section 414 of the Code.

          "Company's Fund Account":    as defined in the Disbursement Agreement.

          "Completion Date":    as defined in the Disbursement Agreement.

          "Completion Guarantor":    Wynn Completion Guarantor, LLC, a Nevada limited liability company.

          "Completion Guaranty":    that certain Completion Guaranty, dated as of October 30, 2002, by the Completion Guarantor in favor of the Administrative Agent on behalf of the Secured Parties, the Disbursement Agent and the Mortgage Notes Indenture Trustee.

          "Completion Guaranty Release Date":    as defined in the Disbursement Agreement.

          "Compliance Certificate":    a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B hereto.

          "Confidential Information Memorandum":    the Confidential Information Memorandum, dated July 2002 and furnished to the initial Lenders.

          "Consents":    as defined in the Disbursement Agreement.

          "Consolidated Current Assets":    at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

          "Consolidated Current Liabilities":    at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein.

          "Consolidated EBITDA":    of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense or the Tax Amount (whether or not paid during such period), (b) Consolidated

  Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, in the case of the Borrower, the Loans and Letters of Credit), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and (e) any extraordinary expenses or losses (and, whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and pre-opening expenses related to the initial opening of the Project (such pre-opening expenses to be no greater than that set forth in the Project Budget) and the opening of the Entertainment Facility (such pre-opening expenses in the aggregate to be no greater than $5,000,000)) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense) and (b) any extraordinary income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Coverage Ratio":    for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

          "Consolidated Fixed Charge Coverage Ratio":    for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries to (b) Consolidated Fixed Charges of the Borrower and its Subsidiaries for such period.

          "Consolidated Fixed Charges":    of any Person for any period, the sum (without duplication) of (a) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (b) provision for cash income taxes made by such Person or any of its Subsidiaries on a consolidated basis in respect of such period and the payment of any Tax Amount during such period, (c) scheduled payments made during such period on account of principal of Indebtedness of such Person or any of its Subsidiaries (including, without limitation, with respect to the Borrower, scheduled principal payments in respect of the Term Loans or any other Indebtedness under the Financing Agreements), (d) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures, and (e) Consolidated Lease Expense of such Person and its Subsidiaries for such period.

          "Consolidated Interest Expense":    of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

          "Consolidated Lease Expense":    for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to leases of real and personal property.

          "Consolidated Leverage Ratio":    for any period, the ratio of (a) Consolidated Total Debt on the last day of such period to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

          "Consolidated Member":    a corporation, other than the common parent, that is a member of an affiliated group (as defined in Section 1504 of the Code) of which Wynn Resorts or any of the Loan Parties is the common parent.

          "Consolidated Net Income":    of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred equity dividends, but giving effect to, without duplication, any amounts paid or distributed by such Person or its Subsidiaries as a Tax Amount or Allocable Overhead if and to the same extent that such amounts would have been included in the calculation of net income if incurred by such Person or its Subsidiaries directly; provided, that in calculating Consolidated Net Income of a Person (for purposes of this definition only, the "Parent") and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Financing Agreement) or Requirement of Law applicable to such Subsidiary, (d) to the extent not reflected as a charge in the statement of such Consolidated Net Income, any Management Fees paid during such Period and (e) the cumulative effect of a change in accounting principles.

          "Consolidated Net Worth":    at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders' equity at such date.

          "Consolidated Total Debt":    at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Working Capital":    at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

          "Construction Consultant":    Inspection & Valuation International, Inc. or such other construction consultant of recognized national standing appointed by the Administrative Agent.

          "Construction Contract":    a "Contract" as defined in the Disbursement Agreement.

          "Continuing Directors":    as of any date of determination, with respect to any Person, any member of the Board of Directors of such Person who (i) was a member of such board of directors on the Closing Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election or (iii) in the case of a limited liability company, was nominated by the direct or indirect Board of Directors of its managing member or sole member.

          "Contractual Obligation":    as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

          "Control Agreements":    collectively, (i) the Bank Completion Guaranty Collateral Account Agreement, (ii) the Bank Company Collateral Account Agreement, (iii) the Bank Local Company Collateral Account Agreement(s), (iv) each Control Agreement to be executed and delivered by each Loan Party pursuant to the Guarantee and Collateral Agreement, substantially in the form of Exhibit B, Exhibit C or Exhibit D, as the case may be, thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Converted Revolving Loan Amount":    as defined in Section 2.4(a).

          "Dealership Lease Agreement":    that certain Lease Agreement, to be entered into between the Borrower, as lessor, and an Affiliate of the Borrower, as lessee, with respect to the lease of space at the Casino Land for the development and operation of a Ferrari and Maserati automobile dealership.

          "Debt Service":    collectively, the Bank Debt Service, the Note Debt Service and the FF&E Debt Service.

          "Debt Service Availability Date":    April 30, 2005.

          "Default":    any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Defaulting Lender":    at any time, (i) any Lender with respect to which a Lender Default is in effect, (ii) any Lender that is the subject (as a debtor) of any action or proceeding (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, (iii) any Lender that shall make a general assignment for the benefit of its creditors or (iv) any Lender that shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

          "Delivery Requirement":    with respect to each Additional Material Contract:

            (a)  with respect to each Person party to such Additional Material Contract (other than any Loan Party), copies of the Governing Documents of each such Person (with respect to Persons other than Affiliates of the Borrower, to the extent the same are publicly available from the secretary of state of the state of formation of such Person), certified, if applicable, by the secretary of state of the state of formation of such Person;

            (b)  with respect to each Person party to such Additional Material Contract (other than any Loan Party), certificates issued by the secretary of state of the state where the Project is located and, if other than such state, the state of formation of such Person certifying that such Person is in good standing and is qualified to do business in, and has paid all franchise taxes or similar taxes due to, such states; and

            (c)  to the extent reasonably obtainable, the most recent annual financial statements (audited if available) or Form 10-K and most recent quarterly financial statements or Form 10-Q from each Person party to such Additional Material Contract (other than any Loan Party), together (in the case of any Affiliates of Loan Parties) with certificates from the appropriate Responsible Officer thereof, stating that no material adverse change in the consolidated assets, liabilities, operations or financial condition of such Person has occurred from those set forth in the most recent financial statements or the balance sheet, as the case may be, provided to the Administrative Agent pursuant to this clause (c).

          "Derivatives Counterparty":    as defined in Section 7.6.

          "Desert Inn Improvement":    Desert Inn Improvement Co., a Nevada corporation.

          "Desert Inn Water":    Desert Inn Water Company, LLC, a Nevada limited liability company.

          "DIIC Casino Water Permit":    the Permit identified as of the Closing Date as Permit No. 13393 (Cert. 4731) as shown in the records of the State of Nevada, Division of Water Resources, in Carson City Nevada (and any successor or replacement Permit thereto).

          "DIIC Land Use Agreement":    that certain Agreement Re Use of Real Property, dated October 30, 2002, among Desert Inn Improvement, the Borrower and Wynn Resorts Holdings.

          "DIIC Water Permits":    collectively, the DIIC Casino Water Permit and the permits identified as of the Closing Date as Permit No. 16938 (Cert. 4765), Permit No. 16939 (Cert. 4766), Permit No. 24558 (Cert. 7828), Permit No. 24560 (Cert. 7827), Permit No. 24561 (Cert. 7829), and Permit No. 25223 (Cert. 7830), in each case as shown in the records of the State of Nevada, Division of Water Resources, in Carson City Nevada (and any successor or replacement Permits thereto).

          "DIIC Water Transfer":    a transfer by Desert Inn Improvement at no cost and in accordance with all Requirements of Law and pursuant to all necessary consents of Governmental Authorities (including, if applicable, the Nevada Public Utilities Commission and the State of Nevada, Division of Water Resources) of (a) the fee ownership of the Water Utility Land to Wynn Resorts Holdings and (b) the DIIC Water Permits to (x) in the case of the DIIC Casino Water Permit, the Borrower and (y) in the case of all other DIIC Water Permits, Wynn Resorts Holdings.

          "Disbursement Agent":    Deutsche Bank Trust Company Americas, in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

          "Disbursement Agreement":    that certain Master Disbursement Agreement in the form of Exhibit C hereto and dated as of the date hereof among the Borrower, the Administrative Agent, the Mortgage Notes Indenture Trustee, the FF&E Agent and the Disbursement Agent.

          "Disbursement Agreement Event of Default":    an "Event of Default" as defined in the Disbursement Agreement.

          "Disposition":    with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, grant of restriction, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Disqualified Stock":    any Capital Stock or other ownership or profit interest of any Loan Party that any Loan Party is or, upon the passage of time or the occurrence of any event, may become obligated to redeem, purchase, retire, defease or otherwise make any payment in respect of in consideration other than Capital Stock (other than Disqualified Stock).

          "Documentation Agents":    collectively, Bear Stearns Corporate Lending Inc., in its capacity as a joint documentation agent, Dresdner Bank AG, New York and Grand Cayman Branches, in its capacity as a joint documentation agent, and JPMorgan Chase Bank, in its capacity as a joint documentation agent.

          "Dollars" and "$":    dollars in lawful currency of the United States of America.

          "Domestic Subsidiary":    any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

          "Driving Range":    the driving range for the Golf Course to be located on the Phase II Land and leased to the Borrower pursuant to the Driving Range Lease.

          "Driving Range Lease":    that certain Lease Agreement, dated as of October 21, 2002, by and between Valvino, as lessor, and the Borrower, as lessee, with respect to the lease of land on which the driving range for the Golf Course is to be located.

          "ECF Percentage":    with respect to any Fiscal Year, 75%; provided, that, if the Consolidated Leverage Ratio as of the last day of any such Fiscal Year is not greater than 3.5 to 1.0, 50% with respect to such Fiscal Year.

          "Eligible Assignee":    (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (B) for purposes of Section 10.1, any Affiliate or Affiliated Fund of any Lender (provided, that if any funding obligations are assigned to an Affiliate of a Lender or Affiliated Fund, such Affiliate or Affiliated Fund, as applicable, shall have demonstrable resources to comply with such obligations); provided, that neither an Affiliate of the Borrower nor any Person which has been denied an approval or a license, or otherwise found unsuitable, under the Nevada Gaming Laws applicable to the Lenders shall be an Eligible Assignee; provided, further that so long as no Event of Default shall have occurred and be continuing, no (i) Person that owns or operates a casino located in the State of Nevada (or is an Affiliate of such a Person) (provided, that a passive investment constituting less than 20% of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition) or (ii) Person that owns or operates a convention, trade show or exhibition facility in Las Vegas, Nevada or Clark County, Nevada (or an Affiliate of such a Person) (provided, that a passive investment constituting less than 20% of the common stock of any such convention or trade show facility shall not constitute ownership for the purpose of this definition), shall be an Eligible Assignee.

          "Eminent Domain Proceeds":    all amounts and proceeds (including instruments) received in respect of any Event of Eminent Domain relating to the Project.

          "Employee Parking Lot":    the parking lot structure located on the Phase II Land that will be used for parking for the employees of the Borrower pursuant to the Employee Parking Lot Lease.

          "Employee Parking Lot Lease":    that certain Lease Agreement, dated as of October 21, 2002, by and between Valvino, as lessor, and the Borrower, as lessee, with respect to the lease of land on which the parking lot structure for use by the Borrower's employees is located.

          "Entertainment Facility":    a showroom or entertainment facility located on the Casino Land and the Phase II Land, adjoining and connected directly to the Le Rêve hotel and casino.

          "Entertainment Facility Equity Proceeds":    the aggregate net cash proceeds received by the Borrower from any Person other than another Loan Party (except to the extent another Loan Party is acting as an intermediary for purposes of contributing equity capital contributions from such other Persons), directly or indirectly, as a contribution to its common equity capital and deposited into the Entertainment Facility Funding Account and to be used solely and exclusively for the development, construction and opening of the Entertainment Facility.

          "Entertainment Facility Funding Account":    the Funding Account in which Entertainment Facility Equity Proceeds are deposited in accordance with the definition thereof.

          "Environmental Claim":    any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "Environmental Laws":    any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect, including, without limitation,

            (a)  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA");

            (b)  the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) ("Clean Water Act" or "CWA");

            (c)  the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA");

            (d)  the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) ("AEA");

            (e)  the Clean Air Act (42 U.S.C. Section 7401 et seq.) ("CAA");

            (f)    the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.) ("EPCRA");

            (g)  the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) ("FIFRA");

            (h)  the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

            (i)    the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.) ("SDWA");

            (j)    the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.) ("SMCRA");

            (k)  the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) ("TSCA");

            (l)    the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) ("HMTA");

            (m)  the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) ("UMTRCA");

            (n)  the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA");

            (o)  the Nevada Hazardous Materials law (NRS Chapter 459);

            (p)  the Nevada Collection and Disposal of Solid Waste/Sewage law (NRS Chapter 444);

            (q)  the Nevada Water Controls/Pollution law (NRS Chapter 445A);

            (r)  the Nevada Air Pollution law (NRS Chapter 445B);

            (s)  the Nevada Cleanup of discharged Petroleum law (NRS 590.700 to 590.920, inclusive);

            (t)    the Nevada Control of Asbestos law (NRS 618.750 to 618.850);

            (u)  the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.435, inclusive);

            (v)  the Nevada Artificial Water Body Development Permit law (NRS 502.390);

            (w)  the Nevada Environmental Requirements Law (NRS 445C.010 to NRS 445C.120, inclusive);

            (x)  the Nevada Occupational Safety and Health Act (NRS 618.005 to 618.900, inclusive);

            (y)  the Laws Regarding the Authority of Nevada State Fire Marshall Division (NRS 477.010 to 477.250, inclusive);

            (z)  the Uniform Fire Code, as now or hereafter adopted in the State of Nevada;

            (aa) the Nevada Protection of Endangered Species, Endangered Wildlife Permit (NRS 503.585) and Endangered Flora Permit law (NRS 527.270); and

            (bb) and all other Federal, state and local Legal Requirements which govern Hazardous Substances, and the regulations adopted and publications promulgated pursuant to all such foregoing laws.

          "Environmental Matter":    any:

            (a)  release, emission, entry or introduction into the air including, without limitation, the air within buildings and other natural or man-made structures above ground;

            (b)  discharge, release or entry into water including, without limitation, into any river, watercourse, lake, or pond (whether natural or artificial or above ground or which joins or flows into any such water outlet above ground) or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters, sewer or the sea;

            (c)  deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance (including, without limitation, in the case of waste, any substance which constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process or activity (including making it re-usable or reclaiming substances from it) and any substance or article which is required to be disposed of as being broken, worn out, contaminated or otherwise spoiled);

            (d)  nuisance, noise, defective premises, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems (including, without limitation, asbestosis or any other illness or injury caused by exposure to asbestos) or genetically modified organisms;

            (e)  conservation, preservation or protection of the natural or man made environment or any living organisms supported by the natural or man made environment; or

            (f)    other matter howsoever directly affecting the environment or any aspect of it.

          "Environmental Permits":    any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          "ERISA":    the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements":    for any day as applied to a Eurodollar Loan, the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto or otherwise required by applicable law) applicable to any member bank of the Federal Reserve System in respect of eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Eurodollar Loans":    Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate":    with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of such Eurodollar Loan of the Administrative Agent (in its capacity as a Lender) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the first day of such Interest Period, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the Eurocurrency Reserve Requirements.

          "Eurodollar Tranche":    the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default":    any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Event of Eminent Domain":    with respect to any Property, (i) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such Property or the requisition of the use of such Property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (ii) any settlement in lieu of clause (i) above.

          "Excess Cash Flow":    for any Fiscal Year, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Loan Parties for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital of the Loan Parties for such Fiscal Year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Loan Parties during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such Fiscal Year (if any) in deferred tax accounts of the Loan Parties over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Loan Parties in cash during such Fiscal Year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such Fiscal Year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such Fiscal Year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Loan Parties made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder such that after giving effect to such commitment reduction the applicable Loan Party, as the case may be, would not be able to reborrow all or any of the amount so prepaid), (v) increases in Consolidated Working Capital of the Loan Parties for such Fiscal Year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Loan Parties during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (vii) the net decrease during such Fiscal Year (if any) in deferred tax accounts of the Loan Parties.

          "Excess Cash Flow Application Date":    as defined in Section 2.12(d).

          "Existing Aircraft":    that certain Bombardier Global Express aircraft (manufacturer's serial number 9065 and United States Registration No. N711SW (formerly N789TP)), owned by a trust of which World Travel is the beneficial interest holder.

          "Existing Aircraft Indebtedness":    all Indebtedness and other obligations of the Loan Parties under that certain Amended and Restated Business Loan Agreement, dated as of May 30, 2002, between Bank of America, N.A. and World Travel set forth on Schedule 7.2(d) and any documents or other arrangements related thereto.

          "Existing Stockholders":    collectively, Mr. Wynn, Aruze USA, Inc., a Nevada corporation, Baron Asset Fund, a Massachusetts business trust, and the Kenneth R. Wynn Family Trust and, in each case, any Affiliates thereof.

          "Extraordinary Deposit Receipts":    any amounts received by any Loan Party from the refund or return of any amounts deposited with any Person as security or cash collateral with respect to any acceptance, letter of credit, completion guaranty, performance bond or similar facility.

          "Facility":    each of (a) the Term Loan Commitments and the Term Loans made thereunder (the "Term Loan Facility") and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility").

          "Facility Fee Letter":    the Amended and Restated Credit Facilities Fee Letter, dated June 14, 2002, among Valvino, Wynn Resorts Holdings, the Borrower, the Initial Agents, the Initial Arrangers, the Managers and Bank of America N.A., as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Federal Funds Effective Rate":    for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "FF&E Agent":    Wells Fargo Bank Nevada, National Association, as collateral agent for the FF&E Lenders under the FF&E Facility Agreement.

          "FF&E Debt Service":    for any period, (a) all fees payable during such period to the FF&E Agent and the FF&E Lenders under the FF&E Facility Agreement and related agreements, documents and instruments (including, without limitation, the Other Security Documents related to the FF&E Facility Agreement and the FF&E Guarantee) and (b) interest on the FF&E Notes payable during such period.

          "FF&E Facility":    the credit facilities, equipment leases or similar agreements to finance the purchase and installment of the Specified FF&E pursuant to the FF&E Facility Agreement.

          "FF&E Facility Agreement":    the credit agreement among the Borrower, the FF&E Agent and the other FF&E Lenders party thereto dated as of October 30, 2002.

          "FF&E Guarantee":    the Guaranty Agreement dated as of October 30, 2002 among each Loan Party (other than Desert Inn Improvement), the FF&E Agent and the FF&E Lenders.

          "FF&E Intercreditor Agreement":    that certain Intercreditor Agreement, dated as of the Closing Date among the Administrative Agent, the Mortgage Notes Indenture Trustee and the FF&E Agent, in the form of Exhibit K-2 hereto.

          "FF&E Lenders":    the lenders that are parties to the FF&E Facility Agreement from time to time.

          "FF&E Notes":    those certain promissory notes issued by the Borrower to the FF&E Lenders pursuant to the FF&E Facility Agreement.

          "Final Completion Date":    as defined in the Disbursement Agreement.

          "Financing Agreements":    collectively, this Agreement and the other Loan Documents, the Mortgage Notes, the Mortgage Notes Indenture, the Mortgage Notes Guarantee, the FF&E Facility Agreement, the FF&E Guarantee, the Other Security Documents, and any other loan, security, support or similar agreements entered into on, prior to or after the Closing Date to finance the development, construction and/or operation of the Project, whether with respect to Other Indebtedness or otherwise and including, without limitation, any agreements with respect to Permitted Refinancing Indebtedness.

          "Fiscal Year":    the fiscal year of the Borrower and the other Loan Parties ending on December 31 of each calendar year.

          "Former Lender":    as defined in Section 10.13(a).

          "Funded Debt":    as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of "Indebtedness" in this Section.

          "Funding Account":    any Account with respect to which the Secured Parties have a perfected first priority Lien (subject only to Permitted Liens) securing the Obligations of the Loan Parties pursuant to a Control Agreement described in clause (iv) of the definition thereof.

          "Funding Office":    the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

          "GAAP":    generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Sections 2.12(d), 2.12(f), 7.1. 7.5(k), 7.5(l), 7.5(m), 7.10 and 7.22, the Pricing Grid and the definition of "ECF Percentage," GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1, unless otherwise modified pursuant to Section 10.17.

          "Gaming Facility":    any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted and (a) is wholly or partially owned, directly or indirectly, by the Borrower or an Affiliate of the Borrower or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by the Borrower or an Affiliate of the Borrower.

          "Golf Course":    Le Rêve's Tom Fazio/Stephen A. Wynn designed 18-hole golf course to be situated on the Golf Course Land, as more particularly described in Exhibit T-4 to the Disbursement Agreement.

          "Golf Course Land":    the land owned by Wynn Resorts Holdings, Palo and Desert Inn Improvement on which the Golf Course is to be located, as described in Exhibit T-4 to the Disbursement Agreement. The Golf Course Land shall include (a) the Wynn Home Site Land until such time (if ever) as the Wynn Home Site Land has been Disposed of in accordance with Section 7.5(j), (b) the Home Site Land until such time (if ever) as the Home Site Land has been Disposed of in accordance with Section 7.5(l), (c) the Palo Home Site Land, (d) the Water Utility Land and (e) if at any time acquired by a Loan Party, the Additional Land (or any part thereof).

          "Golf Course Land Owners":    collectively, Wynn Resorts Holdings, Desert Inn Improvement, Palo and, to the extent the Additional Land (or any part thereof) is acquired by one or more Loan Parties, such Loan Parties.

          "Golf Course Lease":    that certain Lease Agreement, dated as of October 21, 2002, by and between Wynn Resorts Holdings and Palo, on the one hand, as lessor, and the Borrower, on the other hand, as lessee, with respect to the lease of land on which the Golf Course is to be located.

          "Governing Documents":    collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constituent documents of such Person.

          "Governmental Authority":    any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including the Nevada Gaming Authorities, any zoning authority, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority), any self-regulatory agency [e.g., NASD], any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator with authority to bind a party at law.

          "Guarantee and Collateral Agreement":    the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each other Loan Party (other than Desert Inn Improvement), substantially in the form of Exhibit A hereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Guarantee Obligation":    as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof or (v) under Hedge Agreements; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Guarantors":    the collective reference to Wynn Resorts and each of the Loan Parties, other than Desert Inn Improvement and the Borrower.

          "Hazardous Materials Activity":    any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Substances, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Substances, and any corrective action or response action with respect to any of the foregoing.

          "Hazardous Substances":    (statutory acronyms and abbreviations having the meaning given them in the definition of "Environmental Laws") substances defined as "hazardous substances," "pollutants" or "contaminants" in Section 101 of the CERCLA; those substances defined as "hazardous waste," "hazardous materials" or "regulated substances" by the RCRA; those substances designated as a "hazardous substance" pursuant to Section 311 of the CWA; those substances defined as "hazardous materials" in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as "contaminants" by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as "residual radioactive material" by Section 101 of the UMTRCA; those substances defined as "toxic materials" or "harmful physical agents" pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 40 C.F.R. Part 1910, in any other Environmental Laws, and in the regulations adopted and publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.

          "Hedge Agreements":    all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          "Home Site Land":    a tract of land not greater than 20 acres located on the Golf Course Land where residential and non-gaming related developments may, after Disposition of the Home Site Land in accordance with Section 7.5(l), be built.

          "Increased Commitments":    as defined in Section 10.1.

          "Indebtedness":    of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit, completion guaranties, performance bonds or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries. All obligations under the Financing Agreements shall constitute Indebtedness.

          "Indemnified Liabilities":    as defined in Section 10.5.

          "Indemnitee":    as defined in Section 10.5.

          "Indemnity Agreements":    collectively, each of the Indemnity Agreements executed by a Loan Party with respect to its Mortgaged Properties in favor of the Administrative Agent substantially in the form of Exhibit F hereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement, and including, without limitation, the Borrower Indemnity Agreement, the Palo Indemnity Agreement, the Valvino Indemnity Agreement and the Wynn Resorts Holdings Indemnity Agreement.

          "Independent Director":    means, in the case of any Person, a member of the Board of Directors of such Person who (a) does not have (and whom the Board of Directors of such Person has affirmatively determined does not have) any material relationship (including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship) with such Person, either directly or indirectly or as a partner, equity holder or officer of an organization that has a relationship with such Person, and (b) is not Mr. Wynn or a Related Party. For purposes of this definition, no member of the Board of Directors of any Person who (i) is a former employee of such Person shall be eligible for consideration as an "Independent Director" until the fifth anniversary of the date on which such employment ended, (ii) in the five years prior to the date of determination, has been affiliated with or employed by a present or former auditor of such Person or of any Affiliate of such Person shall be eligible for consideration as an "Independent Director" until the fifth anniversary of the date on which such affiliation or the auditing relationship ended, or (iii) in the five years prior to the date of determination, has been part of an interlocking directorate in which an executive officer of such Person serves on the compensation committee of another Person that employs such board member shall be eligible for consideration as an "Independent Director." Notwithstanding the preceding, no Person shall be deemed not to be an Independent Director of Wynn Resorts or any Loan Party solely because such Person is a member of the Board of Directors of any direct or indirect parent of a Loan Party.

          "Initial Agents":    the collective reference to the Syndication Agent, Bear Stearns Corporate Lending Inc. in its capacity as documentation agent, and the Administrative Agent.

          "Initial Arrangers":    collectively, Deutsche Bank Securities Inc., in its capacity as a lead arranger, Banc of America Securities LLC, in its capacity as a lead arranger, and Bear, Stearns & Co. Inc., in its capacity as an arranger.

          "Initial Advance Date":    as defined in the FF&E Facility Agreement.

          "Initial EBITDA Calculation Date":    the last day of the fiscal quarter of the Borrower in which the Opening Date occurs unless such date is less than 45 days after the Opening Date, in which case the last day of the first full fiscal quarter of the Borrower beginning after the Opening Date; provided, that unless the Initial EBITDA Calculation Date has occurred by September 30, 2005, there shall be no Initial EBITDA Calculation Date.

          "Initial Loan Funding Date":    the date the initial Loans are made by the Lenders to the Borrower under this Agreement.

          "Insolvency":    with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent":    pertaining to a condition of Insolvency.

          "Insurance Advisor":    Marsh USA, Inc., or its successor, appointed by the Administrative Agent.

          "Insurance Proceeds":    all amounts and proceeds (including instruments) paid under any insurance policy maintained by a Loan Party (including, without limitation, any insurance policy required to be maintained by a Loan Party under any Operative Document) other than any such proceeds received in respect of the Aircraft which shall be governed by the FF&E Facility Agreement.

          "Insurance Requirements":    all material terms of any insurance policy required pursuant to this Agreement or any Security Document and all material regulations and then current standards applicable to or affecting any Mortgaged Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Mortgaged Property, or any other body exercising similar functions.

          "Intellectual Property":    the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Intellectual Property Collateral":    all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreements or the Guarantee and Collateral Agreement.

          "Intellectual Property Security Agreement":    any the Intellectual Property Security Agreement to be executed and delivered by a Loan Party, substantially in the form of Exhibit C to the Guarantee and Collateral Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Intercreditor Agreements":    collectively, the Project Lender Intercreditor Agreement and the FF&E Intercreditor Agreement.

          "Interest Payment Date":    (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan (unless all Revolving Credit Loans are being repaid in full in immediately available funds and the Revolving Credit Commitments terminated) and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

          "Interest Period":    as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Advance Request, Notice of Funding Request, Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

              (i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

            (ii)  any Interest Period that would otherwise extend beyond the Scheduled Revolving Credit Termination Date or the Scheduled Term Loan Termination Date, as the case may be, shall end on the Revolving Credit Termination Date or the Term Loan Termination Date, as applicable;

            (iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

            (iv)  the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Investments":    as defined in Section 7.8.

          "IPO":    a bona fide underwritten initial public offering of Wynn Resorts' common stock (other than Disqualified Stock) concurrently with the closing of the transaction represented by this Agreement pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission.

          "Issuing Lender":    Deutsche Bank Trust Company Americas and any other Revolving Credit Lender which at the request of the Borrower and with the consent of the Administrative Agent agrees to issue Letters of Credit. As of the Closing Date, the sole Issuing Lender shall be Deutsche Bank Trust Company Americas.

          "L/C Commitment":    $25,000,000.

          "L/C Fee Payment Date":    the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

          "L/C Obligations":    at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

          "L/C Participants":    the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

          "Las Vegas Jet":    Las Vegas Jet, LLC, a Nevada limited liability company.

          "Lender Addendum":    with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J hereto, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.16.

          "Lender Default":    the failure or refusal (which has not been retracted in writing) of a Lender to make available (i) its portion of any Loan required to be made by such Lender hereunder (including, without limitation, under Section 2.7(b)), (ii) its portion of any unreimbursed payment required to be made by such Lender under Section 3.4, (iii) its portion of any participating interest required to be purchased by such Lender pursuant to Section 2.7(c) or (iv) any amount required to be paid and/or reimbursed by such Lender to any Agent or any other Lender hereunder or under any other Loan Document (whether pursuant to Section 2.18(e) or otherwise), in each case at or prior to such time that the same is required to be so made, reimbursed or purchased by such Lender.

          "Lenders":    as defined in the preamble hereto and includes the Issuing Lender.

          "Letter of Credit Commitment Period":    the period from and including the Closing Date to the date that is 30 days prior to the Revolving Credit Termination Date.

          "Letter of Credit Request":    a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit O hereto.

          "Letters of Credit":    as defined in Section 3.1(a).

          "License Revocation":    the revocation, failure to renew or suspension of, or the appointment of a receiver or similar official with respect to, any casino, gambling or gaming license, including, without limitation, any Nevada Gaming Approvals, covering any portion of the Project.

          "Lien":    with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such Property and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statues) of any jurisdiction).

          "Liquidated Damages":    any proceeds or liquidated damages paid pursuant to any obligation, default or breach under the Project Documents (net of costs incurred by a Loan Party pursuant to arm's length transactions in connection with adjustment or settlement thereof and taxes paid with respect thereto). For purposes of this definition, so-called "liquidated damages" insurance policies shall be deemed to be Project Documents.

          "Liquidity Reserve Payment Date":    the date no later than five days after the earlier of (i) the date on which the financial statements of the Loan Parties referred to in Section 6.1(a) or (b), as the case may be, for the Quarterly Date upon which the requirements of Section 2.12(f) are satisfied, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

          "Loan":    any loan made by any Lender pursuant to this Agreement.

          "Loan Conversion":    as defined in Section 2.4(a).

          "Loan Conversion Date":    as defined in Section 2.4(a).

          "Loan Documents":    this Agreement, the Security Documents, the Disbursement Agreement, the Intercreditor Agreements, the Management Fee Subordination Agreement, the Completion Guaranty, the Indemnity Agreements, the Notes, the Administrative Agent Fee Letter and the Facility Fee Letter.

          "Loan Parties":    the Borrower, Valvino, Capital Corp., Palo, Wynn Resorts Holdings, Desert Inn Water, Desert Inn Improvement, Wynn Design, World Travel, Las Vegas Jet and each other Subsidiary of Valvino other than the Completion Guarantor (including any such Subsidiaries that become party to a Loan Document pursuant to Section 6.10).

          "Loss Proceeds":    as defined in the Disbursement Agreement.

          "Majority Initial Arrangers":    at any time, the Initial Arrangers holding more than 50% of the sum of (i) the Total Initial Arranger Term Loan Commitments then in effect or, if the Term Loan Commitments have been terminated, the Total Initial Arranger Term Loan Extensions of Credit then outstanding and (ii) the Total Initial Arranger Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Initial Arranger Revolving Extensions of Credit then outstanding; provided, that, for purposes of determining the Revolving Credit Commitments, Term Loan Commitments, Revolving Extensions of Credit or Term Loan Extensions of Credit, as applicable, held by an Initial Arranger at any time pursuant to this definition only, each Initial Arranger shall be deemed to hold such Revolving Credit Commitments, Term Loan Commitments, Revolving Extensions of Credit or Term Loan Extensions of Credit, as applicable, held by its Affiliates in addition to that held by it directly.

          "Management Agreement":    the Management Agreement, dated as of October 30, 2002, between the Loan Parties, on the one hand, and Wynn Resorts, on the other hand.

          "Management Fee Subordination Agreement":    the Management Fee Subordination Agreement, dated as of the date hereof, among the Loan Parties, Wynn Resorts, the Mortgage Notes Indenture Trustee and the Administrative Agent.

          "Management Fees":    as defined in the Management Agreement.

          "Managers":    collectively, Deutsche Bank Securities Inc., in its capacity as a joint book running manager, Banc of America Securities LLC, in its capacity as a joint book running manager, and Bear, Stearns & Co. Inc., in its capacity as a joint book running manager.

          "Material Adverse Effect":    (i) one or a combination of conditions or changes affecting, in a material adverse way (a) the business, assets, liabilities, property, condition (financial or otherwise), results of operations, prospects, value or management of the Borrower and the other Loan Parties taken as a whole, (b) the Project, (c) the validity or enforceability of this Agreement or any of the other Loan Documents, (d) the validity, enforceability or priority of the Liens purported to be created by the Security Documents, or (e) the rights or remedies of any Secured Party hereunder or under any of the other Loan Documents or (ii) any event or circumstance that calls into question in any material respect the Projections or any of the material assumptions on which the Projections were prepared.

          "Material Affiliated Contracts":    any Material Contract to which a Loan Party, on the one hand, and an Affiliate of such Loan Party (including any other Loan Party), on the other hand, are parties.

          "Material Contract":    (i) the Golf Course Lease, the Driving Range Lease, the Employee Parking Lot Lease, the Management Agreement, the Tax Indemnification Agreement, the WDD Agreement, the Building Lease, the Water Supply Agreement and the Water Show Entertainment

  and Production Agreement and (ii) any other contract or arrangement to which (a) a Loan Party, on the one hand, and an Affiliate of such Loan Party (including any other Loan Party), on the other hand, are parties pursuant to which the Loan Parties are, or any one of them is, reasonably expected to incur obligations or liabilities with a Dollar value in excess of $1,000,000 during the term of such contract or arrangement or (b) any Loan Party is a party (other than the Financing Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made).

          "Moody's":    Moody's Investors Service, Inc., a Delaware corporation, or any successor thereof.

          "Mortgage Notes":    the 12% Mortgage Notes due 2010 issued by the Borrower and Capital Corp. pursuant to the Mortgage Notes Indenture.

          "Mortgage Notes Guarantee":    the Guarantee and Collateral Agreement dated as of October 30, 2002 among each Loan Party (other than Desert Inn Improvement) and the Mortgage Notes Indenture Trustee.

          "Mortgage Notes Holders":    the holders of the Mortgage Notes from time to time.

          "Mortgage Notes Indenture":    that certain Indenture, dated as of October 30, 2002, between the Borrower, Capital Corp., certain guarantors named therein and the Mortgage Notes Indenture Trustee.

          "Mortgage Notes Indenture Trustee":    Wells Fargo Bank, National Association in its capacity as the trustee under the Mortgage Notes Indenture and its successors in such capacity.

          "Mortgaged Properties":    the real properties and leasehold estates listed on Schedule 1.1 or otherwise as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages (including at such time, if any, as Desert Inn Improvement executes the Water Property Mortgage, the Water Utility Land).

          "Mortgages":    each of the mortgages, deeds of trust and deeds to secure Obligations made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties (including, without limitation, the Borrower Mortgage, the Palo Mortgage, the Valvino Mortgage, the Wynn Resorts Holdings Mortgage and, at such time, if any, as Desert Inn Improvement executes the Water Property Mortgage, such Water Property Mortgage), substantially in the form of Exhibit D hereto (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Mr. Wynn":    Stephen A. Wynn, an individual.

          "Multiemployer Plan":    a Plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

          "Net Cash Proceeds":    (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of arm's length attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale (other than any Lien pursuant to a Security Document or an Other Security Document relating to the Mortgage Notes Indenture) (provided, that Net Cash Proceeds shall not include amounts required to be applied to the repayment of Indebtedness under the FF&E Facility secured by such a Lien to the extent that (i) such payment is not prohibited under the Intercreditor Agreements or this Agreement and (ii) such Lien on the Collateral subject to such Asset Sale is a Senior Permitted Lien with respect to such Collateral) and other arm's length fees and expenses, in each case, to the extent actually incurred in connection with such Asset Sale and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable) and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of arm's length attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other arm's length fees and expenses, in each case, to the extent actually incurred by the Borrower or another Loan Party in connection therewith.

          "Net Disposition Proceeds":    in connection with any Disposition, the proceeds thereof in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition, net of arm's length attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Disposition (other than any Lien pursuant to a Security Document or an Other Security Document relating to the Mortgage Notes Indenture) (provided, that Net Disposition Proceeds shall not include amounts required to be applied to the repayment of Indebtedness under the FF&E Facility secured by such a Lien to the extent that (i) such payment is not prohibited under the Intercreditor Agreements or this Agreement and (ii) such Lien on the Collateral subject to such Disposition is a Senior Permitted Lien with respect to such Collateral) and other arm's length fees and expenses, in each case, to the extent actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable).

          "Net Revenues":    for any period, the net revenues of the Borrower and its consolidated Subsidiaries, as set forth on the Borrower's income statement for the relevant period under the line item "net revenues," calculated in accordance with GAAP and with Regulation S-X under the Securities Act and in a manner consistent with that customarily utilized in the gaming industry.

          "Nevada Gaming Approvals":    with respect to any action by a particular Person, any consent, approval or other authorization required for such action by such Person from a Nevada Gaming Authority or under Nevada Gaming Laws.

          "Nevada Gaming Authorities":    collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other federal or state agency having jurisdiction over gaming operations in the State of Nevada.

          "Nevada Gaming Laws":    the Nevada Gaming Control Act, as codified in Chapter 463 of the NRS, as amended from time to time, the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, and other laws promulgated by the Nevada Gaming Authorities and applying to gaming operations in the State of Nevada.

          "Non-Defaulting Lender":    any Lender other than a Defaulting Lender.

          "Non-Equity Cost":    with respect to any replacement of any "FF&E Component Collateral" (as defined in the FF&E Intercreditor Agreement), the difference between (a) the purchase price of such replacement and (b) the sum of (i) the proceeds of any equity capital contributions from

  Wynn Resorts (or another Loan Party to the extent acting as an intermediary for purposes of contributing equity capital contributions from Wynn Resorts) and (ii) any amounts otherwise permitted to be distributed as a Restricted Payment pursuant to Section 7.6(g), in each case to the extent applied to the purchase of such replacement.

          "Non-Excluded Taxes":    as defined in Section 2.20(a).

          "Non-U.S. Lender":    as defined in Section 2.20(f).

          "Note Debt Service":    for any period, (a) all fees payable during such period to the Mortgage Notes Indenture Trustee and the Mortgage Notes Holders under the Mortgage Notes Indenture and related agreements, documents and instruments (including, without limitation, the Mortgage Notes Guarantee and the Other Security Documents related to the Mortgage Notes Indenture and the Mortgage Notes Guarantee) and (b) interest on the Mortgage Notes payable during such period.

          "Note Debt Service Shortfall Notice":    a written notice by the Mortgage Notes Indenture Trustee to the Administrative Agent pursuant to Section 3.2.3(b) of the Project Lender Intercreditor Agreement certifying that the Borrower has notified the Mortgage Notes Indenture Trustee in writing that the Borrower does not have sufficient funds to pay Note Debt Service as the same will become due and owing.

          "Notes":    the collective reference to the Revolving Credit Notes, the Term Notes and the Swing Line Notes, if any, evidencing Loans.

          "Notice of Advance Requests":    as defined in the Disbursement Agreement.

          "Notice of Borrowing":    a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit M hereto.

          "Notice of Loan Conversion":    as defined in Section 2.4(b).

          "NRS":    the Nevada Revised Statutes, as amended from time to time.

          "Obligations":    the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties or Wynn Resorts to any Arranger, to any Agent, to any Manager or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Arranger, to any Agent, to any Manager or to any Lender that are required to be paid by any Loan Party pursuant hereto or to any other Loan Document) or otherwise; provided, that (i) Obligations of the Borrower under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

          "On-Site Cash":    amounts held in cash at the Site in connection with and necessary for the ordinary course operations of the Project.

          "Opening Conditions":    as defined in the Disbursement Agreement.

          "Opening Date":    as defined in the Disbursement Agreement.

          "Operative Documents":    the Financing Agreements and the Project Documents.

          "Other Indebtedness":    (i) the Indebtedness of any Loan Party evidenced by the Mortgage Notes or the Mortgage Notes Guarantee and (ii) the Indebtedness of any Loan Party evidenced by the FF&E Facility Agreement or the FF&E Guarantee.

          "Other Security Documents":    any agreement, document, instrument or deed granting, creating or evidencing any security or lien for any Other Indebtedness, including, without limitation, the "Security Documents" as defined in the Disbursement Agreement, other than the Security Documents.

          "Palo":    Palo, LLC, a Delaware limited liability company.

          "Palo Home Site Land":    the approximately 1.24 acre tract of land adjacent to the Golf Course owned by Palo, as more particularly described in Exhibit T-4 to the Disbursement Agreement.

          "Palo Indemnity Agreement":    the Indemnity Agreement, dated as of October 30, 2002, by Palo in favor of the Administrative Agent.

          "Palo Mortgage":    the Amended and Restated Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of October 30, 2002, made by Palo to the Title Insurance Company for the benefit of the Administrative Agent.

          "Participant":    as defined in Section 10.6(b).

          "Pass Through Entity":    any of (1) a grantor trust for federal or state income tax purposes or (2) an entity treated as a partnership or a disregarded entity for federal or state income tax purposes.

          "Payment Amount":    as defined in Section 3.5.

          "Payment Office":    the office of the Administrative Agent specified in Section 10.2 or as otherwise specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

          "PBGC":    the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permits":    the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law (including Nevada Gaming Laws).

          "Permitted Businesses":    (i) the gaming business, (ii) the development, construction, ownership and operation of a Gaming Facility, (iii) all businesses, whether or not licensed by the Nevada Gaming Authorities, which are necessary for, incident to, useful to, arising out of, supportive of or connected to the development, construction, ownership or operation of a Gaming Facility, (iv) any development, construction or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services (including operation of the Aircraft and chartering thereof), parking services, sales and marketing services or other activities related to the foregoing, (v) any business (including any related internet business) that is a reasonable extension, development or expansion of any of the foregoing or incidental thereto and/or (vi) the ownership by a Person of Capital Stock in its directly Wholly Owned Subsidiaries; provided, however, that with respect to the Borrower and its Subsidiaries other than, with respect to the ownership and operation of the Aircraft only, World Travel and Las Vegas Jet, the foregoing shall only be Permitted Businesses to the extent related to the Project or furtherance of the Project's development, construction, ownership or operation; provided, further, that, notwithstanding the foregoing, the Borrower shall be permitted to (a) sublease space within the Phase II Building to Persons not related to the development, construction, ownership or operation of the Project and (b) pay Allocable Overhead as otherwise permitted under this Agreement.

          "Permitted Encumbrances":    as defined in the Disbursement Agreement.

          "Permitted Liens":    the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 (but only of the priority and to the extent of coverage expressly set forth in Section 7.3 and subject to the provisions of the Intercreditor Agreements) and (ii) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law and Liens permitted by Section 7.3(k).

          "Permitted Refinancing Indebtedness":    any Indebtedness of the Borrower and, with respect to the Mortgage Notes, Capital Corp. (and, with respect to Guaranty Obligations in support thereof, the other Loan Parties) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Mortgage Notes or Indebtedness under the FF&E Facility; provided, that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) the restrictions on the Loan Parties contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iv) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loan Documents, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loan Documents on terms at least as favorable to the Lenders as those contained in the applicable documents reflecting such subordination (whether the Intercreditor Agreements or otherwise), (v) the relevant holders of such Permitted Refinancing Indebtedness become party to the Intercreditor Agreements, as applicable, and (vi) all agreements, instruments, documentation and other arrangements associated with such Permitted Refinancing Indebtedness is in form and substance reasonably satisfactory to the Administrative Agent. In the event Permitted Refinancing Indebtedness is used to extend, refinance, renew, replace, amend and restate, restate, defease or refund the Mortgage Notes or the Indebtedness under the FF&E Facility, all relevant definitions and provisions of the Loan Documents related to the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded shall be amended, as necessary, to reflect such Permitted Refinancing Indebtedness and related documentation and/or arrangements.

          "Permitted Securities":    (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 18 months from the date of acquisition, or (b) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clause (a) of this definition.

          "Person":    an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Phase II Land":    the approximately 20-acre tract of land adjacent to the Le Rêve hotel and casino resort owned by Valvino, as more particularly described in Exhibit T-4 to the Disbursement Agreement.

          "Phase II Land Building":    the building existing on the Phase II Land as of the Closing Date that is subject to the Building Lease.

          "Plan":    at a particular time, any employee benefit plan that is subject to the requirements of Section 412 of the Code or that is a Single Employer Plan and which the Borrower or any other Loan Party or any Commonly Controlled Entity maintains, administers, contributes to or is required to contribute to or under which the Borrower or any other Loan Party or any Commonly Controlled Entity could incur any liability.

          "Plans and Specifications":    as defined in the Disbursement Agreement.

          "Pledged Stock":    as defined in the Guarantee and Collateral Agreement.

          "Point of Diversion":    with respect to any Water Permit, the location designated under such Water Permit where a well can be located for the draw of water under such Water Permit.

          "Presumed Tax Liability":    for any Person that is not a Pass Through Entity for any period, an amount equal to the product of (a) the Taxable Income allocated or attributable to such Person (directly or through one or more tiers of Pass Through Entities) (net of taxable losses allocated to such Person with respect to any Loan Party that (i) are, or were previously, deductible by such Person and (ii) have not previously reduced Taxable Income), and (b) the Presumed Tax Rate.

          "Presumed Tax Rate":    with respect to any Person for any period means the highest effective combined Federal, state and local income tax rate applicable during such period to a corporation organized under the laws of the State of Nevada, taxable at the highest marginal Federal income tax rate and the highest marginal Nevada and Las Vegas income tax rates (after giving effect to the Federal income tax deduction for such state and local income taxes, taking into account the effects of the alternative minimum tax, such effects being calculated on the assumption that such Person's only taxable income is the income allocated or attributable to such Person for such period (directly or through one or more tiers of Pass Through Entities) with respect to its equity interest in any of the Loan Parties that is a Pass Through Entity.) In determining the Presumed Tax Rate, the character of the items of income and gain comprising Taxable Income (e.g. ordinary income or long term capital gain) shall be taken into account.

          "Pricing Grid":    the pricing grid attached hereto as Annex A.

          "Prime Rate":    shall mean the rate which Deutsche Bank Trust Company Americas announces, from time to time, as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by Deutsche Bank Trust Company Americas to any customer of Deutsche Bank Trust Company Americas. The Borrower acknowledges that Deutsche Bank Trust Company Americas may, from time to time, make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "Proceedings":    as defined in Section 6.7(c).

          "Project":    the Le Rêve Casino Resort, a hotel and casino resort, with related parking structure and golf course facilities to be developed on the Site, all as more particularly described in Exhibit T-1 to the Disbursement Agreement.

          "Project Budget"    as defined in the Disbursement Agreement.

          "Project Costs":    as defined in the Disbursement Agreement.

          "Project Documents":    any and all "Project Documents" as defined in the Disbursement Agreement and any other document or agreement entered into on, prior to or after the Closing Date (including Material Contracts and Additional Material Contracts) relating to the design, engineering, development, construction, installation, maintenance or operation of the Project (including any Guarantee Obligations in furtherance thereof).

          "Project Lender Intercreditor Agreement":    that certain Intercreditor Agreement, as of the Closing Date among the Administrative Agent and the Mortgage Notes Indenture Trustee, in the form of Exhibit K-1 hereto.

          "Project Liquidity Reserve Account":    as defined in the Disbursement Agreement.

          "Project Revenues":    all income and receipts of the Loan Parties including, without limitation, those derived from the ownership or operation of the Project or the Permitted Businesses, including payments received by the Loan Parties under any Project Document, Material Contract or Additional Material Contract, net payments, if any, received under Hedge Agreements, Liquidated Damages, Insurance Proceeds, Eminent Domain Proceeds, together with any receipts derived from the sale of any property pertaining to the Project or the Permitted Businesses or incidental to the operation of the Project or the Permitted Businesses, all as determined in conformity with cash accounting principles, and the proceeds of any condemnation awards relating to the Project or the Permitted Businesses.

          "Projections":    as defined in Section 6.2(c).

          "Property":    any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Qualified Affiliate Transaction":    any transaction by or among one or more of the Loan Parties, on the one hand, and one or more of Wynn Resorts or any of its Subsidiaries, on the other hand, for the provision of goods, rights and/or services to be used in Permitted Businesses related to or in connection with and, in any event, for the benefit of, the Project.

          "Quarterly Date":    (i) with respect to the first Quarterly Date, (a) the last day of the first full fiscal quarter of the Borrower beginning after the Initial EBITDA Calculation Date or (b) if there is no Initial EBITDA Calculation Date, December 31, 2005 and (ii) with respect to each subsequent Quarterly Date, the last day of the next succeeding fiscal quarter of the Borrower.

          "Real Estate":    All real property held or used by the Loan Parties, which the relevant Loan Party owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, including, without limitation, the real property more particularly identified in Schedule 4.25(a) and includes, without limitation, the Site and the Site Easements.

          "Refunded Swing Line Loans":    as defined in Section 2.7(b).

          "Refunding Date":    as defined in Section 2.7(c).

          "Register":    as defined in Section 10.6(d).

          "Regulation D":    Regulation D of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Regulation H":    Regulation H of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Regulation T":    Regulation T of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Regulation U":    Regulation U of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Regulation X":    Regulation X of the Board as in effect from time to time (and any successor to all or a portion thereof).

          "Reimbursement Obligation":    the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

          "Reinvested Amounts":    as defined in Section 2.12(e).

          "Reinvestment Deferred Amount":    with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any other Loan Party in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Event":    any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.

          "Reinvestment Notice":    a written notice executed by a Responsible Officer of the Borrower and, if applicable, a Responsible Officer of any other Loan Party who made or is making the corresponding Asset Sale and delivered to the Administrative Agent within 30 days after such Asset Sale, stating that no Default or Event of Default has occurred and is continuing and that the Borrower (and, if applicable, such other Loan Party) intends and expects to use all or a specified portion of the Net Cash Proceeds of such Asset Sale to acquire assets useful in its Permitted Business.

          "Reinvestment Prepayment Amount":    with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's or the other applicable Loan Party's, as the case may be, Permitted Business.

          "Reinvestment Prepayment Date":    with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event (or, if the contemplated acquisition of assets in connection with the corresponding Reinvestment Notice cannot be completed within such six month period but is reasonably expected to be completed within nine months after such Reinvestment Event, nine months after such Reinvestment Event) and (b) the date on which the Borrower or the applicable Loan Party shall have determined not to acquire assets useful in its respective Permitted Business with all or any portion of the relevant Reinvestment Deferred Amount.

          "Related Party":    either (i) any 80% (or more) owned Subsidiary, heir, estate, lineal descendent or immediate family member of Mr. Wynn; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, equity holders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Mr. Wynn and/or such other Persons referred to in the immediately preceding clause (i).

          "Release":    any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substances), including the movement of any Hazardous Substances through the air, soil, surface water or groundwater.

          "Remaining Costs":    as defined in the Disbursement Agreement.

          "Reorganization":    with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Repair Plan":    as defined in Section 2.24(a)(iv).

          "Replacement Aircraft":    that certain aircraft to be acquired with the proceeds of the Replacement Aircraft Indebtedness.

          "Replacement Aircraft Indebtedness":    Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations incurred by Wynn Resorts or a direct Wholly Owned Subsidiary (which may be a trust) of Wynn Resorts (other than any Loan Party) for the purpose of financing all or part of the purchase price of a Replacement Aircraft, so long as: (a) the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges, interior buildout and outfitting and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the Replacement Aircraft purchased with the proceeds thereof, (b) the aggregate principal amount of such Indebtedness does not exceed $55.0 million at any time outstanding, and (c) no Loan Party (i) except as permitted pursuant to Section 7.6(i), provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) as to such Indebtedness, (ii) is directly or indirectly liable as a guarantor or otherwise as to such Indebtedness, or (iii) constitutes the lender of such Indebtedness.

          "Reportable Event":    any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

          "Required Facility Lenders":    with respect to any Facility at any time, Non-Defaulting Lenders holding more than 50% of the Total Term Loan Extensions of Credit of Non-Defaulting Lenders or the Total Revolving Extensions of Credit of Non-Defaulting Lenders, as the case may be, outstanding under such Facility (or, prior to any termination of the Term Loan Commitments or the Revolving Credit Commitments, as the case may be, Non-Defaulting Lenders holding more than 50% of the Total Term Loan Credit Commitments (less the aggregate Term Loan Commitments of Defaulting Lenders) or Total Revolving Credit Commitments (less the aggregate Revolving Credit Commitments of Defaulting Lenders), as the case may be).

          "Required Lenders":    at any time, Non-Defaulting Lenders holding more than 50% of the sum of (i) the Total Term Loan Commitments (less the aggregate Term Loan Commitments of Defaulting Lenders) then in effect or, if the Term Loan Commitments have been terminated, the Total Term Loan Extensions of Credit of Non-Defaulting Lenders then outstanding and (ii) the Total Revolving Credit Commitments (less the aggregate Revolving Credit Commitments of Defaulting Lenders) then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit of Non-Defaulting Lenders then outstanding.

          "Required Minimum Contingency":    as defined in the Disbursement Agreement.

          "Requirement of Law":    as to any Person, the Governing Documents of such Person, and any law, treaty, order, rule or regulation or determination of an arbitrator or a court or other

  Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Responsible Officer":    as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer of such Person. Unless otherwise qualified, all references to a "Responsible Officer" shall refer to a Responsible Officer of the Borrower or Wynn Resorts.

          "Restricted Payments":    as defined in Section 7.6.

          "Revolving Commitment Fee":    as defined in Section 2.9(a).

          "Revolving Commitment Fee Rate":    2.00% per annum; provided, that on and after the first Adjustment Date occurring after the Opening Date, the Revolving Commitment Fee Rate will be determined pursuant to the Pricing Grid.

          "Revolving Credit Commitment Period":    the period from and including the Closing Date to the Revolving Credit Termination Date.

          "Revolving Credit Commitment":    as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and/or participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

          "Revolving Credit Lender":    each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

          "Revolving Credit Loans":    as defined in Section 2.3; provided, that any Revolving Credit Loans converted to Term Loans pursuant to Section 2.4 shall cease to be deemed Revolving Credit Loans as of the applicable Loan Conversion Date.

          "Revolving Credit Notes":    as defined in Section 2.8(e).

          "Revolving Credit Percentage":    as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal and/or face amount of such Lender's Revolving Extensions of Credit then outstanding constitutes of the aggregate principal and/or face amount of the Total Revolving Extensions of Credit then outstanding).

          "Revolving Credit Termination Date":    the earlier of (a) the Scheduled Revolving Credit Termination Date and (b) the date on which the Loans become due and payable pursuant to Section 8.

          "Revolving Extensions of Credit":    as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

          "S&P":    Standard & Poor's Ratings Group, a New York corporation, or any successor thereof.

          "Scheduled Completion Date":    as defined in the Disbursement Agreement. As of the Closing Date, the Scheduled Completion Date is April 30, 2005.

          "Scheduled Revolving Credit Termination Date":    the sixth anniversary of the Closing Date.

          "Scheduled Term Loan Termination Date":    the seventh anniversary of the Closing Date.

          "SEC":    the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

          "Second Mortgage Notes Proceeds Account":    as defined in the Disbursement Agreement.

          "Secured Parties":    collectively, the Arrangers, the Agents, the Managers, the Lenders and, with respect to any Specified Hedge Agreement, any affiliate of any Lender party thereto (or any Person that was a Lender or an affiliate thereof when such Specified Hedge Agreement was entered into) that has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto, and by the provisions of Section 9 hereof as if it were a Lender party hereto.

          "Security Documents":    the collective reference to the Guarantee and Collateral Agreement, the Wynn Resorts Guaranty, the Wynn Resorts Security Agreement (to the extent executed and delivered pursuant to the Wynn Resorts Guaranty), the Intellectual Property Security Agreements, the Control Agreements, the Mortgages, the Consents, the Collateral Agency Agreement and all other pledge and security documents hereafter delivered to the Administrative Agent granting a Lien on any Property (or associated with such a grant) of any Person to secure the obligations and liabilities of any Loan Party, the Completion Guarantor or Wynn Resorts under any Loan Document.

          "Senior Permitted Liens":    Permitted Liens that are expressly permitted by the terms of the Loan Documents to be superior in priority to the Liens of the Security Documents.

          "Shuttle Easement Agreement":    the Easement Agreement, dated as of October 30, 2002, among Wynn Resorts Holdings, Valvino and the Borrower.

          "Single Employer Plan":    any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Site":    all or any portion of the Real Estate, as described in Exhibit T-4 to the Disbursement Agreement. The Site includes, without limitation, the Wynn Home Site Land (until such time (if ever) as such Property has been Disposed of in accordance with Section 7.5(j)), the Golf Course Land (until such time (if ever) as such Property has been Disposed of in accordance with Section 7.5(k)), the Home Site Land (until such time (if ever) as such Property has been Disposed of in accordance with Section 7.5(l)), the Phase II Land (until such time (if ever) as such Property has been Disposed of in accordance with Section 7.5(m)) and any other Property which is subject to a lien under any Mortgage.

          "Site Easements":    the easements appurtenant, easements in gross, license agreements and other rights running for the benefit of the Borrower or any other Loan Party and/or appurtenant to the Site, including, without limitation, those certain easements and licenses described in the Title Policies.

          "Solvent":    when used with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business,

  (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Specified Change of Control":    a "change of control" or similar event (howsoever defined) as defined (i) in the Mortgage Notes Indenture or (ii) the FF&E Facility Agreement.

          "Specified FF&E":    collectively, (a) the Aircraft Note, (b) any "FF&E Collateral" (as defined in the FF&E Intercreditor Agreement) and (c) any replacements of any "FF&E Component Collateral" (as defined in the FF&E Intercreditor Agreement) permitted under the FF&E Facility Agreement; provided, that with respect to any replacement of any "FF&E Component Collateral" (as defined in the FF&E Intercreditor Agreement), such replacement shall only constitute Specified FF&E hereunder so long as (x) subject to clause (y) below, at least 75% of the Non-Equity Cost of such replacement is paid for with the proceeds from the sale of the "FF&E Component Collateral" being replaced and (y) in the event such replacement is being paid for with any "Loss Proceeds" (as defined in the FF&E Intercreditor Agreement) pursuant to the FF&E Intercreditor Agreement, 100% of the Non-Equity Cost of such replacement is paid for with such "Loss Proceeds".

          "Specified Hedge Agreement":    any Hedge Agreement (a) entered into by (i) the Borrower and (ii) any Lender or any affiliate thereof, or any Person that was a Lender or an affiliate thereof when such Hedge Agreement was entered into as counterparty and (b) which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by the Borrower, as a Specified Hedge Agreement; provided, that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

          "Stockholders Agreement":    that certain Stockholders Agreement, dated as of April 11, 2002, by and among Mr. Wynn, Baron Asset Fund and Aruze USA, as in effect on the Closing Date.

          "Stop Funding Notice":    as defined in the Disbursement Agreement.

          "Subordinated Debt":    Indebtedness that (i) does not have any scheduled principal payment, mandatory principal prepayment, sinking fund payment or similar payment due prior to the Scheduled Term Loan Termination Date, (ii) is not secured by any Lien on any Property, (iii) is subordinated on terms and conditions reasonably satisfactory to the Initial Arrangers and in any event not less favorable to the Lenders than the terms of the Subordinated Intercompany Note and (iv) is subject to such covenants and events of default as may be reasonably acceptable to the Initial Arrangers; provided, that Permitted Refinancing Indebtedness or Indebtedness permitted pursuant to Section 7.2(d) shall not be deemed Subordinated Debt.

          "Subordinated Intercompany Note":    the Subordinated Intercompany Note to be executed and delivered by the Borrower and each of the other Loan Parties, substantially in the form of Exhibit L hereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

          "Subsidiary":    as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors, managers or trustees of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Substitute Lender":    as defined in Section 10.13(a).

          "Supermajority Facility Lenders":    with respect to any Facility at any time, Non-Defaulting Lenders holding more than 66 2/3% of the Total Term Loan Extensions of Credit of Non-Defaulting Lenders or the Total Revolving Extensions of Credit of Non-Defaulting Lenders, as the case may be, outstanding under such Facility (or, prior to any termination of the Term Loan Commitments or the Revolving Credit Commitments, as the case may be, Non-Defaulting Lenders holding more than 66 2/3% of the Total Term Loan Credit Commitments (less the aggregate Term Loan Commitments of Defaulting Lenders) or Total Revolving Credit Commitments (less the aggregate Revolving Credit Commitments of Defaulting Lenders), as the case may be).

          "Supermajority Lenders":    at any time, Non-Defaulting Lenders holding more than 66 2/3% of the sum of (i) the Total Term Loan Commitments (less the aggregate Term Loan Commitments of Defaulting Lenders) then in effect or, if the Term Loan Commitments have been terminated, the Total Term Loan Extensions of Credit of Non-Defaulting Lenders then outstanding and (ii) the Total Revolving Credit Commitments (less the aggregate Revolving Credit Commitments of Defaulting Lenders) then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit of Non-Defaulting Lenders then outstanding.

          "Swing Line Commitment":    the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

          "Swing Line Credit Commitment Period":    the period from and including the Completion Date to the Revolving Credit Termination Date.

          "Swing Line Lender":    Deutsche Bank Trust Company Americas, in its capacity as the lender of Swing Line Loans.

          "Swing Line Loans":    as defined in Section 2.6.

          "Swing Line Notes":    as defined in Section 2.8(e).

          "Swing Line Participation Amount":    as defined in Section 2.7(c).

          "Syndication Agent":    Banc of America Securities LLC, in its capacity as syndication agent.

          "Synthetic Lease Obligations":    all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

          "Taking":    a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting a Mortgaged Property or any portion thereof, whether or not the same shall have actually been commenced.

          "Tax Amount":    with respect to any period, (i) in the case of any direct or indirect member of a Loan Party that is a Pass Through Entity, the Presumed Tax Liability of such direct or indirect member, and (ii) with respect to any of the Loan Parties that are Consolidated Members, the aggregate federal income tax liability such Persons would owe for such period if each was a corporation filing federal income tax returns on a stand alone basis at all times during its existence and, if any of the Consolidated Members files a consolidated or combined state income tax return such that it is not paying its own state income taxes, then Tax Amount shall also include the aggregate state income tax liability such Consolidated Members would have paid for such period if each was a corporation filing state income tax returns on a stand alone basis at all times during its existence.

          "Tax Indemnification Agreement":    that certain Tax Indemnification Agreement, dated as of September 24, 2002 among the Existing Stockholders, Valvino and Wynn Resorts, as in effect as of the date hereof.

          "Taxable Income":    with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes as a result of such Person's equity ownership of one or more Loan Parties that are Pass Through Entities for such period; provided, however, that all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss.

          "Term Loan Commitment":    as to any Term Loan Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof; provided, that the original aggregate amount of the Term Loan Commitments is $250,000,000.

          "Term Loan Commitment Fee Rate":    2.50% per annum for the period from the Closing Date through December 31, 2002, 3.00% per annum for the period from January 1, 2003 through June 30, 2003 and 4.00% per annum for the period from July 1, 2003 through the Term Loan Commitment Termination Date.

          "Term Loan Commitment Period":    the period from and including the Closing Date to the Term Loan Commitment Termination Date.

          "Term Loan Commitment Termination Date":    the date that is the last day of the 27th full calendar month after the calendar month in which the Closing Date occurs.

          "Term Loan Extensions of Credit":    as to any Term Loan Lender at any time, an amount equal to the sum of the aggregate principal amount of all Term Loans made by such Lender then outstanding.

          "Term Loan Lender":    each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

          "Term Loan Percentage":    as to any Term Loan Lender at any time, the percentage which such Lender's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Term Loan Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

          "Term Loan Termination Date":    the earlier of (a) the Scheduled Term Loan Termination Date and (b) the date on which the Loans become due and payable pursuant to Section 8.

          "Term Loans":    as defined in Section 2.1 and shall include any Revolving Credit Loans converted to Term Loans on any Loan Conversion Date pursuant to Section 2.4.

          "Term Notes":    as defined in Section 2.8(e).

          "Title Insurance Company":    collectively, Nevada Title Company and such other title insurance companies that have issued Title Policies to the Administrative Agent on behalf of the Lenders in connection with or related to any Mortgage.

          "Title Policies":    collectively, the policies of title insurance issued by the Title Insurance Company with respect to the Mortgages.

          "Total Extensions of Credit":    at any time, the sum of (a) the Total Revolving Extensions of Credit and (b) the Total Term Loan Extensions of Credit.

          "Total Initial Arranger Revolving Credit Commitments":    at any time, the aggregate amount of the Revolving Credit Commitments then in effect and held by the Initial Arrangers or their Affiliates.

          "Total Initial Arranger Revolving Extensions of Credit":    at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time and held by the Initial Arrangers or their Affiliates.

          "Total Initial Arranger Term Loan Commitments":    at any time, the aggregate amount of the Term Loan Commitments then in effect and held by the Initial Arrangers or their Affiliates.

          "Total Initial Arranger Term Loan Extensions of Credit":    at any time, the aggregate amount of the Term Loan Extensions of Credit of the Term Loan Lenders outstanding at such time and held by the Initial Arrangers or their Affiliates.

          "Total Revolving Credit Commitments":    at any time, the aggregate amount of the Revolving Credit Commitments then in effect; provided, that the amount of the Total Revolving Credit Commitments on the Closing Date shall be $750,000,000.

          "Total Revolving Credit Exposure":    the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

          "Total Revolving Extensions of Credit":    at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

          "Total Term Loan Commitments":    at any time, the aggregate amount of the Term Loan Commitments then in effect; provided, that the amount of the Total Term Loan Commitments on the Closing Date shall be $250,000,000.

          "Total Term Loan Exposure":    the Total Term Loan Commitments then in effect or, if the Term Loan Commitments have been terminated, the Total Term Loan Extensions of Credit then outstanding.

          "Total Term Loan Extensions of Credit":    at any time, the aggregate amount of the Term Loan Extensions of Credit of the Term Loan Lenders outstanding at such time.

          "Transferee":    as defined in Section 10.15.

          "Type":    as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "UCC":    the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

          "Unallocated Contingency Balance":    as defined in the Disbursement Agreement.

          "Valvino":    Valvino Lamore, LLC, a Nevada limited liability company.

          "Valvino Indemnity Agreement":    the Indemnity Agreement, dated as of October 30, 2002, by Valvino in favor of the Administrative Agent.

          "Valvino Mortgage":    the Amended and Restated Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of October 30, 2002, made by Valvino to the Title Insurance Company for the benefit of the Administrative Agent.

          "Valvino Water Permit Transfer":    the transfer of the Valvino Water Permits by Valvino to the Borrower at no cost, in accordance with all Requirements of Law and pursuant to all necessary consents of Governmental Authorities (including, if applicable, the Nevada Public Utilities Commission and the State of Nevada, Division of Water Resources); provided, that (a) the designated place of use for water available for draw under the Valvino Water Permits shall include the Real Estate upon which the water features of the Le Rêve hotel and casino are located, (b) either (i) no Points of Diversion with respect to the Water Permits and the wells associated therewith are located on the Phase II Land or (ii) Valvino shall have transferred at no cost to the Loan Parties, (x) in the case of Points of Diversion with respect to the Valvino Water Permits and DIIC Casino Water Permit and the wells associated therewith located on the Phase II Land, such easements to the Borrower as are necessary for the Borrower to access such Points of Diversion, own and operate such wells and transport such water to the water features of the Le Rêve hotel and casino and (y) in the case of Points of Diversion with respect to all other DIIC Water Permits and the wells associated therewith located on the Phase II Land, such easements to the Borrower and Wynn Resorts Holdings as are necessary for such Persons to access such Points of Diversion, own and operate such wells and transport the water drawn at such Points of Diversion and from such wells to the Golf Course Land and (c) the Borrower and Wynn Resorts Holdings, as the case may be, shall have taken all actions required pursuant to Section 6.10 with respect to any Property acquired pursuant to this definition.

          "Valvino Water Permits":    collectively, the Permits identified as of the Closing Date as Permit No. 60164 (Cert. 15447) and Permit No. 60165 (Cert. 15448), in each case as shown in the records of the State of Nevada, Division of Water Resources, in Carson City Nevada (and any successor or replacement Permits thereto).

          "Voting Stock":    with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

          "Water Entities":    Desert Inn Water and Desert Inn Improvement.

          "Water Permits":    collectively, the DIIC Water Permits and the Valvino Water Permits.

          "Water Property Mortgage":    that certain mortgage, substantially in the form of the Mortgages (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent may reasonably request), to be made by Desert Inn Improvement in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to which Desert Inn Improvement will secure, among other things, the Borrower's Obligations by granting a Lien on the Water Utility Land and the DIIC Water Permits, pursuant to and in accordance with any and all necessary approvals by or consents from the Nevada Public Utilities Commission and any other applicable Governmental Authorities.

          "Water Show Entertainment and Production Agreement":    collectively, (i) the Agreement, dated January 25, 2001, between Wynn Resorts Holdings and Calitri Services and Licensing Limited Liability Company ("Calitri"), (ii) upon execution thereof, that certain Production Services Agreement to be entered into between the Borrower and Productions du Dragon, S.A. ("Dragon") pursuant to which Dragon will, among other things, collaborate with the Borrower and assist in designing, manufacturing and producing the sets, equipment and customers for an aquatic live show at the Project and (iii) upon execution thereof, that certain License Agreement to be entered into between the Borrower and Calitri pursuant to which Calitri will, among other things, license to the Borrower the necessary rights to produce and present an aquatic live show at the Project.

          "Water Supply Agreement":    that certain Water Supply Agreement dated as of October 30, 2002 among Desert Inn Improvement, Wynn Resorts Holdings and the Borrower.

          "Water Utility Land":    the approximately .17 acre tract of land located on the Golf Course owned by Desert Inn Improvement, as more particularly described in Exhibit T-4 of the Disbursement Agreement; provided, that the Water Utility Land shall not include any improvements thereon utilized by Desert Inn Improvement as of the Closing Date for the transportation of water to non-Affiliates of the Borrower.

          "WDD Agreement":    the Wynn Design Agreement, dated as of October 30, 2002 between the Borrower and Wynn Design.

          "Weighted Average Life to Maturity":    when applied to any Indebtedness at any date, the number of years obtained by dividing:

            (1)  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one—twelfth) that will elapse between such date and the making of such payment; by

            (2)  the then outstanding principal amount of such Indebtedness.

          "Wholly Owned Subsidiary":    as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          "Withdrawal Period":    as defined in Section 10.13(b).

          "World Travel":    World Travel, LLC, a Nevada limited liability company.

          "Wynn Design":    Wynn Design & Development, LLC, a Nevada limited liability company.

          "Wynn Group Entities":    collectively, Palo and Wynn Design.

          "Wynn Home Site Land":    an approximately two-acre tract of land located on the Golf Course Land where Wynn's personal residence may, after Disposition of the Wynn Home Site Land in accordance with Section 7.5(j), be built.

          "Wynn Resorts":    Wynn Resorts, Limited, a Nevada corporation.

          "Wynn Resorts Guaranty":    the Parent Guaranty, dated as of October 30, 2002, made by Wynn Resorts in favor of the Administrative Agent.

          "Wynn Resorts Holdings":    Wynn Resorts Holdings, LLC, a Nevada limited liability company.

          "Wynn Resorts Holdings Indemnity Agreement":    the Indemnity Agreement, dated as of October 30, 2002, by Wynn Resorts Holdings in favor of the Administrative Agent.

          "Wynn Resorts Holdings Mortgage":    the Amended and Restated Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of October 30, 2002, made by Wynn Resorts Holdings to the Title Insurance Company for the benefit of the Administrative Agent.

          "Wynn Resorts Security Agreement":    any agreement or other instrument executed by Wynn Resorts in favor of the Administrative Agent on behalf of the Lenders pursuant to the Wynn Resorts Guaranty.

        1.2    Other Definitional Provisions.    (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

        (b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and the other Loan Parties not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c)  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        (e)  The expressions "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations.

        (f)    The words "including" and "includes" and words of similar import when used in this Agreement shall not be limiting and shall mean "including without limitation" or "includes without limitation", as the case may be.

        (g)  The words "will" and "shall" and words of similar import when used in this Agreement shall mean a command.

        (h)  Upon termination of the Disbursement Agreement, any defined terms used herein having meanings given to such terms in the Disbursement Agreement shall continue to have the meanings given to such terms in the Disbursement Agreement immediately prior to such termination.

        (i)    Unless expressly described to the contrary, references to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at the time of determination.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

        2.1    Term Loan Commitments.    Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of the Borrower herein set forth and, while in effect, the representations and warranties set forth in the Disbursement Agreement, each Term Loan Lender severally agrees to make term loans ("Term Loans") to the Borrower from time to time during the Term Loan Commitment Period in an aggregate principal amount not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13. Term Loans borrowed and subsequently repaid or prepaid may not be reborrowed.

        2.2    Scheduled Amortization of Term Loans.    The Borrower shall make principal payments on the Term Loans on Amortization Dates in the amounts set forth below opposite the applicable Amortization Date:

Amortization Date	Scheduled Repayment of Term Loans
Amortization Dates between and including December 31, 2005 and December 31, 2006	$10,000,000 on each date
Amortization Dates between and including March 31, 2007 and December 31, 2007	$12,500,000 on each date
Amortization Dates between and including March 31, 2008 and December 31, 2008	$15,000,000 on each date
Amortization Dates between and including March 31, 2009 and September 30, 2009	$30,000,000 on each date

; provided, that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.12 and 2.18; and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Termination Date, and the final installment payable by the Borrower in respect of the Term Loans on such date shall be in an amount sufficient to repay all amounts owing by the Borrower under this Agreement with respect to the Term Loans.

        2.3    Revolving Credit Commitments.    (a) Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of the Borrower herein set forth and, while in effect, the representations and warranties set forth in the Disbursement Agreement, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period (provided, that until the Total Term Loan Extensions of Credit equals the Total Term Loan Commitments, Revolving Credit Loans shall not be available to the Borrower hereunder) in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment; provided, that, prior to the Debt Service Availability Date, the Total Revolving Extensions of Credit shall not exceed an amount equal to the difference between (x) the Total Revolving Credit Commitments at such time and (y) $31,509,475 (or, during such times as the conditions set forth in Section 3.3.22 of the Disbursement Agreement have not been satisfied or waived, $36,509,475); provided, further, that, during the Additional Completion Period, if any, the Total Revolving Extensions of Credit shall not exceed an amount equal to the difference between (x) the Total Revolving Credit Commitments at such time and (y) $3,000,000 (or, during such times as the conditions set forth in Section 3.3.22 of the Disbursement Agreement have not been satisfied or waived, $8,000,000); provided, further, that during such times as the conditions set forth in Section 3.3.22 of the Disbursement Agreement have not been satisfied or waived, the Total Revolving Extensions of Credit shall not exceed an amount equal to the difference between (x) the Total Revolving Credit Commitments at such time and (y) $5,000,000. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Revolving Credit Termination Date.

        (b)  The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

        2.4    Loan Conversion.    (a) At such times and from time to time as the aggregate principal amount of all Revolving Credit Loans then outstanding exceeds $200,000,000, the Majority Initial Arrangers may in their sole and absolute discretion cause the conversion of then outstanding Revolving Credit Loans into Term Loans in accordance with this Section 2.4 (each such conversion of Revolving Credit Loans to Term Loans, a "Loan Conversion") by delivering to the Administrative Agent and the Borrower written notice thereof (a "Notice of Loan Conversion"). Each Notice of Loan Conversion shall specify:

            (i)  the principal amount of the Revolving Credit Loans then outstanding that are proposed to be converted to Term Loans (the "Converted Revolving Loan Amount"); and

          (ii)  the proposed date of such Loan Conversion (the "Loan Conversion Date"), which shall be no earlier than seven Business Days after the date such Notice of Loan Conversion is delivered by the Majority Initial Arrangers to the Administrative Agent and the Borrower.

        (b)  Upon receipt of a Notice of Loan Conversion, the Administrative Agent shall promptly deliver such Notice of Loan Conversion to each Revolving Credit Lender. On a Loan Conversion Date, (i) the outstanding Revolving Credit Loans of the Revolving Credit Lenders in an aggregate amount equal to the Converted Revolving Loan Amount specified in the related Notice of Loan Conversion shall automatically be converted to Term Loans pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders, (ii) any Revolving Credit Loans so converted shall, as of such Loan Conversion Date, be deemed to be Term Loans and no longer Revolving Credit Loans (provided, such Loans shall maintain the Type and, if Eurodollar Loans, the Interest Period applicable to such Loans), (iii) the Revolving Credit Lenders shall, as of such Loan Conversion Date, be deemed to be Term Loan Lenders with respect to such converted Loans, (iv) the Total Revolving Credit Commitment shall be permanently reduced by an amount equal to the Converted Revolving Loan Amount (with each Revolving Credit Lender's Revolving Credit Commitment permanently reduced by an amount equal to its Revolving Credit Loans so converted to Term Loans), (v) the Administrative Agent shall make appropriate notations in the Register pursuant to Section 2.8(d) in order to reflect the Loan Conversion on such Loan Conversion Date and (vi) upon request of any Lender, any Notes previously delivered to such Lender pursuant to Section 2.8(c) will be amended and/or replaced as appropriate in order to reflect such Loan Conversion.

        (c)  Notwithstanding the foregoing, the aggregate amount of Loan Conversions shall not exceed $400,000,000; provided, that (i) the initial Loan Conversion shall be in a minimum amount of $100,000,000 or a $25,000,000 whole multiple in excess thereof and (ii) each subsequent Loan Conversion shall be in minimum amounts of $50,000,000 or a $25,000,000 whole multiple in excess thereof.

        2.5    Procedure for Borrowing.    (a) Prior to the Completion Date and, to the extent the proceeds of the requested borrowing are used to pay Project Costs, after the Completion Date but prior to the Final Completion Date, the Borrower may borrow under the Term Loan Commitments or the Revolving Credit Commitments during the Term Loan Commitment Period or the Revolving Credit Commitment Period, as applicable, on any Business Day; provided, that the Borrower shall give the Administrative Agent in accordance with and pursuant to the terms of Section 2.4 of the Disbursement Agreement such Notice of Advance Requests in the form, at the times and as required under the Disbursement Agreement. Notwithstanding any provisions of the Disbursement Agreement to the contrary, such Notice of Advance Requests and the related Advance Confirmation Notices from the

Disbursement Agent in accordance with the provisions of Section 2.4 of the Disbursement Agreement must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans and must specify (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Upon receipt of any Advance Confirmation Notice from the Disbursement Agent, the Administrative Agent shall promptly notify each Term Loan Lender and/or Revolving Credit Lender, as appropriate, thereof. Each such Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent at the Funding Office prior to 10:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then, upon satisfaction or waiver of the conditions precedent specified in Section 5.2, be made available by the Administrative Agent, in like funds as received by the Administrative Agent from the Lenders, to the Disbursement Agent in the Collection Account no later than 12:00 Noon, New York City time, on the applicable Borrowing Date who shall then make the proceeds of such Loans available to the Borrower in accordance with and upon fulfillment of conditions set forth in the Disbursement Agreement.

        (b)  On or after the Completion Date (other than with respect to borrowings to pay Project Costs prior to the Final Completion Date, such borrowings to be made pursuant to Section 2.5(a)), the Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; provided, that the Borrower shall give the Administrative Agent irrevocable notice in a Notice of Borrowing (which Notice of Borrowing must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then, upon satisfaction or waiver of the conditions precedent specified in Section 5.3, be made available to the Borrower by the Administrative Agent crediting a Funding Account of the Borrower on the books of the Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

        (c)  Each borrowing under the Term Loan Commitments or the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $5,000,000 or a whole multiple in excess thereof (or, if the then aggregate Available Term Loan Commitments or Available Revolving Credit Commitments, as applicable, are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $10,000,000 or a $1,000,000 whole multiple in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings under the Revolving Credit Commitments which are Base Rate Loans in other amounts pursuant to Section 2.7.

        (d)  In the event that the proceeds of any Loans deposited into the Collection Account pursuant to subsection (a) above are not disbursed by the Disbursement Agent on the applicable Borrowing Date, the proceeds of such Loans shall be held by the Disbursement Agent and/or returned to the Administrative Agent in accordance with the provisions set forth in the Disbursement Agreement; provided, however, that the proceeds of such Loans shall continue to bear interest and be repayable in accordance with the provisions set forth in this Agreement. In the event that the Administrative Agent receives a Stop Funding Notice from the Disbursement Agent in accordance with and pursuant to the terms of the Disbursement Agreement, none of the Administrative Agent and the Lenders shall, or shall have any obligation to, advance the Loans associated with such Stop Funding Notice; provided, however, that the Borrower shall be obligated to make any payments due pursuant to Section 2.21 as a result thereof.

        2.6    Swing Line Commitment.    (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make available to the Borrower a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments from time to time during the Swing Line Credit Commitment Period by making swing line loans ("Swing Line Loans") to the Borrower; provided, that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender's other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Swing Line Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.

        (b)  The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

        2.7    Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.    (a) Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Swing Line Credit Commitment Period). Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a $100,000 multiple in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender; provided, that the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when a Lender Default exists unless the Swing Line Lender has entered into arrangements satisfactory to it to eliminate the Swing Line Lender's risk with respect to the Defaulting Lender's or Lenders' participation in such Swing Line Loans. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date by depositing such proceeds in a Funding Account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

        (b)  The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day's notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Credit Lender's Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

        (c)  If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the "Swing Line Participation Amount") equal to (i) such Revolving Credit Lender's Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

        (d)  Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Revolving Credit Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

        (e)  Each Revolving Credit Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Person (including, without limitation, any other Revolving Credit Lender); (v) any reduction or termination of the Commitments; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

        2.8    Repayment of Loans; Evidence of Indebtedness.    (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date, (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date, and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.2 and the then unpaid principal amount of each Term Loan of such Term Loan Lender on the Term Loan Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

        (b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

        (c)  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

        (d)  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

        (e)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3 hereto, respectively, with appropriate insertions as to date and principal amount (such notes, respectively, "Term Notes", "Revolving Credit Notes" and "Swing Line Notes").

        2.9    Commitment Fees, etc.    (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee (the "Revolving Commitment Fee") for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Revolving Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof; provided, however, that any Revolving Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such Revolving Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no such Revolving Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

        (b)  The Borrower agrees to pay to the Administrative Agent for the account of each Term Loan Lender a commitment fee for the period from and including the Closing Date to the last day of the Term Loan Commitment Period, computed at the Term Loan Commitment Fee Rate on the average daily amount of the Available Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the last day of the Term Loan Commitment Period, commencing on the first of such dates to occur after the date hereof; provided, however, that any such commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no such commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

        (c)  The Borrower agrees to pay to the Arrangers, the Managers and the Agents the fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Arrangers, the Managers and the Agents including, without limitation, pursuant to the Facility Fee Letter.

        (d)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent including, without limitation, pursuant to the Administrative Agent Fee Letter.

        2.10    Termination or Reduction of Revolving Credit Commitments.    The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided, that no such termination or reduction of Revolving Credit Commitments shall be permitted if, (x) after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, (i) the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments or (ii) if prior to the Completion Date, the Remaining Costs would exceed the Available Funds or the Required Minimum Contingency would exceed the Unallocated Contingency Balance or (y) such termination or reduction is not permitted by the Disbursement Agreement (while in effect). Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof (or, if less, shall reduce the Revolving Credit Commitments to zero), and shall reduce permanently the Revolving Credit Commitments then in effect.

        2.11    Optional Prepayments.    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall (i) designate whether the Borrower is prepaying Revolving Credit Loans and/or Term Loans and (ii) specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans (unless all Revolving Credit Loans are being repaid and the Revolving Credit Commitments terminated) that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple in excess thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple in excess thereof.

        2.12    Mandatory Prepayments and Commitment Reductions.    (a) If any Indebtedness shall be incurred by the Borrower or any of the other Loan Parties (excluding any Indebtedness incurred in accordance with Section 7.2 (other than with respect to subsection (i) thereof)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(g).

        (b)  With respect to the Net Cash Proceeds from any Asset Sale as to which the Borrower or any other Loan Party making such Asset Sale has not delivered a Reinvestment Notice within the period required therefor such Net Cash Proceeds (or portion thereof not subject to such a Reinvestment Notice) shall be applied, within one Business Day of the expiration of the aforesaid required period for delivery of a Reinvestment Notice with respect to such Asset Sale, on such date toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in

Section 2.12(g); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing prepayment requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any Fiscal Year and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(g).

        (c)  No later than (i) the Business Day following the date on which funds, whether representing the proceeds of Loans or otherwise, are returned or distributed to the Administrative Agent on behalf of Lenders under the Disbursement Agreement (whether pursuant to Section 2.10 thereof or otherwise), (ii) the Business Day following the date on which Loss Proceeds are required to be applied to the prepayment of Loans under Section 5.21 of the Disbursement Agreement, (iii) the Business Day following the date on which Insurance Proceeds or Eminent Domain Proceeds are required to be applied to the prepayment of Loans pursuant to Section 2.24(f), (iv) the Business Day following the date on which any Loan Party receives Liquidated Damages (provided, that to the extent such Liquidated Damages are paid pursuant to any obligation, default or breach, the results of which can be remedied through the expenditure of money, and the applicable Loan Party determines in its reasonable judgment to undertake such remedy, the Liquidated Damages subject to this subsection (iv) shall be net of reasonable amounts that such Loan Party anticipates to incur in connection with such remedy (such amounts, the "Reinvested Amounts"); provided, further, that in the event such Loan Party has not expended, any Reinvested Amounts in furtherance of such remedy by the date that is six months after a Loan Party initially received the relevant Liquidated Damages or, in the case of any Reinvested Amounts to be expended in furtherance of such remedy pursuant to a contract entered into during such six-month period, such amounts have not been expended by the date that is twelve months after a Loan Party initially received the relevant Liquidated Damages, such non-expended amounts shall be applied on the second Business Day following such sixth-month or twelve-month, as the case may be, anniversary date to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(g)(ii)), (v) the Business Day following the date on which amounts under Sections 2.9(e) and 2.11 of the Disbursement Agreement are required to be applied to the prepayment of Loans or (vi) the Business Day following the date on which Insurance Proceeds or Eminent Domain Proceeds are required to be applied to the prepayment of Loans pursuant to Section 2.24(a) or 2.24(h), the Borrower shall prepay and the Administrative Agent shall apply such funds toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments (or with respect to subsections (c)(i), (c)(iii) and (c)(v) above, prepayment of the Revolving Credit Loans (without any permanent reduction of Revolving Credit Commitments)), in each case as set forth in Section 2.12(g).

        (d)  If, for any Fiscal Year commencing with the Fiscal Year in which the Completion Date occurs, there shall be Excess Cash Flow, the Borrower shall, and shall cause the applicable Loan Parties to, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(g). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five Business Days after the earlier of (i) the date on which the financial statements of the Loan Parties referred to in Section 6.1(a), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered. Notwithstanding the foregoing, the requirements of this subsection (d) shall be terminated and no longer be applicable if for any Fiscal Year the Consolidated Leverage Ratio of the Borrower as of the last day of such Fiscal Year is not greater than 2.5 to 1.0.

        (e)  If, on any date after Loans have been made hereunder, the Borrower or any other Loan Party shall receive any Extraordinary Deposit Receipts, the Borrower or such Loan Party shall apply, on such date, the amount of such Extraordinary Deposit Receipts toward the prepayment of Revolving Credit Loans (without any permanent reduction of the Revolving Credit Commitments) and the Term Loans as set forth in Section 2.12(g).

        (f)    If on the last day of any period of four full consecutive fiscal quarters of the Borrower ending on a Quarterly Date the Consolidated EBITDA of the Borrower for such four full consecutive fiscal quarter period was equal to or greater than $275,000,000, the Borrower shall apply any amounts on deposit in the Project Liquidity Reserve Account on the Liquidity Reserve Payment Date toward the prepayment of the Revolving Credit Loans (without any permanent reduction of Revolving Credit Commitments) and the Term Loans as set forth in Section 2.12(g).

        (g)  Subject to Section 2.18, amounts to be applied in connection with prepayments and/or Commitment reductions made pursuant to this Section 2.12 or Section 7.2(i) shall be applied (i) in the case of Sections 2.12(a), 2.12(b) or 7.2(i), first, to the prepayment of Term Loans and the permanent reduction of Revolving Credit Commitments pro rata based on the Total Revolving Credit Exposure and the Total Term Loan Exposure, and second, to the Borrower or such other Person as shall be lawfully entitled thereto, (ii) in the case of Sections 2.12(c)(ii), 2.12(c)(iv), 2.12(c)(vi) and 2.12(d), first, to the prepayment of the Term Loans, second, to reduce permanently the Revolving Credit Commitments and, third, to the Borrower or such other Person as shall be lawfully entitled thereto and (iii) in the case of Sections 2.12(c)(i), 2.12(c)(iii), 2.12(c)(v), 2.12(e) and 2.12(f), first, to the prepayment of Revolving Credit Loans (without any permanent reduction of Revolving Credit Commitments), second, to the prepayment of Term Loans, and third, to the Borrower or such other Person as shall be lawfully entitled thereto (provided, that in the case of subsections (i) and (ii) above, prior to the Completion Date, no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Remaining Costs shall exceed the Available Funds or the Required Minimum Contingency shall exceed the Unallocated Contingency Balance; provided, further, that, in such event, amounts allocable to the termination or reduction of Revolving Credit Commitments that are not so applied due to the first proviso hereof shall nonetheless be applied to prepay Revolving Credit Loans (without any permanent reduction of Revolving Credit Commitments)). Any reduction of the Revolving Credit Commitments in accordance with the foregoing shall be accompanied by prepayment of the Revolving Credit Loans and/or Swing Line Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of the Total Revolving Credit Commitments as so reduced (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in immediately available funds in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing first priority security interest (subject to no other Liens other than Liens permitted pursuant to Section 7.3(k) in all amounts at any time on deposit in such cash collateral account to secure all L/C Obligations from time to time outstanding and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent, the Secured Parties and as otherwise permitted pursuant to Section 7.3(k) or that the total amount of such funds is less than the amount of such excess, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) the amount of such excess over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. The application of any prepayment pursuant to Section 2.11 and this Section 2.12 shall be made, first, to Base Rate Loans and, second, to

Eurodollar Loans. Each prepayment of the Loans under Section 2.11 and this Section 2.12 (except in the case of Revolving Credit Loans (unless the Revolving Credit Loans are being repaid in full and the Revolving Credit Commitments terminated) that are Base Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such prepayment to the applicable Lender on the amount prepaid.

        2.13    Conversion and Continuation Options.    (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Other than with respect to Swing Line Loans which shall at all times be Base Rate Loans, the Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        (b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        2.14    Minimum Amounts and Maximum Number of Eurodollar Tranches.    Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

        2.15    Interest Rates and Payment Dates.    (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

        (b)  Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

        (c)  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or an Event of Default has otherwise occurred and is continuing, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder (in accordance with Section 2.9 or otherwise) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%), in each case, with respect to subsections (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment) or so long as such Event of Default is continuing.

        (d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

        2.16    Computation of Interest and Fees.    (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

        (b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations, if any, used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

        2.17    Inability to Determine Interest Rate.    If prior to the first day of any Interest Period:

        (a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

        (b)  the Administrative Agent shall have received notice from the Applicable Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

        2.18    Pro Rata Treatment and Payments.    (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Subject to Section 2.18(c), each payment (other than prepayments) in respect of principal or interest in respect of the Loans, and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. The application of any mandatory prepayment pursuant to this Section 2.18 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.

        (b)  Each payment (including each prepayment) of Term Loans shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans (provided that the final payment of Term Loans on the Term Loan Termination Date shall be treated as an "installment" for purposes of this subsection (b)) (i) pro rata based on the remaining outstanding principal amount of such installments in the case of mandatory prepayments required pursuant to Section 2.12(e) and (ii) in the inverse order of the scheduled maturities of such installments in the case of all other mandatory prepayments. Amounts prepaid on account of the Term Loans may not be reborrowed.

        (c)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in connection with any Letter of Credit shall be made to the Issuing Lender.

        (d)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

        (e)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the

Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

        (f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

        2.19    Requirements of Law.    (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

          (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, and setting forth in such notice, in reasonable detail, the basis and calculation of such amounts.

        (b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which request shall set forth, in reasonable detail, the basis and calculation of the additional amounts sought), the Borrower shall pay to such Lender such additional amount or amounts as set forth in the aforesaid notice; provided, that the Borrower shall not be required to compensate a Lender pursuant to this subsection (b) for any amounts incurred more than six months prior to the date on which such Lender notified the Borrower of such Lender's intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

        (c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) and setting forth, in reasonable detail, the basis and calculation of such amounts shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.20    Taxes.    (a) All payments made by the Borrower or any Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Arranger, any Agent, any Manager or any Lender as a result of a present or former connection between such Arranger, such Agent, such Manager or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Arranger's, such Agent's, such Manager's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to any Arranger, any Agent, any Manager or any Lender hereunder, the amounts so payable to such Arranger, such Agent, such Manager or such Lender shall be increased to the extent necessary to yield to such Arranger, such Agent, such Manager or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts that would have been received hereunder or under any other Loan Document had such withholding not been required; provided, however, that the Borrower or a Guarantor shall not be required to increase any such amounts payable to any Arranger, any Agent, any Manager or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Arranger's, such Agent's, such Manager's or such Lender's failure to comply with the requirements of subsection (f) or (g) of this Section 2.20, or (ii) that are United States withholding taxes imposed on amounts payable to such Arranger, such Agent, such Manager or such Lender at the time such Arranger, such Agent, such Manager or such Lender becomes a party to this Agreement, except to the extent that such Arranger's, such Agent's, such Manager's or such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower or a Guarantor with respect to such Non-Excluded Taxes pursuant to this Section 2.20(a). The Borrower or the applicable Guarantor shall make any such required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

        (b)  If any Arranger, Agent, Manager or Lender, as applicable, receives a refund of a tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Section 2.20, which refund in the good faith judgment of such Arranger, Agent, Manager or Lender, as the case may be, is attributable to such payment made by the Borrower or such Guarantor, then such Arranger,

Agent, Manager or Lender, as the case may be, shall reimburse the Borrower or such Guarantor for such amount as such Arranger, Agent, Manager or Lender, as the case may be, determines in good faith to be the proportion of the refund as will leave it, after such reimbursement, in the same position it would have been in if the payment of such tax and any payment by the Borrower or such Guarantor under this Section 2.20 had not been made. Subject to the first sentence of this Section 2.20(b), upon the reasonable request of the Borrower or a Guarantor (and at the expense of such Persons), the Lender or the Administrative Agent, as applicable, shall at its sole discretion, exercised in good faith, use reasonable efforts to cooperate with the Borrower or a Guarantor with a view to obtaining a refund of any Non-Excluded Taxes with respect to which the Borrower or a Guarantor has paid any amounts pursuant to Section 2.20 and which the Borrower or a Guarantor, on advice of counsel, reasonably believes were not correctly or legally asserted by the relevant Governmental Authority.

        (c)  Subject to subsection (f) below, the Borrower shall indemnify each Arranger, each Agent, each Manager and any Lender for the full amount of Non-Excluded Taxes to the extent payable but not paid by the Borrower or any Guarantor pursuant to Section 2.20(a) and paid by such Arranger, Agent, Manager or Lender or any of their respective Affiliates (including, without limitation, any Non-Excluded Taxes imposed by any Governmental Authority on amounts payable under Section 2.20(a) or this Section 2.20(c) and any penalties, additions to tax interest and related expenses attributable to such Non-Excluded Taxes). Payment under this indemnification shall be made within ten (10) Business Days from the date any Arranger, any Agent, any Manager or any Lender or any of their respective Affiliates makes written demand therefor, which demand shall set forth in reasonable detail the basis and calculation of the amounts demanded. Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.20(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or a Guarantor if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue.

        (d)  Whenever any Non-Excluded Taxes are payable by the Borrower or a Guarantor, as promptly as possible thereafter the Borrower or such Guarantor shall send to the Administrative Agent for the account of the relevant Arranger, Agent, Manager or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or such Guarantor showing payment thereof.

        (e)  The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (f)    Each Lender (or Transferee) that is not a U.S. Person (as defined in Section 7701(a)(30) of the Code) (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a Form W-8BEN and a statement substantially in the form of Exhibit I hereto to the effect that such Non-U.S. Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code, or any subsequent versions of any of the foregoing or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower or any Guarantor under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and on or before the date of the first payment to it following the date, if any, such Non-U.S. Lender changes its applicable lending office pursuant to Section 2.23 hereof. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). If a Non-U.S. Lender is unable to deliver any form pursuant to this Section 2.20(f), such Non-U.S. Lender shall be entitled to neither relief from withholding nor indemnity hereunder with respect to Non-Excluded Taxes for the period that would have been covered by such form, unless (i) such Non-U.S. Lender's inability to deliver such form resulted from a change in law after the date on which such Lender became a Lender hereunder or as a result of a change in the circumstances of the Borrower or any Guarantor or the use of proceeds of such Non-U.S. Lender's loans or (ii) such Non-U.S. Lender's assignor (if any) was entitled, at the time of assignment, to the indemnity afforded hereunder. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

        (g)  Each Arranger, Agent, Manager and Lender that is entitled to an exemption from non-U.S. withholding taxes under the law of the jurisdiction in which the Borrower or a Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the relevant Guarantor(s), as applicable (with a copy to the Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by the Borrower or such Guarantor(s), such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding; provided, that such Arranger, Agent, Manager or Lender is legally entitled to complete, execute and deliver such documentation and in such Person's judgment such completion, execution or submission would not materially prejudice the legal position of such Person.

        (h)  The Borrower and each Guarantor shall pay all Non-Excluded Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

        2.21    Indemnity.    The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (whether as a result of a Stop Funding Notice or otherwise), (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

        2.22    Illegality.    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, then (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

        2.23    Change of Lending Office.    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20 or 2.22 with respect to such Lender, it will, if requested by the Borrower or a Guarantor, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations or rights of any Borrower or Lender pursuant to Section 2.19, 2.20 or 2.22.

        2.24    Insurance Proceeds and Eminent Domain Proceeds.    (a) This Section 2.24 shall apply to all Insurance Proceeds and all Eminent Domain Proceeds received by any Loan Party after the Final Completion Date. Any such Insurance Proceeds or Eminent Domain Proceeds (other than those described in subsection (b) below and those that the Administrative Agent is required to deliver to the FF&E Agent pursuant to the FF&E Intercreditor Agreement) shall be applied to the prepayment of the Obligations of the Borrower in accordance with Sections 2.12 and 2.18, unless, subject to Section 2.24(h) in the case of Eminent Domain Proceeds with respect to the Phase II Land, each of the following conditions are satisfied or waived by the Majority Initial Arrangers (and the Required Lenders, as applicable) as required pursuant to Section 2.24(c) or 2.24(d), within 30 Business Days (or, in the case of Insurance Proceeds or Eminent Domain Proceeds described in Section 2.24(d), 60 Business Days) after any Loan Party's receipt of such Insurance Proceeds or Eminent Domain Proceeds, in which event such amounts shall be applied to the repair or restoration of the Project in accordance with the terms of such Sections:

            (i)  such damage or destruction or Event of Eminent Domain does not constitute the destruction of all or substantially all of the man-made portion of the Project;

          (ii)  neither a Default nor an Event of Default has occurred and is continuing (other than a Default or an Event of Default resulting solely from such damage or destruction or Event of Eminent Domain) and after giving effect to any proposed repair and restoration, no Default or Event of Default will result from such damage or destruction or proposed repair and restoration or Event of Eminent Domain;

          (iii)  the Borrower and the Construction Consultant certify, and the Majority Initial Arrangers (with, if applicable, the consent of the Required Lenders) determine in their reasonable judgment, that repair or restoration of the Project to a condition substantially similar to the condition of the Project immediately prior to the event or events to which the relevant Insurance Proceeds or Eminent Domain Proceeds, as the case may be relate, is technically and economically feasible within a twelve-month period and that a sufficient amount of funds is or will be available to the relevant Loan Party to make such repairs and restorations (subject at all times to Section 7.7);

          (iv)  the Borrower delivers to the Administrative Agent a plan describing in reasonable detail the nature of the repairs or restoration to be effected and the anticipated costs and schedule associated therewith (the "Repair Plan"), in form and substance reasonably satisfactory to the Majority Initial Arrangers (and, if applicable, the Required Lenders);

          (v)  the Borrower certifies, and the Majority Initial Arrangers (with, if applicable, the consent of the Required Lenders) determine in their reasonable judgment, that a sufficient amount of funds is or will be available to the Borrower to make all payments on Indebtedness which will become due during and following the repair period and, in any event, to maintain compliance with the covenants set forth in Section 7.1 during such repair period;

          (vi)  no Permit is necessary to proceed with the repair and restoration of the Project and no material amendment to the Project Documents, or, except with the consent of the Required Lenders, this Agreement or any of the Loan Document, and no other instrument is necessary for the purpose of effecting the repairs or restoration of the Project or subjecting the repairs or restoration to the Liens of the applicable Security Documents and maintaining the priority of such Liens or, if any of the above is necessary, the Borrower and/or the appropriate Loan Party will be able to obtain the same as and when required;

        (vii)  the Majority Initial Arrangers shall receive such additional title insurance, title insurance endorsements, mechanic's lien waivers, certificates, opinions or other matters as they may reasonably request (or, if applicable, as the Required Lenders may request) as necessary or appropriate in connection with such repairs or restoration of the Project or to preserve or protect the Lenders' interests hereunder and in the applicable Collateral; and

        (viii)  the proposed repair or restoration is permitted by each of the other Financing Agreements.

        (b)  If there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses not in excess of $15,000,000 are payable, such Insurance Proceeds and/or Eminent Domain Proceeds shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in amounts from time to time necessary to make payments for work undertaken towards repair, restoration or reconstruction necessitated by such event(s), upon presentation of documentation reasonably satisfactory to the Administrative Agent supporting such requested payments.

        (c)  Provided that the conditions set forth in subsection (a) above have been waived by the Majority Initial Arrangers, or have been acknowledged by such Persons as having been satisfied, which acknowledgement shall not be unreasonably withheld, delayed or conditioned, if there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses in excess of $15,000,000, but not in excess of $30,000,000, are payable, such Insurance Proceeds and/or Eminent Domain Proceeds received by relevant Loan Party(ies) shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to relevant Loan Party(ies) in accordance with subsection (e) below.

        (d)  Provided that the conditions set forth in subsection (a) above have been waived by the Majority Initial Arrangers and the Required Lenders, or have been acknowledged by such Persons as having been satisfied, which acknowledgement shall not be unreasonably withheld, delayed or conditioned, if there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses in excess of $30,000,000 are payable, such Insurance Proceeds and/or Eminent Domain Proceeds shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in accordance with subsection (e) below.

        (e)  Except as provided in Section 2.24(b), amounts which are to be applied to repair or restoration of the Project pursuant to this Section 2.24 shall be disbursed by the Administrative Agent from the applicable Funding Account in accordance with the procedures set forth in this Section 2.24(e). From time to time the Administrative Agent's authorization of release of Insurance Proceeds and/or Eminent Domain Proceeds for application toward such repairs or restoration shall be conditioned upon the relevant Loan Party's delivery to the Administrative Agent of (i) a certificate from the Borrower (I) describing in reasonable detail the nature of the repairs or restoration to be effected with such release and certifying that such repairs or restoration are materially consistent with, and shall be undertaken in accordance with, the Repair Plan, (II) stating the cost of such repairs or restoration, which shall be no less than the amount of Insurance Proceeds and/or Eminent Domain Proceeds requested in such release, and that such requested release amount will be applied to the cost thereof, (III) stating that the aggregate amount requested in respect of such repairs or restoration (when added to any other Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) or funds otherwise made available to the Project in respect of such damage or destruction or Event of Eminent Domain) does not exceed the cost of such repairs or restoration and that a sufficient amount of funds is or will be available to the relevant Loan Party(ies) to complete such repair or restoration, and (IV) stating that neither a Default nor an Event of Default has occurred and is continuing other than a Default or an Event of Default resulting solely from such damage, destruction or Event of Eminent Domain (provided, that in any event no Default or Event of Default under Sections 7.1 or 8(a) shall have occurred and be continuing), (ii) such documents, certificates and information of the type described in Section 2.24(a)(vii) as the Majority Initial Arrangers may reasonably request and (iii) in the event such repairs or restorations relate to damage, destruction or Event of Eminent Domain of the type described in Section 2.24(d), all other documents, certificates and information with respect to such Insurance Proceeds, Eminent Domain Proceeds, repair and/or restoration as the Majority Initial Arrangers may reasonably request as necessary or appropriate in connection with such repairs or restoration of the Project or to preserve or protect the Lenders' interests hereunder and in the applicable Collateral.

        (f)    If, after Insurance Proceeds and/or Eminent Domain Proceeds have been applied to the repair or restoration of the Project as provided in this Section 2.24, any excess Insurance Proceeds and/or Eminent Domain Proceeds shall be applied to the prepayment of the Obligations of the Borrower in accordance with Section 2.12.

        (g)  If an Event of Default shall have occurred and be continuing (other than a Default or an Event of Default resulting solely from the damage or destruction or Event of Eminent Domain giving rise to the receipt of such Insurance Proceeds or Eminent Domain Proceeds (but in any event including any Default or Event of Default under Sections 7.1 or 8(a))), then any provisions of this Section 2.24 to the contrary notwithstanding, any Insurance Proceeds or Eminent Domain Proceeds may be applied by the Administrative Agent (i) to curing such Event of Default, and any Insurance Proceeds or Eminent Domain Proceeds remaining thereafter shall be applied as provided in this Section 2.24 or (ii) if such Event of Default cannot be cured, toward payment of all other Obligations of the Borrower, in connection with exercise of the Lenders' remedies pursuant to Section 8.

        (h)  Notwithstanding anything to the contrary contained in this Section 2.24, all Eminent Domain Proceeds received by any Loan Party with respect to the Phase II Land (including, without limitation, the Phase II Land Building) shall be applied to the prepayment of Obligations of the Borrower in accordance with Sections 2.12 and 2.18.

SECTION 3.    LETTERS OF CREDIT

        3.1    L/C Commitment.    (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby and, if agreed to by the applicable Issuing Lender, commercial letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Letter of Credit Commitment Period (provided, that until the Total Term Loan Extensions of Credit equals the Total

Term Loan Commitments, Letters of Credit shall not be available to the Borrower hereunder) in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero, (iii) if such issuance is prior to the Debt Service Availability Date, the Total Revolving Extensions of Credit would exceed an amount equal to the difference between (x) the Total Revolving Credit Commitments at such time and (y) $31,509,475 (or, during such times as the conditions set forth in Section 3.3.22 of the Disbursement Agreement have not been satisfied or waived, $36,509,475), (iv) if such issuance is during the Additional Completion Period, the Total Revolving Extensions of Credit would exceed an amount equal to the difference between (x) the Total Revolving Credit Commitments at such time and (y) $3,000,000 (or, during such times as the conditions set forth in Section 3.3.22 of the Disbursement Agreement have not been satisfied or waived, $8,000,000) or (v) if such issuance is during such times as the conditions set forth in Section 3.3.22 of the Disbursement Agreement have not been satisfied or waived, the Total Revolving Extensions of Credit would exceed an amount equal to the difference between (x) the Total Revolving Credit Commitments at such time and (y) $5,000,000. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the date which is one year after the date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit Termination Date, provided that any Letter of Credit may provide for the extension of the expiry date thereof for additional one-year periods (which shall in no event extend beyond the date referred to in subsection (y) above).

        (b)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

        3.2    Procedure for Issuance of Letters of Credit.    (a) Prior to the Completion Date, and, to the extent the Letter of Credit is being utilized in furtherance of the payment or support for Project Costs, after the Completion Date but prior to the Final Completion Date, the Borrower may request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Disbursement Agent, in each case in accordance with and pursuant to the terms of Section 2.4 of the Disbursement Agreement such Notice of Advance Requests in the form, at the times and as required under the Disbursement Agreement. Notwithstanding any provisions of the Disbursement Agreement to the contrary, such Notice of Advance Requests and the related Advance Confirmation Notices from the Disbursement Agent in accordance with the provisions of Section 2.4 of the Disbursement Agreement must be received by the Issuing Lender at least 3 Business Days (or such shorter period agreed to by the Issuing Lender) prior to the proposed date of issuance (in addition to such other documents, certificates, documents and papers as the Issuing Lender may request) and must contain all the information relevant to the proposed Letter of Credit issuance as set forth in a Letter of Credit Request.

        (b)  On or after the Completion Date, the Borrower may request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent, at least 3 Business Days (or such shorter period agreed to by the Issuing Lender) prior to the proposed date of issuance (such proposed date to be a Business Day), a Letter of Credit Request accompanied by such other documents, certificates, documents and papers as the Issuing Lender may request. Letter of Credit Requests may be delivered by facsimile transmission.

Promptly after the issuance or amendment of a Letter of Credit (in any event upon satisfaction or waiver of the conditions precedent set forth in Section 5.2 or 5.3, as the case may be), the Issuing Lender shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Revolving Credit Lenders, in writing of such issuance or amendment and if so requested by any such Lender the Administrative Agent shall furnish such Lender with a copy of such issuance or amendment. Notwithstanding the foregoing, the Issuing Lender shall not be obligated to make any Letters of Credit available to the Borrower at a time when a Lender Default exists unless the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Issuing Lender's risk with respect to the Defaulting Lender's or Lenders' participation in such Letters of Credit.

        3.3    Fees and Other Charges.    (a) The Borrower shall pay a fee on the aggregate drawable amount of each outstanding Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit; provided, however, that any such fee accrued with respect to any Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such fee shall otherwise have been due and payable by such Borrower prior to such time; and provided further that no such fee shall accrue for the benefit of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee equal to 1/4 of 1% per annum on the aggregate drawable amount of each outstanding Letter of Credit (but in any event not less than $500.00 per annum per Letter of Credit), payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

        (b)  In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

        3.4    L/C Participations.    (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender, regardless of the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand, at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant acknowledges and agrees that its obligation to acquire participations and make payments pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or Event of Default, the reduction or termination of the Commitments, any adverse change in the condition (financial or otherwise) of the Borrower or any other Person or any breach of this Agreement or any other Loan Document by the Borrower or any other Person (including, without limitation, any other Revolving Credit Lender), and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

        (b)  If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

        (c)  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

        3.5    Reimbursement Obligation of the Borrower.    The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower and the Administrative Agent of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment (the amounts described in the foregoing subsections (a) and (b) in respect of any drawing, collectively, the "Payment Amount"). Each such payment shall be made to the Administrative Agent at the Payment Office, for the account of the Issuing Lender, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Issuing Lender promptly upon receipt at its address for notices specified herein in like funds as received. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Letter of Credit shall (unless an event of the type described in subsection (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time of such drawing under such Letter of Credit.

        3.6    Obligations Absolute.    The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in accordance with the standards or care specified in the UCC of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

        3.7    Letter of Credit Payments.    If any draft or other form of demand shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

        To induce the Arrangers, the Agents, the Managers and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Arranger, each Agent, each Manager and each Lender that, on the Closing Date (except with respect to Sections 4.25(h), 4.26, 4.27 and 4.28), on each Borrowing Date for Revolving Loans on or after the Completion Date and on the date of issuance or amendment of each Letter of Credit on or after the Completion Date, the following statements are true, correct and complete, it being understood that such representations and warranties are being made solely as of the Closing Date and as a condition to the making of Revolving Loans on or after the Completion Date, the making of Swing Line Loans and the issuance or amendment of Letters of Credit on or after the Completion Date and shall not be made or be a condition to the funding of any Loans or the issuance or amendment of any Letters of Credit prior to the Completion Date:

        4.1    Financial Condition.

        The restated audited consolidated and consolidating balance sheets of Valvino and its consolidated Subsidiaries as at December 31, 2000 and December 31, 2001, and the related consolidated and consolidating statements of income and of cash flows for the Fiscal Years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the consolidated and consolidating financial condition of Valvino and its consolidated Subsidiaries as at such date, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the respective Fiscal Years then ended. The unaudited consolidated and consolidating balance sheets of Valvino and its consolidated Subsidiaries as at June 30, 2002, and the related unaudited consolidated and consolidating statements of income and cash flows for the 6-month period ended on such date, present fairly in all material respects the consolidated and consolidating financial condition of Valvino and its consolidated Subsidiaries as at such date, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the 6-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Valvino and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from January 1, 2002 to and including the Closing Date there has been no Disposition by Valvino or any of its Subsidiaries of any material part of its business or Property.

        4.2    No Change.    Since December 31, 2001, there have been no developments or events that, individually or collectively, have had or could reasonably be expected to have a Material Adverse Effect.

        4.3    Corporate/LLC Existence; Compliance with Law.    Each of the Loan Parties and the Completion Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        4.4    Corporate Power; Authorization; Enforceable Obligations.    Each Loan Party and the Completion Guarantor has the corporate or limited liability company power, as the case may be, and authority, and the legal right, to make, deliver and perform the Loan Documents and the other Operative Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrower, to borrow hereunder. Each Loan Party and the Completion Guarantor has taken all necessary corporate or limited liability company action, as the case may be, to authorize the execution, delivery and performance of the Loan Documents and the other Operative Documents to which it is a party and, in the case of the Borrower and Capital Corp., to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement and the other Operative Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any Person (other than a Loan Party) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the Loan Documents or any of the other Operative Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have, unless otherwise indicated on Schedule 4.4, been obtained or made and are in full force and effect and (ii) the filings and actions referred to in Section 4.19. Each Loan Document and other Operative Document has been duly executed and delivered on behalf of the Completion Guarantor and each Loan Party party thereto. This Agreement constitutes, and each other Loan Document, Project Document and Operative Document upon execution will constitute, a legal, valid and binding obligation of the Completion Guarantor and each Loan Party party thereto, enforceable against the Completion Guarantor and each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        4.5    No Legal Bar.    The execution, delivery and performance of this Agreement, the other Loan Documents and the other Operative Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Completion Guarantor or any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Other Security Documents). No Requirement of Law or

Contractual Obligation applicable to the Completion Guarantor or any Loan Party could, individually or collectively, reasonably be expected to have a Material Adverse Effect.

        4.6    No Material Litigation.    No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Completion Guarantor or any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Financing Agreements or any of the transactions contemplated hereby or thereby, or (b) that, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

        4.7    No Default.    Neither the Completion Guarantor nor any Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that, individually or collectively, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        4.8    Ownership of Property; Liens.    Each of the Loan Parties is the sole owner of, legally and beneficially, and has good, marketable and insurable title to, or has a valid leasehold interest in, all its Real Estate, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate could not reasonably be expected to materially interfere with the business or assets of any Loan Party), or to any Lien except for Permitted Liens. None of the Pledged Stock is subject to any Lien except for Permitted Liens.

        4.9    Intellectual Property.    (a) Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except (i) with respect to the Intellectual Property related to or otherwise associated with the Loan Parties' use of the "Le Reve" name, such claims that, if determined adversely to a Loan Party, could not reasonably be expected to have a material adverse effect on such Loan Party's ability to use the "Le Reve" name in its Permitted Business as currently used or contemplated to be used and (ii) with respect to all other Intellectual Property, as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. The use by each Loan Party of the Intellectual Property related to or otherwise associated with such Loan Party's use of the "Le Reve" name does not infringe on the rights of any Person, which infringement could reasonably be expected to have a material adverse effect on such Loan Party's ability to use the "Le Reve" name in its Permitted Business as currently used or contemplated to be used. The use by each Loan Party of Intellectual Property other than Intellectual Property related to or otherwise associated with such Loan Party's use of the "Le Reve" name, does not infringe on the rights of any Person, which infringement, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

        (b)  As of the Closing Date, Schedule 4.9(b) (i) identifies each of the trademarks, service marks and trade name applications and registrations currently registered by, made by or otherwise held, directly or indirectly, by each of the Loan Parties (including, without limitation, any Intellectual Property related to or otherwise associated with the Loan Parties' use of the "Le Rêve" name) and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

        (c)  As of the Closing Date, Schedule 4.9(c) (i) identifies each of the material patents and patent applications currently owned by, made by or otherwise held, directly or indirectly, by each of the Loan

Parties and identifies which such Person owns, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

        (d)  As of the Closing Date, Schedule 4.9(d) (i) identifies each of the material copyrights and copyright applications and registrations currently registered by, made by or otherwise held, directly or indirectly, by each of the Loan Parties and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

        (e)  As of the Closing Date, Schedule 4.9(e) (i) identifies, each of the material trade secrets currently owned by, claimed by, or otherwise held, directly or indirectly, by each of the Loan Parties and identifies which such Person owns, claims or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property exists.

        (f)    As of the Closing Date, Schedule 4.9(f) identifies all licenses, sublicenses and other agreements relating to Intellectual Property to which any of the Loan Parties is a party that are material to the conduct of such Loan Party's Permitted Business and pursuant to which (i) any of the Loan Parties is a licensor or sub-licensor or the equivalent or (ii) any other Person is authorized to use any Intellectual Property as a licensee, sub-licensee or the equivalent.

        4.10    Taxes.    (a) Each of the Completion Guarantor and the Loan Parties has filed, or caused to be filed, all tax and informational returns that are required to have been filed by it in any jurisdiction, and all such tax and informational returns are correct and complete in all material respects. Each of the Completion Guarantor and the Loan Parties has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable (other than (x) those taxes that it is contesting in good faith and by appropriate proceedings, and (y) taxes that are not yet due, with respect to each of which it has established reserves that are adequate for the payment thereof and as are required by GAAP).

        (b)  Neither the Completion Guarantor nor any of the Loan Parties has incurred any material tax liability in connection with the Project or the other transactions contemplated by the Operative Documents which has not been disclosed in writing to the Administrative Agent (including as disclosed in the financial statements delivered to the Lenders hereunder).

        (c)  There are no Liens for Taxes on any of the Properties of the Completion Guarantor or any of the Loan Parties other than Liens permitted pursuant to Section 7.3(a).

        4.11    Federal Regulations.    No part of the proceeds of the Loans or Letters of Credit will be used for purchasing or carrying any "margin stock" (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No indebtedness being reduced or retired out of the proceeds of the Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U). Following application of the proceeds of the Loans and Letters of Credit, "margin stock" (within the meaning of Regulation U) does not constitute more than 25% of the value of the assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Agreement (including, without limitation, the direct and indirect use of proceeds of the Loans and Letters of Credit) will violate or result in a violation of Regulation T, Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

        4.12    Labor Matters.    There are no strikes, stoppages, slowdowns or other labor disputes against any of the Loan Parties pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any of the Loan Parties on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Loan Party.

        4.13    ERISA.    Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with all applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The actuarial present value of all benefit liabilities under each Single Employer Plan (based on those assumptions that would be used to determine whether each such Single Employer Plan could be terminated in a standard termination under Section 4041(b) of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower, any other Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower, any other Loan Party nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any such Person were to withdraw completely from all Multiemployer Plans as of the most recent valuation date for which each such Multiemployer Plan has furnished data regarding potential withdrawal liability to the applicable Loan Party. As of the Closing Date, no such Multiemployer Plan is in Reorganization or Insolvent.

        4.14    Investment Company Act; Other Regulations.    Neither the Completion Guarantor nor any Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Completion Guarantor nor any Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness other than the Nevada Gaming Laws or which may otherwise render all or any portion of the Obligations unenforceable. Incurrence of the Obligations by the Completion Guarantor and the Loan Parties under the Loan Documents complies with all applicable provisions of the Nevada Gaming Laws, subject to any informational filings or reports required by Nevada Gaming Commission Regulation Section 8.130 and subject to the receipt of requisite approvals from the Nevada Gaming Authorities relating to the pledges of Capital Stock of the Loan Parties that are licensed or registered by the Nevada Gaming Authorities, which approvals shall be sought diligently and in good faith by the Borrower prior to the Opening Date, when the gaming license with respect to the Project is applied for by the Borrower.

        4.15    Subsidiaries.    (a) The Persons listed on Schedule 4.15 constitute all the Subsidiaries of Valvino as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date, the name and jurisdiction of formation of each Subsidiary of Valvino and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by its requisite parent entity. Each such Subsidiary is a Wholly Owned Subsidiary of Valvino and, if such Subsidiary's direct parent entity is other than Valvino, its direct parent entity.

        (b)  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of any Subsidiary of Valvino. None of the Subsidiaries of Valvino have issued, or authorized the issuance of, any Disqualified Stock.

        (c)  Neither Valvino nor any of its Subsidiaries are engaged in any businesses other than the Permitted Businesses. As of the Closing Date, other than, (i) in the case of Las Vegas Jet and World Travel, the Aircraft and Collateral related to the operation and maintenance of the Aircraft, (ii) in the case of Palo, the Palo Home Site Land, (iii) in the case of Wynn Design, Property reasonably related to architectural, engineering, design and project management activities and (iv) in the case of Desert Inn Improvement, the DIIC Water Permits and the Water Utility Land, none of the Water Companies or the Wynn Group Entities owns any material Property other than the Capital Stock of its Subsidiaries (if any).

        4.16    Use of Proceeds; Letters of Credit.    (a) The proceeds of the extensions of credit under this Agreement made prior to the Completion Date and amounts released from the Project Liquidity Reserve Account prior to the Completion Date shall be applied toward Project Costs in accordance with the Disbursement Agreement;

        (b)  The proceeds of the Revolving Credit Loans made after the Completion Date, the proceeds of the Swing Line Loans and the Letters of Credit shall be used for general business purposes of the Borrower and, to the extent otherwise permitted under the Loan Documents, the other Loan Parties; provided, that such general business purposes are in furtherance of, or associated with, the Permitted Business of such Persons; provided, further, that to the extent proceeds of extensions of credit made after the Completion Date but prior to the Final Completion Date are to be applied to Project Costs, such proceeds shall be applied to Project Costs in accordance with the Disbursement Agreement.

        4.17    Environmental Matters.    (a) To the knowledge of the Borrower, the Loan Parties: (i) are, and within the period of all applicable statutes of limitation have been, in material compliance with all applicable Environmental Laws; and (ii) reasonably believe that material compliance with all applicable Environmental Laws that is or is expected to become applicable to any of them will be timely attained and maintained.

        (b)  To the knowledge of the Borrower, Hazardous Substances are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any of the Loan Parties, or at any other location (including, without limitation, any location to which Hazardous Substances have been sent for re-use or recycling or for treatment, storage, or disposal) which could, individually or collectively, reasonably be expected to (i) give rise to liability of any of the Loan Parties under any applicable Environmental Law or otherwise result in costs to any of the Loan Parties that could reasonably be expected to have a Material Adverse Effect, or (ii) materially interfere with any of the Loan Parties' continued operations, or (iii) materially impair the fair saleable value of any real property owned or leased by any of the Loan Parties.

        (c)  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law (including, without limitation, any Environmental Claims) to which any of the Loan Parties is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened.

        (d)  No Loan Party has received any written request for information, or been notified that it is a potentially responsible party, under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law.

        (e)  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law or Environmental Claim.

        (f)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Substances.

        (g)  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Hazardous Materials Activities are not presently occurring, and have not previously occurred, at, on, under, in, or about any Real Estate now or formerly owned, leased or operated by any of the Loan Parties, and (ii) none of the Loan Parties have ever engaged in any Hazardous Materials Activities at any location.

        4.18    Accuracy of Information, etc.    No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Arrangers, the Agents, the Managers or the Lenders or any of them, by or on behalf of the Completion Guarantor or any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above (including, without limitation, the Projections) are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There are no facts known to the Completion Guarantor or any Loan Party that could, individually or collectively, reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and written statements furnished to the Arrangers, the Agents, the Managers and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

        4.19    Security Documents.    (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Stock, when any stock or membership certificates representing such Pledged Stock are delivered to the Administrative Agent with a corresponding endorsement, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than Intellectual Property Collateral arising under foreign laws which have not been identified by the Loan Parties as material to their Permitted Businesses and have not been set forth on Schedule 6 of the Guarantee and Collateral Agreement), when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 and such other filings and actions as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made and taken, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except

Senior Permitted Liens). Schedule 4.19(a)-2 lists as of the Closing Date each UCC Financing Statement that names any Loan Party as debtor and will remain on file after the Closing Date.

        (b)  Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all of the Mortgaged Properties and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Senior Permitted Liens).

        (c)  The Intellectual Property Security Agreements are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Intellectual Property Collateral described therein and proceeds and products thereof. With respect to domestic Intellectual Property Collateral, upon the filing of (i) the Intellectual Property Security Agreements in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks (within three (3) months after the Closing Date), and the United States Copyright Office relative to copyrights (within thirty (30) days after the Closing Date), together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4.19(c) (which financing statements have been duly completed and executed and filed in accordance with applicable Requirements of Law) the Intellectual Property Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Senior Permitted Liens).

        (d)  The Control Agreements are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Accounts described therein and proceeds and products thereof. Upon the execution of the Control Agreements, the Control Agreements shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Accounts and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Senior Permitted Liens).

        4.20    Solvency.    Each Loan Party and the Completion Guarantor is, and after giving effect to (i) the incurrence of all Indebtedness, (ii) the use of the proceeds of such Indebtedness (including, without limitation, the use of proceeds of the extensions of credit made by the Lenders hereunder) and (iii) obligations being incurred in connection with the Operative Documents, will be and will continue to be Solvent.

        4.21    Senior Indebtedness.    The Obligations (including, without limitation, the guarantee obligations of each Guarantor under the Loan Documents) constitute senior secured debt of each of the Loan Parties and "Permitted Debt" under and as defined in the Mortgage Notes Indenture. The Mortgage Notes, when issued and paid for, will be the legally valid and binding obligations of the Borrower and Capital Corp., enforceable against the Borrower and Capital Corp. in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The issuance and sale of Mortgage Notes, either (a) have been registered or qualified under applicable federal and state securities laws or (b) are exempt therefrom.

        4.22    Regulation H.    No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

        4.23    Insurance.    Each of the Loan Parties is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged and in any event in accordance with Section 6.5; and none of the Loan Parties has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect (other than as a result of general market conditions).

        4.24    Performance of Agreements; Material Contracts.    Neither the Completion Guarantor nor any Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, in each case, except where the consequences of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.24 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. All Material Contracts (other than Material Contracts described in clause (ii) of the definition thereof) are, to the knowledge of the Borrower, in full force and effect and no material defaults currently exist thereunder.

        4.25    Real Estate.

        (a)  As of the Closing Date, Schedule 4.25(a) sets forth a true, complete and correct list of all Real Estate, including a brief description thereof, including, in the case of leases, the street address, landlord name, tenant name, guarantor name, current rent amount, lease date and lease expiration date. The Borrower has delivered to the Administrative Agent true, complete and correct copies of all such leases.

        (b)  All Real Estate and the current use thereof complies with all applicable Requirements of Law (including building and zoning ordinances and codes) and with all Insurance Requirements, and none of the Loan Parties are non-conforming users of such Real Estate, except where noncompliance or such non-conforming use could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

        (c)  No Taking has been commenced or, to the Borrower's knowledge, is contemplated with respect to all or any portion of any Real Estate or for the relocation of roadways providing access to such Real Estate except, in each case, as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

        (d)  Except as set forth on Schedule 4.25(d), as of the Closing Date there are no current, pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any Real Estate, nor are there any contemplated improvements to such Real Estate that may result in such special or other assessments. There are no current, pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any Real Estate, nor are there any contemplated improvements to such Real Estate that may result in such special or other assessments, in any case that could reasonably be expected to result in a material liability to any Loan Party.

        (e)  None of the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Estate with any other real property constituting a separate tax lot. The Mortgaged Properties have been properly subdivided or entitled to exception therefrom, and for all purposes the Mortgaged Properties may be mortgaged, conveyed and, other than those with respect to leasehold interests, otherwise dealt with as separate legal lots or parcels.

        (f)    The use being made of all Real Estate is in conformity with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Real Estate and any other reciprocal easement agreements, restrictions, covenants or conditions affecting such Real Estate except, in each case, to the extent such non-conformity could not reasonably be expected to materially and adversely affect the ownership, occupancy, use or operation of the Mortgaged Properties in furtherance of the Permitted Business of the applicable Loan Party.

        (g)  There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Estate (other than those set forth in the Financing Agreements).

        (h)  All Real Estate (other than the Phase II Land) has adequate rights of access to public ways and is served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer and storm drain facilities, in each case as necessary to permit the Real Estate to be used for its intended purposes. All roads necessary for the utilization of the Real Estate (other than the Phase II Land) for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Estate.

        (i)    Except as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect, no building or structure constituting Real Estate or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others.

        (j)    Since the Closing Date, no portion of the Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored. No portion of the Real Estate is located in a special flood hazard area as designated by any federal governmental authorities.

        4.26    Permits.    Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the Loan Parties has obtained and holds all Permits required as of the date this representation is deemed made in respect of all Real Estate and for any other Property otherwise operated by or on behalf of, or for the benefit of, such Person and for the operation of its Permitted Businesses, (ii) all such Permits are in full force and effect, and each of the Loan Parties has performed and observed all requirements of such Permits (to the extent required to be performed by the date this representation is deemed made), (iii) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation, modification, suspension or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iv) no such Permits contain any restrictions, either individually or in the aggregate, that are burdensome to any of the Loan Parties, or to the operation of its Permitted Business or any Property owned, leased or otherwise operated by such Person, (v) the Borrower has no knowledge that any Governmental Authority is considering limiting, modifying, suspending, revoking or renewing on burdensome terms any such Permit, and (vi) each of the Loan Parties reasonably believes that each such Permit will be timely renewed and complied with, without undue expense or delay, and that any Permit not required to have been obtained by the date this representation is deemed made that may be required of such Person is of a type that is routinely granted on application and compliance with the conditions of issuance (such conditions being ministerial or of a type satisfied in the ordinary course of business, without undue expense or delay) and will be timely obtained and complied with, without undue expense or delay.

        4.27    Sufficiency of Project Documents.    Other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and Real Estate and other rights granted or to be granted pursuant to the Project Documents in effect as of such date (a) comprise all of the property interests necessary to secure any right material to the operation and maintenance of the Project in accordance with all Requirements of Law, (b) are sufficient to enable the Project to be located and operated on the Site and (c) provide adequate ingress and egress from the Site for any reasonable purpose in connection with the operation of the Project.

        4.28    Utilities.    All gas, water and electrical interconnection and utility services necessary for the operation of the Project for its intended purposes are available at the Site.

        4.29    Fiscal Year.    The fiscal year of each of the Loan Parties (including the Borrower) ends on December 31 of each calendar year.

SECTION 5.    CONDITIONS PRECEDENT

        5.1    Conditions to Closing Date.    The occurrence of the Closing Date is subject to the satisfaction of each of the conditions precedent described in Section 3.1 of the Disbursement Agreement (unless waived in writing by the Administrative Agent with the consent of all the Lenders).

        5.2    Conditions to Extensions of Credit on or prior to the Completion Date or otherwise pursuant to Section 2.5(a).    The agreement of each Lender to make extensions of credit requested to be made by it on Borrowing Dates occurring on or prior to the Completion Date and, to the extent the provisions of Section 2.5(a) apply to such extensions of credit, after the Completion Date but prior to the Final Completion Date is subject to the satisfaction, prior to or concurrently with the making of such extensions of credit, of the following conditions precedent:

          (a)    Notice.    The Borrower and/or the Disbursement Agent, as the case may be, shall have delivered to the Administrative Agent and, in the case of Letters of Credit, the Issuing Lender the Advance Requests and Notice of Advance Requests and related Advance Confirmation Notices with respect to the Loans and/or Letters of Credit requested on such Borrowing Date, in each case in the form, at the times and as required under Section 2.4 of the Disbursement Agreement and in accordance with the procedures specified in Section 2.5(a) hereof in the case of Loans and Section 3.2(a) hereof in the case of Letters of Credit.

          (b)    Drawdown Frequency for Loans:    Loans shall be made no more frequently than once every calendar month.

          (c)    Satisfaction of Disbursement Agreement Conditions Precedent.    All conditions precedent described in Section 3.3 of the Disbursement Agreement shall have been satisfied or waived in accordance with the terms of the Disbursement Agreement.

        5.3    Conditions to Extensions of Credit after the Completion Date other than pursuant to Section 2.5(a).    The agreement of each Lender to make extensions of credit requested to be made by it on Borrowing Dates occurring after the Completion Date (other than extensions of credit after the Completion Date but prior to the Final Completion Date to the extent the provisions of Section 2.5(a) apply to such extensions of credit) is subject to the satisfaction, prior to or concurrently with the making of such extensions of credit, of the following conditions precedent:

          (a)    Notice.    The Borrower shall have delivered (i) in the case of the borrowing of Revolving Loans, a Notice of Borrowing to the Administrative Agent in accordance with the procedures specified in Section 2.5(b), (ii) in the case of the issuance of Letters of Credit, a Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith to the Issuing Lender in accordance with the procedures specified in Section 3.2(b) and (iii) in the case of the borrowing of Swing Line Loans, the Borrower shall have complied with the provisions of Section 2.7(a).

          (b)    Representations and Warranties.    Each of the representations and warranties made by the Completion Guarantor, Wynn Resorts or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          (c)    No Default.    No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

          (d)    No Material Adverse Effect.    No events or circumstances individually or collectively having a Material Adverse Effect shall have occurred since the Closing Date (except as is no longer continuing).

Each borrowing of Loans by and issuance of a Letter of Credit on behalf of the Borrower hereunder after the Completion Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6.    AFFIRMATIVE COVENANTS

        The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Arranger, any Manager or any Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each of the other Loan Parties to, directly or indirectly (and by executing the Guarantee and Collateral Agreement, each such other Loan Party agrees that it will):

        6.1    Financial Statements.    Furnish to each Agent and each Lender:

        (a)  as soon as available, but in any event not later than the earlier of (i) 10 days after the filing with the SEC of Wynn Resorts' Annual Report on Form 10-K (or successor form thereto) with respect to each Fiscal Year and (ii) 90 days after the end of each Fiscal Year, a copy of the audited consolidated and consolidating balance sheets of Valvino and its consolidated Subsidiaries (including the consolidated balance sheet of the Borrower and its consolidated Subsidiaries) as at the end of such Fiscal Year and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

        (b)  as soon as available, but in any event not later than the earlier of (i) 10 days after the filing with the SEC of Wynn Resorts' Quarterly Report on Form 10-Q (or successor form thereto) with respect to each of the first three quarterly periods of each Fiscal Year and (ii) 45 days after the end of each of the first three quarterly periods of each Fiscal Year, the unaudited consolidated and consolidating balance sheets of Valvino and its consolidated Subsidiaries (including the consolidated balance sheet of the Borrower and its consolidated Subsidiaries) as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

        (c)  on and after the Opening Date, as soon as available, but in any event not later than 45 days after the end of each month occurring during each Fiscal Year (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated and consolidating balance sheets of Valvino and its consolidated Subsidiaries (including the consolidated balance sheet of the Borrower and its consolidated Subsidiaries) as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form the figures for the previous year and the figures from the applicable Projections, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects (in the case of financial statements delivered pursuant to subsections (b) and (c) of this Section 6.1, subject to normal year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

        6.2    Certificates; Other Information.    Furnish to each Agent and each Lender, or, in the case of subsections (g), (h) and (j), to the Administrative Agent, or, in the case of subsection (l), to the relevant Lender:

        (a)  concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that (i) their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (ii) in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate, and (iii) based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificates (including, without limitation, the Compliance Certificate) delivered therewith pursuant to subsection (b) below is not correct or stated in accordance with the terms of this Agreement;

        (b)  concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement referred to therein as of the last day of the applicable fiscal quarter or Fiscal Year, as the case may be and (iii) in the case of monthly financial statements delivered after the Completion Date, a certificate of a Responsible Officer setting forth all payments made by the Borrower with respect to Affiliated Overhead Expenses during the 12-month period ending on the last day of the applicable month (or such shorter period commencing on the Completion Date if the Completion Date occurred during such 12-month period) and stating that all such payments were in reimbursement of Affiliated Overhead Expenses and permitted pursuant to Section 7.10(d);

        (c)  as soon as available, and in any event no later than the Completion Date and 30 days prior to the beginning of each Fiscal Year thereafter, a detailed consolidated and consolidating budget of Valvino and its consolidated Subsidiaries (including a detailed consolidated budget of the Borrower and its consolidated Subsidiaries) for such Fiscal Year (or portion thereof from the Completion Date through the end of such Fiscal Year) (including a projected consolidated and consolidating balance sheet of Valvino and its consolidated Subsidiaries (including a consolidated balance sheet for the Borrower and its consolidated Subsidiaries) as of the end of such Fiscal Year, and the related consolidated and consolidating statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

        (d)  within 45 days after the end of each fiscal quarter after the Completion Date, a narrative discussion and analysis of the financial condition and results of operations of each of the Loan Parties for such fiscal quarter and for the period from the beginning of the then current Fiscal Year (or if the then current Fiscal Year is the Fiscal Year in which the Completion Date has occurred, from the Completion Date) to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous Fiscal Year;

        (e)  within five days after the same are sent, copies of all financial statements and reports that any Loan Party sends to the holders of any class of its debt securities to the extent not previously delivered to the Lenders and, within five days after the same are filed, copies of all financial statements and reports that any Loan Party may make to, or file with, the SEC;

        (f)    on the date of the occurrence thereof, notice that (i) any or all of the obligations under the Mortgage Notes Indenture or the FF&E Facility Agreement have been accelerated, or (ii) the trustee or the required holders of Mortgages Notes, or the FF&E Agent or required FF&E Lenders, as the case may be, has given notice that any or all such obligations are to be accelerated;

        (g)  promptly, and in any event within ten Business Days after any Material Contract, or any other contract or arrangement (or series of related contracts or arrangements) pursuant to which the Loan Parties are, or any one of them is, reasonably expected to incur obligations or liabilities with a Dollar value in excess of $8,000,000 during the term of such contract or arrangement, is terminated or amended or any new Material Contract or any other such contract or arrangement is entered into, or upon becoming aware of any material default by any Person under a Material Contract or any other such contract or arrangement, a written statement describing such event with copies of such amendments or new Material Contracts or such other contracts or arrangements, and, with respect to any such terminations or material defaults, an explanation of any actions being taken with respect thereto;

        (h)  promptly upon receipt, copies of all notices provided to any Loan Party or their Affiliates pursuant to any documents evidencing Other Indebtedness relating to material defaults or material delays and promptly upon execution and delivery thereof, copies of all amendments to any of the documents evidencing Other Indebtedness;

        (i)    to the extent not included in subsections (a) through (h) above, no later than the date the same are required to be delivered thereunder, copies of all agreements, documents or other instruments (including, without limitation, (i) audited and unaudited, pro forma and other financial statements, reports, forecasts, and projections, together with any required certifications thereon by independent public auditors or officers of any Loan Party or otherwise, (ii) press releases, (iii) statements or reports furnished to any other holder of the securities of any Loan Party, and (iv) regular, periodic and special securities reports) that any Loan Party is required to provide pursuant to the terms of the Other Indebtedness;

        (j)    promptly, and in any event within 30 days of the end of each Fiscal Year after the Completion Date, deliver to the Administrative Agent a certificate substantially in the form of Exhibit H hereto and otherwise in form and substance satisfactory to the Administrative Agent in consultation with the Insurance Advisor, certifying that the insurance requirements of Section 6.5 have been implemented and are being complied with in all material respects;

        (k)  within twenty days after the end of each fiscal quarter of the Borrower, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, any Loan Party equal to or greater than $1,000,000, and promptly after request by the Administrative Agent such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings; and

        (l)    promptly, such additional financial and other information as any Lender may from time to time reasonably request.

        6.3    Payment of Obligations.    To the extent not otherwise subject to valid subordination, standstill, intercreditor or similar arrangements, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party.

        6.4    Conduct of Business and Maintenance of Existence, etc.    (i) Preserve, renew and keep in full force and effect its corporate or limited liability company existence and in each case remain a Wholly Owned Subsidiary of Wynn Resorts and its direct parent entity, and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of subsection (ii) above, to the extent that failure to do so could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

        6.5    Maintenance of Property; Leases; Insurance.    (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

        (b)  Maintain all rights of way, easements, grants, privileges, licenses, certificates, and Permits necessary for the intended use of any Real Estate, except any such item the loss of which, individually or in the aggregate, could not reasonably be expected to materially and adversely affect or interfere with the Permitted Business of any Loan Party or have a material adverse effect on the Casino Land, the Golf Course Land or the Phase II Land.

        (c)  Comply with the terms of each lease or other grant of Real Estate, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where noncompliance therewith could not reasonably be expected to materially and adversely affect or interfere with the Permitted Business or Property of any Loan Party.

        (d)  At all times maintain in full force and effect the insurance policies and programs listed on Schedule 6.5(d), which policies and programs may be modified from time to time subject to the prior approval of the Administrative Agent in consultation with the Insurance Consultant, which approval shall not be unreasonably withheld, if (i) the insurance policies and programs listed on Schedule 6.5(d) are not then available on commercially reasonable terms and (ii) the resulting coverage is, at the time of the modification, customary for companies engaged in the same or similar business, which are similarly situated, and which have obtained or are then obtaining insurance coverage under similar conditions (including leverage structure) as those then currently applicable to the applicable Loan Party. In the event that, in accordance with the preceding sentence, any Loan Party is, at any time or from time to time, permitted to deviate from the insurance policies and programs described in Schedule 6.5(d) and, thereafter, any such requirement set forth in Schedule 6.5(d) becomes available on commercially reasonable terms, the applicable Loan Party, as the case may be, shall promptly procure coverage satisfying such requirement.

        (e)  Deliver to the Administrative Agent on behalf of the Secured Parties, (i) upon request of any Secured Party from time to time, full information as to the insurance carried, (ii) promptly following receipt thereof, from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date, (iii) forthwith, notice of any cancellation or nonrenewal of coverage by any Loan Party, unless such insurance is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 6.5(d), and (iv) promptly after such information is available to any Loan Party, full information as to any claim for an amount in excess of $500,000 with respect to any property and casualty insurance policy maintained by any such Loan Party.

        (f)    Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than Liens permitted under Section 7.3) is asserted against a Mortgaged Property, promptly give the

Administrative Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner reasonably satisfactory to the Administrative Agent.

        6.6    Inspection of Property; Books and Records; Discussions.    (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) subject to any Nevada Gaming Laws restricting such actions, permit representatives of any Lender, coordinated through the Administrative Agent, to visit and inspect any of its properties and examine and, at the Borrower's expense, make abstracts from any of its books and records at any reasonable time and upon reasonable prior notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of any Loan Party with officers of such Loan Party and with their respective independent certified public accountants.

        6.7    Notices.    Promptly give notice to the Administrative Agent and each Lender of:

        (a)  the occurrence of any Default or Event of Default;

        (b)  any (i) default or event of default (or alleged default) under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

        (c)  upon any officer of a Loan Party obtaining knowledge thereof, the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Loan Party, or any Property of a Loan Party (collectively, "Proceedings") not previously disclosed in writing by the Borrower to the Lenders that, in any case (A) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or any material development in any such Proceeding, in each case together with such other information as may be reasonably available to the Loan Parties to enable Lenders and their counsel to evaluate such matters;

        (d)  the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a material failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any other Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

        (e)  any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

        6.8    Environmental Laws; Permits.    (a) Comply in all material respects with, and use best efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with, and use best efforts to ensure that all tenants and subtenants obtain, maintain and comply in all material respects with, any and all licenses, approvals, notifications, registrations or Permits required by applicable Environmental Laws.

        (b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws related to the Mortgaged Property or the Project.

        (c)  The Administrative Agent may, from time to time and in its reasonable discretion, (i) retain, at the Borrower's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Substances in respect of the Site or the Project prepared by or for any Loan Party and (ii) conduct its own investigation of the Site or the Project. For purposes of conducting such a review and/or investigation, the Administrative Agent and its agents, employees, consultants and contractors shall have the right to enter into or onto the Site or the Project and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation shall be conducted, unless otherwise agreed to by a Loan Party and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at the Site or the Project or to cause any damage or loss to any property at the Site or the Project. Any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders' internal credit decisions, to monitor and police the Loans and to protect the Lenders' security interests, if any, created by the Loan Documents. The Administrative Agent agrees that any such investigation shall be conducted by an environmental consulting firm qualified and licensed by the State of Nevada.

        (d)  Deliver to the Administrative Agent (i) as soon as practicable following receipt thereof, copies in any Loan Party's possession or any Loan Party's control of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Loan Parties or by independent consultants, governmental authorities or any other Persons, with respect to Environmental Matters at the Site or the Project or with respect to any Environmental Claims, (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any remedial action taken by any Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims against a Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (2) any Environmental Claims against a Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (iii) as soon as practicable following the sending or receipt thereof by any Loan Party, a copy of any and all written communications with respect to (A) any Environmental Claims that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (B) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (C) any request for information from any governmental agency indicating that such agency is investigating whether any Loan Party may be potentially responsible for any Hazardous Materials Activity, (iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Loan Party that could reasonably be expected to (1) expose any Loan Party to, or result in, Environmental Claims that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or (2) affect the ability of any Loan Party to maintain in full force and effect all material Permits required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by any Loan Party to modify current operations in a manner that could reasonably be expected to subject such Loan Party to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (v) any notice that any Governmental Authority may condition approval of, or any application for, any material Permit held by any Loan Party on terms and conditions that are materially burdensome to such Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person, (vi) notice of any actions or proceedings of the types described in Sections 4.17(c) through (e), (vii) as soon as practicable, all documents submitted to, filed with or received from any Governmental Authority, including without limitation the Nevada Public Utilities Commission and the State of Nevada, Division of Water Resources, with respect to the Water Permits and (viii) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 6.8(d).

        6.9    Interest Rate Protection.    In the case of the Borrower, on or before the borrowing of each Loan, enter into Hedge Agreements to the extent necessary to provide that at least 50% of each such Loan will upon drawdown be subject to either a fixed interest rate or interest rate protection for a period of not less than the Term Loan Commitment Period (in the case of Term Loans) or the Revolving Credit Commitment Period (in the case of Revolving Credit Loans), as the case may be, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent; provided, that in no event shall Loans in excess of $325,000,000 be required to be subject to Hedge Agreements pursuant to this Section 6.9.

        6.10    Additional Collateral, Discharge of Liens, etc.    (a) With respect to any Property acquired after the Closing Date by any Loan Party as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected security interest (other than the Aircraft), subject to compliance with applicable Nevada Gaming Laws and restrictions on the grant of Liens permitted pursuant to Section 7.13, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (subject to Permitted Liens), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. In addition to the foregoing, in the event any such Property acquired after the Closing Date consists of Real Estate or other Property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, promptly (and, in any event, within two Business Days following the date of such acquisition) (1) execute and deliver a mortgage, substantially in the form of the Mortgages (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent may reasonably request), such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Administrative Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Administrative Agent on behalf of the Secured Parties a Lien on such Real Estate subject only to Permitted Liens, (2) provide the Secured Parties with title and extended coverage insurance covering such Real Estate in an amount at least equal to the fair market value of such Real Estate, and in any event consistent with (except for coverage amount) the title and extended coverage insurance covering the Site obtained pursuant to the Disbursement Agreement, or obtain an appropriate endorsement or supplement to an existing Title Policy, (3) execute and deliver an environmental indemnity agreement with respect to such Real Estate, substantially in the form of the Indemnity Agreements (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent may reasonably request), and (4) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent may reasonably request, including delivering documents and taking such other actions which would have been required under Section 3.1 of the Disbursement Agreement if such Real Estate were part of the Mortgaged Property on the Closing Date.

        (b)  With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party, subject to compliance with Nevada Gaming Laws, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary (subject to Permitted Liens), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as applicable, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, the Subordinated Intercompany Note and, to the extent applicable, the Intellectual Property Security Agreements and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement and, to the extent applicable, the Intellectual Property Security Agreements with respect to such new Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, the execution and delivery by all necessary Persons of Control Agreements and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements or by law or as may be requested by the Administrative Agent, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (v) execute and/or deliver such other documents or provide such other information as the Administrative Agent may reasonably request, including delivering documents and taking such other actions which would have been required under Section 3.1 of the Disbursement Agreement if such new Subsidiary were a Loan Party on the Closing Date. In addition to the foregoing, in the event any such new Subsidiary owns or otherwise has interests in any Real Estate or other Property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, promptly (and, in any event, within two Business Days following the date of such acquisition) (1) execute and deliver a mortgage, substantially in the form of the Mortgages (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent may reasonably request), such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Administrative Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Administrative Agent on behalf of the Secured Parties a Lien on such Real Estate subject only to Permitted Liens, (2) provide the Secured Parties title and extended coverage insurance covering such Real Estate in an amount at least equal to the fair market value of such Real Estate, and in any event consistent with (except for coverage amount) the title and extended coverage insurance covering the Site obtained pursuant to the Disbursement Agreement, or obtain an appropriate endorsement or supplement to an existing Title Policy, (3) execute and deliver an environmental indemnity agreement with respect to such Real Estate, substantially in the form of the Indemnity Agreements (with such modifications, if any, as are necessary to comply with Requirements of Law or that the Administrative Agent may reasonably request), and (4) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent may reasonably request, including delivering documents and taking such other actions which would have been required under Section 3.1 of the Disbursement Agreement if such Real Estate were part of the Mortgaged Property on the Closing Date.

        (c)  Notwithstanding anything to the contrary in this Section 6.10, paragraphs (a) and (b) of this Section 6.10 shall not apply to any Property or new Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

        6.11    Use of Proceeds and Revenues.    (a) Use the proceeds of the Loans and request the issuance of Letters of Credit, only for the purposes specified in Section 4.16; provided, that (i) no more than $968,490,525 (or, during such times as the conditions set forth in Section 3.3.22(b) of the Disbursement Agreement have not been satisfied or waived, $963,490,525) of proceeds of extensions of credit hereunder shall be available for application toward Project Costs and (ii) in addition to and without duplication of proceeds of extensions of credit available under clause (i) above with respect to Project Costs, no more than an additional $28,509,475 of proceeds of extensions of credit hereunder shall be available during the Additional Completion Period for application toward Debt Service due and payable during the Additional Completion Period.

        (b)  deposit in a Funding Account all Project Revenues, other than On-Site Cash, (i) received by the Borrower, Capital Corp. or Wynn Design after the Completion Date or (ii) received by any other Loan Party at any time; provided, that, in no event shall (A) funds deposited in a Funding Account be (x) transferred to any "Company Account" (as defined in the Disbursement Agreement) or (y) subject to Section 2.5.5 of the Disbursement Agreement, used to pay Project Costs or (B) subject to Section 2.5.5 of the Disbursement Agreement, On-Site Cash (other than to the extent reflecting proceeds of advances made pursuant to the Disbursement Agreement for the payment of Project Costs) be used to pay Project Costs.

        (c)  Apply (whether directly or through an equity contribution to the Borrower) all Net Cash Proceeds, Excess Cash Flow, Extraordinary Deposit Receipts, Loss Proceeds, Liquidated Damages, Insurance Proceeds and Eminent Domain Proceeds received by it in accordance with Sections 2.12, 2.18 and 2.24.

        (d)  Apply all amounts on deposit in the Entertainment Facility Fund Account solely and exclusively to the costs and expenses of developing, constructing and opening the Entertainment Facility.

        6.12    Compliance with Laws, Project Documents, etc.; Permits.    (a) Comply with all Requirements of Law, noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect and comply in all material respects with its Governing Documents.

        (b)  Comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under all Project Documents, except, in the case of Project Documents other than Material Affiliated Contracts, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

        (c)  From time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws, except to the extent the noncompliance therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. From time to time maintain, retain, observe and keep in full force and effect and comply with the terms conditions and provisions of all Water Permits.

        6.13    Further Assurances.    From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the

Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower shall, or shall cause any other applicable Loan Party to (and by executing the Guarantee and Collateral Agreement each such other Loan Party agrees that it will), execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or the applicable Loan Party for such governmental consent, approval, recording, qualification or authorization. In the event that, notwithstanding the covenants contained in Article 7, a Lien not otherwise permitted under this Agreement shall encumber the Mortgaged Property or other item of Collateral or any portion thereof, the relevant Loan Party shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Administrative Agent's option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics' or materialmen's claims of lien filed or otherwise asserted against the Mortgaged Property or any other item of Collateral or any portion thereof within 60 days after the date of notice thereof; provided, that the provisions of this Section 6.13 (and compliance therewith) shall not be deemed to constitute a waiver of any of the provisions of Article 7. Each of the Loan Parties shall fully preserve the Lien and the priority of each of the Mortgages and the other Security Documents without cost or expense to the Administrative Agent or the Lenders. If any Loan Party fails to promptly discharge, remove or bond off any such Lien or mechanics' or materialmen's claim of lien as described above, which is not being contested by the applicable Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 30 days after the receipt of notice thereof, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics' or materialmen's claim of lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens under this subsection, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien. The Borrower agrees that all costs and expenses expended or otherwise incurred pursuant to this Section 6.13 (including reasonable attorneys' fees and disbursements) by the Administrative Agent shall constitute Obligations and shall be paid by the Borrower in accordance with the terms hereof.

        6.14    Dissolution of the Completion Guarantor.    Promptly following the Final Completion Date, liquidate, wind up and dissolve the Completion Guarantor.

        6.15    Water Company Transfers.    With respect to Desert Inn Improvement, use its commercially reasonable efforts (i) unless the DIIC Water Transfer has been effected prior thereto, to obtain the approval of the Nevada Public Utilities Commission to the execution and delivery to the Administrative Agent of the Water Property Mortgage and, no later than 10 days after obtaining such approval, execute the Water Property Mortgage and take such other actions required pursuant to Section 6.10 had the Water Property been newly acquired by Desert Inn Improvement on the day of such approval by the Nevada Public Utilities Commission, (ii) to amend the DIIC Casino Water Permit in accordance with all applicable Requirements of Law and pursuant to all necessary consents of Governmental Authorities (including, if applicable, the Nevada Public Utilities Commission and the State of Nevada, Division of Water Resources) so that the designated place of use for water available under such Permit includes the Le Rêve hotel and casino's water features, (iii) to amend the DIIC Water Permits (other than the DIIC Casino Water Permit) in accordance with all applicable Requirements of Law and pursuant to all necessary consents of Governmental Authorities (including, if applicable, the Nevada Public Utilities Commission and the State of Nevada, Division of Water Resources) so that the designated place of use for water available under such Permits includes the Golf Course Land, and

(iv) to effectuate the DIIC Water Transfer and take such other actions required pursuant to Section 6.10 with respect to the Property transferred thereby.

SECTION 7.    NEGATIVE COVENANTS

        The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Arranger, any Manager or any Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of the other Loan Parties to, directly or indirectly (and by executing the Guarantee and Collateral Agreement each such other Loan Party agrees that it will not):

        7.1    Financial Condition Covenants.

          (a)    Consolidated Leverage Ratio.    Permit the Consolidated Leverage Ratio of the Borrower as at the last day of any period of four full consecutive fiscal quarters (or such shorter period ending on any Quarterly Date set forth below and beginning on the first day of the first fiscal quarter which begins after the Opening Date) ending on any Quarterly Date set forth below to exceed the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Consolidated Leverage Ratio
First Quarterly Date	6.75:1
Second Quarterly Date	5.75:1
Third Quarterly Date	5.50:1
Fourth, Fifth and Sixth Quarterly Dates	5.25:1
Seventh and Eighth Quarterly Dates	5.00:1
Ninth and Tenth Quarterly Dates	4.75:1
Eleventh Quarterly Date	4.50:1
Twelfth and Thirteenth Quarterly Dates	4.25:1
Fourteenth and Fifteenth Quarterly Dates	4.00:1
Sixteenth Quarterly Date and each Quarterly Date thereafter	3.75:1

  ; provided, that for purposes of calculating Consolidated EBITDA pursuant to this Section 7.1(a) for any period which is less than four full fiscal quarters, Consolidated EBITDA shall be calculated on an annualized basis.

          (b)    Minimum Consolidated EBITDA.    Permit Consolidated EBITDA of the Borrower for any period of four full consecutive fiscal quarters (or such shorter period ending on the Initial EBITDA Calculation Date (if any) or any Quarterly Date set forth below and beginning on the first day of the first fiscal quarter which begins after the Opening Date) ending on the Initial EBITDA Calculation Date (if any) or any Quarterly Date set forth below to be less than the amount set forth below opposite the Initial EBITDA Calculation Date (if any) or such Quarterly Date:

Initial EBITDA Calculation Date/Quarterly Date	Consolidated EBITDA
Initial EBITDA Calculation Date	$170,000,000
First Quarterly Date	$215,000,000
Second and Third Quarterly Dates	$250,000,000
Fourth, Fifth, Sixth, Seventh, Eighth and Ninth Quarterly Dates	$260,000,000
Tenth, Eleventh and Twelfth Quarterly Dates	$270,000,000
Thirteenth and Fourteenth Quarterly Dates	$275,000000
Fifteenth Quarterly Date and each Quarterly Date thereafter	$280,000,000

  ; provided, that for purposes of calculating Consolidated EBITDA pursuant to this Section 7.1(b) for any period which is less than four full fiscal quarters, Consolidated EBITDA shall be calculated on an annualized basis.

          (c)    Consolidated Fixed Charge Coverage Ratio.    Permit the Consolidated Fixed Charge Coverage Ratio of the Borrower for any period of four full consecutive fiscal quarters (or such shorter period ending on any Quarterly Date set forth below and beginning on the first day of the first fiscal quarter which begins after the Opening Date) ending with any Quarterly Date set forth below to be less than the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Consolidated Fixed Charge Coverage Ratio
First, Second, Third, Fourth, Fifth, Sixth, Seventh and Eighth Quarterly Dates	1.00:1
Ninth Quarterly Date and each Quarterly Date thereafter	1.05:1

          (d)    Maintenance of Net Worth.    Permit the Consolidated Net Worth of the Borrower (i) at the first Quarterly Date to be less than the sum of (such sum, the "Required First Quarter Net Worth") $900,000,000 and (x) if Consolidated Net Income of the Borrower from the Closing Date through the first Quarterly Date is less than or equal to zero, 100% of the negative amount of such Consolidated Net Income or (y) if Consolidated Net Income from the Closing Date through the first Quarterly Date is greater than zero, 75% of the positive amount of such Consolidated Net Income and (ii) at any Quarterly Date subsequent to the first Quarterly Date to be less than the sum of the Required First Quarter Net Worth and an amount equal to the sum of 75% of Consolidated Net Income of the Borrower for each fiscal quarter ending after the first Quarterly Date through such Quarterly Date.

          (e)    Consolidated Interest Coverage Ratio.    Permit the Consolidated Interest Coverage Ratio of the Borrower for any period of four full consecutive fiscal quarters (or such shorter period ending on any Quarterly Date set forth below and beginning on the first day of the first fiscal quarter which begins after the Opening Date) ending on any Quarterly Date set forth below to be less than the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Consolidated Interest Coverage Ratio
First Quarterly Date	1.55:1
Second Quarterly Date	1.75:1
Third Quarterly Date	1.90:1
Fourth, Fifth and Sixth Quarterly Dates	2.00:1
Seventh, Eighth and Ninth Quarterly Dates	2.10:1
Tenth, Eleventh, Twelfth and Thirteenth Quarterly Dates	2.25:1
Fourteenth Quarterly Date and each Quarterly Date thereafter	2.50:1

        7.2    Limitation on Indebtedness.    Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness of any Loan Party created under any Loan Document;

          (b)  Unsecured Indebtedness of (i) any Loan Party (other than Desert Inn Improvement) to the Borrower or any Solvent Subsidiary of the Borrower (other than Capital Corp. and the Completion Guarantor (except with respect to Indebtedness, the proceeds of which are necessary for the corporate maintenance of Capital Corp.)), (ii) Valvino to Wynn Resorts Holdings or Wynn Resorts Holdings to Valvino (so long as Wynn Resorts Holdings, on the one hand, or Valvino, on the other hand, is Solvent) and (iii) any Wynn Group Entity to any other Solvent Loan Party other than Desert Inn Improvement, Capital Corp. or the Completion Guarantor; provided, that in each case such Indebtedness is evidenced by, and subject to the terms and conditions of, the Subordinated Intercompany Note and is otherwise subordinated in right of payment to the Obligations under the Loan Documents and the Mortgage Notes Indenture on terms and conditions reasonably satisfactory to the Administrative Agent;

          (c)  Indebtedness of World Travel to the Borrower represented by the Aircraft Note;

          (d)  Indebtedness (other than the Indebtedness referred to in Section 7.2(f)) of the Loan Parties outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

          (e)  Unsecured Guarantee Obligations made in the ordinary course of business (i) by any Loan Party (other than Desert Inn Improvement) of obligations of the Borrower or any Solvent Subsidiary of the Borrower (other than Capital Corp. and the Completion Guarantor), (ii) by Valvino of obligations of Wynn Resorts Holdings or by Wynn Resorts Holdings of obligations of Valvino (so long as Wynn Resorts Holdings, on the one hand, or Valvino, on the other hand, is Solvent) and (iii) any Wynn Group Entity to any other Solvent Loan Party other than Desert Inn Improvement, Capital Corp. or the Completion Guarantor;

          (f)    (i) Indebtedness of the Borrower and Capital Corp. created under the Mortgage Notes Indenture in respect of the Mortgage Notes in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), not to exceed $370,000,000 in principal amount (reduced by any principal payments required to be made thereon) and Guarantee Obligations of any Loan Party in respect of such Indebtedness represented by the Mortgage Notes Guarantee; provided, that the principal amount of the Indebtedness permitted pursuant to this Section (f)(i) may be increased for purposes of, and in an amount equal to, Indebtedness permitted pursuant to Section 7.2(l), and (ii) Indebtedness of the Borrower created under the FF&E Facility Agreement, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ii), in an aggregate principal amount not to exceed $188,500,000 (plus any accrued and unpaid interest thereon added to principal) and Guarantee Obligations of any Loan Party in respect of such Indebtedness represented by the FF&E Guarantee; provided, that the principal amount of the Indebtedness permitted pursuant to this Section (f)(ii) may be increased by an amount not greater than $10,000,000 so long as the proceeds of such additional Indebtedness are applied to the acquisition of the Replacement Aircraft in accordance with Section 7.5(o); provided, further, that in no event shall the Borrower borrow proceeds under the FF&E Facility Agreement on the Initial Advance Date unless the proceeds of such borrowing are applied to, among other things, the payment in full and termination of the Existing Aircraft Indebtedness and any Liens granted in respect thereof.

          (g)  Indebtedness of the Loan Parties (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(s) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

          (h)  Indebtedness of the Loan Parties to employees of the Loan Parties (or their estates) incurred in connection with any repurchase of employee stock options or stock upon death, disability or termination of such employee in accordance with employment agreements or option plans or agreements, provided, that (i) such Indebtedness, when aggregated with any payments made under Section 7.6(f), will not exceed $2,000,000 in any Fiscal Year and $6,000,000 during the term of this Agreement, (ii) such Indebtedness shall be unsecured and subordinated on terms and conditions satisfactory to the Initial Arrangers and in any event not less favorable to the Loan Parties and the Lenders than the terms of the Subordinated Intercompany Note, subject to such covenants and events of default as may be acceptable to the Initial Arrangers and expressly provide that payments thereon shall be required only to the extent not restricted by any Financing Agreement;

          (i)    Subordinated Debt of the Loan Parties not to exceed an aggregate of $25,000,000 at any one time outstanding; provided, that the Net Cash Proceeds of such Subordinated Debt shall be applied within one Business Day of the incurrence of such Subordinated Debt to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.12(a);

          (j)    Indebtedness of the Loan Parties incurred to finance the acquisition of the Additional Land, provided that such Indebtedness shall not exceed the fair market value of the Additional Land (provided, that in determining such fair market value, consideration will be given to the value of the Additional Land to the Loan Parties in light of their current Property and Permitted Business);

          (k)  on or prior to the Final Completion Date, Guarantee Obligations represented by performance bonds, guaranties, commercial or standby letters of credit (other than Letters of Credit), bankers' acceptances or similar instruments issued by a Person other than Wynn Resorts or any Loan Party for the benefit of a trade creditor of any such Loan Party, in an aggregate amount not to exceed $10,000,000 at any time outstanding so long as (i) such Indebtedness is incurred in the ordinary course of business and (ii) the obligations of any Loan Party, as the case may be, supported by such performance bonds, guaranties, trade letters of credit, bankers' acceptances or similar instruments (1) consist solely of payment obligations with respect to costs incurred in accordance with the Project Budget which would otherwise be permitted to be paid by the applicable Loan Party pursuant to the Disbursement Agreement, (2) are secured, and (3) are secured solely by Liens permitted by Section 7.3(v);

          (l)    after the Final Completion Date, Guarantee Obligations represented by performance bonds, guaranties, commercial or standby letters of credit (other than Letters of Credit), bankers' acceptances or similar instruments issued by a Person other than Wynn Resorts or any Loan Party for the benefit of a trade creditor of any such Loan Party, in an aggregate amount not to exceed $5,000,000 at any time outstanding so long as (i) such Indebtedness is incurred in the ordinary course of business and (ii) the obligations of any Loan Party, as the case may be, supported by such performance bonds, guaranties, trade letters of credit, bankers' acceptances or similar instruments (1) do not consist of payment obligations with respect to Project Costs and (2) if secured, are secured solely by Liens permitted by Section 7.3(w);

          (m)  Indebtedness of the Borrower to be used solely for the development, construction and opening of the Entertainment Facility, in an aggregate principal amount (or original accreted value, as applicable) at any time not to exceed the lesser of (a) $50,000,000 and (b) 200% of the Entertainment Facility Equity Proceeds; provided, that in no event shall borrowings or other extensions of credit under the documentation governing such Indebtedness be made until all Entertainment Facility Equity Proceeds have been applied to the development, construction and opening of the Entertainment Facility; and

          (n)  additional Indebtedness of the Loan Parties in an aggregate principal amount (for all the Loan Parties) not to exceed $5,000,000 at any one time outstanding.

        7.3    Limitation on Liens.    Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

          (a)  Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, as the case may be, in conformity with GAAP;

          (b)  carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceeding (such contest proceedings conclusively operating to stay the sale of any portion of the Collateral on account of such Lien); provided, that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, as the case may be, in conformity with GAAP;

          (c)  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d)  deposits by or on behalf of the Loan Parties to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds and other obligations of a like nature incurred in the ordinary course of business, including, without limitation, deposits permitted pursuant to Section 6.10(c) of the Disbursement Agreement.

          (e)  easements, rights-of-way, restrictions, encroachments and other similar encumbrances and other minor defects and irregularities in title, in each case incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Loan Party;

          (f)    Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided, that no such Lien is spread to cover any additional Property (other than proceeds of the sale or other disposition thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g)  Liens created pursuant to the Security Documents (including Liens created thereunder securing Specified Hedge Agreements);

          (h)  leases and subleases permitted under Section 7.5(f) and any leasehold mortgage in favor of any party financing the lessee under any lease or sublease permitted under Section 7.5(f); provided, that (a) no Loan Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing and (b) the affected lease and leasehold mortgage are expressly made subject and subordinate to the Lien of the applicable Mortgage;

          (i)    Liens created by the Golf Course Lease, the Driving Range Lease, the Building Lease or the Employee Parking Lot Lease (in each case encumbering only the Property covered by such lease agreement);

          (j)    licenses of patents, trademarks and other intellectual property rights granted by a Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Loan Party;

          (k)  Liens securing Indebtedness permitted under Section 7.2(f)(i); provided, that such Liens are junior in priority (other than in respect of the Second Mortgage Notes Proceeds Account) to the Liens securing the Obligations;

          (l)    Liens with respect to Property of the Borrower securing Indebtedness permitted under Section 7.2(f)(ii) and to any proceeds of the sale or other disposition thereof; provided, that such Liens attach only to the Specified FF&E and to any proceeds of the sale or transfer thereof (senior in priority to the Liens of the Security Documents on the Specified FF&E);

          (m)  prior to the Final Completion Date, any "Permitted Liens" under the Disbursement Agreement;

          (n)  any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h);

          (o)  Permitted Encumbrances;

          (p)  Liens arising from the filing of UCC financing statements relating solely to leases permitted by this Agreement;

          (q)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (r)  any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Estate;

          (s)  Liens securing Indebtedness of the Loan Parties incurred pursuant to Section 7.2(g) to finance the acquisition of fixed or capital assets; provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets (or the refinancing of such Indebtedness as otherwise permitted hereunder), (ii) such Liens do not at any time encumber any Property other than the Property (and proceeds of the sale or other disposition thereof) financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby is not increased and (iv) the Property financed by such Indebtedness is not of a type that will become affixed to the Project such that the removal thereof could reasonably be expected to materially interfere with the ongoing ordinary course operations of the Project;

          (t)    Liens securing Indebtedness of the Loan Parties incurred pursuant to Section 7.2(j) to finance the acquisition of the Additional Land, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the Additional Land, (ii) such Liens do not at any time encumber any Property other than the Additional Land (and proceeds of the sale or other disposition thereof) and (iii) the principal amount of Indebtedness secured thereby is not increased;

          (u)  Liens with respect to the Aircraft granted by World Travel to the Borrower securing Indebtedness under the Aircraft Note;

          (v)  Liens on cash disbursed pursuant to the Disbursement Agreement and deposited with, or held for the account of, any Loan Party securing reimbursement obligations under performance bonds, guaranties, commercial or standby letters of credit, bankers' acceptances or similar instruments permitted under Section 7.2(k), granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit or bankers' acceptances, so long as (i) any cash disbursed to secure such reimbursement obligations is invested (if at all) in Permitted Securities only (to the extent the Borrower has the right to direct the investment thereof) and is segregated from the Loan Parties' general cash accounts so that such Liens attach only to such cash and Permitted Securities and (ii) the amount of cash and/or Permitted Securities secured by such Liens is not less than the amount of Indebtedness secured thereby and in any event does not exceed 110% of the amount of the Indebtedness secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions declared or paid in respect of such Permitted Investments); and

          (w)  Liens on cash deposited with, or held for the account of, any Loan Party securing reimbursement obligations under performance bonds, guaranties, commercial or standby letters of credit, bankers' acceptances or similar instruments permitted under Section 7.2(l), granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit or bankers' acceptances, so long as (i) any cash used as security for such reimbursement obligations is invested (if at all) in Cash Equivalents only (to the extent the Borrower has the right to direct the investment thereof) and is segregated from the Loan Parties' general cash accounts so that such Liens attach only to such cash and Cash Equivalents and (ii) the amount of cash and/or Cash Equivalents secured by such Liens does not exceed 110% of the amount of the Indebtedness secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions declared or paid in respect of such Cash Equivalents).

        7.4    Limitation on Fundamental Changes.    Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

          (a)  (i) any Solvent Loan Party may be merged or consolidated with or into the Borrower or any Solvent Subsidiary of the Borrower (other than Capital Corp. or the Completion Guarantor), (ii) Valvino may be merged or consolidated with or into Wynn Resorts Holdings and Wynn Resorts Holdings may be merged or consolidated with or into Valvino (in each case so long as each of Wynn Resorts Holdings and Valvino are Solvent) and (iii) any Solvent Wynn Group Entity may be merged or consolidated with or into any other Solvent Loan Party other than Desert Inn Improvement, Capital Corp. or the Completion Guarantor (provided, that in the event any such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving entity and, in the event such merger or consolidation involves a Subsidiary of the Borrower (but not the Borrower), a Subsidiary of the Borrower shall be the continuing or surviving entity);

          (b)  (i) any Solvent Loan Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Solvent Subsidiary of the Borrower (other than Capital Corp. or the Completion Guarantor), (ii) Valvino may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Wynn Resorts Holdings and Wynn Resorts Holdings may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Valvino (in each case so long as each of Wynn Resorts Holdings and Valvino are Solvent) and (iii) any Solvent Wynn Group Entity may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Solvent Loan Party other than Desert Inn Improvement, Capital Corp. or the Completion Guarantor; provided, that any permitted Disposition of Capital Stock of a Loan Party pursuant to this Section 7.4(b) must be of no less than all Capital Stock of such Loan Party; provided, further, that in no event shall (x) Wynn Resorts Holdings be permitted to Dispose of any Capital Stock of the Borrower (other than to the extent such Disposition occurs in connection with the merger of Wynn Resorts Holdings into Valvino as permitted pursuant to Section 7.4(a)) or (y) the Borrower or any of its Subsidiaries acquire the Capital Stock of either of the Water Entities (other than to the extent such Disposition occurs in connection with the merger of a Water Entity into the Borrower or a Subsidiary of the Borrower as permitted pursuant to Section 7.4(a) and any such merger could not result in any of the Loan Parties becoming subject to regulation by the Nevada Public Utilities Commission; provided, further, that in no event shall Desert Inn Improvement become a Subsidiary of the Borrower); and

          (c)  any Loan Party may Dispose of any of its Property in accordance with Section 7.5.

        7.5    Limitation on Disposition of Property.    Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock to any Person, except:

          (a)  the Disposition for fair market value in the ordinary course of business of obsolete or worn out Property or Property no longer useful in the business of the applicable Loan Party; provided, that either (i) such Disposition could not reasonably be expected to materially adversely affect the Project, any of the Mortgaged Properties or any of the other Collateral or (ii) with respect to Property Disposed of by reason of its obsolescence or worn out condition, prior to or promptly following such Disposition any such Property shall be replaced with other Property of substantially equal or greater utility and similar use and either (x) a value at least substantially equal to that of the replaced Property when first acquired or (y) substantially equal or greater quality and, if applicable, prestige and caliber as the replaced Property when first acquired and free from any Lien of any other Person (subject to Permitted Liens) and the applicable Loan Party shall promptly subject such replacement property to the Lien of the Security Documents in favor of the Lenders of at least the same priority as the Property so replaced;

          (b)  the Disposition of Cash or Cash Equivalents (in each case in transactions otherwise permitted hereunder), Investments permitted pursuant to Section 7.8, inventory (in the ordinary course of business) and receivables (in connection with the collection thereof and otherwise as customary in gaming operations of the type conducted by the Loan Parties);

          (c)  Dispositions permitted by Section 7.4 (including the Disposition of Capital Stock of Loan Parties pursuant to Section 7.4(b);

          (d)  the sale or issuance of any Loan Party's Capital Stock (other than Disqualified Stock) to its direct parent that is a Loan Party in consideration for Investments permitted pursuant to Section 7.8(e);

          (e)  Dispositions of Property having a fair market value not in excess of $5,000,000 in the aggregate (with respect to all the Loan Parties) in any Fiscal Year following the Completion Date; provided, that (i) the consideration received for such Property shall be in an amount at least equal to the fair market value thereof; and (ii) the sole consideration received shall be cash;

          (f)    subject to the last paragraph of this Section 7.5, the Borrower may enter into any leases with respect to any space on or within the Project and any subleases with respect to any space in the Phase II Land Building;

          (g)  (x) any Loan Party may dedicate space within the Project for the purpose of constructing (i) a mass transit system, (ii) a pedestrian bridge over or a pedestrian tunnel under Las Vegas Boulevard or Sands Avenue or similar structures to facilitate the movement of pedestrians or vehicle traffic, (iii) a right turn lane or other roadway dedication or (iv) such other structures or improvements reasonably related to and in furtherance of the development, construction and operation of the Project; provided, that in each case such dedication does not materially impair or interfere in the use or operations of the Project or any Loan Party or materially detract from the value of the Property subject thereto and (y) the exchange of real property between Valvino and Clark County, Nevada, pursuant to which each such party shall transfer to each other fee ownership in real property having approximately equal fair market values; provided, that (I) in no event shall Valvino transfer more than an aggregate amount of 40,000 square feet of real property pursuant to this clause (y), (II) Valvino shall take such actions as required pursuant to Sections 6.10 and 7.26 with respect to any real property acquired pursuant to this clause (y) and (III) such exchange of real property could not reasonably be expected to materially and adversely affect or interfere with the Permitted Business of any Loan Party or have a material adverse effect on the Casino Land, the Golf Course Land or the Phase II Land;

          (h)  (x) the Loan Parties may license trademarks and trade names in the ordinary course of business and, in any event, Wynn Resort Holdings may license to Wynn Resorts, for less than fair market value, any or all Intellectual Property in or relating to the name "Wynn Resorts" (including, without limitation, any and all Intellectual Property identified in subparts (a)(12), (a)(14)-(19), (b)(1), and (c) of Part IX of Schedule 4.9(b)) (collectively, the "Wynn Resorts IP") and (y) Wynn Resorts Holdings may transfer to Wynn Resorts, for less than fair market value, any or all of the Wynn Resorts IP (provided, that all of the Wynn Resorts IP shall be transferred by Wynn Resorts Holdings to Wynn Resorts as soon as is practicable after the Closing Date);

          (i)    the incurrence of Liens permitted under Section 7.3; provided, that any leases other than those permitted pursuant to Section 7.3(i) (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in subsection (f) above and the last paragraph of this Section 7.5;

          (j)    the applicable Golf Course Land Owner(s) shall be permitted to Dispose of the Wynn Home Site Land to Mr. Wynn, and the Lenders hereby consent to such Disposition, on the conditions that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition and such Disposition is permitted under the other Financing Agreements, (ii) the cash purchase price paid by Mr. Wynn to such Golf Course Land Owner(s) for the Wynn Home Site Land is in immediately available funds and equal to or greater than the fair market value of the Wynn Home Site Land, as determined in good faith by such Golf Course Land Owner(s), (iii) such Golf Course Land Owner(s) contributes the entire amount of the purchase price paid by Mr. Wynn for the Wynn Home Site Land to the Borrower as a common equity capital contribution, (iv) the Mortgaged Properties affected by the Disposition of the Wynn Home Site Land constitute separate legal parcels under Nevada Revised Statutes, Chapter 278, (v) the Borrower shall have certified and demonstrated to the Initial Arrangers, to the reasonable satisfaction of the Initial Arrangers, that construction of Mr. Wynn's personal residence on the Wynn Home Site will not interfere with the use or operations of the Golf Course and could not otherwise reasonably be expected to impair the overall value of the Project, (vi) the applicable Mortgages with respect to the Golf Course Land shall have been amended to reflect the exclusion of the legal description of the Wynn Home Site Land (or applicable portion thereof) as a result of the transfer of fee ownership therein and re-recorded at the Clark County, Nevada Recorder's Office, (vii) the Borrower shall have delivered to the Administrative Agent: (A) (1) a legal opinion from counsel reasonably acceptable to the Administrative Agent to the effect that the Mortgages with respect to the Golf Course Land, to the extent amended and re-recorded pursuant to subsection (vi) above, are enforceable in accordance with their respective terms and are effective to create the security interests described therein and (2) such other legal opinions as the Administrative Agent may reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent, and (B) endorsements, or commitments by the Title Insurer to issue endorsements, to the Title Policy, in each case in form and substance satisfactory to the Administrative Agent, insuring the continuing perfection and priority of the respective Liens on the Golf Course Land (after giving effect to the release of the Wynn Home Site Land and the amendments and re-recordations contemplated by subsection (vi) above) and (viii) (A) either (x) no Points of Diversion with respect to the Water Permits, wells associated therewith or rights-of-way necessary for the transportation of water available under the Water Permits to the Golf Course Land or the water features of the Le Rêve hotel and casino, as the case may be, are located on the Wynn Home Site Land or (y) the applicable Golf Course Land Owner(s) shall have transferred at no cost to the Borrower and/or Wynn Resorts Holdings, as the case may be, (I) in the case of Points of Diversion and associated wells with respect to the Valvino Water Permits or the DIIC Casino Water Permit, and rights-of-way necessary for the transportation of water available under such Water Permits to the water features of the Le Rêve hotel and casino, such easements to the Borrower as are necessary for the Borrower to access such Points of Diversion, own and operate such wells and transport such water to the water features of the Le Rêve hotel and casino and (II) in the case of Points of Diversion and associated wells with respect to all other DIIC Water Permits, and rights-of-way necessary for the transportation of water available under such Water Permits to the Golf Course Land, such easements to the Borrower and Wynn Resorts Holdings as are necessary for such Persons to access such Points of Diversion, own and operate such wells and transport such water to the Golf Course Land and (B) the Borrower and Wynn Resorts Holdings, as the case may be, shall have taken all actions required pursuant to Section 6.10 with respect to any Property acquired pursuant to clause (viii)(A) above. Upon satisfaction of the foregoing conditions, the Administrative Agent shall execute and deliver to the appropriate Golf Course Land Owners such documents and instruments, including UCC-3 termination statements and deeds of reconveyance, all as may be reasonably necessary to release the Liens granted to the Lenders in the Wynn Home Site Land, and to permit such Disposition; provided, that an instrument reasonably acceptable to the Administrative Agent is recorded against the Wynn Home Site Land to the effect that until the earlier of (x) the Disposition of the Golf Course Land in accordance with Section 7.5(k) or (y) the payment in full of the Obligations, only a personal residence for Mr. Wynn will be developed on the Wynn Home Site Land, the provisions of such instrument to burden the Wynn Home Site Land for the benefit of the Golf Course Land;

          (k)  the Golf Course Land Owners shall be permitted to Dispose of the Golf Course Land and in connection therewith the applicable Loan Parties shall be permitted to Dispose of their ownership in the Capital Stock of Desert Inn Water and Desert Inn Improvement and the DIIC Water Permits (other than the DIIC Casino Water Permit), and the Lenders hereby consent to such Dispositions, on the conditions that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition and such Dispositions are permitted under the other Financing Agreements, (ii) such Dispositions occur on or after the third anniversary of the Opening Date, (iii) at the time of such Dispositions, the Consolidated Leverage Ratio of the Borrower for the most recent period of four full consecutive fiscal quarters of the Borrower was 3.0 to 1.0 or less (provided, that there shall be excluded from the calculation of the Consolidated Leverage Ratio the Consolidated EBITDA, if any, derived from the Golf Course for such four full consecutive fiscal quarters), (iv) after giving effect to such Dispositions, the senior secured long-term Indebtedness under the Facilities shall be rated at least Ba1 by Moody's and BB+ by S&P and (v) (A) either (x) no Points of Diversion with respect to the Valvino Water Permits or the DIIC Casino Water Permit, wells associated therewith or rights-of-way necessary for the transportation of water available under such Water Permits to the water features of the Le Rêve hotel and casino are located on the Golf Course Land or (y) the applicable Golf Course Land Owner(s) shall have transferred at no cost to the Loan Parties such easements to the Borrower as are necessary for the Borrower to access such Points of Diversion, own and operate such wells and transport such water to the water features of the Le Rêve hotel and casino and (B) the Borrower shall have taken all actions required pursuant to Section 6.10 with respect to any Property acquired pursuant to clause (v)(A) above. Upon satisfaction of the foregoing conditions, the Administrative Agent shall execute and deliver to the applicable Loan Parties such documents and instruments, including UCC-3 termination statements, deeds of reconveyance and certificates of Capital Stock, all as may be reasonably necessary to release the Liens granted to the Lenders in the Golf Course Land, Desert Inn Water, Desert Inn Improvement and the DIIC Water Permits (other than the DIIC Casino Water Permit) (including, without limitation all Capital Stock of Desert Inn Water, and Desert Inn Improvement and Property of Desert Inn Water and Desert Inn Improvement) and to permit such Dispositions;

          (l)    the applicable Golf Course Land Owners shall be permitted to Dispose of the Home Site Land, and the Lenders hereby consent to such Disposition, on the conditions that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition and such Disposition is permitted under the other Financing Agreements, (ii) at the time of such

  Disposition, the Consolidated EBITDA of the Borrower for the most recent period of four full consecutive fiscal quarters of the Borrower was equal to or greater than $325,000,000, (iii) the Mortgaged Properties affected by the Disposition of the Home Site Land constitute separate legal parcels under Nevada Revised Statutes, Chapter 278, (iv) the Borrower shall have certified and demonstrated to the Initial Arrangers, to the reasonable satisfaction of the Initial Arrangers, that construction of permitted improvements on the Home Site will not interfere with the use or operations of the Golf Course and could not otherwise reasonably be expected to impair the overall value of the Project, (v) the applicable Mortgages with respect to the Golf Course Land shall have been amended to reflect the exclusion of the legal description of the Home Site Land (or portion thereof) as a result of the transfer of fee ownership therein and re-recorded at the Clark County, Nevada, Recorder's Office, (vi) the Borrower shall have delivered to the Administrative Agent: (A) (1) a legal opinion from counsel reasonably acceptable to the Administrative Agent to the effect that the Mortgages with respect to the Golf Course Land, to the extent amended and re-recorded pursuant to subsection (v) above, are enforceable in accordance with their respective terms and are effective to create the security interests described therein and (2) such other legal opinions as the Administrative Agent may reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent, and (B) endorsements, or commitments by the Title Insurer to issue endorsements, to the Title Policy, in each case in form and substance satisfactory to the Administrative Agent, insuring the continuing perfection and priority of the respective Liens on the Golf Course Land (after giving effect to the release of the Home Site Land and the amendments and re-recordations contemplated by subsection (v) above) and (vii) (A) either (x) no Points of Diversion with respect to the Water Permits, wells associated therewith or rights-of-way necessary for the transportation of water available under the Water Permits to the Golf Course Land or the water features of the Le Rêve hotel and casino, as the case may be, are located on the Home Site Land or (y) the applicable Golf Course Land Owner(s) shall have transferred at no cost to the Loan Parties (I) in the case of Points of Diversion and associated wells with respect to the Valvino Water Permits or the DIIC Casino Water Permit, and rights-of-way necessary for the transportation of water available under such Water Permits to the water features of the Le Rêve hotel and casino, such easements to the Borrower as are necessary for the Borrower to access such Points of Diversion, own and operate such wells and transport such water to the water features of the Le Rêve hotel and casino and (II) in the case of Points of Diversion with respect to all other DIIC Water Permits and rights-of-way necessary for the transportation of water available under such Water Permits to the Golf Course Land, such easements to the Borrower and Wynn Resorts Holdings as are necessary for such Persons to access such Points of Diversion, own and operate such wells and transport the water drawn therefrom to the Golf Course Land and (B) the Borrower and Wynn Resorts Holdings, as the case may be, shall have taken all actions required pursuant to Section 6.10 with respect to any Property acquired pursuant to clause (vii)(A) above. Upon satisfaction of the foregoing conditions, the Administrative Agent shall execute and deliver to the appropriate Golf Course Land Owners such documents and instruments, including UCC-3 termination statements and deeds of reconveyance, all as may be reasonably necessary to release the Liens granted to the Lenders in the Home Site Land, and to permit such Disposition; provided, that an instrument reasonably acceptable to the Administrative Agent is recorded against the Home Site Land to the effect that until the earlier of (x) the Disposition of the Golf Course Land in accordance with Section 7.5(k) or (y) the payment in full of the Obligations, only residential housing and other non-gaming related developments will be developed on the Home Site Land, the provisions of such instrument to burden the Home Site Land for the benefit of the Golf Course Land;

          (m)  Valvino shall be permitted to Dispose of the Phase II Land, and the Lenders hereby consent to such Disposition, on the conditions that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition and such Disposition is permitted under the other Financing Agreements, (ii) at the time of such Disposition, (A) the Consolidated EBITDA of the Borrower for the most recent period of two full consecutive fiscal quarters of the Borrower was equal to or greater than $170,000,000 and the Required Lenders consent to such Disposition or (B) the Consolidated EBITDA of the Borrower for the most recent period of four full consecutive fiscal quarters of the Borrower was equal to or greater than $325,000,000, (iii) the Valvino Water Permit Transfer shall have occurred and (iv) in the event that any portion of the Entertainment Facility or any other improvements related to the Le Rêve hotel and casino (other than the Phase II Building, the Employee Parking Lot or the Driving Range) are located on the Phase II Land, the Phase II Land upon which such improvements are located shall have been transferred in fee ownership to the Borrower (whether pursuant to lot line adjustments or otherwise) and the Borrower shall have taken all actions required pursuant to Section 6.10 with respect to any Real Estate and other Property acquired pursuant to this clause (iv). Upon satisfaction of the foregoing conditions, the Administrative Agent shall execute and deliver to Valvino such documents and instruments, including UCC-3 termination statements and deeds of reconveyance, all as may be reasonably necessary to release the Liens granted to the Lenders in the Phase II Land, and to permit such Disposition;

          (n)  any Event of Eminent Domain; provided, that the requirements of Sections 2.12(c) and 2.24 are complied with in connection therewith;

          (o)  the Disposition of the Existing Aircraft so long as (i) the consideration received for the Existing Aircraft shall be in an amount at least equal to the fair market value thereof and the sole consideration received therefor shall be cash, (ii) either (A) the aggregate Net Disposition Proceeds from such Disposition shall be applied to the prepayment of the FF&E Facility in accordance therewith or (B) (1) within three Business Days after such Disposition, World Travel or a trust of which World Travel is the beneficial interest holder acquires the Replacement Aircraft and (2) the aggregate Net Disposition Proceeds from such Disposition are applied to the acquisition of the Replacement Aircraft and no Loan Party applies any other amounts to such acquisition other than (x) proceeds of equity capital contributions from Wynn Resorts (or another Loan Party to the extent acting as an intermediary for purposes of contributing equity capital contributions from Wynn Resorts) and (y) proceeds from Indebtedness permitted pursuant to Section 7.2(f)(ii) and (iii) such Disposition of the Existing Aircraft and, if applicable, the acquisition of the Replacement Aircraft is permitted pursuant to the Other Indebtedness;

          (p)  Valvino shall be permitted to effectuate the Valvino Water Permit Transfer (or any portion thereof) and DIIC shall be permitted to effectuate the DIIC Water Transfer (or any portion thereof); and

          (q)  subject to Section 7.4, Dispositions (i) by any Loan Party (other than Desert Inn Improvement) to the Borrower or any Solvent Subsidiary of the Borrower (other than Capital Corp. or the Completion Guarantor (except with respect to Dispositions, the proceeds of which are necessary for the corporate maintenance of Capital Corp.), (ii) by Valvino to Wynn Resorts Holdings or by Wynn Resorts Holdings to Valvino (so long as Wynn Resorts Holdings, on the one hand, or Valvino, on the other hand, is Solvent) and (iii) by any Wynn Group Entity to any other Solvent Loan Party other than Desert Inn Improvement, Capital Corp. or the Completion Guarantor; provided, that in each case each Loan Party shall have taken all actions required pursuant to Section 6.10 with respect to any Property acquired by it pursuant to this clause (q);

          Notwithstanding the foregoing provisions of this Section 7.5, subsection (f) above shall be subject to the additional provisos that: (a) no Default or Event of Default shall exist and be continuing at the time of such transaction, lease or sublease or would occur after as a result of entering into such transaction, lease or sublease (or immediately after any renewal or extension thereof at the option of the Borrower), (b) such transaction, lease or sublease could not reasonably be expected to materially interfere with, impair or detract from the operation of the business of the Borrower or Valvino, as the case may be, and will, in the case of leases associated with the casino, hotel and shopping operations, in the reasonable good faith judgment of the Borrower enhance the value and operations of the Project, (c) except with respect to the Dealership Lease Agreement and subleases of space in the Phase II Land Building by the Borrower, such transaction, lease or sublease is at a fair market rent or value (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the lease, taken as a whole, is commercially reasonable and fair to the Borrower in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions, shopping venues or similarly situated buildings, as applicable (provided, that each sublease of the Phase II Land Building by the Borrower and the Dealership Lease Agreement shall contain such terms such that the transaction, taken as a whole, does not expose the Borrower to undue liabilities or obligations in light prevailing or comparable transactions), (d) no gaming, hotel or casino operations (other than the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of the Borrower, (e) with respect to subleases of the Phase II Land Building by the Borrower, no operations other than those conducted in the ordinary course of business in commercial office buildings and those related to the temporary operation of a full service Ferrari and Maserati automobile dealership may be conducted on any space that is subject to such transaction unless, subject at all times to the restrictions set forth in clauses (a) through (d) above, otherwise approved in writing by the Administrative Agent and (f) no lease or sublease may provide that the Borrower or Valvino, as the case may be, may subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that (x) the Administrative Agent on behalf of the Lenders shall agree to provide the tenant under any such lease or sublease with a Subordination, Non-Disturbance and Attornment Agreement and (y) with respect to any such lease having a term of two years or more or aggregate annual rents in excess of $500,000 (other than leases solely between Loan Parties), the Borrower shall enter into, and cause the tenant under any such lease or sublease to enter into with the Administrative Agent for the benefit of the Lenders, a Subordination, Non-Disturbance and Attornment Agreement, in each case substantially in the form of Exhibit N hereto with such changes as the Administrative Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed (provided, that such changes do not materially and adversely affect the security interests granted in favor of the Lenders under any of the Security Documents).

        7.6    Limitation on Restricted Payments.    Declare or pay any dividend (other than dividends payable solely in common stock (excluding Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating any Loan Party to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, "Restricted Payments"), except that:

          (a)  any Loan Party may pay dividends or other distributions (not in excess of $15,000,000 in the aggregate) to Wynn Resorts, through any intermediate Wholly Owned Subsidiaries of Wynn Resorts, of amounts necessary to repurchase Capital Stock or Indebtedness of Wynn Resorts (other than Capital Stock held by the Existing Stockholders) to the extent required by the Nevada Gaming Authorities for not more than the fair market value thereof in order to avoid the suspension, revocation or denial by the Nevada Gaming Authorities of a gaming license necessary for the ownership, construction, maintenance, financing or operation of the Project, in any event to the extent such suspension, revocation or denial would have a Material Adverse Effect; provided, that so long as such efforts do not jeopardize any such gaming license necessary for the ownership, construction, maintenance, financing or operation of the Project, Wynn Resorts and its Subsidiaries shall have diligently and in good faith attempted to find a third-party purchaser(s) for such Capital Stock or Indebtedness and no third-party purchaser(s) acceptable to the Nevada Gaming Authorities was willing to purchase such Capital Stock or Indebtedness within a time period acceptable to the Nevada Gaming Authorities;

          (b)  (i) on the Completion Guaranty Release Date, the Completion Guarantor may pay a dividend or other distribution to Wynn Resorts, through any intermediate Wholly Owned Subsidiaries of Wynn Resorts, in an amount equal to the amount released from the Completion Guaranty Deposit Account to the Completion Guarantor in accordance with Section 2.10 of the Disbursement Agreement and (ii) on the Final Completion Date, the Completion Guarantor may pay a dividend or other distribution to Wynn Resorts, through any intermediate Wholly Owned Subsidiaries of Wynn Resorts, in an amount equal to the amount released from the Completion Guaranty Deposit Account to the Completion Guarantor in accordance with Section 2.11 of the Disbursement Agreement;

          (c)  to the extent constituting Restricted Payments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 7.4, (ii) any Loan Party may make Dispositions permitted pursuant to Section 7.5, (iii) any Loan Party may make Investments permitted pursuant to Section 7.8, (iv) any Loan Party may pay Management Fees to Wynn Resorts permitted pursuant to Section 7.22 and (v) any Loan Party may take actions permitted pursuant to Section 7.10;

          (d)  (i) any Subsidiary of the Borrower may declare and pay cash dividends to the Borrower or any Solvent Subsidiary of the Borrower (other than Capital Corp. or the Completion Guarantor), (ii) Wynn Resorts Holdings may declare and pay cash dividends to Valvino (so long as Valvino is Solvent) and (iii) any Wynn Group Entity may declare and pay cash dividends to any other Solvent Loan Party;

          (e)  any Loan Party may make distributions to the direct or indirect owners of such Loan Party with respect to any period during which such Loan Party is a Pass Through Entity or a Consolidated Member, such distributions in an aggregate amount not to exceed such owners' Tax Amounts for such period;

          (f)    so long as no Default or Event of Default shall have occurred and be continuing and no Material Adverse Effect shall have occurred and be continuing (or, in either case, would result therefrom), the Loan Parties may pay dividends to other Loan Parties to permit such other Loan Parties to (i) repurchase common stock or common stock options from present or former employees of the Loan Parties (or their estates) upon the death, disability or termination of employment of such employees in accordance with employment agreements or option plans or agreements; provided, that the aggregate amount of payments under this subsection (f), when aggregated with any Indebtedness incurred by the Loan Parties pursuant to Section 7.2(h), will not exceed $2,000,000 in any Fiscal Year and $6,000,000 during the term of this Agreement;

          (g)  on and after the Completion Date and so long as no Default or Event of Default shall have occurred and be continuing and no Material Adverse Effect shall have occurred and be continuing (or, in either case, would result therefrom), the Loan Parties may make Restricted Payments not otherwise permitted under any other subsection of this Section 7.6 in an amount not to exceed an aggregate of $5,000,000, plus, for each Fiscal Year occurring after the Fiscal Year in which the Completion Date occurs, $2,000,000; provided, that amounts applied to the determination of Non-Equity Cost pursuant to clause (b)(ii) of the definition thereof shall be considered Restricted Payments distributed pursuant to this Section 7.6(g);

          (h)  to the extent constituting Restricted Payments, on or prior to the Final Completion Date the Borrower may pay Project Costs as permitted pursuant to the Disbursement Agreement; and

          (i)    until the earlier of (i) 12 months following the acquisition of the Replacement Aircraft with the Replacement Aircraft Indebtedness, and (ii) the sale by World Travel or the Aircraft Trustee, as the case may be, of the Existing Aircraft, the payment to Wynn Resorts of amounts necessary to pay interest then due and payable on the Replacement Aircraft Indebtedness in an aggregate amount not to exceed $1,000,000.

        7.7    Limitation on Capital Expenditures.    Make, commit to make or incur Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount among all Loan Parties in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, that other than Capital Expenditures (x) necessary to keep all associated Property and systems reasonably related to the operation of the Golf Course Land and improvements thereon and the Phase II Land and improvements thereon in good and working order and condition or (y) funded by the proceeds of equity capital contributions from Wynn Resorts (or another Loan Party to the extent acting as an intermediary for purposes of contributing equity capital contributions from Wynn Resorts for such Capital Expenditures), in no event shall any Loan Party commit to make or incur Capital Expenditures with respect to the Golf Course Land or improvements thereon in excess of (A) $3,000,000 during the period from the Completion Date through the 18 month anniversary thereof and (B) $5,000,000 in any 12 month period thereafter, and in no event shall any Loan Party commit to make or incur Capital Expenditures with respect to the Phase II Land or improvements thereon in excess of $5,000,000 in any Fiscal Year; provided, further, that other than Capital Expenditures (x) necessary or advisable to keep all associated Property and systems reasonably related to the operation of the Aircraft in good and working order and condition, whether pursuant to manufacturer requirements or suggestions, Requirements of Law, good aircraft maintenance practices or otherwise, or (y) funded by the proceeds of equity capital contributions from Wynn Resorts (or another Loan Party to the extent acting as an intermediary for purposes of contributing equity capital contributions from Wynn Resorts for such Capital Expenditures), in no event shall any Loan Party commit to make or incur Capital Expenditures with respect to the Aircraft.

Fiscal Year	Maximum Capital Expenditures
Fiscal Year 2005	$25,000,000
Fiscal Year 2006	$50,000,000
Fiscal Year 2007	$60,000,000
Fiscal Year 2008	$65,000,000
Fiscal Year 2009	$52,500,000

        7.8    Limitation on Investments.    Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

          (a)  extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project's casino operation consistent with ordinary course gaming operations);

          (b)  (i) prior to the Completion Date, Investments in Permitted Securities and (ii) on or after the Completion Date, Investments in Cash Equivalents;

          (c)  to the extent constituting Investments, the incurrence of Indebtedness permitted by Sections 7.2(b), 7.2 (c) and 7.2(d);

          (d)  loans and advances to employees of the Loan Parties in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for all Loan Parties not to exceed $1,000,000 at any one time outstanding;

          (e)  Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) (i) by any Loan Party (other than Desert Inn Improvement) in the Borrower or any Solvent Subsidiary of the Borrower (other than Capital Corp. or the Completion Guarantor (except with respect to Investments, the proceeds of which are necessary for the corporate maintenance of Capital Corp.), (ii) by Valvino in Wynn Resorts Holdings or by Wynn Resorts Holdings in Valvino (so long as Wynn Resorts Holdings, on the one hand, or Valvino, on the other hand, is Solvent) and (iii) by any Wynn Group Entity in any other Solvent Loan Party other than Desert Inn Improvement, Capital Corp. or the Completion Guarantor;

          (f)    Investments consisting of securities received in settlement of debt created in the ordinary course of business and owing to any Loan Party or in satisfaction of judgments;

          (g)  nominal capital contributions in connection and in furtherance of the formation of new Subsidiaries in accordance with Section 7.17;

          (h)  to the extent constituting Investments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 7.4, (ii) any Loan Party may make Dispositions permitted pursuant to Section 7.5, (iii) any Loan Party may make Restricted Payments permitted pursuant to Section 7.8 and (iv) any Loan Party may take actions expressly permitted pursuant to Section 7.10; and

          (i)    in addition to Investments otherwise expressly permitted by this Section 7.8, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and no Material Adverse Effect shall have occurred and be continuing or would result therefrom, Investments by the Loan Parties in an aggregate amount (valued at cost) not to exceed $10,000,000 at any one time outstanding.

        7.9    Limitation on Optional Payments and Modifications of Governing Documents.    (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating any Loan Party to make payments to such Derivatives Counterparty as a result of any change in market value of such Indebtedness, other than the prepayment of Indebtedness incurred hereunder or the prepayment of the Other Indebtedness with the proceeds of Permitted Refinancing Indebtedness; provided, that the Borrower may voluntarily prepay the FF&E Facility so long as no Default or Event of Default shall have occurred and be continuing and the Term Loans and/or the Revolving Loans (in the case of the prepayment of Revolving Credit Loans, with a corresponding permanent reduction of the Revolving Credit Commitment) are prepaid on a pro rata basis (provided, that, for clarification, (i) the prepayment of the FF&E Facility with respect to any "Casualty Amounts" (as defined in the FF&E Facility Agreement) pursuant to Section 8.1 of the FF&E Facility Agreement and (ii) the prepayment of the FF&E Facility with the proceeds of any asset sale pursuant to Sections 7.5(e) and 7.5(p) of the FF&E Facility Agreement shall not be "voluntary" prepayments for purposes of this proviso), (b) amend or modify, or permit the amendment or modification of its Governing Documents in any manner adverse to the Lenders unless otherwise required in order to satisfy a condition or requirement set forth in the Disbursement Agreement or (c) amend, modify or otherwise change the provisions of Article VII (or the provisions corresponding to Article VII of the limited liability agreement of Valvino) of its limited liability company agreement relating to conduct or any comparable provisions contained in its other charter documents (or, in each case, to the extent the relevant Loan Party is not a limited liability company, any comparable provisions contained in its Governing Documents), or fail to include provisions corresponding to those contained in Article VII of the limited liability company agreement of Valvino, as in effect on the Closing Date, in its limited liability company agreement or other applicable Governing Documents.

        7.10    Limitation on Transactions with Affiliates.    Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than such transactions solely between the Borrower and its Subsidiaries or solely between Subsidiaries of the Borrower) unless such transaction is:

          (a)  on terms that are not less favorable to that Loan Party than those that might be obtained at the time in a comparable arm's length transaction with Persons who are not Affiliates of such Loan Party and the Borrower has delivered to the Administrative Agent (1) with respect to any transaction or series of related transactions involving an amount in excess of $1,000,000, a certificate signed by a Responsible Officer certifying that such transaction or series of related transactions complies with this Section 7.10, (2) with respect to any transaction or series of related transactions involving an amount in excess of $5,000,000, a resolution of the Board of Directors of the applicable Loan Party(ies) certifying that such transaction or series of related transactions complies with this Section 7.10 and that such transaction or series of related transactions has been approved by a majority of the Independent Directors of the applicable Loan Party(ies) and (3) with respect to any such transaction or series of related transactions that involves aggregate payments in excess of $10,000,000 (or, with respect to Qualified Affiliate Transactions, $25,000,000), an opinion as to the fairness to the applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view issued by an independent financial advisor satisfactory to the Administrative Agent; provided, that, in no such case shall such a transaction or series of related transactions consist of, contain, or provide for the payment of (i) Affiliated Overhead Expenses or (ii) any fee, profit or similar component benefiting any Loan Party or Affiliate of a Loan Party, all payments under such transactions to represent only the payment or reimbursement of actual costs and expenses, except (x) transactions where the Borrower or a Subsidiary of the Borrower is the recipient of such payments or (y) transactions where a Loan Party is the recipient of such payments and such payments are being made by a Person other than a Loan Party; provided, however, that (x) the Borrower shall be permitted to lease space at the Project for the development and operation of a Ferrari and Maserati automobile dealership to an Affiliate of the Borrower pursuant to the Dealership Lease Agreement at below market rent and (y) the Borrower shall be permitted to sublease space at the Phase II Building to Affiliates of the Borrower at below market rents;

          (b)  a Disposition permitted pursuant to Section 7.5 (provided, that the requirements of subsection (a) above shall apply to leases of the Project by the Borrower permitted pursuant to Section 7.5(f) (other than the Dealership Lease and subleases of the Phase II Land Building) and Dispositions permitted pursuant to Section 7.5(b)), an Investment permitted pursuant to Section 7.8 or a Restricted Payment permitted pursuant to Section 7.6;

          (c)  so long as no Default or Event of Default shall have occurred and be continuing and no Material Adverse Effect shall have occurred and be continuing (or, in either case, would result therefrom), expressly contemplated by the Tax Indemnification Agreement;

          (d)  on and after the Completion Date, the reimbursement by the Borrower and its Subsidiaries to the other Loan Parties and Wynn Resorts of Allocable Overhead to the extent incurred by the other Loan Parties and Wynn Resorts; provided, that the amount of Allocable Overhead reimbursable by the Borrower and its Subsidiaries pursuant to this Section 7.10(d)

  during any 12-month period shall not exceed, in the aggregate, the greater of (x) $21,500,000 and (y) if the Consolidated Leverage Ratio of the Borrower for the period of four full consecutive fiscal quarters ending on the Quarterly Date immediately prior to the commencement of such 12 month period is 3.5 to 1.0 or less, 1.29% of Net Revenues of the Borrower and its consolidated Subsidiaries for such four full consecutive fiscal quarter period;

          (e)  expressly contemplated by the Golf Course Lease, the Driving Range Lease, the Employee Parking Lot Lease, the Art Rental and Licensing Agreement, the Water Supply Agreement, the Management Agreement (but only to the extent payments thereunder do not constitute Management Fees (payments of such amounts being governed pursuant to Section 7.22)), the Building Lease, the WDD Agreement, the Tax Indemnification Agreement, the Shuttle Easement Agreement, the DIIC Land Use Agreement or the Aircraft Operating Agreement; provided, however, that any amendments, modifications or supplements thereto after the Closing Date shall comply with Section 7.10(a);

          (f)    on or prior to the Final Completion Date, the payment of Project Costs as permitted pursuant to the Disbursement Agreement; and

          (g)  associated with the use of the Aircraft for any purpose not reasonably related to the Project or the Project-related Permitted Businesses of the Borrower, Las Vegas Jet or World Travel, in which case the Borrower, Las Vegas Jet or World Travel, as the case may be, shall be reimbursed promptly for all actual costs and expenses incurred by such Loan Party in connection with such use.

        7.11    Limitation on Sales and Leasebacks.    Enter into any arrangement with any Person providing for the leasing by any Loan Party of Property which has been or is to be sold or transferred by any Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of any Loan Party.

        7.12    Limitation on Changes in Fiscal Periods.    Permit the fiscal year of any Loan Party to end on a day other than December 31 or change any Loan Party's method of determining fiscal quarters.

        7.13    Limitation on Negative Pledge Clauses.    Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement other than (a) this Agreement and the other Financing Agreements, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof); provided, that the principal amount of Indebtedness thereunder shall exceed 75% of the original purchase price of the assets financed thereby, and (c) as required by applicable law or any applicable rule or order of any Nevada Gaming Authority.

        7.14    Limitation on Restrictions on Subsidiary Distributions, etc.    Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) make Restricted Payments in respect of any Capital Stock of such Loan Party held by, or pay or subordinate any Indebtedness owed to, any other Loan Party, (b) make Investments in any other Loan Party or (c) transfer any of its assets to any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions under the Mortgage Notes Indenture, (iii) any restrictions existing under the FF&E Facility Agreement and (iv) as required by applicable law or any applicable rule or order of any Nevada Gaming Authority.

        7.15    Limitation on Lines of Business.    Subject to Sections 7.24 and 7.25, enter into any business or investment activities, whether directly or indirectly, other than Permitted Businesses; provided, however, that (a) Capital Corp. shall not hold any material Property, incur any Indebtedness or become liable for any obligations or engage in any business activities (other than as co-obligor with respect to the Other Indebtedness and Other Security Documents with respect to the Mortgage Notes Indenture) or have any Subsidiaries and (b) the Water Entities shall not hold any material Property other than the DIIC Water Permits and other Property reasonably related to the provision of water services to the Golf Course and the Additional Land or engage in any business activities other than the provision of water services to the Golf Course and the Additional Land.

        7.16    Restrictions on Changes.    (a) Agree to any amendment to, assignment or termination of, or waive any of its rights under, any Permit or Project Document or enter into any new Project Document or Permit (it being understood that any Material Contracts which are covered by subsection (c) of this Section 7.16 shall also be subject to the restrictions set forth therein) without in each case obtaining the prior written consent of the Required Lenders if in any such case such amendment, assignment, termination or waiver or new Project Document or Permit could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders in any material respect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made).

        (b)  Amend or otherwise change the terms of any Financing Agreements (other than the Loan Documents) or permit the termination thereof (other than in accordance with the terms thereof), or enter into any new Financing Agreements or make any payment consistent with an amendment thereof or change thereto, (i) if the effect of such amendment, change or new Financing Agreement is to increase the interest rate or fees on the Indebtedness evidenced thereby, change (to earlier or more frequent dates) any dates upon which payments of principal or interest are due thereon (including, without limitation, changes to, or new additions of, mandatory prepayment provisions), change the redemption, prepayment or defeasance provisions thereof or change the subordination provisions thereof (or of any guaranty thereof) or (ii) in the case of the Mortgage Notes Indenture, the Mortgage Notes, the Mortgage Notes Guaranty or any documents related thereto, if the effect of such amendment, change or new Financing Agreement, together with all other amendments and changes previously made or new Financing Agreements previously entered into, is to materially increase the obligations of the obligors thereunder or to confer any additional rights on the holders of the Indebtedness or obligations evidenced thereby (or a trustee or other representative on their behalf) which could be materially adverse to any Loan Party or the Lenders; provided, that the Borrower may amend the terms of any other Financing Agreement to increase the principal amount thereof if such increase is otherwise expressly permitted by the Intercreditor Agreements and this Agreement; provided, further, that any amendments or changes with respect to the FF&E Facility Agreement, the FF&E Guarantee or any documents related thereto expressly permitted pursuant to Section 4.2 of the FF&E Intercreditor Agreement shall not be restricted pursuant to this Section 7.16(b).

        (c)  Agree to any amendment to, assignment or termination of, or waive any of its rights under, any Material Contract (other than Material Contracts described in clause (ii) of the definition thereof) or enter into an Additional Material Contract (other than Material Contracts described in clause (ii) of the definition thereof but including the Additional Material Contracts described in clauses (ii) and (iii) of the definition of "Water Show Entertainment and Production Agreement") without in each case obtaining the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Section 7.16(c), this Section 7.16(c) shall not apply to Construction Contracts.

        7.17    Limitation on Formation and Acquisition of Subsidiaries and Purchase of Capital Stock.    Except as otherwise permitted pursuant to Section 7.4, form, create or acquire any direct or indirect Subsidiary, except so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may form, create or acquire new Domestic Subsidiaries (so long as such new Domestic Subsidiary is Solvent); provided, that (a) no such new Subsidiary shall own or operate or possess any material license, franchise or right used in connection with the ownership or operation of the Project or any material Project assets, (b) any such new Subsidiary shall be a Wholly Owned Subsidiary of its requisite parent entity, and (c) any such new Subsidiary shall become a Loan Party hereunder and otherwise comply with the requirements of Section 6.10. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Loan Party own any Capital Stock other than that of its Wholly Owned Subsidiaries.

        7.18    Limitation on Hedge Agreements.    Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, and to protect against changes in interest rates or foreign exchange rates.

        7.19    Limitation on Sale or Discount of Receivables.    Except as permitted pursuant to Section 7.5(b), directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.

        7.20    Limitation on Zoning and Contract Changes and Compliance.    Initiate, consent to or acquiesce to (a) any zoning downgrade of the Mortgaged Properties or seek any material variance under any existing zoning ordinance except, in each case, to the extent such downgrade or variance could not reasonably be expected to materially and adversely affect the occupancy, use or operation of the Golf Course Land, the Phase II Land or the Casino Land, (b) use or permit the use of the Mortgaged Properties in any manner that could result in such use becoming a non-conforming use (other than a non-conforming use otherwise in compliance with applicable land use laws, rules and regulations by virtue of a variance or otherwise) under any zoning ordinance or any other applicable land use law, rule or regulation or (c) any change in any laws, requirements of Governmental Authorities or obligations created by private contracts which now or hereafter could reasonably be likely to materially and adversely affect the occupancy, use or operation of the Golf Course Land, the Phase II Land or the Casino Land.

        7.21    No Joint Assessment; Separate Lots.    Suffer, permit or initiate the joint assessment of any Mortgaged Property with any other real property constituting a separate tax lot.

        7.22    Restrictions on Payments of Management Fees.    Pay to Wynn Resorts any Management Fees unless:

          (a)  no Default or Event of Default shall have occurred and be continuing or would result from such payment and no Material Adverse Effect shall have occurred and be continuing or would result from such payment;

          (b)  the Consolidated Leverage Ratio of the Borrower and its consolidated Subsidiaries for the most recently ended four full consecutive fiscal quarter period of the Borrower immediately preceding the date on which such Management Fee is proposed to be paid is no greater than 3.5 to 1.0 (calculated on a pro forma basis, giving effect to the payment of the Management Fees proposed to be paid and any Indebtedness proposed to be incurred to finance the payment of such Management Fees as if the same was paid and/or incurred during such prior period); and

          (c)  such Management Fees in the aggregate do not exceed, during any 12-month period, 1.5% of the Net Revenues of the Borrower and its consolidated Subsidiaries for the period of four full consecutive fiscal quarters of the Borrower most recently ended prior to the commencement of such 12-month period.

        Any Management Fees not permitted to be paid during a particular 12-month period pursuant to this Section 7.22 shall be deferred and shall accrue. Such accrued and unpaid Management Fees may be paid in any subsequent 12-month period to the extent such payment would be permitted under subsections (a), (b) and (c) of this Section 7.22 and the Management Fees Subordination Agreement.

        7.23    Additional Material Contracts.    Enter into or become a party to any Additional Material Contract except upon delivery to the Administrative Agent of each Delivery Requirement with respect to such Additional Material Contract; provided, however, that the requirements of this Section 7.23 shall not apply to Construction Contracts or the Material Contracts described in clauses (ii) and (iii) of the definition of "Water Show Entertainment and Production Agreement".

        7.24    Limitation on Phase II Land and Phase II Building Development and Operations.    At any time prior to the Disposition of the Phase II Land in accordance with Section 7.5(m), (i) construct upon, develop, improve, use or operate, or permit to be constructed upon, developed, improved, used or operated, the Phase II Land or any improvement on the Phase II Land (including further construction, development, improvement, use or operation of the Phase II Land Building), including any excavation or site work on the Phase II Land, (ii) enter into, or permit to be entered into, any contract or agreement for such construction, development, improvement, use or operation or for any materials, supplies or labor necessary in connection with such construction, development, improvement, use or operation (other than a contract or agreement that is conditional upon the Disposition of the Phase II Land in accordance with Section 7.5(m)) or (iii) incur any Indebtedness, the proceeds of which are expected to be used, or are used, for the construction, development, improvement, use or operation of the Phase II Land or any improvement on the Phase II Land, except:

          (a)  construction upon, development of or improvement to the Phase II Land and improvements thereon (including, without limitation, the Phase II Land Building, the Employee Parking Lot and the Driving Range) prior to the Final Completion Date in accordance with the Plans and Specifications or as otherwise contemplated in the Project Budget;

          (b)  use and operation of the Phase II Land and improvements thereon (including, without limitation, the Phase II Land Building, the Employee Parking Lot and the Driving Range) (i) for commercial office space purposes, including services and amenities reasonably related thereto and customary for commercial office space properties, (ii) for the temporary operation of a full service Ferrari and Maserati automobile dealership, (iii) in accordance with the Phase II Building Lease, the Driving Range Lease and the Employee Parking Lot Lease, and (iv) for such other purposes as the Administrative Agent may approve in writing; provided, however, that in no event shall the Phase II Land or the improvements thereon (including, without limitation, the Phase II Land Building, the Employee Parking Lot and the Driving Range) be used or operated for gaming, hotel, entertainment or casino purposes;

          (c)  maintenance and repairs of the Phase II Land and improvements thereon (including, without limitation, the Phase II Land Building, the Employee Parking Lot and the Driving Range) in the ordinary course of business necessary to keep all associated Property and systems reasonably related to the operation of such Real Estate and other Property in good and working order and condition;

          (d)  modifications and/or reconfigurations to the Phase II Land Building in furtherance of the provision of office space and associated amenities to the Project or under leases to Persons permitted pursuant to Section 7.5(f);

          (e)  the design, construction, development and operation of the Entertainment Facility to the extent any of the same is located on the Phase II Land; and

          (f)    in the event of loss or damage to the Phase II Land or improvements thereon (including, without limitation, the Phase II Land Building, the Employee Parking Lot and the Driving Range), the repair and restoration of such Property in accordance with Section 2.24.

        7.25    Limitation on Golf Course Land and Golf Course Development.    At any time prior to the Disposition of the Golf Course Land in accordance with Section 7.5(k) (i) construct upon, develop or improve, or permit to be constructed upon, developed or improved, the Golf Course Land or any improvement on the Golf Course Land, including any excavation or site work on the Golf Course Land, (ii) enter into, or permit to be entered into, any contract or agreement for such construction, development or improvement, or for any materials, supplies or labor necessary in connection with such construction, development or improvement (other than a contract or agreement that is conditional upon the Disposition of the Golf Course Land in accordance with Section 7.5(k)) or (iii) incur any Indebtedness, the proceeds of which are expected to be used, or are used, for the construction, development or improvement of the Golf Course Land or any improvement on the Golf Course Land, except:

          (a)  construction upon, development of or improvement to the Golf Course Land and improvements thereon prior to the Final Completion Date in accordance with the Plans and Specifications;

          (b)  maintenance and repairs in the ordinary course of business necessary to keep all associated Property and systems reasonably related to the operation of the Golf Course Land and the Golf Course in good and working order and condition;

          (c)  modifications and/or reconfigurations of the Golf Course either (x) in connection with and in furtherance of the Disposition of the Wynn Home Site Land or the Home Site Land in accordance with Sections 7.5(j) and 7.5(l) or (y) desirable, in the reasonable opinion of the Borrower, in order to enhance or improve the Golf Course;

          (d)  use and operation of the Golf Course on the Golf Course Land in accordance with the Golf Course Lease; and

          (e)  in the event of loss or damage to the Golf Course Land or improvements thereon, the repair and restoration of such Property in accordance with Section 2.24.

        7.26    Acquisition of Real Property.    Acquire a fee, easement or other interest in any real property (including, without limitation, any lease of real property, but excluding (x) the acquisition (but not the exercise) of any options to acquire any such interests in real property, (y) the leasing of the Project or the Phase II Land Building as permitted by Section 7.5(f) and (z) the transactions contemplated by the Golf Course Lease, the Driving Range Lease, the Employee Parking Lot Lease and the Building Lease and any other leasehold interests acquired by a Loan Party over real property already subject to the Lien of the Mortgages) unless (a) the Borrower or an applicable other Loan Party shall have delivered to the Administrative Agent a Phase I Report with respect to such real property along with a corresponding reliance letter from an environmental consultant reasonably satisfactory to the Administrative Agent confirming that no Hazardous Substances were found in, on or under such real property in a manner that could reasonably be expected to result in a material liability to such Loan Party and that a Phase II Report is not warranted by the findings of such Phase I Report and (b) if Hazardous Substances were found in, on or under such real property pursuant to such Phase I Report in a manner that could reasonably be expected to result in a material liability to such Loan Party or a Phase II Report is warranted by the findings of such Phase I Report, the Borrower or an applicable other Loan Party shall have either (i) delivered to the Administrative Agent on behalf of the Lenders a Phase II Report with respect to such real property along with a corresponding reliance letter from an environmental consultant reasonably satisfactory to the Administrative Agent, confirming, in form and substance reasonably satisfactory to the Administrative Agent, either (A) that no Hazardous Substances were found in, on or under such real property in a manner that could reasonably be expected to result in a material liability to such Loan Party or (B) matters otherwise reasonably satisfactory to the Administrative Agent or (ii) delivered to the Administrative Agent an environmental indemnity agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which an indemnitor reasonably satisfactory to the Administrative Agent indemnifies the Borrower, the relevant other Loan Parties and the Lenders from any and all damages or other liabilities relating to or arising from Hazardous Substances then in, on or under such real property or otherwise caused by or attributable to such indemnitor.

        7.27    Project Liquidity Reserve Account.    (a) Prior to the Completion Date, utilize, apply or otherwise withdraw any amounts on deposit in the Project Liquidity Reserve Account except in accordance with Section 5.9.2 of the Disbursement Agreement.

        (b)  On or after the Completion Date, subject to Section 2.12(f), utilize, apply or otherwise withdraw any amounts on deposit in the Project Liquidity Reserve Account; provided, that to the extent Project Revenues or other funds (including proceeds of Revolving Loans or other Indebtedness permitted pursuant to Section 7.2) are not available to the Borrower or otherwise sufficient to pay Bank Debt Service or Note Debt Service as the same become due and payable (such circumstance to be certified in writing to the Administrative Agent by a Responsible Officer of the Borrower), the Administrative Agent shall apply amounts on deposit in the Project Liquidity Reserve Account to pay, first, due and owing Bank Debt Service and, second, in the event the Mortgage Notes Indenture Trustee delivers a Note Debt Service Shortfall Notice and no Bank Debt Service is due and owing at such time, due and owing Note Debt Service.

        7.28    Lease Terminations.    Terminate or permit the termination of, or reduce or permit the reduction of the Real Estate or other Property covered by, (i) the Driving Range Lease, the Building Lease or the Parking Lot Lease, in each case until such time as (A) the Phase II Land is Disposed of in accordance with Section 7.5(m) and (B) with respect to the Parking Lot Lease, the Borrower has entered into such agreements or otherwise obtained such Property which in the reasonable opinion of the Majority Arrangers provides a satisfactory alternative to the Parking Lot Lease with respect to the provision of parking services for the Borrower's employees or (ii) the Golf Course Lease until such time as the Golf Course Land is Disposed of in accordance with Section 7.5(k) (provided, that the Real Estate or other Property subject to the Golf Course Lease may be reduced in connection with the Disposition of the Wynn Home Site Land pursuant to Section 7.5(j) or the Disposition of the Home Site Land in accordance with Section 7.5(l), in either case so long as such reduction is only with respect to such Real Estate or other Property being Disposed of pursuant to such Disposition).

SECTION 8.    EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing:

          (a)  (i) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount under this clause (ii) becomes due in accordance with the terms hereof; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default; or

          (b)  Any representation or warranty made or deemed made by Wynn Resorts, the Completion Guarantor or any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; provided, that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default; or

          (c)  (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4, Section 6.7(a), Section 7 or Section 5 of the Guarantee and Collateral Agreement (provided, that with respect to those covenants incorporated by reference from this Agreement into the Guarantee and Collateral Agreement and made the direct obligations of the

  Loan Parties pursuant to Section 5.1 of the Guarantee and Collateral Agreement, no Event of Default shall occur from a Loan Party's default in the observance or performance of such covenants until expiration of the notice and cure periods, if any, set forth under this Section 8 that are applicable to the corresponding covenants in this Agreement), (ii) Wynn Resorts shall default in the observance or performance of any agreement contained in the Wynn Resorts Guaranty (or, to the extent executed and delivered pursuant to the Wynn Resorts Guaranty, the Wynn Resorts Security Agreement), (iii) the Completion Guarantor shall default in the observance or performance of any covenant or agreement contained in the Completion Guaranty, (iv) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing, (v) a Disbursement Agreement Event of Default shall have occurred and be continuing, (vi) any Loan Party shall fail to at all times maintain in full force and effect the insurance policies and programs listed on Schedule 6.5(d) (except for automobile, workers compensation, pollution liability and design errors and omissions insurance) or (vii) any Loan Party shall fail to at all times maintain in full force and effect the insurance policies and programs with respect to automobile, workers compensation, pollution liability and design errors and omissions insurance listed on Schedule 6.5(d) where such default shall not have been remedied within thirty (30) days after the earlier of (x) the applicable Loan Party becoming aware of such failure or (y) notice of such failure from the Administrative Agent or any Lender to such Loan Party; or

          (d)  Wynn Resorts or any Loan Party shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document to which it is a party (other than as provided in subsections (a) through (c) of this Section but subject to the proviso set forth in Section 8(c)), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the Borrower or any other Loan Party becoming aware of such default or (ii) receipt by the Borrower or any other Loan Party of notice from the Administrative Agent or any Lender of such default; provided, that the failure to perform or comply with any such provision of the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such failure to perform or to comply constitutes a Disbursement Agreement Event of Default; or

          (e)  The Borrower or any other Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause immediately such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in subsection (i), (ii) or (iii) of this subsection (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in subsections (i), (ii) and (iii) of this subsection (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

          (f)    (i) Wynn Resorts, the Completion Guarantor, the Borrower or any other Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Wynn Resorts, the Completion Guarantor, the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Wynn Resorts, the Completion Guarantor, the Borrower or any other Loan Party any case, proceeding or other action of a nature referred to in subsection (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Wynn Resorts, the Completion Guarantor, the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Wynn Resorts, the Completion Guarantor, the Borrower or any other Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in subsection (i), (ii), or (iii) above; or (v) Wynn Resorts, the Completion Guarantor, the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g)  (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than in a standard termination under Section 4041(b) of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any Loan Party, or any of their Subsidiaries or any Commonly Controlled Entity shall be required to make during any Fiscal Year payments pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (or their dependents), other than as required by Sections 601 et. seq. of ERISA, Section 4980B of the Code, or the corresponding provisions of applicable state law; and in each case in subsections (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h)  One or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

          (i)    Any of the Security Documents, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or, to the extent executed and delivered pursuant to the Wynn Resorts Guaranty, the Wynn Resorts Security Agreement, shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert or shall assert that any provision of any Loan Document is not in full force and effect, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j)    Any of the Operative Documents shall terminate or be terminated or canceled, become invalid or illegal or otherwise cease to be in full force and effect prior to its stated expiration date or Wynn Resorts, the Borrower, any other Loan Party, any Affiliate of the Borrower or any other Person shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any Project Document (after the giving of any applicable notice and the expiration of any applicable grace period); provided, that the occurrence of any of the foregoing events with respect to any Project Document (other than any Material Affiliated Contract) shall constitute an Event of Default hereunder only if the same could reasonably be expected to result in a Material Adverse Effect and the same shall continue unremedied for thirty (30) days after the earlier of (i) the Borrower or any other Loan Party becoming aware of such occurrence or (ii) receipt by the Borrower or any other Loan Party of notice from the Administrative Agent or any Lender of such occurrence; provided, however, that in the case of any such Project Document, if the occurrence is the result of actions or inactions by a party other than a Loan Party, then no Event of Default shall be deemed to have occurred as a result thereof if the Borrower provides written notice to the Administrative Agent immediately upon (but in no event more than two (2) Banking Days after) the Borrower or any Loan Party becoming aware of, or receiving notice of, such occurrence that the relevant Loan Party intends to replace such Project Document and (x) such Loan Party obtains a replacement obligor or obligors for the affected party, (y) such Loan Party enters into a replacement Project Document on terms no less beneficial to such Loan Party and the Secured Parties in any material respect than the Project Document being replaced within sixty (60) days of such occurrence; provided, however, that the replacement Project Document may require the applicable Loan Party to pay amounts under the replacement Project Document in excess of those that would have been payable under the replaced Project Document and (z) such occurrence, after considering any replacement obligor and replacement Project Document and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect; provided, further, that a breach, default or termination under any Construction Contract prior to the Completion Date shall constitute an Event of Default hereunder only to the extent such breach, default or termination constitutes a Disbursement Agreement Event of Default; or

          (k)  an "event of default" under and as defined in any of the Financing Agreements (other than the Loan Documents) (in any event, after the expiration of any applicable cure periods); or

          (l)    (i) A Change of Control shall occur; or (ii) a Specified Change of Control shall occur; or

          (m)  The Liens on the Property of the Completion Guarantor, the Loan Parties or Wynn Resorts, under the Mortgage Notes Indenture or the Mortgage Notes Guarantee, in each case as permitted pursuant to Section 7.3(k), shall cease, for any reason, to be validly subordinated and junior in right to the Liens of the Administrative Agent and the Secured Parties on the Property of such Persons under the Loan Documents;

          (n)  Any Subordinated Debt or the Management Fees payable under the Management Agreement shall cease, for any reason, to be validly subordinated to the Obligations of the Loan Parties as provided in the Management Agreement, the Management Fee Subordination Agreement and the documentation, instruments or other agreements related to the Subordinated Debt, as the case may be;

          (o)  A License Revocation that continues for three consecutive calendar days affecting gaming operations accounting for five percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Borrower related to gaming operations;

          (p)  The Borrower or any other Loan Party shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any Permit or any such Permit or any provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or fail to be in full force and effect or any Governmental Authority shall challenge or seek to revoke any such Permit if such failure to perform, violation, breach, suspension, revocation, cancellation, termination or modification could reasonably be expected to have a Material Adverse Effect; or

          (p)  The Completion Date shall not have occurred by the Scheduled Completion Date.

  then, and in any such event, (A) if such event is an Event of Default specified in subsection (i) or (ii) of paragraph (f) above with respect to Wynn Resorts or any Loan Party, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Facility Lenders for the respective Facility, the Administrative Agent may, or upon the request of the Required Facility Lenders for the respective Facility, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Commitments and/or the Term Loan Commitments, as the case may be, to be terminated forthwith, whereupon the applicable Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents (subject to applicable Nevada Gaming Laws and securing any required Nevada Gaming Approvals), including, without limitation, the Guarantee and Collateral Agreement and the Mortgages, or otherwise available under applicable law, in equity or otherwise, including, without limitation, the right to (I) enter into possession of the Project and perform any and all work and labor necessary to complete the Project or to operate and maintain the Project, and all sums expended by the Administrative Agent or any other Secured Party in so doing, together with interest on such total amount at the highest default rate provided hereunder, shall be Obligations hereunder, shall be repaid by the Borrower to the Administrative Agent or such Secured Party upon demand and shall be secured by the Loan Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the total amount of the Commitments and (II) set off and apply all monies on deposit in any Account or any amounts paid under the Completion Guaranty or any other monies of a Loan Party on deposit with the Administrative Agent or any Lender to the satisfaction of the Obligations. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or as otherwise permitted pursuant to Section 7.3(k) or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Loan Parties (or such other Person as may be lawfully entitled thereto). Notwithstanding anything to the contrary contained in this Agreement, in the event the consent of the Lenders (whether the Required Lenders, the Required Facility Lenders for a particular Facility or otherwise) is required in connection with the exercise of remedies pursuant to this Section 8, for purposes of determining the required lender consent pursuant to the applicable definitions thereto (whether the "Required Lenders", the "Required Facility Lenders" or otherwise), the Commitments of the Lenders shall be deemed terminated.

SECTION 9.    THE AGENTS; THE ARRANGERS; THE MANAGERS

        9.1    Appointment.    Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

        9.2    Delegation of Duties.    Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

        9.3    Exculpatory Provisions.    No Arranger, Manager or Agent nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person's own gross negligence or willful misconduct in breach of a duty owed to the party asserting liability) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Person or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers, the

Managers or the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Person party thereto to perform its obligations hereunder or thereunder. Neither the Agents, the Managers nor the Arrangers shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Person.

        9.4    Reliance by Agents.    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the requisite Lenders required under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the requisite Lenders under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Letters of Credit.

        9.5    Notice of Default.    No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the requisite Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        9.6    Non-Reliance on Agents, Managers, Arrangers and Other Lenders.    Each Lender expressly acknowledges that neither the Arrangers, the Agents, the Managers nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Arranger, Agent or Manager hereinafter taken, including any review of the affairs of a Loan Party, the Completion Guarantor or any other Person, shall be deemed to constitute any representation or warranty by any Arranger, Agent or Manager to any Lender. Each Lender represents to the Arrangers, the Agents and the Managers that it has, independently and without reliance upon any Arranger, Agent or Manager or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and the Completion Guarantor and their affiliates and made its own decision to make its Loans (and in the case of the Issuing Lender, its Letters of Credit) hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Arranger, Agent or Manager or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and the Completion Guarantor and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Arranger, Agent or Manager shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or the Completion Guarantor or any other Person that may come into the possession of such Arranger, Agent or Manager or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

        9.7    Indemnification.    The Lenders agree to indemnify each Arranger, Agent and Manager in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Arranger, Agent or Manager in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Arranger, Agent or Manager under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from such Arranger's, Agent's or Manager's gross negligence or willful misconduct in breach of a duty owed to such Lender. The agreements in this Section 9.7 shall survive the payment of the Loans and Letters of Credit and all other amounts payable hereunder.

        9.8    Arrangers, Agents and Managers in Their Individual Capacities.    Each Arranger, Agent and Manager and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Arranger was not an Arranger, such Agent was not an Agent and such Manager was not a Manager. With respect to any Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Arranger, Agent and Manager shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger, an Agent or a Manager, as the case may be, and the terms "Lender" and "Lenders" shall include each Arranger, Agent and Manager in their respective individual capacities.

        9.9    Successor Agents.    The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former

Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or Letters of Credit. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

        9.10    Authorization to Release Liens.    The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Completion Guarantor, the Borrower or any of the other Loan Parties or any other Person that is the subject of a Disposition which is permitted by this Agreement or any other Loan Document or which has been consented to in accordance with Section 10.1.

        9.11    The Arrangers and Managers.    Other than with respect to, in the case of the Arrangers, Sections 2.4, 2.24, 7.2(h) and 7.5 and the definition of "Subordinated Debt", the Arrangers and the Managers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

        9.12    Withholdings.    (a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.20(f) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

        (b)  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

        (c)  If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Section 2.20(f) and this Section 9.12.

SECTION 10.    MISCELLANEOUS

        10.1    Amendments and Waivers.    (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each other Person party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each other Person party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the other Persons hereunder or thereunder or (y) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Notwithstanding the foregoing, no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or forgive the payment of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender (other than a Defaulting Lender) directly affected thereby (such consent being in lieu of the consent of the Required Lenders required pursuant to the second sentence of this Section 10.1); (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, Required Facility Lenders, Applicable Facility Lenders or Majority Initial Arrangers, consent to the assignment or transfer by any Person (other than a Lender) of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a significant Guarantor from its guarantee obligations under the Loan Documents, in each case without the consent of all Lenders (other than Defaulting Lenders); (iii) amend, modify or waive any provision of Section 9 without the consent of any Arranger, Agent or Manager directly affected thereby (in addition to the consent of the Required Lenders required pursuant to the second sentence of this Section 10.1); (iv) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender (in addition to the consent of the Required Lenders required pursuant to the second sentence of this Section 10.1); (v) amend, modify or waive any provision of Section 2.12(g) or Section 2.18 without the consent of the Required Facility Lenders with respect to the Facility directly affected thereby (such consent being in lieu of the consent of the Required Lenders required pursuant to the second sentence of this Section 10.1); (vi) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender (in addition to the consent of the Required Lenders required pursuant to the second sentence of this Section 10.1), (vii) amend, modify or waive any condition, provision or requirement to the funding of Loans or the issuance or amendment of Letters of Credit (whether pursuant to the Disbursement Agreement, this Agreement or otherwise) without the consent of, (I) in the case of Term Loans, the Required Facility Lenders with respect to the Term Loan Facility, (II) in the case of Revolving Credit Loans, the Required Facility Lenders with respect to the Revolving Credit Facility, and (III) in the case of the issuance or amendment of Letters of Credit, the Required Facility Lenders with respect to the Revolving Credit Facility (in each case such consent being in lieu of the consent of the Required Lenders required pursuant to the second sentence of this Section 10.1), (viii) subject to clause (ii) above, amend, modify or waive any condition, provision or requirement set forth in Section 7.5 or release any Collateral not permitted to be Disposed of pursuant to Section 7.5 without, in each case, the consent of the Supermajority Lenders, (ix) amend, modify or waive any provision of Section 2.5.1 or 2.5.2 of the Disbursement Agreement without the written consent of all Lenders (other than Defaulting Lenders) and (x) reduce or otherwise diminish the amounts (I) required to be deposited, and from time to time maintained on deposit, by the Borrower in the Company's Funds Account and the Second Mortgage Notes Proceeds Account, respectively, as required pursuant to the Disbursement Agreement or (II) utilized or to be utilized from such Accounts for the payment of Project Costs as required pursuant to the Disbursement Agreement, in each case without the written consent of all Lenders (other than Defaulting Lenders); provided, however, that any Loan Conversion shall be at the sole discretion of the Majority Initial Arrangers and shall not require the consent of any other Lender pursuant to this Section 10.1 or otherwise. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents, the Arrangers, the Managers and all future holders of the Loans and Letters of Credit. In the case of any waiver, the Loan Parties, the Lenders, the Arrangers, the Managers and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. Subject to subsections (vii), (ix) and (x) above, to the extent the Administrative Agent is entitled or required to make any determinations (whether a consent, waiver or otherwise) under the Intercreditor Agreements or the Disbursement Agreement, the Administrative Agent shall make such determinations upon the advice of the Required Lenders.

        (b)  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Required Facility Lenders with respect to the affected Facility and the Borrower to permit a Revolving Credit Lender(s) or a Term Loan Lender(s), as the case may be (or other Eligible Assignee reasonably acceptable to the Administrative Agent, who desires to become a Revolving Credit Lender or a Term Loan Lender, as the case may be), to increase its (their) Revolving Credit Commitments or Term Loan Commitments, as the case may be (or, in the case of an Eligible Assignee, acquire Revolving Credit Commitments or Term Loan Commitments, as the case may be, in which case such Eligible Assignee shall be deemed a "Revolving Credit Lender" or "Term Loan Lender", as the case may be, hereunder), provided, that the Administrative Agent may make such changes to this Agreement and the other Loan Documents as are necessary solely to permit a Revolving Credit Lender(s) or a Term Loan Lender(s), as the case may be (or other Eligible Assignee reasonably acceptable to the Administrative Agent, who desires to become a Revolving Credit Lender or a Term Loan Lender, as the case may be), to increase its (their) Revolving Credit Commitments or Term Loan Commitments, as the case may be (or, in the case of an Eligible Assignee, acquire Revolving Credit Commitments or Term Loan Commitments, as the case may be, in which case such Eligible Assignee shall be deemed a "Revolving Credit Lender" or "Term Loan Lender", as the case may be, hereunder), in an amount permitted by, and for the purposes set forth in, Section 7.2(m); provided, further, that with respect to any increases in the aggregate Commitments prior to the Completion Date in excess of the sum of (I) $50,000,000 and (II) Commitment increases made pursuant to the first proviso of this subsection 10.1(b), this Agreement may be amended (or amended and restated) only with the written consent of the Supermajority Lenders, the Supermajority Facility Lenders with respect to the affected Facility and the Borrower to permit a Revolving Credit Lender(s) or a Term Loan Lender(s), as the case may be (or other Eligible Assignee reasonably acceptable to the Administrative Agent, who desires to become a Revolving Credit Lender or a Term Loan Lender, as the case may be), to increase its (their) Revolving Credit Commitments or Term Loan Commitments, as the case may be (or, in the case of an Eligible Assignee, acquire Revolving Credit Commitments or Term Loan Commitments, as the case may be, in which case such Eligible Assignee shall be deemed a "Revolving Credit Lender" or "Term Loan Lender", as the case may be, hereunder) (all such increases in the Revolving Credit Commitments and the Term Loan Commitments pursuant to this subjection 10.1(b), the "Increased Commitments"), in each which case the Lenders holding such Increased

Commitments shall be appropriately included in any future determination of the Required Lenders, the Supermajority Lenders and the Required Facility Lenders and Supermajority Facility Lenders with respect to the applicable Facility; provided, that nothing contained in this sentence is intended, nor shall it be construed, to be a commitment or otherwise create an obligation on behalf of any Lender to make Increased Commitments; provided, further, that, except with respect to Loan Conversions, in no event shall the Commitment of any Lender be increased without such Lender's consent.

        (c)  Notwithstanding anything to the contrary in this Section 10.1, the parties to the Administrative Agent Fee Letter and the Facility Fee Letter may, (i) enter into written amendments, supplements or modifications to the Administrative Agent Fee Letter or the Facility Fee Letter, as the case may be (including amendments and restatements thereof), for the purpose of adding any provisions thereto or changing in any manner the rights thereunder of the parties thereto or (ii) waive, on such terms and conditions as may be specified in the instrument of waiver, (1) any of the requirements of the Administrative Agent Fee Letter or the Facility Fee Letter, as the case may be, or (2) any Default or Event of Default to the extent (and only to the extent) relating to the Administrative Agent Fee Letter or the Facility Fee Letter, it being understood that the waiver of any Default or Event of Default (or portion thereof) relating to any of the other Loan Documents may be accomplished only as set forth in the immediately preceding paragraph.

        10.2    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, the Arrangers, the Managers and the Agents, as follows and (b) in the case of the Lenders, as set forth on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Wynn Las Vegas, LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attention: Ron Kramer Telecopy: (702) 791-0167 Telephone: (702) 733-4123
with a copy to:	Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 Attention: C. Kevin McGeehan, Esq. Telecopy: (310) 282-5610 Telephone: (310) 203-7110
The Administrative Agent or Swing Line Lender:	Deutsche Bank Trust Company Americas 200 Crescent Court Suite 550 Dallas, Texas 75201 Attention: Gerald K. Dupont Telecopy: (214) 740-7910 Telephone: (214) 740-7913

with a copy to:	Latham & Watkins 885 Third Avenue New York, New York 10022 Attention: Christopher Plaut, Esq. Telecopy: (212) 906-1200 Telephone: (212) 751-4864
Sheppard, Mullin, Richter & Hampton, LLP 333 South Hope Street, 48th Floor Los Angeles, California 90071 Attention: William M. Scott IV, Esq. Telecopy: (213) 620-1398 Telephone: (213) 617-4276
Deutsche Bank Securities Inc., as advisor, lead arranger and joint book running manager	200 Crescent Court Suite 550 Dallas, Texas 75201 Attention: Gerald K. Dupont Telecopy: (214) 740-7910 Telephone: (214) 740-7913
with a copy to:	Latham & Watkins 885 Third Avenue New York, New York 10022 Attention: Christopher Plaut, Esq. Telecopy: (212) 906-1200 Telephone: (212) 751-4864
Banc of America Securities LLC, as advisor, lead arranger, joint book running manager and syndication agent	9 West 57th Street, 32nd Floor New York, New York 10019 Attention: Elton Vogel Telecopy: (212) 847-5329 Telephone: (212) 583-8000
with a copy to:	Latham & Watkins 885 Third Avenue New York, New York 10022 Attention: Christopher Plaut, Esq. Telecopy: (212) 906-1200 Telephone: (212) 751-4864
Bear, Stearns & Co. Inc., as advisor, arranger and joint book running manager:	383 Madison Avenue New York, New York 10179 Attention: Victor Bulzacchelli Telecopy: (212) 272-8540 Telephone: (212) 272-3042
with a copy to:	Latham & Watkins 885 Third Avenue New York, New York 10022 Attention: Christopher Plaut, Esq. Telecopy: (212) 906-1200 Telephone: (212) 751-4864

Bear Stearns Corporate Lending Inc., as joint documentation agent	383 Madison Avenue New York, New York 10179 Attention: Victor Bulzacchelli Telecopy: (212) 272-8540 Telephone: (212) 272-3042
with a copy to:	Latham & Watkins 885 Third Avenue New York, New York 10022 Attention: Christopher Plaut, Esq. Telecopy: (212) 906-1200 Telephone: (212) 751-4864
Dresdner Bank AG, New York and Grand Cayman Branches, as arranger and joint documentation agent	1301 Avenue of the Americas—36th Floor New York, New York 10019 Attention: Michael Lessler Telecopy: (212) 429-4181 Telephone: (212) 429-2242
with a copy to:	Dresdner Kleinwort Wasserstein Services 75 Wall Street New York, New York 10005 Attention: Larry Candido, Esq. Telecopy: (212) 850-0507 Telephone: (914) 522-3247
JPMorgan Chase Bank, as joint documentation agent	270 Park Avenue, 4th Floor New York, New York 10017 Attention: John Mix Telecopy: (212) 270-3153 Telephone: (212) 270-9562
with a copy to:	JPMorgan Chase Bank 270 Park Avenue, 39th Floor New York, New York 10017 Attention: William C. Viets, Esq. Telecopy: (212) 270-3153 Telephone: (212) 270-1268
Issuing Lender:	As notified by the Issuing Lender to the Administrative Agent and the Borrower

        10.3    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of any Arranger, any Agent, any Manager or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.4    Survival of Representations and Warranties.    All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

        10.5    Payment of Expenses; Indemnification.    The Borrower agrees (a) to pay or reimburse the Arrangers, the Agents and the Managers for all their reasonable and itemized out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, negotiation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of the Collateral Agent and counsel to each of the Arrangers, the Agents and the Managers and the charges of IntraLinks and the fees, expenses and disbursements of consultants (including, without limitation, the Construction Consultant and any other engineering, insurance or construction consultants), (b) to pay or reimburse each Lender, Arranger, Manager and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to each Arranger, Manager and Agent and the charges of IntraLinks, (c) to pay, indemnify, and hold each Lender, Arranger, Manager and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, Arranger, Agent, Manager, their respective affiliates, and their respective officers, directors, partners, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents, attorneys-in-fact and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of their Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this subsection (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the gross negligence or willful misconduct of such Indemnitee in breach of a duty owed to the Borrower. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause the other Loan Parties not to assert, and hereby waives and agrees to cause the other Loan Parties so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than five days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and Letters of Credit and all other amounts payable hereunder.

        10.6    Successors and Assigns; Participations and Assignments    (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Arrangers, the Agents, the Managers, all future holders of the Loans and Letters of Credit and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

        (b)  Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Arrangers, the Agents and the Managers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided, that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        (c)  Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender, any Affiliate of the assigning Lender or of another Lender or any Affiliated Fund of the assigning Lender or of another Lender (provided, that if any funding obligations are assigned to such an Affiliate or such an Affiliated Fund, such Affiliate or Affiliated Fund, as applicable, shall have demonstrable resources to comply with such obligations) or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in the case of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender, shall not be unreasonably withheld, conditioned or delayed), to an additional bank, financial institution or other entity that is an Eligible Assignee (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an assignment and acceptance agreement, in the form of Exhibit E hereto (an "Assignment and Acceptance"), executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that no such assignment to an Assignee (other than any Lender or any Affiliate of the assigning Lender or of another Lender or Affiliated Fund of the assigning Lender or of another Lender) shall be in an aggregate principal amount of less than $5,000,000 with respect to Revolving Credit Commitments or $1,000,000 with respect to Term Loan Commitments, unless otherwise agreed by the Borrower and the Administrative Agent (provided, that for purposes of the foregoing limitations only, any two or more funds that concurrently invest in Loans and are managed by the same investment advisor, or investment advisors that are Affiliates of one another, shall be treated as a single Assignee). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

        (d)  The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked "canceled". The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

        (e)  Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an Affiliate of the assigning Lender or of another Lender or an Affiliated Fund of the assigning Lender or of another Lender or with respect to the initial syndication of the Commitments), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or Term Note, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or Term Note, as the case may be, to such Assignee or its registered assigns in an amount equal to the Revolving Credit Commitment and/or Term Loan Commitment, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loan Commitment, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the Assignor or its registered assigns in an amount equal to the Revolving Credit Commitment and/or Term Loans or Term Loan Commitment, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

        (f)    For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

        10.7    Adjustments; Set-off.    (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

        10.8    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

        10.9    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.10    Integration.    Other than the promises, undertakings, representations or warranties set forth in the Administrative Agent Fee Letter and the Facility Fee Letter, this Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents, the Arrangers, the Managers and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Arranger, any Manager, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        10.11    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF OTHER THAN SECTION 5-1041 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

        10.12    Submission To Jurisdiction; Waivers.    The Borrower hereby irrevocably and unconditionally:

          (a)  submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        10.13    Certain Matters Affecting Lenders.    (a) If (i) the Nevada Gaming Authorities shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Laws or (ii) any other gaming authority with jurisdiction over the gaming business of the Borrower shall determine that any Lender does not meet its suitability standards (in any such case, a "Former Lender"), the Administrative Agent shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a "Substitute Lender," which may (but not need) be any Lender or Lenders or Affiliated Fund of a Lender that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender (if not a Lender or Lenders or Affiliated Fund of a Lender) is an Eligible Assignee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. The Borrower shall bear the costs and expenses of any Lender required by the Nevada

Gaming Authorities, or any other gaming authority with jurisdiction over the gaming business of the Borrower, to file an application for a finding of suitability in connection with the investigation of an application by the Borrower for a license to operate a gaming establishment.

        (b)  Notwithstanding the provisions of subsection (a) of this Section 10.13, if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to subsection (a) of this Section 10.13 within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the "Withdrawal Period"), the Borrower shall immediately prepay in full the outstanding amount of all Revolving Extensions of Credit and Term Loans Extensions of Credit of such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period.

        10.14    Acknowledgments.    The Borrower hereby acknowledges that:

          (a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b)  neither any Arranger, any Agent, any Manager nor any Lender has any fiduciary relationship with or duty to the Borrower, the Completion Guarantor or any other Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents, the Managers and the Lenders, on one hand, and the Borrower, the Completion Guarantor any other Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents, the Managers and the Lenders or among the Borrower, the Completion Guarantor, the other Loan Parties and the Lenders.

        10.15    Confidentiality.    Subject to Section 10.21, each of the Arrangers, the Agents, the Managers and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided, that nothing herein shall prevent any Arranger, any Agent, any Manager or any Lender from disclosing any such information (a) to any Arranger, any Agent, any Manager, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section, (c) to any of its or its Affiliates' employees, directors, agents, auditors, regulators, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 10.15, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

        10.16    Release of Collateral and Guarantee Obligations.    (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents provided that the Borrower and, if applicable, the appropriate Loan Party shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Borrower and, if applicable, the appropriate Loan Party stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

        (b)  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit or Reimbursement Obligation shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release the security interest of the Loan Documents in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements.

        10.17    Accounting Changes.    In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's and the other Loan Parties' financial condition (including the requirements and restrictions associated with the provisions of this Agreement applicable thereto) shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

        10.18    Delivery of Lender Addenda.    Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

        10.19    Construction.    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        10.20    WAIVERS OF JURY TRIAL.    THE BORROWER, THE ARRANGERS, THE AGENTS, THE MANAGERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        10.21    Gaming Authorities.    The Arrangers, the Agents, the Managers and each Lender agree to cooperate with the Nevada Gaming Authorities in connection with the administration of their regulatory jurisdiction over Wynn Resorts, the Borrower and the other Loan Parties, including, without limitation, to the extent not inconsistent with the internal policies of such Lender, Arranger, Agent or Manager and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Nevada Gaming Authorities relating to the Arrangers, the Agents, the Managers, any of the Lenders, Wynn Resorts or the Borrower or any other Loan Party, or the Loan Documents. Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes, and will cause each other Loan Party to authorize, each Agent, Manager, Arranger and Lender to cooperate with the Nevada Gaming Authorities as described above.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WYNN LAS VEGAS, LLC, a Nevada limited liability company, as the Borrower
By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
	By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member
		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
			By:	/s/ Ronald Kramer
			Name:	Ronald Kramer
			Title:	President
DEUTSCHE BANK SECURITIES, INC., as Lead Arranger and Joint Book Running Manager
By:	/s/ A. Drew Goldman
Name:	A. Drew Goldman
Title:
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Swing Line Lender
By:	/s/ George Reynolds
Name:	George Reynolds
Title:	Vice President

BANC OF AMERICA SECURITIES LLC, as Lead Arranger, Joint Book Running Manager and Syndication Agent
By:	/s/ Jon Varnell
Name:	Jon Varnell
Title:	Managing Director
BEAR, STEARNS & CO. INC., as Arranger and Joint Book Running Manager
By:	/s/ Keith C. Barnish
Name:	Keith C. Barnish
Title:	Senior Managing Director
BEAR STEARNS CORPORATE LENDING INC., as Joint Documentation Agent
By:	/s/ Keith C. Barnish
Name:	Keith C. Barnish
Title:	Executive Vice President

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Arranger and Joint Documentation Agent
By:	/s/ J. Michael Leffler
Name:	J. Michael Leffler
Title:	Managing Director
By:	/s/ Deborah Carlson
Name:	Deborah Carlson
Title:	Director
JPMORGAN CHASE BANK as Joint Documentation Agent
By:	/s/ John F. Mix
Name:	John F. Mix
Title:	Vice President

Annex A

PRICING GRID FOR REVOLVING CREDIT LOANS, SWING LINE LOANS
AND REVOLVING COMMITMENT FEES

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Revolving Commitment Fee Rate
x > 4.00:1 4.0	0%	3.00%	2.00%
3.50.1 x ≤ 4.00:1	5%	2.75%	1.00%
x ≤ 3.50:1 3.5	0%	2.50%	0.50%

        Changes in the Applicable Margin with respect to Revolving Credit Loans and Swing Line Loans or in the Revolving Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the first date (each such date, an "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1 with respect to each Quarterly Date (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each Fiscal Year or the 90th day after the end of each Fiscal Year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.00:1. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 4.00:1. If on any Adjustment Date the Consolidated Leverage Ratio would result in different Applicable Margins or Revolving Commitment Fee Rates, the higher Applicable Margin or Revolving Commitment Fee Rate shall govern. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four full consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements (or such shorter period ending on any Quarterly Date and beginning on the Opening Date); provided, that for purposes of calculating Consolidated EBITDA in order to calculate the Consolidated Leverage Ratio for any period which is less than four full fiscal quarters, Consolidated EBITDA shall be calculated on an annualized basis.

A-1

SCHEDULE 1.1

MORTGAGED PROPERTY

S-1.2

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

S-4.4

SCHEDULE 4.9(b)

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

S-4.9(b)

SCHEDULE 4.9(c)

PATENTS

S-4.9(c)

SCHEDULE 4.9(d)

COPYRIGHTS

S-4.9(d)

SCHEDULE 4.9(e)

TRADE SECRETS

S-4.9(e)

SCHEDULE 4.9(f)

INTELLECTUAL PROPERTY LICENSES

S-4.9(f)

SCHEDULE 4.15

SUBSIDIARIES

S-4.15

SCHEDULE 4.19(a)-1

UCC FILING JURISDICTIONS—COLLATERAL

Loan Party	Filing Office

S-4.19(a)-1

SCHEDULE 4.19(a)-2

UCC FINANCING STATEMENTS TO REMAIN ON FILE

S-4.19(a)-2

SCHEDULE 4.19(b)

MORTGAGE FILING JURISDICTIONS

S-4.19(b)

SCHEDULE 4.19(c)

UCC FILING JURISDICTIONS—INTELLECTUAL PROPERTY COLLATERAL

S-4.19(c)

SCHEDULE 4.24

MATERIAL CONTRACTS

S-4.24

SCHEDULE 4.25(a)

REAL ESTATE

S-4.25(a)

SCHEDULE 4.25(d)

ASSESSMENTS

S-4.25(d)

SCHEDULE 6.5(d)

INSURANCE REQUIREMENTS

S-6.5(d)

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

S-7.2(d)

SCHEDULE 7.3(f)

EXISTING LIENS

S-7.3(f)

EXHIBIT D

FORM OF MORTGAGE

APNs:

Recording requested by and recorded
counterparts should be returned to:

Sony Ben-Moshe, Esq.
Latham & Watkins
701 B Street, Suite 2100
San Diego, California 92101

Mail Property Tax Statements to:

DEED OF TRUST, [LEASEHOLD DEED OF TRUST,] ASSIGNMENT OF RENTS AND
LEASES,
SECURITY AGREEMENT AND FIXTURE FILING

MADE BY

            ,
a                        ,
as Trustor,

to

Nevada Title Company,
a Nevada corporation,
as Trustee,
for the benefit of

DEUTSCHE BANK TRUST COMPANY AMERICAS,
in its capacity as Administrative Agent for the benefit of the Banks, as Beneficiary

*******************************************************************************************

        THIS INSTRUMENT IS TO BE FILED AND INDEXED IN THE REAL ESTATE RECORDS AND IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OF CLARK COUNTY, NEVADA UNDER THE NAMES OF                         AS "DEBTOR" AND DEUTSCHE BANK TRUST COMPANY AMERICAS AS "SECURED PARTY."

        THIS INSTRUMENT IS A "CONSTRUCTION MORTGAGE" AS THAT TERM IS DEFINED IN SECTION 104.9334(8) OF THE NEVADA REVISED STATUTES AND SECURES AN OBLIGATION INCURRED FOR THE CONSTRUCTION OF AN IMPROVEMENT UPON LAND.

i

ARTICLE FOUR REMEDIES		25
4.1	Acceleration of Maturity	25
4.2	Protective Advances	25
4.3	Institution of Equity Proceedings	25
4.4	Beneficiary's Power of Enforcement	25
4.5	Beneficiary's Right to Enter and Take Possession, Operate and Apply Income	27
4.6	Leases	28
4.7	Purchase by Beneficiary	28
4.8	Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws	28
4.9	Receiver	28
4.10	Suits to Protect the Trust Estate	29
4.11	Proofs of Claim	29
4.12	Trustor to Pay the Obligations on Any Default in Payment; Application of Monies by Beneficiary	29
4.13	Delay or Omission; No Waiver	30
4.14	No Waiver of One Default to Affect Another	30
4.15	Discontinuance of Proceedings; Position of Parties Restored	30
4.16	Remedies Cumulative	31
4.17	Interest After Event of Default	31
4.18	Foreclosure; Expenses of Litigation	31
4.19	Deficiency Judgments	31
4.20	Waiver of Jury Trial	32
4.21	Exculpation of Beneficiary	32
ARTICLE FIVE RIGHTS AND RESPONSIBILITIES OF TRUSTEE; OTHER PROVISIONS RELATING TO TRUSTEE		32
5.1	Exercise of Remedies by Trustee	32
5.2	Rights and Privileges of Trustee	32
5.3	Resignation or Replacement of Trustee	32
5.4	Authority of Beneficiary	33
5.5	Effect of Appointment of Successor Trustee	33
5.6	Confirmation of Transfer and Succession	33
5.7	Exculpation	33
5.8	Endorsement and Execution of Documents	33
5.9	Multiple Trustees	34
5.10	Terms of Trustee's Acceptance	34

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ARTICLE SIX MISCELLANEOUS PROVISIONS		34
6.1	Heirs, Successors and Assigns Included in Parties	34
6.2	Addresses for Notices, Etc	34
6.3	Change of Notice Address	35
6.4	Headings	35
6.5	Invalid Provisions to Affect No Others	35
6.6	Changes and Priority Over Intervening Liens	35
6.7	Estoppel Certificates	35
6.8	Waiver of Setoff and Counterclaim; Other Waivers	36
6.9	Governing Law	36
6.10	Required Notices	36
6.11	Reconveyance	36
6.12	Attorneys' Fees	36
6.13	Late Charges	37
6.14	Cost of Accounting	37
6.15	Right of Entry	37
6.16	Corrections	37
6.17	Statute of Limitations	37
6.18	Subrogation	37
6.19	Joint and Several Liability	37
6.20	Homestead	37
6.21	Context	37
6.22	Time	37
6.23	Interpretation	37
6.24	Effect of NRS 107.030	38
6.25	Amendments	38
6.26	No Conflicts	38
ARTICLE SEVEN POWER OF ATTORNEY		38
7.1	Grant of Power	38
7.2	Other Acts	38
SCHEDULE A	DESCRIPTION OF THE LAND
[SCHEDULE B	DESCRIPTION OF LEASED PREMISES]

iii

DEED OF TRUST, [LEASEHOLD DEED OF TRUST,] ASSIGNMENT OF RENTS AND
LEASES,
SECURITY AGREEMENT AND FIXTURE FILING

        THIS DEED OF TRUST, [LEASEHOLD DEED OF TRUST,] ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter called "Deed of Trust") is made and effective as of            , 200        , by                        , a                         (together with all successors and assigns of the Trust Estate (as hereinafter defined), "Trustor"), whose address is                        , to Nevada Title Company, a Nevada corporation, whose address is 2500 North Buffalo, Suite 150, Las Vegas, Nevada 89128, as Trustee ("Trustee"), for the benefit of DEUTSCHE BANK TRUST COMPANY AMERICAS ("Beneficiary"), in its capacity as Administrative Agent under (i) that certain Credit Agreement (as the same may be amended or modified from time to time, the "Credit Agreement") dated as of October 30, 2002 among Wynn Las Vegas, LLC, a Nevada limited liability company ("Borrower"), Beneficiary and the other parties signatory thereto (such other parties, together with Beneficiary, the "Banks") pursuant to which the Banks have agreed to lend to Borrower an aggregate principal amount of $1,000,000,000 and (ii) that certain Guarantee and Collateral Agreement (as the same may be amended or modified from time to time, the "Guaranty") dated as of October    , 2002 by Trustor and the other parties thereto for the benefit of Beneficiary on behalf of the Banks pursuant to which Trustor will guaranty the payment and performance of all obligations of Borrower under the Credit Agreement and the other Loan Documents.

THIS INSTRUMENT SECURES FUTURE ADVANCES. THE MAXIMUM AMOUNT OF PRINCIPAL TO BE SECURED HEREBY IS $1,000,000,000. THIS INSTRUMENT IS TO BE GOVERNED BY THE PROVISIONS OF NRS 106.300 THROUGH NRS 106.400 INCLUSIVE.

THE OBLIGATIONS SECURED HEREBY INCLUDE REVOLVING CREDIT OBLIGATIONS WHICH PERMIT BORROWING, REPAYMENT AND REBORROWING. INTEREST ON OBLIGATIONS SECURED HEREBY ACCRUES AT A RATE WHICH MAY FLUCTUATE FROM TIME TO TIME.

        DEFINITIONS—As used in this Deed of Trust, the following terms have the meanings hereinafter set forth:

        "Accounts Receivable" shall have the meaning set forth in Section 9-102 (NRS 104.9102) of the UCC for the term "account."

        "Appurtenant Rights" means all and singular tenements, hereditaments, rights, reversions, remainders, development rights, privileges, benefits, easements (in gross or appurtenant), rights-of-way, licenses, gores or strips of land, streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and all appurtenances whatsoever and claims or demands of Trustor at law or in equity in any way belonging, benefiting, relating or appertaining to the Land, the Project, the Trustor, [the Leased Premises,] the airspace over the Land, the Improvements or any of the Trust Estate encumbered by this Deed of Trust, or which

1

hereinafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Trustor.

        "Bankruptcy" means, with respect to any Person, that (i) a court having jurisdiction in the Trust Estate shall have entered a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order has not been stayed; or any other similar relief shall have been granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against such Person, under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the Trust Estate for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Person, for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Person, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or (iii) such Person shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or such Person shall make any assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due and payable or if the fair market value of its assets does not exceed its aggregate liabilities; or (iv) such Person shall, or the Board of Directors of such Person (or any committee thereof) shall, adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (iii) above.

        "Bankruptcy Code" means Title 11 of the United Sates Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute thereto.

        "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions in the State of Nevada or the City of New York are not required to be open.

        "Deed of Trust" means this Deed of Trust as it may be amended, increased or modified from time to time.

        "Disbursement Agreement" means that certain Master Disbursement Agreement dated as of            ,2002, among Borrower, Beneficiary, [TO INSERT TRUSTEE], Deutsche Bank Trust Company Americas, in its capacity as disbursement agent, and the other parties signatory thereto, as the same may hereafter be amended or modified in accordance with its terms and the terms of the Credit Agreement.

        ["                        Lease" means that certain                        for the                        Leased Premises.]

2

        ["                        Leased Premises" means the                        situated in                        described in the                         Lease and more specifically described in Schedule B attached hereto and incorporated herein.]

        "Event of Default" has the meaning set forth in Section 3.1 hereof.

        "FF&E" means all furniture, fixtures, equipment, appurtenances and personal property now or in the future contained in, used in connection with, attached to, or otherwise useful or convenient to the use, operation, or occupancy of, or placed on, but unattached to, any part of the Site or Improvements whether or not the same constitutes real property or fixtures in the State of Nevada, including all removable window and floor coverings, all furniture and furnishings, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and elevator and escalator plants, cooking facilities, vacuum cleaning systems, public address and communications systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipes, appliances, equipment, fittings, fixtures, and building materials, all gaming and financial equipment, computer equipment, calculators, adding machines, gaming tables, video game and slot machines, and any other electronic equipment of every nature used or located on any part of the Site or Improvements, together with all Venetian blinds, shades, draperies, drapery and curtain rods, brackets, bulbs, cleaning apparatus, mirrors, lamps, ornaments, cooling apparatus and equipment, ranges and ovens, garbage disposals, dishwashers, mantels, and any and all such property which is at any time installed in, affixed to or placed upon the Site or Improvements.

        "FF&E Financing Agreement" means any financing agreement entered into by Trustor (i) the proceeds of which are used by Trustor for the acquisition or lease of FF&E, (ii) pursuant to which Trustor grants to the lender or lessor thereunder a security interest in the FF&E so acquired or leased and (iii) which is permitted by the Credit Agreement and the Guaranty.

        "Governmental Authority" means any agency, authority, board, bureau, commission, department, office, public entity, or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, any Nevada Gaming Authority.

        "Imposition" means any taxes, assessments, water rates, sewer rates, maintenance charges, other governmental impositions and other charges now or hereafter levied or assessed or imposed against the Trust Estate or any part thereof.

        "Improvements" means (1) all the buildings, structures, facilities and improvements of every nature whatsoever now or hereafter situated on the Site or any real property encumbered hereby, and (2) all fixtures, machinery, appliances, goods, building or other materials, equipment, including without limitation all gaming equipment and devices, and all machinery, equipment, engines, appliances and fixtures for generating or distributing air, water, heat, electricity, light, fuel or refrigeration, or for ventilating or sanitary purposes, or for the exclusion of vermin or insects, or for the removal of dust, refuse or garbage; all wall-beds, wall-safes, built-in furniture and installations, shelving, lockers, partitions, doorstops, vaults, motors, elevators, dumb-waiters, awnings, window shades, Venetian blinds, light fixtures, fire hoses and

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brackets and boxes for the same, fire sprinklers, alarm, surveillance and security systems, computers, drapes, drapery rods and brackets, mirrors, mantels, screens, linoleum, carpets and carpeting, plumbing, bathtubs, sinks, basins, pipes, faucets, water closets, laundry equipment, washers, dryers, ice-boxes and heating units; all kitchen and restaurant equipment, including but not limited to silverware, dishes, menus, cooking utensils, stoves, refrigerators, ovens, ranges, dishwashers, disposals, water heaters, incinerators, furniture, fixtures and furnishings, communication systems, and equipment; all cocktail lounge supplies, including but not limited to bars, glassware, bottles and tables used in connection with the Site; all chaise lounges, hot tubs, swimming pool heaters and equipment and all other recreational equipment (computerized and otherwise), beauty and barber equipment, and maintenance supplies used in connection with the Site; all amusement rides and attractions attached to the Site, all specifically designed installations and furnishings, and all furniture, furnishings and personal property of every nature whatsoever now or hereafter owned or leased by Trustor or in which Trustor has any rights or interest and located in or on, or attached to, or used or intended to be used or which are now or may hereafter be appropriated for use on or in connection with the operation of the Site or any real or personal property encumbered hereby or any other Improvements, or in connection with any construction being conducted or which may be conducted thereon, and all extensions, additions, accessions, improvements, betterments, renewals, substitutions, and replacements to any of the foregoing, and all of the right, title and interest of Trustor in and to any such property, which, to the fullest extent permitted by law, shall be conclusively deemed fixtures and improvements and a part of the real property hereby encumbered.

        "Indemnity Agreement" means that certain Indemnity Agreement dated as of            , 200    by Trustor for the benefit of Beneficiary and certain other indemnified parties named therein.

        "Insolvent" means with respect to any person or entity, that such person or entity shall be deemed to be insolvent if it shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due and payable and/or if the fair market value of its assets does not exceed its aggregate liabilities.

        "Intangible Collateral" means (a) the rights to use all names and all derivations thereof now or hereafter used by Trustor in connection with the Site or Improvements, including, without limitation, the name "Le Reve", including any variations thereon, together with the goodwill associated therewith, and all names, logos, and designs used by Trustor, or in connection with the Site or in which Trustor has rights, with the exclusive right to use such names, logos and designs wherever they are now or hereafter used in connection with the Project (or in connection with the marketing of the Project), and any and all other trade names, trademarks or service marks, whether or not registered, now or hereafter used in the operation of the Project, including, without limitation, any interest as a lessee, licensee or franchisee, and, in each case, together with the goodwill associated therewith; (b) subject to the absolute assignment contained herein, the Rents; (c) any and all books, records, customer lists, concession agreements, supply or service contracts, licenses, permits, governmental approvals (to the extent such licenses, permits and approvals may be pledged under applicable law), signs, goodwill, casino and hotel credit and charge records, supplier lists, checking accounts, safe deposit boxes (excluding the contents of such deposit boxes owned by persons other than Trustor and its subsidiaries), cash, instruments, chattel papers, including inter-company notes and pledges,

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documents, unearned premiums, deposits, refunds, including but not limited to income tax refunds, prepaid expenses, rebates, tax and insurance escrow and impound accounts, if any, actions and rights in action, and all other claims, including without limitation condemnation awards and insurance proceeds, and all other contract rights and general intangibles resulting from or used in connection with the operation and occupancy of the Trust Estate and the Improvements and in which Trustor now or hereafter has rights; and (d) general intangibles, vacation license resort agreements or other time share license or right to use agreements, including without limitation all rents, issues, profits, income and maintenance fees resulting therefrom, whether any of the foregoing is now owned or hereafter acquired.

        "Land" means the real property situated in the County of Clark, State of Nevada, more specifically described in Schedule A attached hereto and incorporated herein by reference, including any after acquired title thereto.

        ["Leased Premises" means, as the context may require, the                        Leased Premises, the                        Leased Premises, the                        Leased Premises and/or the                        Leased Premises.]

        "Legal Requirements" means all applicable restrictive covenants, applicable zoning and subdivision ordinances and building codes, all applicable health and Environmental Laws and regulations, all applicable gaming laws and regulations, and all other applicable laws, ordinances, rules, regulations, judicial decisions, administrative orders, and other requirements of any Governmental Authority having jurisdiction over Trustor, the Trust Estate and/or any Affiliate of Trustor, in effect either at the time of execution of this Deed of Trust or at any time during the term hereof, including, without limitation, all Environmental Laws and Nevada Gaming Laws.

        "Nevada Gaming License" means any gaming license necessary for the ownership, construction, maintenance, financing or operation of the Project, whether issued and/or required by Nevada Gaming Authorities, Nevada Gaming Laws or otherwise.

        "Notes" means, collectively, those certain promissory note(s) to be issued pursuant to the Credit Agreement, as the same may be amended or replaced from time to time in accordance with its terms.

        "NRS" means the Nevada Revised Statutes as in effect from time to time.

        "Obligations" means (i) the payment and performance by Borrower of each covenant and agreement of Borrower contained in the Credit Agreement, the Notes and the other Loan Documents (including the Security Documents) and (ii) the payment and performance by Trustor of each covenant and agreement of Trustor contained in the Guaranty, this Deed of Trust, the Indemnity Agreement and the other Loan Documents.

        "Permitted Dispositions" means (a) the sale, transfer, lease or other disposition of assets in the Trust Estate, in the ordinary course of business, of inventory held in the ordinary course of business (b) the dispositions set forth in Section 1.10 hereof and (c) other sales, transfers, leases or other dispositions of assets in the Trust Estate, including entering into Space Leases; provided that, in each case, all applicable provisions of the Loan Documents are complied with.

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        "Personal Property" has the meaning set forth in Section 1.12 hereof.

        "Proceeds" has the meaning assigned to it under the UCC and, in any event, shall include but not be limited to (i) any and all proceeds of any insurance (including without limitation property casualty and title insurance), indemnity, warranty or guaranty payable from time to time with respect to any of the Trust Estate; (ii) any and all proceeds in the form of accounts, security deposits, tax escrows (if any), down payments (to the extent the same may be pledged under applicable law), collections, contract rights, documents, instruments, chattel paper, liens and security instruments, guarantees or general intangibles relating in whole or in part to the Project and all rights and remedies of whatever kind or nature Trustor may hold or acquire for the purpose of securing or enforcing any obligation due Trustor thereunder; (iii) any and all payments in any form whatsoever made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Trust Estate by any Governmental Authority; (iv) subject to the absolute assignment contained herein, the Rents or other benefits arising out of, in connection with or pursuant to any Space Lease of the Trust Estate; and (v) any and all other amounts from time to time paid or payable in connection with any of the Trust Estate; provided, however, that the Trustor is not authorized to dispose of any of the Trust Estate unless such disposition is a Permitted Disposition.

        "Project" means the resort-hotel-casino-mall complex proposed to be constructed in Clark County, Nevada as described in the Plans and Specifications, as such Plans and Specifications may be amended pursuant to the Disbursement Agreement.

        "Rents" means all rents, room revenues, income, receipts, issues, profits, revenues and maintenance fees, room, food and beverage revenues, license and concession fees, income, proceeds and other benefits to which Trustor may now or hereafter be entitled from the Site, the Improvements, the Space Leases or any property encumbered hereby or any business or other activity conducted by Trustor at the Site or the Improvements.

        "Site" means the Land and the Appurtenant Rights[and, if the context so requires, the Leased Premises].

        "Space Leases" means any and all leases, subleases, lettings, licenses, concessions, operating agreements, management agreements, and all other agreements affecting the Trust Estate that Trustor has entered into, taken by assignment, taken subject to, or assumed, or has otherwise become bound by, now or in the future, that give any person the right to conduct its business on, or otherwise use, operate or occupy, all or any portion of the Site or Improvements and any leases, agreements or arrangements permitting anyone to enter upon or use any of the Trust Estate to extract or remove natural resources of any kind, together with all amendments, extensions, and renewals of the foregoing entered into in compliance with this Deed of Trust, together with all rental, occupancy, service, maintenance or any other similar agreements pertaining to use or occupation of, or the rendering of services at the Site, the Improvements or any part thereof.

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        "Space Lessee(s)" means any and all tenants, licensees, or other grantees of the Space Leases and any and all guarantors, sureties, endorsers or others having primary or secondary liability with respect to such Space Leases.

        ["Subject Leases" means the            Lease, the                        Lease, the                        Lease, the                         Lease and                        .]

        "Tangible Collateral" means all personal property, goods, equipment, supplies, building and other materials of every nature whatsoever and all other tangible personal property constituting a part or portion of the Project and/or used in the operation of the hotel, casino, restaurants, stores, parking facilities, observation tower and all other commercial operations on the Site or Improvements, including but not limited to communication systems, visual and electronic surveillance systems and transportation systems and not constituting a part of the real property subject to the real property lien of this Deed of Trust and including all property and materials stored therein in which Trustor has an interest and all tools, utensils, food and beverage, liquor, uniforms, linens, housekeeping and maintenance supplies, vehicles, fuel, advertising and promotional material, blueprints, surveys, plans and other documents relating to the Site or Improvements, and all construction materials and all furnishings, fixtures and equipment, including, but not limited to, all FF&E and all equipment and devices which are or are to be installed and used in connection with the operation of the Project, those items of furniture, fixtures and equipment which are to be purchased or leased by Trustor, machinery and any other item of personal property in which Trustor now or hereafter own or acquire an interest or right, and which are used or useful in the construction, operation, use and occupancy of the Project and all present and future right and interest of Trustor in and to any casino operator's agreement, license agreement or sublease agreement used in connection with the Site or the Improvements.

        "Title Insurer" means Chicago Title Insurance Company.

        "Trust Estate" means all of the property described in Granting Clauses (A) through (O) below, inclusive, and each item of property therein described, provided, however, that such term shall not include the property described in Granting Clause ([P][Q]) below.

        "UCC" means the Uniform Commercial Code in effect in the State of Nevada from time to time, NRS chapters 104 and 104A.

        The following terms shall have the meaning assigned to such terms in the Disbursement Agreement:

    Disbursement Agent
    Plans and Specifications

        The following terms shall have the meaning assigned to such terms in the Credit Agreement:

    Affiliate
    Closing Date
    Environmental Laws
    Financing Agreements

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    Lien
    Loan Documents
    Nevada Gaming Authorities
    Nevada Gaming Laws
    Permitted Encumbrance
    Permitted Liens
    Person
    Security Documents

In addition, any capitalized terms used in this Deed of Trust which are not otherwise defined herein shall have the meaning ascribed to such terms in the Disbursement Agreement and, if not defined therein, the meaning ascribed to such terms in the Credit Agreement and, if not defined therein, the meaning ascribed to such terms in the Guaranty; provided, that upon termination of the Disbursement Agreement, any defined terms used herein having meanings given to such terms in the Disbursement Agreement shall continue to have the meanings given to such terms in the Disbursement Agreement immediately prior to such termination.

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W I T N E S E T H:

        IN CONSIDERATION OF TEN DOLLARS AND OTHER GOOD AND VALUABLE CONSIDERATION; THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, AND FOR THE PURPOSE OF SECURING in favor of Beneficiary (1) the Obligations; (2) the payment of such additional loans or advances as hereafter may be made to Trustor (individually or jointly and severally with any other Person) or its successors or assigns, when evidenced by a promissory note or notes reciting that they are secured by this Deed of Trust; provided, however, that any and all future advances by Beneficiary to Trustor made for the improvement, protection or preservation of the Trust Estate, together with interest at the rate applicable to overdue principal set forth in the Credit Agreement, shall be automatically secured hereby unless such a note or instrument evidencing such advances specifically recites that it is not intended to be secured hereby and (3) the payment of all sums expended or advanced by Beneficiary under or pursuant to the terms hereof or to protect the security hereof (including Protective Advances as such term is defined in Section 4.2 hereof), together with interest thereon as herein provided (without limiting the generality of the protections afforded by NRS Chapter 106, funds disbursed that, in the reasonable exercise of Beneficiary's judgment, are needed to complete Improvements to the Land or to protect Beneficiary's security interest in the Trust Estate are to be deemed obligatory advances hereunder and will be added to the total indebtedness secured by this Deed of Trust and such indebtedness shall be increased accordingly), Trustor, in consideration of the premises, and for the purposes aforesaid, does hereby ASSIGN, BARGAIN, CONVEY, PLEDGE, RELEASE, HYPOTHECATE, WARRANT, AND TRANSFER WITH POWER OF SALE UNTO TRUSTEE IN TRUST FOR THE BENEFIT OF BENEFICIARY AND THE BANKS each of the following:

          (A)  The Land [and the Subject Leases];

          (B)  TOGETHER WITH all the estate, right, title and interest of Trustor of, in and to the Improvements;

          (C)  TOGETHER WITH all Appurtenant Rights;

          (D)  TOGETHER WITH all the estate, right, title and interest of Trustor of, in and to the Tangible Collateral to the extent permitted by, or not prohibited by, Nevada Gaming Laws and other applicable law;

          (E)  TOGETHER WITH the Intangible Collateral to the extent permitted by, or not prohibited by, Nevada Gaming Laws and other applicable law;

          (F)  TOGETHER WITH (i) all the estate, right, title and interest of Trustor of, in and to all judgments and decrees, insurance proceeds, awards of damages and settlements hereafter made resulting from condemnation proceedings or the taking of any of the property described in Granting Clauses (A), (B), (C), (D) and (E) hereof or any part thereof under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the property described in Granting Clauses (A), (B), (C), (D) and (E) hereof or any part thereof, or to any Appurtenant Rights thereto, and Beneficiary is (subject to the terms hereof) hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittance therefor, and (subject to the terms hereof) to apply the same toward the payment of the indebtedness and other sums secured hereby, notwithstanding the fact that the amount owing thereon may not then be due and payable; (ii) all proceeds of any sales or other dispositions of the property or rights described in Granting Clauses (A), (B), (C), (D) and (E) hereof or any part thereof whether voluntary or involuntary, provided, however, that the foregoing shall not be deemed to permit such sales, transfers, or other dispositions except as specifically permitted herein; and (iii) whether arising from any voluntary or involuntary disposition of the property described in Granting Clauses

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  (A), (B), (C), (D) and (E), all Proceeds, products, replacements, additions, substitutions, renewals and accessions, remainders, reversions and after-acquired interest in, of and to such property;

          (G)  TOGETHER WITH the absolute assignment of any Space Leases or any part thereof that Trustor has entered into, taken by assignment, taken subject to, or assumed, or has otherwise become bound by, now or in the future, together with all of the following (including all "Cash Collateral" within the meaning of the Bankruptcy Law) arising from the Space Leases: (a) Rents (subject, however, to the aforesaid absolute assignment to Trustee for the benefit of Beneficiary and the conditional permission hereinbelow given to Trustor to collect the Rents), (b) all guarantees, letters of credit, security deposits, collateral, cash deposits, and other credit enhancement documents, arrangements and other measures with respect to the Space Leases, (c) all of Trustor's right, title, and interest under the Space Leases, including the following: (i) the right to receive and collect the Rents from the lessee, sublessee or licensee, or their successor(s), under any Space Lease(s) and (ii) the right to enforce against any tenants thereunder and otherwise any and all remedies under the Space Leases, including Trustor's right to evict from possession any tenant thereunder or to retain, apply, use, draw upon, pursue, enforce or realize upon any guaranty of any Space Lease; to terminate, modify, or amend the Space Leases; to obtain possession of, use, or occupy, any of the real or personal property subject to the Space Leases; and to enforce or exercise, whether at law or in equity or by any other means, all provisions of the Space Leases and all obligations of the tenants thereunder based upon (A) any breach by such tenant under the applicable Space Lease (including any claim that Trustor may have by reason of a termination, rejection, or disaffirmance of such Space Lease pursuant to any Bankruptcy Law) and (B) the use and occupancy of the premises demised, whether or not pursuant to the applicable Space Lease (including any claim for use and occupancy arising under landlord-tenant law of the State of Nevada or any Bankruptcy Law). Permission is hereby given to Trustor, so long as no Event of Default has occurred and is continuing hereunder, to collect and use the Rents, as they become due and payable, but not more than one (1) month in advance thereof. Upon the occurrence of an Event of Default, the permission hereby given to Trustor to collect the Rents shall automatically terminate, but such permission shall be reinstated upon a cure or waiver of such Event of Default. Beneficiary shall have the right, at any time and from time to time, to notify any Space Lessee of the rights of Beneficiary as provided by this section;

          Notwithstanding anything to the contrary contained herein, the foregoing provisions of this Paragraph (G) shall not constitute an assignment for purposes of security but shall constitute an absolute and present assignment of the Rents to Beneficiary, subject, however, to the conditional license given to Trustor to collect and use the Rents as hereinabove provided; and the existence or exercise of such right of Trustor shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Trustor;

          (H)  TOGETHER WITH all of Trustor's right, title and interest in and to any and all Plans and Specifications and all maps, plans, specifications, surveys, studies, tests, reports, data and drawings relating to the development of the Site or the Project and the construction of the Improvements, including, without limitation, all marketing plans, feasibility studies, soils tests, design contracts and all contracts and agreements of Trustor relating thereto including, without limitation, architectural, structural, mechanical and engineering plans and specifications, studies, data and drawings prepared for or relating to the development of the Site or the Project or the construction, renovation or restoration of any of the Improvements or the extraction of minerals, sand, gravel or other valuable substances from the Site and purchase contracts or any agreement granting Trustor a right to acquire any land situated within Clark County, Nevada;

          (I)  TOGETHER WITH, to the extent permitted by applicable law, all of Trustor's right, title, and interest in and to any and all licenses, permits, variances, special permits, franchises, certificates, rulings, certifications, validations, exemptions, filings, registrations, authorizations,

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  consents, approvals, waivers, orders, rights and agreements (including, without limitation, options, option rights, contract rights now or hereafter obtained by Trustor from any Governmental Authority having or claiming jurisdiction over the Land, the FF&E, the Project, or any other element of the Trust Estate or providing access thereto, or the operation of any business on, at, or from the Site including, without limitation, any liquor or Nevada Gaming Licenses (except for any registrations, licenses, findings of suitability or approvals issued by the Nevada Gaming Authorities or any other liquor or gaming licenses which are non-assignable); provided, that upon an Event of Default hereunder or under the Credit Agreement or under the Guaranty, if Beneficiary is not qualified under the Nevada Gaming Laws to hold such Nevada Gaming Licenses, then Beneficiary may designate an appropriately qualified third party to which an assignment of such Nevada Gaming Licenses can be made in compliance with the Nevada Gaming Laws;

          (J)  TOGETHER WITH all the estate, right, title and interest of Trustor of, in and to all water stock, water permits and other water rights relating to the Site, including, without limitation, those evidenced by                        ];

          (K)  TOGETHER WITH all oil and gas and other mineral rights, if any, in or pertaining to the Site and all royalty, leasehold and other rights of Trustor pertaining thereto;

          (L)  TOGETHER WITH any and all monies and other property, real or personal, which may from time to time be subjected to the lien hereof by Trustor or by anyone on its behalf or with its consent, or which may come into the possession or be subject to the control of Trustee or Beneficiary pursuant to this Deed of Trust, the Credit Agreement, the Guaranty or any other Loan Document (including any Security Document), including, without limitation, any Protective Advances (as defined in Section 4.2 hereof) under this Deed of Trust; and all of Trustor's right, title, and interest in and to all extensions, improvements, betterments, renewals, substitutes for and replacements of, and all additions, accessions, and appurtenances to, any of the foregoing that Trustor may subsequently acquire or obtain by any means, or construct, assemble, or otherwise place on any of the Trust Estate, and all conversions of any of the foregoing; it being the intention of Trustor that all property hereafter acquired by Trustor and required by the Credit Agreement, the Guaranty, any other Loan Document (including any Security Document) or this Deed of Trust to be subject to the lien of this Deed of Trust or intended so to be shall forthwith upon the acquisition thereof by Trustor be subject to the lien of this Deed of Trust as if such property were now owned by Trustor and were specifically described in this Deed of Trust and granted hereby or pursuant hereto, and Trustee and Beneficiary are hereby authorized, subject to Nevada Gaming Laws and other applicable laws, to receive any and all such property as and for additional security for the obligations secured or intended to be secured hereby. Trustor agrees to take any action as may reasonably be necessary to evidence and perfect such liens or security interests, including, without limitation, the execution of any documents necessary to evidence and perfect such liens or security interests;

          (M) TOGETHER WITH, to the extent permitted by applicable laws, any and all Accounts Receivable and all royalties, earnings, income, proceeds, products, rents, revenues, reversions, remainders, issues, profits, avails, production payments, and other benefits directly or indirectly derived or otherwise arising from any of the foregoing, all of which are hereby assigned to Beneficiary, who, except as otherwise expressly provided in this Deed of Trust (including the provisions of Section 1.13 hereof), is authorized to collect and receive the same, to give receipts and acquittances therefor and to apply the same to the Obligations secured hereunder, whether or not then due and payable;

          (N)  TOGETHER WITH Proceeds of the foregoing property described in Granting Clauses (A) through (M);

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          (O)  TOGETHER WITH Trustor's rights further to assign, sell, lease, encumber or otherwise transfer or dispose of the property described in Granting Clauses (A) through (N) inclusive, above, for debt or otherwise;

          (P)  [TOGETHER WITH any right of Trustor to elect to terminate the Subject Leases or remain in possession of the Leased Premises pursuant to 11 U.S.C. section 365(h)(1) or any similar provision of applicable law and any possessory rights of Trustor in the Leased Premises pursuant to 11 U.S.C. section 365(h)(2) or any other similar provision of applicable law]; and

          (Q)  EXPRESSLY EXCLUDING, HOWEVER, any assets expressly excluded from the definition of "Collateral" in the Credit Agreement.

        Trustor, for itself and its successors and assigns, covenants and agrees to and with Trustee that, at the time or times of the execution of and delivery of these presents or any instrument of further assurance with respect thereto, Trustor has good right, full power and lawful authority to assign, grant, convey, warrant, transfer, bargain or sell its interests in the Trust Estate in the manner and form as aforesaid, and that the Trust Estate is free and clear of all liens and encumbrances whatsoever, except Permitted Liens, and Trustor shall warrant and forever defend the above-bargained property in the quiet and peaceable possession of Trustee and its successors and assigns against all and every person or persons lawfully or otherwise claiming or to claim the whole or any part thereof, except for Permitted Liens. Trustor agrees that any greater title to the Trust Estate hereafter acquired by Trustor during the term hereof shall be automatically subject hereto.

ARTICLE ONE
COVENANTS OF TRUSTOR

        The Beneficiary and the Banks have been induced to enter into the Credit Agreement, the Guaranty and the other Loan Documents and to make advances of loans to Borrower thereunder on the basis of the following material covenants, all agreed to by Trustor:

        1.1    Performance of Loan Documents.    Trustor shall perform, observe and comply with each and every provision hereof, and with each and every provision contained in the Guaranty and the other Loan Documents and shall promptly pay to the Administrative Agent or the Disbursement Agent, as applicable, when payment shall become due, the principal with interest thereon and all other sums required to be paid by Trustor under this Deed of Trust, the Guaranty and the other Loan Documents.

        1.2    General Representations, Covenants and Warranties.    Trustor represents, covenants and warrants that: (a) Trustor has good and marketable title to an indefeasible fee estate in the Site [(other than the Leased Premises) and a valid leasehold interest in the Leased Premises], free and clear of all encumbrances except Permitted Encumbrances, and that it has the right to hold, occupy and enjoy its interest in the Trust Estate, and has good right, full power and lawful authority to subject the Trust Estate to the Lien of this Deed of Trust and pledge the same as provided herein and Beneficiary may at all times peaceably and quietly enter upon, hold, occupy and enjoy the entire Trust Estate in accordance with the terms hereof; (b) Trustor is not Insolvent and no bankruptcy or insolvency proceedings are pending or contemplated by or, to the best of Trustor's knowledge, threatened against Trustor; (c) all costs arising from construction of any Improvements, the performance of any labor and the purchase of all Tangible Collateral and Improvements have been or shall be paid when due (subject to the provisions of the Disbursement Agreement, the Credit Agreement, the Guaranty and this Deed of Trust); (d) the Land has frontage on, and direct access for ingress and egress to dedicated street(s); (e) Trustor shall at all times conduct and operate the Trust Estate in a manner so as not to lose, or permit its affiliate to lose, the right to conduct gaming activities at the Project; (f) no material part of the Trust Estate has been damaged, destroyed, condemned or abandoned, other than those portions of the Trust Estate that (i) have been the subject of condemnation proceedings that have resulted in the conveyance of such portion of the Trust Estate to the Trustor or (ii) have been demolished in

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furtherance of the development of the Project as contemplated under the Disbursement Agreement; (g) as of the date hereof, no part of the Trust Estate is the subject of condemnation proceedings[, other than condemnation proceedings to convey Land to the Trustor,] and Trustor has no knowledge of any contemplated or pending condemnation proceeding with respect to any portion of the Trust Estate [other than condemnation proceedings to convey Land to the Trustor]; and (h) Trustor acknowledges and agrees that it presently may use, and in the past may have used, one or more of the trade or fictitious names, "Le Reve", "                  ", "                  " and "                  " and in each case variations thereof (collectively, the "Enumerated Names") in connection with the operation of the business at the Trust Estate, and Trustor further represents and warrants that the Enumerated Names are the only such trade or fictitious names Trustor has so used. For all purposes under this Deed of Trust it shall be deemed that the term "Trustor" includes all trade or fictitious names that                  (or any successor or assign thereof) now or hereafter uses, or has in the past used, including, without limitation, the Enumerated Names, with the same force and effect as if this Deed of Trust had been executed in all such names (in addition to "                        ").

        1.3    Compliance with Legal Requirements.    Except as provided in the Guaranty, Trustor shall promptly, fully, and faithfully comply in all material respects with all Legal Requirements and shall cause all portions of the Trust Estate and its use and occupancy to fully comply in all material respects with Legal Requirements at all times, whether or not such compliance requires work or remedial measures that are ordinary or extraordinary, foreseen or unforeseen, structural or nonstructural, or that interfere with the use or enjoyment of the Trust Estate.

        1.4    Taxes.    Except as otherwise permitted by the Credit Agreement and the Disbursement Agreement, (a) Trustor shall pay all Impositions as they become due and payable and shall deliver to Beneficiary promptly upon Beneficiary's request, evidence satisfactory to Beneficiary that the Impositions have been paid or are not delinquent; (b) Trustor shall not suffer to exist, permit or initiate the joint assessment of the real and personal property, or any other procedure whereby the lien of the real property taxes and the lien of the personal property taxes shall be assessed, levied or charged to the Land as a single lien, except as may be required by law; and (c) in the event of the passage of any law deducting from the value of real property for the purposes of taxation any lien thereon, or changing in any way the taxation of deeds of trust or obligations secured thereby for state or local purposes, or the manner of collecting such taxes and imposing a tax, either directly or indirectly, on this Deed of Trust, the Notes, the Guaranty or the other Loan Documents, Trustor shall pay all such taxes.

        1.5    Insurance.

          (a)    Hazard Insurance Requirements and Proceeds.

            (1)    Hazard Insurance.    Trustor shall at its sole expense obtain for, deliver to, assign and maintain for the benefit of Beneficiary, during the term of this Deed of Trust, insurance policies insuring the Trust Estate and liability insurance policies, all in accordance with the requirements of the Guaranty. Trustor shall pay promptly when due any premiums on such insurance policies and on any renewals thereof. In the event of the foreclosure of this Deed of Trust or any other transfer of title to the Trust Estate in partial or complete extinguishment of the indebtedness and other sums secured hereby, all right, title and interest of Beneficiary in and to all insurance policies and renewals thereof then in force shall pass to the purchaser or grantee.

            (2)    Handling of Proceeds.    All Proceeds from any insurance policies shall be collected, held, handled and disbursed in accordance with the provisions of the Credit Agreement, the Guaranty and the Disbursement Agreement (while in effect). All proceeds of insurance allocable to Trustor, as owner [or lessee] of the Site, and attributable to business interruption insurance shall be collected, held, handled and disbursed in accordance with the provisions of

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    the Credit Agreement, the Guaranty and the Disbursement Agreement. Any such proceeds disbursed to Beneficiary shall be applied to pay amounts then due and payable under this Deed of Trust. The balance shall be retained by Beneficiary or its designee in an interest bearing or other investment account approved by Beneficiary, which account Trustor hereby pledges to Beneficiary to secure the Obligations. Disbursements shall be permitted from such account to pay expenses reasonably incurred by Trustor in owning and operating the Trust Estate, as reasonably approved by Beneficiary.

          (b)    Compliance with Insurance Policies.    Trustor shall not violate or permit to be violated any of the conditions or provisions of any policy of insurance required by the Guaranty or this Deed of Trust and Trustor shall so perform and satisfy the requirements of the companies writing such policies that, at all times, companies of good standing shall be willing to write and/or continue such insurance. Trustor further covenants to promptly send to Beneficiary all notices relating to any violation of such policies or otherwise affecting Trustor's insurance coverage or ability to obtain and maintain such insurance coverage.

        1.6    Condemnation.    Beneficiary is hereby authorized, at its option, to commence, appear in and prosecute in its own or Trustor's name any action or proceeding relating to any condemnation and to settle or compromise any claim in connection therewith, and Trustor hereby appoints Beneficiary as its attorney-in-fact to take any action in Trustor's name pursuant to Beneficiary's rights hereunder. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Trust Estate or any portion thereof, Trustor shall notify the Trustee and Beneficiary of the pendency of such proceedings. Trustor from time to time shall execute and deliver to Beneficiary all instruments requested by it to permit such participation; provided, however, that such instruments shall be deemed as supplemental to the foregoing grant of permission to Trustee and Beneficiary, and unless otherwise required, the foregoing permission shall, without more, be deemed sufficient to permit Trustee and/or Beneficiary to participate in such proceedings on behalf of Trustor. All such compensation awards, damages, claims, rights of action and Proceeds, and any other payments or relief, and the right thereto, are, whether paid to Beneficiary or Trustor or a third party trustee, included in the Trust Estate. Beneficiary, after deducting therefrom all its expenses, including reasonable attorneys fees, shall apply all Proceeds paid directly to it in accordance with the provisions of the Credit Agreement and the Guaranty. All Proceeds paid directly to the Trustor shall be applied, if received by Trustor prior to the Final Completion Date, in accordance with the Disbursement Agreement and, if received on or after the Final Completion Date, in accordance with the Credit Agreement and the Guaranty. To the extent that any condemnation proceeds are not required to be applied towards restoration of the improvements upon the Site, then Beneficiary shall have the right to apply said condemnation proceeds towards repayment of the Obligations. Trustor hereby waives any rights it may have under NRS 37.115, as amended or recodified from time to time.

        1.7    Care of Trust Estate.

          (a)  Trustor shall preserve and maintain the Trust Estate in good condition and repair. Trustor shall not permit, commit or suffer to exist any waste, impairment or deterioration of the Trust Estate or of any part thereof that in any manner materially impairs Beneficiary's security hereunder and shall not take any action which will increase the risk of fire or other hazard to the Trust Estate or to any part thereof.

          (b)  Except for Permitted Dispositions, no material part of the Improvements or Tangible Collateral that are part of the Trust Estate shall be removed, demolished or materially altered, without the prior written consent of Beneficiary, which consent shall not be unreasonably withheld or delayed. Trustor shall have the right, without such consent, to remove and dispose of free from the lien of this Deed of Trust any part of the Improvements or Tangible Collateral that are part of the Trust Estate as from time to time may become worn out or obsolete or otherwise not useful in

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  connection with the operation of the Trust Estate, provided that either (i) such removal or disposition does not materially affect the value of the Trust Estate or (ii) prior to or promptly following such removal, any such property shall be replaced with other property of substantially equal utility and of a value at least substantially equal to that of the replaced property when first acquired and free from any security interest of any other person (subject only to Permitted Liens), and by such removal and replacement Trustor shall be deemed to have subjected such replacement property to the lien of this Deed of Trust.

          (c)  Notwithstanding the foregoing provisions of this Section 1.7, the Trustor may develop the Project in the manner contemplated by the Disbursement Agreement, the Credit Agreement, the Guaranty and the other Loan Documents.

        1.8    Leases.

          (a)  Trustor represents, warrants and covenants that:

            (i)    as of the date hereof, Trustor has not entered into any Space Leases;

            (ii)  except for the assignment effected hereby and in the other Financing Agreements, Trustor has not executed any assignment or pledge of any of the Space Leases, the Rents, or of Trustor's right, title and interest in the same; and

            (iii)  this Deed of Trust does not and will not constitute a violation or default under any Space Lease, and is and shall at all times constitute a valid lien on Trustor's interests in the Space Leases.

          (b)  Trustor shall not enter into any Space Lease or any modifications or amendments to any Space Lease, either orally or in writing, unless such Space Lease complies with the requirements of the Credit Agreement and the Guaranty.

          (c)  After an Event of Default, upon the request of Administrative Agent Trustor shall deliver to Beneficiary executed copies of all Space Leases.

        1.9    Further Encumbrance.

          (a)  Trustor covenants that at all times prior to the discharge of the Obligations, except for Permitted Liens and Permitted Dispositions, Trustor shall neither make nor suffer to exist, nor enter into any agreement for, any sale, assignment, exchange, mortgage, transfer, Lien, hypothecation or encumbrance of all or any part of the Trust Estate, including, without limitation, the Rents. As used herein, "transfer" includes the actual transfer or other disposition, whether voluntary or involuntary, by law, or otherwise, except those transfers specifically permitted herein, provided, however, that "transfer" shall not include the granting of utility or other beneficial easements with respect to the Trust Estate which have been or are granted by Trustor and are reasonably necessary to the construction, maintenance or operation of the Project.

          (b)  Any Permitted Lien consisting of the lien of a deed of trust which is junior to the lien of the Loan Documents (including the Security Documents) (a "Subordinate Deed of Trust") shall be permitted hereunder so long as there shall have been delivered to Beneficiary, not less than thirty (30) days prior to the date thereof, a copy thereof which shall contain express covenants in form and substance satisfactory to Beneficiary to the effect that: (i) the Subordinate Deed of Trust is in all respects subject and subordinate to this Deed of Trust; (ii) if any action or proceeding shall be brought to foreclose the Subordinate Deed of Trust (regardless of whether the same is a judicial proceeding or pursuant to a power of sale contained therein), no tenant of any portion of the Trust Estate shall be named as a party defendant nor shall any action be taken with respect to the Trust Estate which would terminate any occupancy or tenancy of the Trust Estate, or any portion thereof, without the consent of Beneficiary; (iii) any Rents, if collected through a receiver or by

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  the holder of the Subordinate Deed of Trust, shall be applied first to the obligations secured by this Deed of Trust, including principal and interest due and owing on or to become due and owing on the Notes, the Guaranty or the other Loan Documents, and then to the payment of maintenance expenses, operating charges, taxes, assessments, and disbursements incurred in connection with the ownership, operation, and maintenance of the Trust Estate; and (iv) if any action or proceeding shall be brought to foreclose the Subordinate Deed of Trust, prompt notice of the commencement thereof shall be given to Beneficiary.

          (c)  Trustor agrees that in the event the ownership of the Trust Estate or any part thereof becomes vested in a person other than Trustor, Beneficiary may, without notice to Trustor, deal in any way with such successor or successors in interest with reference to this Deed of Trust, the Notes, the Guaranty, the other Loan Documents and other Obligations hereby secured without in any way vitiating or discharging Trustor's or any guarantor's, surety's or endorser's liability hereunder or upon the obligations hereby secured. No sale of the Trust Estate and no forbearance to any person with respect to this Deed of Trust and no extension to any person of the time for payment of the Obligations, and other sums hereby secured given by Beneficiary shall operate to release, discharge, modify, change or affect the original liability of Trustor, or such guarantor, surety or endorser either in whole or in part.

          (d)  If Trustor shall fail to make any payment required to be made by it under any FF&E Financing Agreement, except where Trustor is contesting such payment in good faith, then the Beneficiary shall be entitled to make such payment on Trustor's behalf and any and all sums so expended by the Beneficiary shall be secured by this Deed of Trust and shall be repaid by Trustor upon demand, together with interest thereon at the interest at the rate applicable to overdue principal set forth in the Credit Agreement from the date of advance.

        1.10    Partial Releases of Trust Estate.

          (a)  Trustor may from time to time make a Permitted Disposition including, but not limited to, (i) transferring a portion of the Trust Estate (including any temporary taking) to any person legally empowered to exercise the power of eminent domain, or pursuant to dedication agreements that are now in effect or entered into in the future in connection with the development of the Project, (ii) granting utility easements reasonably necessary or desirable for the construction and/or operation of the Project, which grant or transfer is for the benefit of the Trust Estate, or (iii) transferring all or a portion of the Trust Estate as permitted pursuant to the Disbursement Agreement or the other Loan Documents. In each such case, Beneficiary shall execute and deliver any instruments necessary or appropriate to effectuate or confirm any such transfer or grant, free from the lien of this Deed of Trust, provided, however, that Beneficiary shall execute a lien release or subordination agreement, as appropriate, for matters described in clauses (i) and (iii) above only if:

            (A)  Such transfer, grant or release is not prohibited by the Credit Agreement or the Guaranty and all conditions precedent contained in the Credit Agreement and the Guaranty for such transfer, grant or release, if any, shall have been satisfied; and

            (B)  Beneficiary and Trustee shall have received a counterpart of the instrument pursuant to which such transfer, grant or release is to be made, and each instrument which Beneficiary or Trustee is requested to execute in order to effectuate or confirm such transfer, grant or release.

          (b)  Any consideration received for a transfer to any person empowered to exercise the right of eminent domain shall be subject to Section 1.6 hereof.

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        1.11    Further Assurances.

          (a)  At its sole cost and without expense to Trustee or Beneficiary, and subject in all events to compliance with the Nevada Gaming Laws and other applicable Legal Requirements, Trustor shall do, execute, acknowledge and deliver any and all such further acts, deeds, conveyances, notices, requests for notices, financing statements, continuation statements, certificates, assignments, notices of assignments, agreements, instruments and further assurances, and shall mark any chattel paper, deliver any chattel paper or instruments to Beneficiary and take any other actions that are necessary, prudent, or reasonably requested by Beneficiary or Trustee to perfect or continue the perfection and first priority of Beneficiary's security interest in the Trust Estate, to protect the Trust Estate against the rights, claims, or interests of third persons other than holders of Permitted Liens or to effect the purposes of this Deed of Trust, including the security agreement and the absolute assignment of Rents contained herein, or for the filing, registering or recording thereof.

          (b)  Trustor shall forthwith upon the execution and delivery of this Deed of Trust, and thereafter from time to time, cause this Deed of Trust and each instrument of further assurance to be filed, indexed, registered, recorded, given or delivered in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien hereof upon, and the title of Trustee and/or Beneficiary to, the Trust Estate.

          (c)  [Upon any modification of the boundaries of the Leased Premises (or any portion thereof), Trustor, at Trustor's expense, shall notify Beneficiary and amend this Deed of Trust to reflect an accurate description of the Leased Premises (or such portion thereof). In connection therewith, Trustor shall provide Beneficiary with such title insurance endorsements to Beneficiary's ALTA extended coverage Lender's Policy(ies) of Title Insurance as Beneficiary may reasonably request.]

        1.12    Security Agreement and Financing Statements.    Trustor (as debtor) hereby grants to Beneficiary (as creditor and secured party) a present and future security interest in all Tangible Collateral, Intangible Collateral, FF&E, Improvements, all other personal property now or hereafter owned or leased by Trustor or in which Trustor has or will have any interest, to the extent that such property constitutes a part of the Trust Estate (whether or not such items are stored on the premises or elsewhere), Proceeds of the foregoing comprising a portion of the Trust Estate and all products, substitutions, and accessions therefor and thereto, subject to Beneficiary's rights to treat such property as real property as herein provided (collectively, the "Personal Property"). Trustor shall execute and/or deliver any and all documents and writings, including without limitation financing statements pursuant to the UCC, as may be necessary or prudent to preserve and maintain the priority of the security interest granted hereby on property which may be deemed subject to the foregoing security agreement or as Beneficiary may reasonably request, and shall pay to Beneficiary on demand any reasonable expenses incurred by Beneficiary in connection with the preparation, execution and filing of any such documents. Trustor hereby authorizes and empowers Beneficiary to file, on Trustor's behalf, all financing statements and refiling and continuations thereof as advisable to create, preserve and protect said security interest. Trustor acknowledges and agrees that it is not authorized to, and will not, authenticate or file, or authorize the filing of, any financing statements or other record with respect to the Personal Property (including any amendments thereto, or continuation or termination statements thereof), except as permitted by the Guaranty. Trustor approves and ratifies any filing or recording of records made by or on behalf of Beneficiary in connection with the perfection of the security interest in favor of Beneficiary hereunder. This Deed of Trust constitutes both a real property deed of trust and a "security agreement," within the meaning of the UCC, and the Trust Estate includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Trustor in the Trust Estate. Trustor by executing and delivering this Deed of Trust has granted to Beneficiary, as security of the Obligations, a security interest in the Trust Estate.

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          (a)    Fixture Filing.    Without in any way limiting the generality of the immediately preceding paragraph or of the definition of the Trust Estate, this Deed of Trust constitutes a fixture filing under Sections 9-334 and 9-502 of the UCC (NRS 104.9334 and 104.9502). For such purposes, (i) the "debtor" is Trustor and its address is the address given for it in the initial paragraph of this Deed of Trust; (ii) the "secured party" is Beneficiary, and its address for the purpose of obtaining information is the address given for it in the initial paragraph of this Deed of Trust; (iii) the real estate to which the fixtures are or are to become attached is Trustor's interest in the Site; and (iv) the record owner of such real estate or interests therein is Trustor [(with respect to the Land and as the lessor under the Subject Leases)].

          (b)    Remedies.    This Deed of Trust shall be deemed a security agreement as defined in the UCC and the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall include any or all of (i) those prescribed herein, and (ii) those available under applicable law, and (iii) those available under the UCC, all at Beneficiary's sole election. In addition, a photographic or other reproduction of this Deed of Trust shall be sufficient as a financing statement for filing wherever filing may be necessary to perfect or continue the security interest granted herein.

          (c)    Derogation of Real Property.    It is the intention of the parties that the filing of a financing statement in the records normally having to do with personal property shall never be construed as in anyway derogating from or impairing the express declaration and intention of the parties hereto as hereinabove stated that everything used in connection with the production of income from the Trust Estate and/or adapted for use therein and/or which is described or reflected in this Deed of Trust is, and at all times and for all purposes and in all proceedings both legal or equitable, shall be regarded as part of the real property encumbered by this Deed of Trust irrespective of whether (i) any such item is physically attached to the Improvements, (ii) serial numbers are used for the better identification of certain equipment items capable of being thus identified in a recital contained herein or in any list filed with Beneficiary, or (iii) any such item is referred to or reflected in any such financing statement so filed at any time. It is the intention of the parties that the mention in any such financing statement of (1) rights in or to the proceeds of any fire and/or hazard insurance policy, or (2) any award in eminent domain proceedings for a taking or for loss of value, or (3) Trustor's interest as lessors in any present or future Space Lease or rights to Rents, shall never be construed as in anyway altering any of the rights of Beneficiary as determined by this Deed of Trust or impugning the priority of Beneficiary's real property lien granted hereby or by any other recorded document, but such mention in the financing statement is declared to be for the protection of Beneficiary in the event any court or judge shall at any time hold with respect to the matters set forth in the foregoing clauses (1), (2) and (3) that notice of Beneficiary's priority of interest to be effective against a particular class of persons, including but not limited to, the federal government and any subdivisions or entity of the federal government, must be filed in the UCC records.

          (d)    Priority; Permitted Financing of Tangible Collateral.    All Personal Property of any nature whatsoever which is subject to the provisions of this security agreement shall be purchased or obtained by Trustor in its name and free and clear of any lien or encumbrance, except for Permitted Liens and the lien hereof, for use only in connection with the business and operation of the Project, and shall be and at all times remain free and clear of any lease or similar arrangement, chattel financing, installment sale agreement, security agreement and any encumbrance of like kind, so that Beneficiary's security interest shall attach to and vest in Trustor for the benefit of Beneficiary, with the priority herein specified, immediately upon the installation or use of the Personal Property at the Site and Trustor warrants and represents that Beneficiary's security interest in the Personal Property is a validly attached and binding security interest, properly perfected and prior to all other security interests therein except as otherwise permitted in

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  this Deed of Trust. The foregoing shall not be construed as limiting Trustor's rights to transfer Personal Property pursuant to Permitted Dispositions or to obtain releases of Personal Property from the Lien of this Deed of Trust pursuant to Section 1.10 hereof.

          (e)    Preservation of Contractual Rights of Collateral.    Trustor shall, prior to delinquency, default, or forfeiture, perform all obligations and satisfy all material conditions required on its part to be satisfied to preserve its rights and privileges under any contract, lease, license, permit, or other authorization (i) under which it holds any Tangible Collateral or (ii) which constitutes part of the Intangible Collateral, except where Trustor is contesting such obligations in good faith.

          (f)    Removal of Collateral.    Except for damaged or obsolete Tangible Collateral which is either no longer usable or which is removed temporarily for repair or improvement or removed for replacement on the Trust Estate with Tangible Collateral of similar function or as otherwise permitted herein, none of the Tangible Collateral shall be removed from the Trust Estate without Beneficiary's prior written consent.

          (g)    Change of Name.    Trustor shall not change its corporate (or other entity) or business name, or do business within the State of Nevada under any name other than such name, or any trade name(s) other than those as to which Trustor gives prior written notice to Beneficiary of its intent to use such trade names, or any other business names (if any) specified in the financing statements delivered to Beneficiary for filing in connection with the execution hereof, without, in each case, providing Beneficiary with the additional financing statement(s) and any other similar documents deemed reasonably necessary by Beneficiary to assure that its security interest remains perfected and of undiminished priority in all such Personal Property notwithstanding such name change.

        1.13    Assignment of Leases and Rents.    Subject to Nevada Gaming Laws and other applicable Legal Requirements, the assignment of Leases and Rents set out above in Granting Clause (G) shall constitute an absolute and present assignment to Beneficiary, subject to the license herein given to Trustor to collect the Rents, and shall be fully operative without any further action on the part of any party, and specifically Beneficiary shall be entitled upon the occurrence of an Event of Default hereunder to all Rents and to enter upon the Site and the Improvements to collect such Rents, provided, however, that Beneficiary shall not be obligated to take possession of the Trust Estate, or any portion thereof. The absolute assignment contained in Granting Clause (G) shall not be deemed to impose upon Beneficiary any of the obligations or duties of Trustor provided in any such Space Lease (including, without limitation, any liability under the covenant of quiet enjoyment contained in any lease in the event that any lessee shall have been joined as a party defendant in any action to foreclose this Deed of Trust and shall have been barred and foreclosed thereby of all right, title and interest and equity of redemption in the Trust Estate or any part thereof).

        1.14    Expenses.

          (a)  Trustor shall pay when due and payable all out-of-pocket costs, including without limitation, those reasonable appraisal fees, recording fees, taxes, abstract fees, title policy fees, escrow fees, attorneys' and paralegal fees, travel expenses, fees for inspecting architect(s) and engineer(s) and all other costs and expenses of every character which may hereafter be incurred by Beneficiary or any assignee of Beneficiary in connection with the preparation and execution of the Guaranty and the other Loan Documents (including the Security Documents) to which Trustor is a party or instruments, agreements or documents of further assurance, the funding of the indebtedness secured hereby, and the enforcement of the Guaranty or any Loan Document (including any Security Document) to which Trustor is a party. Other than costs associated with the enforcement of any Loan Document, all such costs shall be itemized in reasonable detail; and

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          (b)  Trustor shall, upon demand by Beneficiary, reimburse Beneficiary or any assignee of Beneficiary for all such reasonable expenses which have been incurred or which shall be incurred by it; and

          (c)  Trustor shall indemnify Beneficiary with respect to any transaction or matter in any way connected with any portion of the Trust Estate, this Deed of Trust, including any occurrence at, in, on, upon or about the Trust Estate (including any personal injury, loss of life, or property damage), or Trustor's use, occupancy, or operation of the Trust Estate, or the filing or enforcement of any mechanic's lien, or otherwise caused in whole or in part by any act, omission or negligence occurring on or at the Trust Estate, including failure to comply with any Legal Requirement or with any requirement of this Deed of Trust that applies to Trustor, except to the extent resulting from the gross negligence, fraud or willful misconduct of Trustee or Beneficiary. If Beneficiary is a party to any litigation as to which either Trustor is required to indemnify Beneficiary (or is made a defendant in any action of any kind against Trustor or relating directly or indirectly to any portion of the Trust Estate) then, at Beneficiary's option, Trustor shall undertake Beneficiary's defense, using counsel reasonably satisfactory to Beneficiary (and any settlement shall be subject to Beneficiary's consent, which consent shall not be unreasonably withheld), and in any case shall indemnify Beneficiary against such litigation. Trustor shall pay all reasonable costs and expenses, including reasonable legal costs, that Beneficiary pays or incurs in connection with any such litigation. Any amount payable under any indemnity in this Deed of Trust shall be a demand obligation, shall be added to, and become a part of, the secured obligations under this Deed of Trust, shall be secured by this Deed of Trust and, if not paid promptly following demand therefor (which demand shall, unless associated with Loan Document enforcement actions, set forth in reasonable detail an itemization of the amount so demanded) shall bear interest at the interest rate specified in the Credit Agreement. Such indemnity shall survive any release of this Deed of Trust and any foreclosure.

        1.15    Beneficiary's Cure of Trustor's Default.    If Trustor defaults hereunder in the payment of any tax, assessment, lien, encumbrance or other Imposition, in its obligation to furnish insurance hereunder, or in the performance or observance of any other covenant, condition or term of this Deed of Trust or any other Financing Agreement or any FF&E Financing Agreement, Beneficiary may, but is not obligated to, to preserve its interest in the Trust Estate, perform or observe the same, and all payments made (whether such payments are regular or accelerated payments) and reasonable costs and expenses incurred or paid by Beneficiary in connection therewith shall become due and payable immediately. The amounts so incurred or paid by Beneficiary, together with interest thereon at the interest rate applicable to overdue principal set forth in the Credit Agreement, from the date incurred until paid by Trustor, shall be added to the indebtedness and secured by the lien of this Deed of Trust. Beneficiary, is hereby empowered to enter and to authorize others to enter upon the Site or any part thereof for the purpose of performing or observing any such defaulted covenant, condition or term, without thereby becoming liable to Trustor or any person in possession holding under Trustor. No exercise of any rights under this Section 1.15 by Beneficiary shall cure or waive any Event of Default or notice of default hereunder or invalidate any act done pursuant hereto or to any such notice, but shall be cumulative of all other rights and remedies.

        1.16    Use of Land.    Trustor covenants that the Trust Estate shall be used and operated in a manner consistent with the requirements of the Loan Documents.

        1.17    Compliance with Permitted Lien Agreements.    Trustor shall comply with each and every material obligation contained in any agreement pertaining to a Permitted Lien.

        1.18    Defense of Actions.    Trustor shall appear in and defend any action or proceeding affecting or purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee, and shall pay all costs and expenses, including cost of title search and insurance or other evidence of title,

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preparation of survey, and reasonable attorneys' fees in any such action or proceeding in which Beneficiary or Trustee may appear or may be joined as a party and in any suit brought by Beneficiary based upon or in connection with this Deed of Trust, the Guaranty or any Loan Document to which Trustor is a party. Nothing contained in this section shall, however, limit the right of Beneficiary to appear in such action or proceeding with counsel of its own choice, either on its own behalf or on behalf of Trustor.

        1.19    Affiliates.

          (a)    Subject to Trust Deed.    Subject to compliance with the requirements of applicable Nevada Gaming Laws, Trustor shall cause all of its Affiliates in any way involved with the operation of the Trust Estate or the Project to observe the covenants and conditions of this Deed of Trust to the extent necessary to give the full intended effect to such covenants and conditions and to protect and preserve the security of Beneficiary hereunder.

          (b)    Restriction on Use of Subsidiary or Affiliate.    Except as permitted under the Credit Agreement, the Notes, the Guaranty or the other Loan Documents (including any Security Document), Trustor shall not use any Affiliate in the operation of the Trust Estate or the Project if such use would in any way impair the security for the Obligations or circumvent any covenant or condition of this Deed of Trust, the Guaranty or of any other Loan Document.

        1.20    Title Insurance.    On or promptly after the effective date of this Deed of Trust, Trustor shall cause to be delivered to Trustee at Trustor's expense, one or more ALTA extended coverage Lender's Policies of Title Insurance showing fee title to the real property situated in the County of Clark, State of Nevada, more specifically described in Schedule A attached hereto, vested in Trustor and the lien of this Deed of Trust to be a perfected lien, prior to any and all encumbrances other than Permitted Encumbrances (excluding, however, any such non-Permitted Encumbrances for which the Title Insurer has agreed to provide an endorsement or affirmative coverage protecting the lien of this Deed of Trust against such non-Permitted Encumbrances).

        1.21    [Leasehold Estates.    Trustor represents, covenants and warrants: (a) that the Subject Leases are in full force and effect and unmodified; (b) Trustor will defend the leasehold estate under each Subject Lease for the entire remainder of the term set forth in each of the said Subject Leases against all and every Person or Persons lawfully claiming, or who may claim the same or any part thereof, subject to the payment of the rents in the Subject Leases reserved and subject to the performance and observance of all of the terms, covenants, conditions and warranties thereof; and (c) that there is no uncured default under any Subject Lease or in the performance of any of the terms, covenants, conditions or warranties thereof on the part of the lessor or the lessee to be observed and performed and that no state of facts exist under a Subject Lease which, with the lapse of time or giving of notice or both would constitute a default thereunder.]

        1.22    [Payment of Subject Leases Expenses.    The Trustor shall pay or cause to be paid on or prior to the date due all rents, additional rents and other charges and Impositions payable by the lessor or the lessee under the Subject Leases for which provision has not been made hereinbefore, when and as often as the same shall become due and payable.]

        1.23    [Trustor's Covenants with Respect to Subject Leases.

          (a)  Trustor shall at all times promptly and faithfully keep and perform, or cause to be kept and performed, all the covenants and conditions contained in the Subject Leases to be kept and performed by it under the Subject Leases and in all respects conform to and comply with the terms and conditions of the Subject Leases. Trustor shall, within ten days after written demand from Beneficiary, deliver to Beneficiary proof of payment of all items that are required to be paid by Trustor under the Subject Leases, including, without limitation, rent, taxes, operating expenses and other charges. Trustor shall promptly deliver to Beneficiary copies of all notices given with

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  respect to or which affect the Subject Leases including pleadings or notices of default given under the Subject Leases. Trustor further covenants that it shall not do or permit anything to occur or fail to occur which will impair or tend to impair the security of this Deed of Trust or will be grounds for declaring a forfeiture or termination of either Subject Lease, and upon any such failure as aforesaid, Trustor shall be subject to all of the rights and remedies granted Beneficiary in this Deed of Trust.

          (b)  Except as otherwise permitted in the Loan Documents, Trustor shall not modify, extend or in any way alter the terms of the Subject Leases or cancel or surrender said Subject Leases or reject the Subject Leases in a case pending under the Bankruptcy Code, or waive, execute, condone or in anyway release or discharge the lessor thereunder of or from the obligations, covenants, conditions and agreements by said lessor to be done and performed; and Trustor does expressly release, relinquish and surrender unto Beneficiary all of its rights, power and authority to cancel, surrender, amend, modify or alter in any way the terms and provisions of the Subject Leases and any attempt on the part of Trustor to exercise any such right without the written approval and consent of Beneficiary thereto being first had and obtained shall constitute an Event of Default under the terms hereof and the other Loan Documents Documents and all Obligations and other sums secured hereby shall, at the option of Beneficiary, become due and payable forthwith. If Trustor becomes a debtor under the Bankruptcy Code, Trustor shall assume and assign the Subject Leases to Beneficiary, and it further agrees that it shall not object to any request by Beneficiary that the Subject Leases not be rejected, or that Beneficiary be authorized to assume Trustor's rights under the Subject Leases.

          (c)  Trustor shall deliver to Beneficiary an original executed copy of each Subject Lease, an estoppel certificate from the Lessor within ten (10) days of request by Beneficiary and in such form and content as shall be satisfactory to Beneficiary, as well as any and all documentary evidence received by it showing compliance by Trustor with the provisions of the Subject Leases.

          (d)  Trustor does hereby authorize and irrevocably appoint and constitute Beneficiary as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, to, upon the occurrence and during the continuance of an Event of Default, take any and all actions deemed necessary or desirable by Beneficiary to perform and comply with all the obligations of Trustor under the Subject Leases, and to do and take upon the occurrence and during continuation of an Event of Default, but without any obligation so to do or take, any action which Beneficiary deems reasonably necessary to prevent or cure any default by Trustor under the Subject Leases, to enter into and upon the Site, the Project or the Improvements or any part thereof as provided in the Loan Documents in order to prevent or cure any default of Trustor pursuant thereto, to the end that the rights of Trustor in and to the leasehold estate created by the Subject Leases shall be kept free from default.

          (e)  In the event of any failure by Trustor to perform or cause the performance of any covenant on the part of lessor or lessee to be observed and performed under the Subject Leases, the performance by Beneficiary on behalf of Trustor of the applicable Subject Lease covenant shall not remove or waive, as between Trustor and Beneficiary, the corresponding Event of Default under the terms hereof and any amount so advanced by Beneficiary or any costs incurred in connection therewith, with interest thereon at the interest rate applicable to overdue principal under the Credit Agreement, shall constitute additional Obligations secured hereby and be immediately due and payable.

          (f)    To the extent permitted by law, the price payable by Trustor, or by any other party so entitled, in the exercise of the right of redemption, if any, shall include all rents paid and other sums advanced by Beneficiary, on behalf of Trustor, as lessee under the Subject Leases.

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          (g)  Trustor shall use all reasonable efforts to enforce the obligations of the lessor under the Subject Leases in a commercially reasonable manner.

          (h)  No release or forbearance of any of Trustor's obligations under the Subject Leases by the lessor thereunder, shall release Trustor from any of its obligations under this Deed of Trust.

          (i)    The lien of this Deed of Trust shall attach to all of Trustor's rights and remedies at any time arising under or pursuant to section 365(h) of the Bankruptcy Law, including, without limitation, all of Trustor's rights to remain in possession of the Leased Premises. Trustor shall not elect to treat the Subject Leases as terminated under section 365(h)(1) of the Bankruptcy Law, and any such election shall be void.

            (i)    If pursuant to section 365(h)(2) of the Bankruptcy Law, Trustor shall seek to offset against the rent reserved in the Subject Leases the amount of any damages caused by the nonperformance by the lessor or any other party of any of their respective obligations thereunder after the rejection by the lessor or such other party of the Subject Leases under the Bankruptcy Law, then Trustor shall, prior to effecting such offset, notify Beneficiary of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor. Beneficiary shall have the right to object to all or any part of such offset that, in the reasonable judgment of Beneficiary, would constitute a breach of the Subject Leases, and in the event of such objection, Trustor shall not effect any offset of the amounts found objectionable by Beneficiary. Neither Beneficiary's failure to object as aforesaid nor any objection relating to such offset shall constitute an approval of any such offset by Beneficiary.

            (ii)  If any action, proceeding, motion or notice shall be commenced or filed in respect of the lessor under the Subject Leases or any other party or in respect of the Subject Leases in connection with any case under the Bankruptcy Law, then Beneficiary shall have the option to intervene in any such litigation with counsel of Beneficiary's choice. Beneficiary may proceed in its own name in connection with any such litigation, and Trustor agrees to execute any and all powers, authorizations, consents or other documents required by Beneficiary in connection therewith.

            (iii)  Trustor shall, after obtaining knowledge thereof, promptly notify Beneficiary of any filing by or against the lessor or any other party with an interest in the Leased Premises of a petition under the Bankruptcy Law. Trustor shall promptly deliver to Beneficiary, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by Trustor in connection with any such petition and any proceedings relating thereto.

            (iv)  If there shall be filed by or against Trustor a petition under the Bankruptcy Law, and Trustor, as lessee under the Subject Leases, shall determine to reject the Subject Leases pursuant to section 365(a) of the Bankruptcy Law, then Trustor shall give Beneficiary a notice of the date on which Trustor shall apply to the bankruptcy court for authority to reject the Subject Leases (such notice to be no later than twenty (20) days prior to such date). Beneficiary shall have the right, but not the obligation, to serve upon Trustor at any time prior to the date on which Trustor shall so apply to the bankruptcy court a notice stating that Beneficiary demands that Trustor assume and assign the Subject Leases to Beneficiary pursuant to section 365 of the Bankruptcy Law. If Beneficiary shall serve upon Trustor the notice described in the preceding sentence, to the extent permitted by law Trustor shall not seek to reject the Subject Leases and shall comply with the demand provided for in the preceding sentence. In addition, effective upon the entry of an order for relief with respect to Trustor under the Bankruptcy Law, Trustor hereby assigns and transfers to Beneficiary a non-exclusive right to apply to the bankruptcy court under section 365(d)(4) of the Bankruptcy Law for an order extending the period during which the Subject Leases may be rejected or assumed; and shall (a) promptly notify Beneficiary of any default by Trustor in the

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    performance or observance of any of the terms, covenants or conditions on the part of Trustor to be performed or observed under the Subject Leases and of the giving of any written notice by the lessor thereunder to Trustor of any such default, and (b) promptly cause a copy of each written notice given to Trustor by the lessor under the Subject Leases to be delivered to Beneficiary. Beneficiary may rely on any notice received by it from any such lessor of any default by Trustor under the Subject Leases and may take such action as may be permitted by law to cure such default even though the existence of such default or the nature thereof shall be questioned or denied by Trustor or by any Person on its behalf.

          (k)  Beneficiary shall have the right upon notice to Trustor to participate in the adjustment and settlement of any insurance proceeds and in the determination of any condemnation award under the Subject Leases to the extent and in the manner provided in the Subject Leases.]

        1.24    Rejection of Subject Leases.    [To the extent applicable, if the lessor under the Subject Leases rejects or disaffirms the Subject Leases or purports or seeks to disaffirm the Subject Leases pursuant to any Bankruptcy Law, then:

          (a)  To the extent permitted by law, Trustor shall remain in possession of the Leased Premises demised under the Subject Leases and shall perform all acts reasonably necessary for Trustor to remain in such possession for the unexpired term of such Subject Leases (including all renewals), whether the then existing terms and provisions of such Subject Leases require such acts or otherwise; and

          (b)  All the terms and provisions of this Deed of Trust and the Lien created by this Deed of Trust shall remain in full force and effect and shall extend automatically to all of Trustor's rights and remedies arising at any time under, or pursuant to, Section 365(h) of the Bankruptcy Code, including all of Trustor's rights to remain in possession of the Leased Premises.]

ARTICLE TWO
CREDIT AGREEMENT PROVISIONS

        2.1    Interaction with the Guaranty

          (a)    Incorporation by Reference.    All terms, covenants, conditions, provisions and requirements of the Guaranty are incorporated by reference in this Deed of Trust.

          (b)    Conflicts.    In the event of any conflict or inconsistency between the provisions of this Deed of Trust and those of the Guaranty, the Credit Agreement or the Disbursement Agreement, the provisions of the Guaranty, the Credit Agreement or the Disbursement Agreement, as applicable, shall govern.

        2.2    Other Collateral.    This Deed of Trust is one of a number of security agreements to secure the debt delivered by or on behalf of Trustor and other Persons pursuant to the Credit Agreement and the other Loan Documents (including the Security Documents) and securing the Obligations secured hereunder. All potential junior Lien claimants are placed on notice that, under any of the Loan Documents (including the Security Documents) (including a separate future unrecorded agreement between Trustor and Beneficiary), other collateral for the Obligations secured hereunder (i.e., collateral other than the Trust Estate) may, under certain circumstances, be released without a corresponding reduction in the total principal amount secured by this Deed of Trust. Such a release would decrease the amount of collateral securing the same indebtedness, thereby increasing the burden on the remaining Trust Estate created and continued by this Deed of Trust. No such release shall impair the priority of the lien of this Deed of Trust. By accepting its interest in the Trust Estate, each and every junior Lien claimant shall be deemed to have acknowledged the possibility of, and consented to, any such release. Nothing in this paragraph shall impose any obligation upon Beneficiary.

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ARTICLE THREE
DEFAULTS

        3.1    Event of Default.    The term "Event of Default," wherever used in this Deed of Trust, shall mean any of (i) one or more of the events of default listed in the Credit Agreement (ii) so long as the Disbursement Agreement is in effect, one or more of the events of default listed in the Disbursement Agreement (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) or (iii) if any "borrower" (as that term is defined in NRS 106.310) who may send a notice pursuant to NRS 106.380(1), (x) delivers, sends by mail or otherwise gives, or purports to deliver, send by mail or otherwise give, to a beneficiary under this Deeds of Trust (A) any notice of an election to terminate the operation of this Deed of Trust as security for any secured obligation, including, without limitation, any obligation to repay any "future advance" (as defined in NRS 106.320) of "principal" (as defined in NRS 106.345), or (B) any other notice pursuant to NRS 106.380(l), (y) records a statement pursuant to NRS 106.380(3), or (z) causes this Deed of Trust, any secured obligation, or any Secured Party to be subject to NRS 106.380(2), 106.380(3) or 106.400.

ARTICLE FOUR
REMEDIES

        4.1    Acceleration of Maturity.    If an Event of Default occurs, Beneficiary may (except that such acceleration shall be automatic if the Event of Default is caused by Borrower's or Trustor's Bankruptcy), in accordance with the Loan Documents, declare the Obligations to be due and payable immediately, and upon such declaration such principal and interest and other sums shall immediately become due and payable without demand, presentment, notice or other requirements of any kind (all of which Trustor waives) notwithstanding anything in this Deed of Trust or any Loan Document or applicable law to the contrary.

        4.2    Protective Advances.    If the Borrower or Trustor fails to make any payment or perform any other obligation under the Notes, Credit Agreement, the Guaranty or any other Financing Agreement, then without thereby limiting Beneficiary's other rights or remedies, waiving or releasing any of Trustor's obligations, or imposing any obligation on Beneficiary, Beneficiary may either advance any amount owing or perform any or all actions that Beneficiary considers necessary or appropriate to cure such default. All such advances shall constitute "Protective Advances" and shall bear interest thereon at the interest rate applicable to overdue principal set forth in the Credit Agreement from the date incurred until paid by Trustor. No sums advanced or performance rendered by Beneficiary shall cure, or be deemed a waiver of any Event of Default.

        4.3    Institution of Equity Proceedings.    If an Event of Default occurs, Beneficiary may institute an action, suit or proceeding in equity for specific performance of this Deed of Trust, the Notes, the Guaranty or any other Loan Document (including any Security Document), all of which shall be specifically enforceable by injunction or other equitable remedy. Trustor waives any defense based on laches or any applicable statute of limitations.

        4.4    Beneficiary's Power of Enforcement.

          (a)  If an Event of Default occurs, Beneficiary shall be entitled, at its option and in its sole and absolute discretion, to prepare and record on its own behalf, or to deliver to Trustee for recording, if appropriate, written declaration of default and demand for sale and written Notice of Breach and Election to Sell (NRS 107.080(3)) (or other statutory notice) to cause the Trust Estate to be sold to satisfy the obligations hereof, and in the case of delivery to Trustee, Trustee shall cause said notice to be filed for record.

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          (b)  After the lapse of such time as may then be required by law following the recordation of said Notice of Breach and Election to Sell, and notice of sale having been given as then required by law, including compliance with any applicable Nevada Gaming Laws, Trustee without demand on Trustor, shall sell the Trust Estate or any portion thereof at the time and place fixed by it in said notice, either as a whole or in separate parcels, and in such order as it may determine, at public auction to the highest bidder, of cash in lawful money of the United States payable at the time of sale. Trustee may, for any cause it deems expedient, postpone the sale of all or any portion of said property until it shall be completed and, in every case, notice of postponement shall be given by public announcement thereof at the time and place last appointed for the sale and from time to time thereafter Trustee may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall execute and deliver to the purchaser its Deed, Bill of Sale, or other instrument conveying said property so sold, but without any covenant or warranty, express or implied. The recitals in such instrument of conveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Beneficiary, may bid at the sale.

          (c)  After deducting all costs, fees and expenses of Trustee and of this Deed of Trust, including, without limitation, costs of evidence of title and reasonable attorneys' fees and other legal expenses of Trustee or Beneficiary in connection with a sale, Trustee shall apply the proceeds of such sale to payment of all sums expended under the terms hereof not then repaid, with accrued interest at the rate applicable to overdue principal set forth in the Credit Agreement to the payment of all other sums then secured hereby and the remainder, if any, to the person or persons legally entitled thereto as provided in NRS 40.462.

          (d)  Subject to compliance with applicable Nevada Gaming Laws, if any Event of Default occurs, Beneficiary may, either with or without entry or taking possession of the Trust Estate, and without regard to whether or not the indebtedness and other sums secured hereby shall be due and without prejudice to the right of Beneficiary thereafter to bring an action or proceeding to foreclose or any other action for any default existing at the time such earlier action was commenced, proceed by any appropriate action or proceeding: (1) to enforce payment of the Obligations, to the extent permitted by law, or the performance of any term hereof or any other right; (2) to foreclose this Deed of Trust in any manner provided by law for the foreclosure of mortgages or deeds of trust on real property and to sell, as an entirety or in separate lots or parcels, the Trust Estate or any portion thereof pursuant to the laws of the State of Nevada or under the judgment or decree of a court or courts of competent jurisdiction, and Beneficiary shall be entitled to recover in any such proceeding all costs and expenses incident thereto, including reasonable attorneys' fees in such amount as shall be awarded by the court; (3) to exercise any or all of the rights and remedies available to it under the Loan Documents; and (4) to pursue any other remedy available to it. Beneficiary shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as Beneficiary may determine.

          (e)  The remedies described in this Section 4.4 may be exercised with respect to all or any portion of the Personal Property, either simultaneously with the sale of any real property encumbered hereby or independent thereof. Beneficiary shall at any time be permitted to proceed with respect to all or any portion of the Personal Property in any manner permitted by the UCC. Trustor agrees that Beneficiary's inclusion of all or any portion of the Personal Property (and all personal property that is subject to a security interest in favor, or for the benefit, of Beneficiary) in a sale or other remedy exercised with respect to the real property encumbered hereby, as permitted by the UCC, is a commercially reasonable disposition of such property.

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        4.5    Beneficiary's Right to Enter and Take Possession, Operate and Apply Income.

          (a)  Subject to compliance with applicable Nevada Gaming Laws, if an Event of Default occurs, (i) Trustor, upon demand of Beneficiary, shall forthwith surrender to Beneficiary the actual possession and, if and to the extent permitted by law, Beneficiary itself, or by such officers or agents as it may appoint, may enter and take possession of all the Trust Estate including the Personal Property, without liability for trespass, damages or otherwise, and may exclude Trustor and its agents and employees wholly therefrom and may have joint access with Trustor to the books, papers and accounts of Trustor; and (ii) Trustor shall pay monthly in advance to Beneficiary on Beneficiary's entry into possession, or to any receiver appointed to collect the Rents, all Rents then due and payable.

          (b)  If Trustor shall for any reason fail to surrender or deliver the Trust Estate, the Personal Property or any part thereof after Beneficiary's demand, Beneficiary may obtain a judgment or decree conferring on Beneficiary or Trustee the right to immediate possession or requiring Trustor to deliver immediate possession of all or part of such property to Beneficiary or Trustee and Trustor hereby specifically consents to the entry of such judgment or decree. Trustor shall pay to Beneficiary or Trustee, upon demand, all reasonable costs and expenses of obtaining such judgment or decree and reasonable compensation to Beneficiary or Trustee, their attorneys and agents, and all such costs, expenses and compensation shall, until paid, be secured by the lien of this Deed of Trust.

          (c)  Subject to compliance with applicable Nevada Gaming Laws, upon every such entering upon or taking of possession, Beneficiary or Trustee may hold, store, use, operate, manage and control the Trust Estate and conduct the business thereof, and, from time to time in its sole and absolute discretion and without being under any duty to so act:

            (1)  make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional fixtures, personalty and other property;

            (2)  insure or keep the Trust Estate insured;

            (3)  manage and operate the Trust Estate and exercise all the rights and powers of Trustor in their name or otherwise with respect to the same;

            (4)  enter into agreements with others to exercise the powers herein granted Beneficiary or Trustee, all as Beneficiary or Trustee from time to time may determine; and, subject to the absolute assignment of the Leases and Rents to Beneficiary, Beneficiary or Trustee may collect and receive all the Rents, including those past due as well as those accruing thereafter; and shall apply the monies so received by Beneficiary or Trustee in such priority as Beneficiary may determine to (1) the payment of interest and principal due and payable on the Notes or the other Loan Documents, (2) the deposits for taxes and assessments and insurance premiums due, (3) the cost of insurance, taxes, assessments and other proper charges upon the Trust Estate or any part thereof; (4) the compensation, expenses and disbursements of the agents, attorneys and other representatives of Beneficiary or Trustee; and (5) any other charges or costs required to be paid by Trustor under the terms hereof; and

            (5)  rent or sublet the Trust Estate or any portion thereof for any purpose permitted by this Deed of Trust.

        Beneficiary or Trustee shall surrender possession of the Trust Estate and the Personal Property to Trustor only when all that is due upon such interest and principal, tax and insurance deposits, and all amounts under any of the terms of the Credit Agreement or this Deed of Trust, shall have been paid

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and all defaults made good. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

        4.6    Leases.    Beneficiary is authorized to foreclose this Deed of Trust subject to the rights of any tenants of the Trust Estate, and the failure to make any such tenants parties defendant to any such foreclosure proceedings and to foreclose their rights shall not be, nor be asserted by Trustor to be, a defense to any proceedings instituted by Beneficiary to collect the sums secured hereby or to collect any deficiency remaining unpaid after the foreclosure sale of the Trust Estate, or any portion thereof. Unless otherwise agreed by Beneficiary in writing, all Space Leases executed subsequent to the date hereof, or any part thereof, shall be subordinate and inferior to the lien of this Deed of Trust; provided, however that (i) in accordance with the terms of the Loan Documents, Beneficiary may be required to execute a non-disturbance and attornment agreement in connection with certain Space Leases; and (ii) from time to time Beneficiary may execute and record among the land records of the jurisdiction where this Deed of Trust is recorded, subordination statements with respect to such of said Space Leases as Beneficiary may designate in its sole discretion, whereby the Space Leases so designated by Beneficiary shall be made superior to the lien of this Deed of Trust for the term set forth in such subordination statement. From and after the recordation of such subordination statements, and for the respective periods as may be set forth therein, the Space Leases therein referred to shall be superior to the lien of this Deed of Trust and shall not be affected by any foreclosure hereof. All such Space Leases shall contain a provision to the effect that the Trustor and Space Lessee recognize the right of Beneficiary to elect and to effect such subordination of this Deed of Trust and consents thereto.

        4.7    Purchase by Beneficiary.    Upon any foreclosure sale (whether judicial or nonjudicial), Beneficiary may bid for and purchase the property subject to such sale and, upon compliance with the terms of sale, may hold, retain and possess and dispose of such property in its own absolute right without further accountability.

        4.8    Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.    Trustor agrees to the full extent permitted by law that if an Event of Default occurs, neither Trustor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Deed of Trust or the absolute sale of the Trust Estate or any portion thereof or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Trustor for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Trust Estate marshalled upon any foreclosure of the lien hereof and agrees that Trustee or any court having jurisdiction to foreclose such lien may sell the Trust Estate in part or as an entirety.

        4.9    Receiver.    If an Event of Default occurs, Beneficiary, to the extent permitted by law and subject to compliance with all applicable Nevada Gaming Laws, and without regard to the value, adequacy or occupancy of the security for the indebtedness and other sums secured hereby, shall be entitled as a matter of right if it so elects to the appointment of a receiver to enter upon and take possession of the Trust Estate and to collect all Rents and apply the same as the court may direct, and such receiver may be appointed by any court of competent jurisdiction upon application by Beneficiary. Beneficiary may have a receiver appointed without notice to Trustor or any third party, and Beneficiary may waive any requirement that the receiver post a bond. Beneficiary shall have the power to designate and select the Person who shall serve as the receiver and to negotiate all terms and conditions under which such receiver shall serve. Any receiver appointed on Beneficiary's behalf may be an Affiliate of Beneficiary. The expenses, including receiver's fees, attorneys' fees, costs and agent's compensation, incurred pursuant to the powers herein contained shall be secured by this Deed of Trust. The right to enter and take possession of and to manage and operate the Trust Estate and to collect all Rents,

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whether by a receiver or otherwise, shall be cumulative to any other right or remedy available to Beneficiary under this Deed of Trust, the Guaranty or the other Loan Documents or otherwise available to Beneficiary and may be exercised concurrently therewith or independently thereof. Beneficiary shall be liable to account only for such Rents (including, without limitation, security deposits) actually received by Beneficiary, whether received pursuant to this section or any other provision hereof. Notwithstanding the appointment of any receiver or other custodian, Beneficiary shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Deed of Trust to, Beneficiary.

        4.10    Suits to Protect the Trust Estate.    Beneficiary shall have the power and authority to institute and maintain any suits and proceedings as Beneficiary, in its sole and absolute discretion, may deem advisable (a) to prevent any impairment of the Trust Estate by any acts which may be unlawful or in violation of this Deed of Trust, (b) to preserve or protect its interest in the Trust Estate, or (c) to restrain the enforcement of or compliance with any legislation or other Legal Requirement that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Beneficiary's interest.

        4.11    Proofs of Claim.    In the case of any receivership, Insolvency, Bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Trustor, or, to the extent the same would result in an Event of Default hereunder, any Subsidiary, or any guarantor, co-maker or endorser of any of Trustor's obligations, its creditors or its property, Beneficiary, to the extent permitted by law, shall be entitled to file such proofs of claim or other documents as it may deem to be necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Trustor under the Loan Document, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Trustor after such date.

        4.12    Trustor to Pay the Obligations on Any Default in Payment; Application of Monies by Beneficiary.

          (a)  In case of a foreclosure sale of all or any part of the Trust Estate and of the application of the proceeds of sale to the payment of the sums secured hereby, Beneficiary shall be entitled to enforce payment from Trustor of any additional amounts then remaining due and unpaid with respect to the Obligations and to recover judgment against Trustor for any portion thereof remaining unpaid, with interest at the rate applicable to overdue principal as set forth in the Credit Agreement.

          (b)  Trustor hereby agrees to the extent permitted by law, that no recovery of any judgment by Beneficiary or other action by Beneficiary and no attachment or levy of any execution upon any Property of Trustor by Beneficiary (other than a foreclosure of the entire Trust Estate hereunder) shall in any way affect the Lien and security interest of this Deed of Trust upon the Trust Estate or any part thereof or any Lien, rights, powers or remedies of Beneficiary hereunder, but such Lien, rights, powers and remedies shall continue unimpaired as before.

          (c)  Any monies collected or received by Beneficiary under this Section 4.12 shall be first applied to the payment of reasonable compensation, expenses and disbursements of the agents, attorneys and other representatives of Beneficiary, and the balance remaining shall be applied to the Obligations.

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          (d)  The provisions of this section shall not be deemed to limit or otherwise modify the provisions of any guaranty of the indebtedness evidenced by the Notes or the other Loan Documents.

        4.13    Delay or Omission; No Waiver.    No delay or omission of Beneficiary or any Bank to exercise any right, power or remedy upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein. Every right, power and remedy given to Beneficiary whether contained herein or in the other Loan Documents or otherwise available to Beneficiary may be exercised from time to time and as often as may be deemed expedient by Beneficiary.

        4.14    No Waiver of One Default to Affect Another.    No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon. If Beneficiary or the required percentage of the Banks (as determined pursuant to the Credit Agreement), to the extent applicable under the Credit Agreement, (a) grants forbearance or an extension of time for the payment of any sums secured hereby; (b) takes other or additional security for the payment thereof; (c) waives or does not exercise any right granted in the Notes, the Credit Agreement, this Deed of Trust, the Guaranty, the Disbursement Agreement or any other Loan Document (including any Security Document); (d) releases any part of the Trust Estate from the lien or security interest of this Deed of Trust or any other instrument securing the Obligations; (e) consents to the filing of any map, plat or replat of the Site (to the extent such consent is required); (f) consents to the granting of any easement on the Site (to the extent such consent is required); or (g) makes or consents to any agreement changing the terms of this Deed of Trust or any other Loan Document subordinating the lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the original liability of Trustor under the Guaranty, this Deed of Trust or any other Loan Document (including any Security Document) or otherwise, or any subsequent purchaser of the Trust Estate or any part thereof or any maker, co-signer, surety or guarantor. No such act or omission shall preclude Beneficiary from exercising any right, power or privilege herein granted or intended to be granted in case of any Event of Default then existing or of any subsequent Event of Default, nor, except as otherwise expressly provided in an instrument or instruments executed by Beneficiary, shall the lien or security interest of this Deed of Trust be altered thereby, except to the extent expressly provided in any releases, maps, easements or subordinations described in clause (d), (e), (f) or (g) above of this Section 4.14. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Trust Estate, Beneficiary, without notice to any person, firm or corporation, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Trust Estate or the indebtedness secured hereby, or with reference to any of the terms or conditions hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any of the liabilities or undertakings hereunder, or waiving its right to declare such sale or transfer an Event of Default as provided herein. Notwithstanding anything to the contrary contained in this Deed of Trust or any other Loan Document (including any Security Document), (i) in the case of any non-monetary Event of Default, Beneficiary may continue to accept payments due or secured hereunder without thereby waiving the existence of such or any other Event of Default and (ii) in the case of any monetary Event of Default, Beneficiary may accept partial payments of any sums due or secured hereunder without thereby waiving the existence of such Event of Default if the partial payment is not sufficient to completely cure such Event of Default.

        4.15    Discontinuance of Proceedings; Position of Parties Restored.    If Beneficiary shall have proceeded to enforce any right or remedy under this Deed of Trust by foreclosure, entry of judgment or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Beneficiary, then and in every such case Trustor and Beneficiary shall be restored to their former positions and rights hereunder, and all

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rights, powers and remedies of Beneficiary shall continue as if no such proceedings had occurred or had been taken.

        4.16    Remedies Cumulative.    No right, power or remedy, including without limitation remedies with respect to any security for the Obligations, conferred upon or reserved to Beneficiary by this Deed of Trust or any other Loan Document (including any Security Document) is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or any other Loan Document (including any Security Document), now or hereafter existing at law, in equity or by statute, and Beneficiary shall be entitled to resort to such rights, powers, remedies or security as Beneficiary shall in its sole and absolute discretion deem advisable.

        4.17    Interest After Event of Default.    If an Event of Default shall have occurred and is continuing, all sums outstanding and unpaid under the Obligations shall, at Beneficiary's option, bear interest at the rate applicable to overdue principal set forth in the Credit Agreement until such Event of Default has been cured. Trustor's obligation to pay such interest shall be secured by this Deed of Trust.

        4.18    Foreclosure; Expenses of Litigation.    If Trustee forecloses, reasonable attorneys' fees for services in the supervision of said foreclosure proceeding shall be allowed to the Trustee and Beneficiary as part of the foreclosure costs. In the event of foreclosure of the lien hereof, there shall be allowed and included as additional indebtedness all reasonable expenditures and expenses which may be paid or incurred by or on behalf of Beneficiary for attorneys' fees, appraiser's fees, outlays for documentary and expert evidence, stenographers' charges, publication costs, and costs (which may be estimated as to items to be expended after foreclosure sale or entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and guarantees, and similar data and assurances with respect to title as Beneficiary may deem reasonably advisable either to prosecute such suit or to evidence to a bidder at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Trust Estate or any portion thereof. All expenditures and expenses of the nature in this section mentioned, and such expenses and fees as may be incurred in the protection of the Trust Estate and the maintenance of the lien and security interest of this Deed of Trust, including the fees of any attorney employed by Beneficiary in any litigation or proceeding affecting this Deed of Trust, the Guaranty or any other Loan Document (including any Security Document), the Trust Estate or any portion thereof, including, without limitation, civil, probate, appellate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Trustor, with interest thereon at the rate applicable to overdue principal set forth in the Credit Agreement, and shall be secured by this Deed of Trust. Trustee waives its right to any statutory fee in connection with any judicial or nonjudicial foreclosure of the lien hereof and agrees to accept a reasonable fee for such services.

        4.19    Deficiency Judgments.    If after foreclosure of this Deed of Trust or Trustee's sale hereunder, there shall remain any deficiency with respect to any Obligations, and Beneficiary shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to bear interest at the rate applicable to overdue principal set forth in the Credit Agreement. Trustor waives any defense to Beneficiary's recovery against Trustor of any deficiency after any foreclosure sale of the Trust Estate. Trustor expressly waives any defense or benefits that may be derived from any statute granting Trustor any defense to any such recovery by Beneficiary. In addition, Beneficiary and Trustee shall be entitled to recovery of all of their reasonable costs and expenditures (including without limitation any court imposed costs) in connection with such proceedings, including their reasonable attorneys' fees, appraisal fees and the other costs, fees and expenditures referred to in Section 4.18 above. This provision shall survive any foreclosure or sale of the Trust Estate, any portion thereof and/or the extinguishment of the lien hereof.

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        4.20    Waiver of Jury Trial.    Beneficiary and Trustor each waive any right to have a jury participate in resolving any dispute whether sounding in contract, tort or otherwise arising out of, connected with, related to or incidental to the relationship established between them in connection with the Obligations. Any such disputes shall be resolved in a bench trial without a jury.

        4.21    Exculpation of Beneficiary.    The acceptance by Beneficiary of the assignment contained herein with all of the rights, powers, privileges and authority created hereby shall not, prior to entry upon and taking possession of the Trust Estate by Beneficiary, be deemed or construed to make Beneficiary a "mortgagee in possession"; nor thereafter or at any time or in any event obligate Beneficiary to appear in or defend any action or proceeding relating to the Space Leases, the Rents or the Trust Estate, or to take any action hereunder or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under any Space Lease or to assume any obligation or responsibility for any security deposits or other deposits except to the extent such deposits are actually received by Beneficiary, nor shall Beneficiary, prior to such entry and taking, be liable in any way for any injury or damage to person or property sustained by any Person in or about the Trust Estate.

ARTICLE FIVE
RIGHTS AND RESPONSIBILITIES OF TRUSTEE;
OTHER PROVISIONS RELATING TO TRUSTEE

        Notwithstanding anything to the contrary in this Deed of Trust, Trustor and Beneficiary agree as follows.

        5.1    Exercise of Remedies by Trustee.    To the extent that this Deed of Trust or applicable law, including all applicable Nevada Gaming Laws, authorizes or empowers, or does not require approval for, Beneficiary to exercise any remedies set forth in Article Four hereof or otherwise, or perform any acts in connection therewith, Trustee (but not to the exclusion of Beneficiary unless so required under the law of the State of Nevada) shall have the power to exercise any or all such remedies, and to perform any acts provided for in this Deed of Trust in connection therewith, all for the benefit of Beneficiary and on Beneficiary's behalf in accordance with applicable law of the State of Nevada. In connection therewith, Trustee: (a) shall not exercise, or waive the exercise of, any of Beneficiary's remedies (other than any rights of Trustee to any indemnity or reimbursement), except at Beneficiary's request, and (b) shall exercise, or waive the exercise of, any or all of Beneficiary's remedies at Beneficiary's request, and in accordance with Beneficiary's directions as to the manner of such exercise or waiver. Trustee may, however, decline to follow Beneficiary's request or direction if Trustee shall be advised by counsel that the action or proceeding, or manner thereof, so directed may not lawfully be taken or waived.

        5.2    Rights and Privileges of Trustee.    To the extent that this Deed of Trust requires Trustor to indemnify Beneficiary or reimburse Beneficiary for any expenditures Beneficiary may incur, Trustee shall be entitled to the same indemnity and the same rights to reimbursement of expenses as Beneficiary, subject to such limitations and conditions as would apply in the case of Beneficiary. To the extent that this Deed of Trust negates or limits Beneficiary's liability as to any matter, Trustee shall be entitled to the same negation or limitation of liability. To the extent that Trustor, pursuant to this Deed of Trust, appoints Beneficiary as Trustor's attorney in fact for any purpose, Beneficiary or (when so instructed by Beneficiary) Trustee shall be entitled to act on Trustor's behalf without joinder or confirmation by the other.

        5.3    Resignation or Replacement of Trustee.    Trustee may resign by an instrument in writing addressed to Beneficiary, and Trustee may be removed at any time with or without cause (i.e., in Beneficiary's sole and absolute discretion) by an instrument in writing executed by Beneficiary. In case of the death, resignation, removal or disqualification of Trustee or if for any reason Beneficiary shall

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deem it desirable to appoint a substitute, successor or replacement Trustee to act instead of Trustee originally named (or in place of any substitute, successor or replacement Trustee), then Beneficiary shall have the right and is hereby authorized and empowered to appoint a successor, substitute or replacement Trustee, without any formality other than appointment and designation in writing executed by Beneficiary, which instrument shall be recorded in the Office of the Recorder of Clark County, Nevada. The law of the State of Nevada (including, without limitation, the Nevada Gaming Laws) shall govern the qualifications of any Trustee. The authority conferred upon Trustee by this Deed of Trust shall automatically extend to any and all other successor, substitute and replacement Trustee(s) successively until the obligations secured hereunder have been paid in full or the Trust Estate has been sold hereunder or released in accordance with the provisions of the Guaranty and the other Loan Documents (including the Security Documents). Beneficiary's written appointment and designation of any Trustee shall be full evidence of Beneficiary's right and authority to make the same and of all facts therein recited. No confirmation, authorization, approval or other action by Trustor shall be required in connection with any resignation or other replacement of Trustee.

        5.4    Authority of Beneficiary.    If Beneficiary is a banking corporation, state banking corporation or a national banking association and the instrument of appointment of any successor or replacement Trustee is executed on Beneficiary's behalf by an officer of such corporation, state banking corporation or national banking association, then such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of Beneficiary.

        5.5    Effect of Appointment of Successor Trustee.    Upon the appointment and designation of any successor, substitute or replacement Trustee, and subject to compliance with applicable Nevada Gaming Laws and other applicable laws, Trustee's entire estate and title in the Trust Estate shall vest in the designated successor, substitute or replacement Trustee. Such successor, substitute or replacement Trustee shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon Trustee. All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.

        5.6    Confirmation of Transfer and Succession.    Upon the written request of Beneficiary or of any successor, substitute or replacement Trustee, any former Trustee ceasing to act shall execute and deliver an instrument transferring to such successor, substitute or replacement Trustee all of the right, title, estate and interest in the Trust Estate of Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver all properties and moneys held by said Trustee hereunder to said successor, substitute or replacement Trustee.

        5.7    Exculpation.    Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or otherwise be responsible or accountable under any circumstances whatsoever, except for Trustee's gross negligence, willful misconduct or knowing violation of law. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law). Trustee shall be under no liability for interest on any moneys received by it hereunder.

        5.8    Endorsement and Execution of Documents.    Upon Beneficiary's written request, Trustee shall, without liability or notice to Trustor, execute, consent to, or join in any instrument or agreement in connection with or necessary to effectuate the purposes of the Guaranty and the other Loan Documents (including the Security Documents). Trustor hereby irrevocably designates Trustee as its

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attorney in fact to execute, acknowledge and deliver, on Trustor's behalf and in Trustor's name, all instruments or agreements necessary to implement any provision(s) of this Deed of Trust or to further perfect the lien created by this Deed of Trust on the Trust Estate. This power of attorney shall be deemed to be coupled with an interest and shall survive any disability of Trustor.

        5.9    Multiple Trustees.    If Beneficiary appoints multiple trustees, then any Trustee, individually, may exercise all powers granted to Trustee under this instrument, without the need for action by any other Trustee(s).

        5.10    Terms of Trustee's Acceptance.    Trustee accepts the trust created by this Deed of Trust upon the following terms and conditions:

          (a)    Delegation.    Trustee may exercise any of its powers through appointment of attorney(s) in fact or agents.

          (b)    Counsel.    Trustee may select and employ legal counsel (including any law firm representing Beneficiary). Trustor shall reimburse all reasonable legal fees and expenses that Trustee may thereby incur.

          (c)    Security.    Trustee shall be under no obligation to take any action upon any Event of Default unless furnished security or indemnity, in form satisfactory to Trustee, against costs, expenses, and liabilities that Trustee may incur.

          (d)    Costs and Expenses.    Trustor shall reimburse Trustee, as part of the Obligations secured hereunder, for all reasonable disbursements and expenses (including reasonable legal fees and expenses) incurred by reason of and as provided for in this Deed of Trust, including any of the foregoing incurred in Trustee's administering and executing the trust created by this Deed of Trust, in complying with all applicable Nevada Gaming Laws and performing Trustee's duties and exercising Trustee's powers under this Deed of Trust.

          (e)    Release.    Upon full and indefeasible payment and performance of the Obligations secured hereunder, Beneficiary shall request that Trustee release this Deed of Trust. Upon receipt of such request Trustee shall release this Deed of Trust to Trustor. Trustor shall pay all costs of recordation, if any.

ARTICLE SIX
MISCELLANEOUS PROVISIONS

        6.1    Heirs, Successors and Assigns Included in Parties.    Whenever one of the parties hereto is named or referred to herein, the heirs, successors and assigns of such party shall be included, and subject to the limitations set forth in Section 1.9, all covenants and agreements contained in this Deed of Trust, by or on behalf of Trustor or Beneficiary shall bind and inure to the benefit of its heirs, successors and assigns, whether so expressed or not.

        6.2    Addresses for Notices, Etc.    Any notice, report, demand or other instrument authorized or required to be given or furnished under this Deed of Trust to Trustor or Beneficiary shall be deemed given or furnished (i) when addressed to the party intended to receive the same, at the address of such party set forth below, and delivered by hand at such address or (ii) three (3) days after the same is

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deposited in the United States mail as first class certified mail, return receipt requested, postage paid, whether or not the same is actually received by such party:

Beneficiary:	Deutsche Bank Trust Company Americas 31 West 52nd Street, 7th Floor New York, New York 10019 Attn: Jeff Baevsky
With a copy to:	Latham & Watkins 701 B. Street, Suite 2100 San Diego, California 92101 Attn: Sony Ben-Moshe, Esq.
Trustor:

Attn: Legal Department
With a copy to:	Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 Attn: C. Kevin McGeehan
Trustee:	Nevada Title Company 2500 North Buffalo, Suite 150 Las Vegas, Nevada 89128 Attn: Robbie Graham

        6.3    Change of Notice Address.    Any Person may change the address to which any such notice, report, demand or other instrument is to be delivered or mailed to that person, by furnishing written notice of such change to the other parties, but no such notice of change shall be effective unless and until received by such other parties.

        6.4    Headings.    The headings of the articles, sections, paragraphs and subdivisions of this Deed of Trust are for convenience of reference only, are not to be considered a part hereof, and shall not limit or expand or otherwise affect any of the terms hereof.

        6.5    Invalid Provisions to Affect No Others.    In the event that any of the covenants, agreements, terms or provisions contained herein or in the Notes, the Credit Agreement, the Guaranty or any other Loan Document (including the Security Documents) shall be invalid, illegal or unenforceable in any respect, the validity of the lien hereof and the remaining covenants, agreements, terms or provisions contained herein or in the Notes, the Credit Agreement, the Guaranty or any other Loan Document (including the Security Documents) shall be in no way affected, prejudiced or disturbed thereby. To the extent permitted by law, Trustor waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

        6.6    Changes and Priority Over Intervening Liens.    Neither this Deed of Trust nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any agreement hereafter made by Trustor and Beneficiary relating to this Deed of Trust shall be superior to the rights of the holder of any intervening lien or encumbrance.

        6.7    Estoppel Certificates.    Within ten (10) Business Days after Beneficiary's written request, Trustor shall from time to time execute a certificate, in recordable form (an "Estoppel Certificate"), stating, except to the extent it would be inaccurate to so state: (a) the current amount of the Obligations secured hereunder and all elements thereof, including principal, interest, and all other elements; (b) that Trustor has no defense, offset, claim, counterclaim, right of recoupment, deduction, or reduction against any of the Obligations secured hereunder; (c) that neither the Guaranty, this Deed of Trust nor any other Loan Documents (including the Security Documents) to which it is a party have been amended, whether orally or in writing; (d) that Trustor has no claims against Beneficiary of any kind; (e) that any power of attorney granted to Beneficiary is in full force and effect; and (f) such other matters relating to this Deed of Trust, the Guaranty or any other Loan Document (including any Security Document) to which it is a party and the relationship of Trustor and Beneficiary as Beneficiary shall request. In addition, the Estoppel Certificate shall set forth the reasons why it would be inaccurate to make any of the foregoing assurances.

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        6.8    Waiver of Setoff and Counterclaim; Other Waivers.    All Obligations shall be payable without setoff, counterclaim or any deduction whatsoever. Trustor hereby waives the right to assert a counterclaim (other than a compulsory counterclaim) in any action or proceeding brought against it by Beneficiary and/or any Bank under the Loan Documents, or arising out of or in any way connected with this Deed of Trust or the other Loan Documents (including the Security Documents) or the Obligations.

        6.9    Governing Law.    The Credit Agreement, the Guaranty and the Notes provide that they are governed by, and construed and enforced in accordance with, the laws of the State of New York. This Deed of Trust shall also be construed under and governed by the laws of the State of New York; provided, however, that (i) the terms and provisions of this Deed of Trust pertaining to the priority, perfection, enforcement or realization by Beneficiary of its respective rights and remedies under this Deed of Trust with respect to the Trust Estate shall be governed and construed and enforced in accordance with the internal laws of the State of Nevada (the "State") without giving effect to the conflicts-of-law rules and principles of the State; (ii) Trustor agrees that to the extent deficiency judgments are available under the laws of the State after a foreclosure (judicial or nonjudicial) of the Trust Estate, or any portion thereof, or any other realization thereon by Beneficiary or any Bank under the Loan Documents, Beneficiary or such Bank, as the case may be, shall have the right to seek such a deficiency judgment against Trustor in the State; and (iii) Trustor agrees that if Beneficiary or any Bank under the Loan Documents obtains a deficiency judgment in another state against Trustor, then Beneficiary or such Bank, as the case may be, shall have the right to enforce such judgment in the State to the extent permitted under the laws of the State, as well as in other states.

        6.10    Required Notices.    Trustor shall notify Beneficiary promptly of the occurrence of any of the following and shall immediately provide Beneficiary a copy of the notice or documents referred to: (i) receipt of notice from any Governmental Authority relating to all or any material part of the Trust Estate if such notice relates to a default or act, omission or circumstance which would result in a default after notice or passage of time or both; (ii) receipt of any notice from any tenant leasing all or any material portion of the Trust Estate if such notice relates to a default or act, omission or circumstance which would result in a default after notice or passage of time or both; (iii) receipt of notice from the holder of any Permitted Lien relating to a default or act, omission or circumstance which would result in a default after notice or passage of time or both; (iv) the commencement of any proceedings or the entry of any judgment, decree or order materially affecting all or any portion of the Trust Estate or which involve the potential liability of Trustor or its Affiliates in an amount in excess of $25,000,000 (other than for personal injury actions and related property damage suits which are covered by such insurance); or (v) commencement of any judicial or administrative proceedings or the entry of any judgment, decree or order by or against or otherwise affecting Trustor or any Affiliate of Trustor, a material portion of the Trust Estate, or a material portion of the Personal Property, or any other action by any creditor or lessor thereof as a result of any default under the terms of any lease.

        6.11    Reconveyance.    Upon written request of Trustor when the Obligations secured hereby have been satisfied in full, Beneficiary shall cause Trustee to reconvey, without warranty, the property then held hereunder. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in such reconveyance may be described as "the person or persons legally entitled thereto."

        6.12    Attorneys' Fees.    Without limiting any other provision contained herein, Trustor agrees to pay all costs of Beneficiary or Trustee incurred in connection with the enforcement of this Deed of Trust, the Guaranty or the other Loan Documents to which it is a party, including without limitation all reasonable attorneys' fees whether or not suit is commenced, and including, without limitation, fees incurred in connection with any probate, appellate, bankruptcy, deficiency or any other litigation proceedings, all of which sums shall be secured hereby.

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        6.13    Late Charges.    By accepting payment of any sum secured hereby after its due date, Beneficiary does not waive its right to collect any late charge thereon or interest thereon at the interest rate on the Notes or as otherwise specified in the Credit Agreement, if so provided, not then paid or its right either to require prompt payment when due of all other sums so secured or to declare default for failure to pay any amounts not so paid.

        6.14    Cost of Accounting.    Trustor shall pay to Beneficiary, for and on account of the preparation and rendition of any accounting, which Trustor may be entitled to require under any law or statute now or hereafter providing therefor, the reasonable costs thereof.

        6.15    Right of Entry.    Subject to compliance with applicable Nevada Gaming Laws, Beneficiary may at any reasonable time or times and on reasonable prior written notice to Trustor make or cause to be made entry upon and inspections of the Trust Estate or any part thereof in person or by agent.

        6.16    Corrections.    Trustor shall, upon request of Beneficiary or Trustee, promptly correct any defect, error or omission which may be discovered in the contents of this Deed of Trust (including, but not limited to, in the exhibits and schedules attached hereto) or in the execution or acknowledgement hereof, and shall execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by Trustee to carry out more effectively the purposes of this Deed of Trust, to subject to the lien and security interest hereby created any of Trustor's properties, rights or interest covered or intended to be covered hereby, and to perfect and maintain such lien and security interest.

        6.17    Statute of Limitations.    To the fullest extent allowed by the law, the right to plead, use or assert any statute of limitations as a plea or defense or bar of any kind, or for any purpose, to any debt, demand or obligation secured or to be secured hereby, or to any complaint or other pleading or proceeding filed, instituted or maintained for the purpose of enforcing this Deed of Trust or any rights hereunder, is hereby waived by Trustor.

        6.18    Subrogation.    Should the proceeds of any loan or advance made by Beneficiary or any Bank under the Credit Agreement, repayment of which is hereby secured, or any part thereof, or any amount paid out or advanced by Beneficiary or any Bank under the Credit Agreement, be used directly or indirectly to pay off, discharge, or satisfy, in whole or in part, any prior or superior lien or encumbrance upon the Trust Estate, or any part thereof, then, as additional security hereunder, Trustee, on behalf of Beneficiary, shall be subrogated to any and all rights, superior titles, liens, and equities owned or claimed by any owner or holder of said outstanding liens, charges, and indebtedness, however remote, regardless of whether said liens, charges, and indebtedness are acquired by assignment or have been released of record by the holder thereof upon payment.

        6.19    Joint and Several Liability.    All obligations of Trustor hereunder, if more than one, are joint and several. Recourse for deficiency after sale hereunder may be had against the property of Trustor, without, however, creating a present or other lien or charge thereon.

        6.20    Homestead.    Trustor hereby waives and renounces all homestead and exemption rights provided by the constitution and the laws of the United States and of any state, in and to the Trust Estate as against the collection of the Obligations, or any part hereof.

        6.21    Context.    In this Deed of Trust, whenever the context so requires, the neuter includes the masculine and feminine, and the singular including the plural, and vice versa.

        6.22    Time.    Time is of the essence of each and every term, covenant and condition hereof. Unless otherwise specified herein, any reference to "days" in this Deed of Trust shall be deemed to mean "calendar days."

        6.23    Interpretation.    As used in this Deed of Trust unless the context clearly requires otherwise: The terms "herein" or "hereunder" and similar terms without reference to a particular section shall

37

refer to the entire Deed of Trust and not just to the section in which such terms appear; the term "lien" shall also mean a security interest, and the term "security interest" shall also mean a lien.

        6.24    Effect of NRS 107.030.    To the extent not inconsistent herewith, the provisions of NRS 107.030 (1), (2) (in amounts as hereinabove provided for), (3), (4) (with interest at the default rate provided for under the Credit Agreement), (5), (6), (7) (reasonable), (8) and (9) are included herein by reference and made part of this Deed of Trust.

        6.25    Amendments.    This Deed of Trust cannot be waived, changed, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, discharge or termination is sought and only as permitted by the provisions of the Guaranty.

        6.26    No Conflicts.    In the event that any of the provisions contained here conflict with the Guaranty, the provisions contained in the Credit Agreement and the Guaranty shall prevail.

ARTICLE SEVEN
POWER OF ATTORNEY

        7.1    Grant of Power.    Subject to compliance with applicable Nevada Gaming Laws, Trustor irrevocably appoints Beneficiary and any successor thereto as its attorney-in-fact, with full power and authority, including the power of substitution, exercisable only during the continuance of an Event of Default to act for Trustor in its name, place and stead as hereinafter provided:

        7.1.1    Possession and Completion.    To take possession of the Site and the Project, remove all employees, contractors and agents of Trustor therefrom, complete or attempt to complete the work of construction, and market, sell or lease the Site and the Project.

        7.1.2    Plans.    To make such additions, changes and corrections in the current Plans and Specifications as may be necessary or desirable, in Beneficiary's reasonable discretion, or as it deems proper to complete the Project.

        7.1.3    Employment of Others.    To employ such contractors, subcontractors, suppliers, architects, inspectors, consultants, property managers and other agents as Beneficiary, in its discretion, deems proper for the completion of the Project, for the protection or clearance of title to the Site or Personal Property, or for the protection of Beneficiary's interests with respect thereto.

        7.1.4    Security Guards.    To employ watchmen to protect the Site and the Project from injury.

        7.1.5    Compromise Claims.    To pay, settle or compromise all bills and claims then existing or thereafter arising against Trustor, which Beneficiary, in its discretion, deems proper for the protection or clearance of title to the Site or Personal Property, or for the protection of Beneficiary's interests with respect thereto.

        7.1.6    Legal Proceedings.    To prosecute and defend all actions and proceedings in connection with the Site or the Project.

        7.2    Other Acts.    To execute, acknowledge and deliver all other instruments and documents in the name of Trustor that are necessary or desirable, to exercise Trustor's rights under all contracts concerning the Site or the Project, including, without limitation, under any Space Leases, and to do all other acts with respect to the Site or the Project that Trustor might do on its own behalf, as Beneficiary, in its reasonable discretion, deems proper.

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        IN WITNESS WHEREOF, Trustor has executed this Deed of Trust, [Leasehold Deed of Trust,] Assignment of Leases and Rents, Security Agreement and Fixture Filing as of the day and year first above written.

TRUSTOR:
,
a	,

39

STATE OF NEVADA	)
) ss:
COUNTY OF CLARK	)

        This instrument was acknowledged before me on                , 200    by                        , the                        of                         , a                        .

NOTARY PUBLIC

SCHEDULE A

DESCRIPTION OF LAND

[SCHEDULE B

DESCRIPTION OF                        LEASED PREMISES]

EXHIBIT F

FORM OF INDEMNITY AGREEMENT

        THIS INDEMNITY AGREEMENT (the "Indemnity") is entered into as of the    day of            , 200  , by                        , a                        (the "Company"), to and for the benefit of DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (the "Administrative Agent") for the Lenders under the Credit Agreement (in each case as hereinafter defined), and, to the extent not otherwise referenced, the Indemnified Parties (as hereinafter defined).

W I T N E S S E T H:

        A.    Pursuant to that certain Credit Agreement dated as of October 30, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Wynn Las Vegas, LLC, a Nevada limited liability company (the "Borrower"), the banks and other financial institutions or entities (the "Lenders") from time to time parties thereto, the Administrative Agent, Deutsche Bank Securities Inc, as lead arranger and joint book running manager, Banc of America Securities LLC, as lead arranger, joint book running manager and syndication agent, Bear, Stearns & Co. Inc., as arranger and joint book running manager, Bear Stearns Corporate Lending Inc., as joint documentation agent, Dresdner Bank AG, New York and Grand Cayman Branches, as arranger and joint documentation agent, and JPMorgan Chase Bank, as joint documentation agent, the Lenders have agreed to make loans (the "Loans") to the Borrower. Capitalized terms used herein, but not otherwise defined herein, shall have the meaning assigned to such terms in the Credit Agreement.

        B.    The Loans are secured by, among other things, the Deed of Trust (as hereinafter defined), which Deed of Trust encumbers the real property described therein (the "Real Property"), and the improvements now or hereafter constructed thereon (which improvements, together with the Real Property, shall hereinafter be referred to as the "Property").

        C.    The Lenders have made it a condition of the Lenders making the Loans that this Indemnity is executed and delivered by the Company and the Lenders make the Loans in reliance on this Indemnity.

        D.    The obligations of the Company hereunder are secured under, among other things, the Deed of Trust.

        NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company covenants and agrees to and for the benefit of the Administrative Agent for the benefit of the Lenders as follows:

        1.    Definitions.

          (a)  "Claims" means any and all actual out-of-pocket costs incurred by an Indemnified Party (as defined below) including, without limitation, reasonable attorneys' fees and expenses, expenses, losses, damages, liabilities, fines, penalties, charges, injury to person, property, or natural resources, administrative and judicial proceedings and orders, injunctive relief, judgments, remedial action requirements and enforcement actions of any kind, arising directly or indirectly, in whole or in part, out of or attributable to (i) any breach or default by the Company in the performance of any of its obligations under paragraphs 3(a)-(d) hereof, or (ii) any Release (as defined below) or threatened Release, whether foreseeable or unforeseeable, arising prior to any release, reconveyance or foreclosure of the Deed of Trust (or following any such release, conveyance or foreclosure to the extent attributable to pre-existing conditions), or conveyance in lieu of foreclosure; and in each instance, regardless of when such Release, inaccuracy or breach is discovered and regardless of whether or not caused by or in the control of the Company, any employees, agents, contractors or subcontractors of the Company or any third persons. Without limiting the generality of the foregoing and for purposes of clarification only, Claims also include:

            (i)    actual out-of-pocket costs reasonably incurred by an Indemnified Party in connection with (x) determining whether the Property is in compliance with all applicable Hazardous Substances Laws (as hereinafter defined), (y) taking any necessary precautions to protect against any Release or threatened Release, or (z) any removal, remediation of any kind and disposal of any Hazardous Substances (as hereinafter defined), and

            (ii)  any repair of any damage to the Property or any other property caused by any such precautions, removal, remediation or disposal.

        The rights of the Indemnified Parties hereunder shall not be limited by any investigation or the scope of any investigation undertaken by or on behalf of the Lenders in connection with the Property prior to the date hereof. Notwithstanding the foregoing, Claims shall exclude any Release caused by or resulting from the negligence or misconduct of any of the Indemnified Parties.

          (b)  "Deed of Trust" means that certain Deed of Trust, [Leasehold Deed of Trust,] Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of            , 200  and made by the Company, as trustor, to                        , as trustee, for the benefit of the Administrative Agent, as beneficiary, as the same may be amended, supplemented or otherwise modified from time to time.

          (c)  "Hazardous Substances" means and includes any flammable explosives, radioactive materials or hazardous, toxic or dangerous wastes, substances or related materials or any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the Property or of property adjacent to the Property, including, but not limited to, asbestos, PCBs, petroleum products and by-products (including, but not limited to, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), substances defined or listed as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" or similarly identified in, pursuant to, or for purposes of, any of the Hazardous Substances Laws, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, as now or hereafter amended (42 U.S.C. Section 9601, et seq); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801, et seq); the Resource Conservation and Recovery Act, as now or hereafter amended (42 U.S.C. Section 6901, et seq); any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material; or any substances or mixture regulated under the Toxic Substance Control Act of 1976, as now or hereafter amended (15 U.S.C. Section 2601 et seq); and any "pollutant" under the Clean Water Act, as now or hereafter amended (33 U.S.C. Section 1251 et seq); and any hazardous air pollutant under the Clean Air Act (42 U.S.C. Section 7901 et seq), in each case as now or hereafter amended.

          (d)  "Hazardous Substances Laws" means all federal, state and local environmental, health or safety laws, ordinances, regulations, rules of common law or policies regulating Hazardous Substances, including, without limitation, those governing the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal of Hazardous Substances, as such laws, ordinances, regulations, rules and policies may be in effect from time to time and be applicable to the Property.

          (e)  "Indemnified Parties" means each Agent, Manager, Arranger and Lender in its individual capacity and each of their respective directors, officers, shareholders, agents, employees, participants, successors and assigns and shall also include any purchasers of all or any portion of the Property at any foreclosure sale and the initial purchaser following the consummation of any deed in lieu of foreclosure, but not including any other purchasers of the Property.

          (f)    "Proceedings" means the institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any property of the Company, in each case with respect to Hazardous Substance Laws, Hazardous Substances or Releases.

          (g)  "Release" means any presence, use, generating, storing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, or about, on, from, under, within or affecting the Property, or transported to or from the Property, including continuing migration of Hazardous Substances into or through soil, surface water or groundwater.

        2.    Environmental Indemnification by the Company.

          (a)  The Company hereby agrees to defend (with counsel reasonably approved by the Administrative Agent), indemnify and hold the Indemnified Parties harmless from and against, and shall reimburse the Indemnified Parties for, any and all Claims.

          (b)  The Indemnified Parties shall have the right to employ independent counsel reasonably satisfactory to the Company to represent it in any action or proceeding to which this Indemnity is applicable if and to the extent that the Indemnified Parties determine in good faith that their rights and interests may be compromised or not fully and adequately represented by legal counsel acting for the Company, whether on account of any potential defenses that the Company may have to its obligations under this Indemnity or otherwise, and in such event the reasonable fees and expenses of the Indemnified Parties' independent counsel shall be paid by the Company.

          (c)  Subject to the last sentence of Section 1(a) above, the Company's obligations hereunder shall not be diminished or affected in any respect as a result of any notice or disclosure, if any, to, or other knowledge, if any, by, any Indemnified Party of any Release or threatened Release, or as a result of any other matter related to the Company's obligations hereunder, nor shall any Indemnified Party be deemed to have permitted or acquiesced in any Release or any breach of the Company's other obligations hereunder, solely because any Indemnified Party had notice, disclosure or knowledge thereof, whether at the time this Indemnity is delivered or at any time thereafter.

          (d)  This Indemnity shall not be limited by any representation, warranty or indemnity of the Company made herein or in connection with any indebtedness secured by the Deed of Trust, irrespective of whether the Company has knowledge as of the date of the Deed of Trust, or during the term of the Deed of Trust, of the matters to which such representation, warranty or indemnity relates.

        3.    Environmental Covenants.

          (a)  The Company shall not, and shall use commercially reasonable efforts to not permit any tenants or other occupants of the Property to, at any time in the future, cause or permit a Release, except in compliance with applicable Hazardous Substances Laws.

          (b)  Upon becoming aware thereof, the Company shall give prompt written notice to the Administrative Agent of any pending Claims or of any Proceedings.

          (c)  The Company shall give prompt written notice to the Administrative Agent of the Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Substances Laws including, without limitation, the Company's discovery of any occurrence or condition on the Property or on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Substances Laws.

          (d)  In the event that any investigation, site monitoring, containment, cleanup, removal, restoration, precautionary actions or other remedial work of any kind or nature (hereinafter, "Remedial Work") is required under any applicable Hazardous Substances Law as a result of, or in connection with, any Release, suspected Release, or threatened Release, the Company shall within thirty (30) days after receipt of information that such Remedial Work is or may be required (or such shorter period of time as may be required under applicable law, regulation, order or agreement), commence the performance of, or cause to be commenced, and thereafter diligently prosecute to completion, the performance of all such Remedial Work in compliance with all applicable Hazardous Substances Laws. All Remedial Work shall be performed by one or more contractors, approved in advance in writing by the Administrative Agent, and under the supervision of a consulting engineer approved in advance in writing by the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned. All costs and expenses of such Remedial Work shall be paid by the Company, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and the Indemnified Parties' reasonable attorneys' fees and costs, including, without limitation, fees and costs incurred in connection with monitoring or review of such Remedial Work. In the event the Company shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the performance of such Remedial Work, the Administrative Agent or any other Indemnified Party may, but shall not be required to, cause such Remedial Work to be performed and all costs and expenses thereof, or incurred in connection therewith, shall be deemed Claims hereunder.

        4.    Liability.

          (a)  Notwithstanding any other provisions of this Indemnity or any of the Loan Documents, any liability of the Company hereunder shall be its personal liability (but such personal liability shall not be deemed to incorporate personal liability of its directors, officers, employees or agents), and may be asserted against its interest in the Property as well as against any and all of its other assets.

          (b)  Without limiting the foregoing, the obligations of the Company hereunder shall survive the following events, to the maximum extent permitted by law: (i) repayment of the Obligations and any judicial or nonjudicial foreclosure under the Deed of Trust or conveyance in lieu of such foreclosure, notwithstanding that all or any portion of any obligations secured by the Deed of Trust shall have been discharged thereby, (ii) any election by any Indemnified Party to purchase all or any portion of the Property at a foreclosure sale by crediting all or any portion of the obligations secured by the Deed of Trust against the purchase price therefor (except to the extent and only to the extent that such Indemnified Party has specifically elected in writing in its sole discretion to credit against the purchase price any Claims hereunder which were liquidated in amount at the time of such foreclosure sale, it being presumed for these purposes that the obligations secured by the Deed of Trust shall be discharged by any such crediting in the order set forth in the Deed of Trust), (iii) any release or reconveyance of the Deed of Trust, any waiver of the lien of the Deed of Trust, or any release or waiver of any other security for the Obligations, and (iv) any termination, cancellation or modification of any Loan Document. Upon and following the occurrence of any of the foregoing, the obligations of the Company hereunder shall remain unsecured obligations, and shall be enforceable against the Company to the fullest extent permitted by applicable law.

          (c)  The obligations of the Company hereunder are not intended to be the obligations of a surety or guarantor. The liability of the Company under this Indemnity shall in no way be limited or impaired by (i) any extensions of time for performance required by the Loan Documents; (ii) the accuracy or inaccuracy of any representations and warranties made by the Company in any of the Loan Documents; or (iii) the release of any person or entity from performance or observance of any of the agreements, covenants, terms, or conditions contained in any of the Loan Documents by operation of law or otherwise.

          (d)  The rights and remedies of the Indemnified Parties under this Indemnity (i) shall be in addition to any other rights and remedies of such Indemnified Parties under any Loan Document or at law or in equity, and (ii) may be enforced by any of the Indemnified Parties, to the maximum extent permitted by law, without regard to or affecting any rights and remedies that such Indemnified Party may have under any Loan Document or at law or in equity, and without regard to any limitations on such Indemnified Party's recourse for recovery of the indebtedness represented by the Obligations as may be provided in any Loan Document.

        5.    Site Visits, Observation and Testing.    The Administrative Agent and any of the other Indemnified Parties and their respective agents and representatives shall have the right at any reasonable time, and upon reasonable prior notice, but subject to the rights of tenants under their leases, to enter and visit the Property to make such inspections and inquiries as they shall deem appropriate, including inspections for violations of any of the terms of this Indemnity and for determining the existence, nature and magnitude of any past or present Release or threatened Release, and they shall also have the right, following any Event of Default, or where the Administrative Agent has a reasonable basis upon which to believe that the Property may be harmed, unsafe or contaminated, and upon reasonable prior notice, to enter and visit the Property to make such tests (including, without limitation, taking and removing soil or groundwater samples) as they shall deem appropriate. Neither the Administrative Agent nor any of the other Indemnified Parties have any duty, however, to visit or observe the Property or to conduct tests, and no site visit, observation or testing by the Administrative Agent or any other Indemnified Party shall impose any liability on the Administrative Agent or such other Indemnified Party. In no event shall any site visit, observation or testing by the Administrative Agent or any other Indemnified Party be a representation that Hazardous Substances are or are not present in, on or under the Property, or that there has been or shall be compliance with any Hazardous Substances Laws or any other applicable governmental law. Neither the Company nor any other party is entitled to rely on any site visit, observation or testing by the Administrative Agent or any other Indemnified Party. Neither the Administrative Agent nor any of the other Indemnified Parties owe any duty of care to protect the Company or any other party against, or to inform the Company or any other party of, any Hazardous Substances or any other adverse condition affecting the Property. The Administrative Agent and any other Indemnified Party shall give the Company reasonable notice before entering the Property, and shall make reasonable efforts to avoid interfering with the Company's use of the Property in exercising any rights provided in this paragraph 5.

        6.    Interest Accrued.    Any amount owed hereunder to an Indemnified Party not paid within thirty (30) days after written demand from such Indemnified Party with an explanation of the amounts claimed shall bear interest at a rate per annum equal to the maximum interest rate applicable to overdue principal set forth in the Credit Agreement.

        7.    Subrogation of Indemnity Rights.    If the Company fails to fully perform its obligations hereunder, any Indemnified Party shall be entitled to pursue any rights or claims that the Company may have against any present, future or former owners, tenants or other occupants or users of the

Property, any portion thereof or any adjacent or proximate properties, relating to any Claim or the performance of Remedial Work (to the extent of performance by such Indemnified Party), and the Company hereby assigns all of such rights and claims to the Indemnified Parties under such circumstances and shall take all actions required by the Indemnified Parties to cooperate with such Indemnified Parties in enforcing such rights and claims under such circumstances.

        8.    Reliance.    The Company acknowledges that it is making and giving the indemnities and representations and covenants contained in this Indemnity with the knowledge that the Administrative Agent and the Lenders are relying on such indemnities and representations and covenants in entering into the Loan Documents and making the Loans to the Company.

        9.    Successors and Assigns.    This Indemnity shall inure to the benefit of each Indemnified Party's successors and assigns, and shall be binding upon the heirs, successors, and assigns of the Company. The Company shall not assign any rights or obligations under this Indemnity without first obtaining the written consent of the Administrative Agent, which may be given or withheld in the sole discretion of the Administrative Agent. Notwithstanding any other provision of this Indemnity to the contrary, the Company shall not be released from its obligations hereunder without obtaining the written consent of the Administrative Agent, which consent may be given or withheld in the sole discretion of the Administrative Agent. Nothing herein shall be deemed to be a consent to the transfer of the Property which transfer would be otherwise prohibited by any Loan Document.

        10.    Miscellaneous.    This Indemnity shall be governed by and construed in accordance with the laws of the State of Nevada. If this Indemnity is executed by more than one person or entity, the liability of the undersigned hereunder shall be joint and several. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and the Company hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments. In no event shall any provision of this Indemnity be deemed to be a waiver of or to be in lieu of any right or claim, including, without limitation, any right of contribution or other right of recovery, that any party to this Indemnity might otherwise have against any other party to this Indemnity under any Hazardous Substances Laws. If any term of this Indemnity or any application thereof shall be invalid, illegal or unenforceable, the remainder of this Indemnity and any other application of such term shall not be affected thereby. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.

        11.    Notices.    All notices expressly provided hereunder to be given by the Company to the Administrative Agent and all notices and demands of any kind or nature whatsoever which the Company may be required or may desire to give to or serve on the Administrative Agent shall be in writing and shall be served by certified mail, return receipt requested, or by a reputable commercial overnight carrier that provides a receipt, such as Federal Express. Notice shall be addressed as follows:

Administrative Agent:	Deutsche Bank Trust Company Americas 31 West 52nd Street New York, New York 10019 Attn.: George Reynolds Telecopy No.: (646) 324-7450 Telephone No.: (646) 324-2112
with a copy to:	Latham & Watkins 701 "B" Street, Suite 2100 San Diego, California 92101 Attn.: Sony Ben-Moshe, Esq. Telecopy No.: (619) 696-7419 Telephone No.: (619) 236-1234
The Company:	Attn.: Telecopy No.: ( ) Telephone No.: ( )
with a copy to:	Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 Attn.: C. Kevin McGeehan, Esq. Telecopy No.: (310) 282-5610 Telephone No.: (310) 203-7110

        12.    Attorneys' Fees and Expenses.    If the Administrative Agent or any Lender refers this Indemnity or any of the other Loan Documents to an attorney to enforce, construe or defend the same, as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, the Company shall pay to the Administrative Agent, immediately upon demand, the amount of all costs incurred by the Administrative Agent in connection therewith (including, without limitation, reasonable attorneys' fees), together with interest thereon from the date of award at the maximum interest rate applicable to overdue principal set forth in the Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Indemnity is executed as of the day and year first above written.

,

a
By:

Name:

Title:

EXHIBIT G-1

FORM OF TERM NOTE

        THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
No.	, 200

        FOR VALUE RECEIVED, the undersigned, WYNN LAS VEGAS, LLC, a Nevada limited liability company (the "Borrower"), hereby unconditionally promises to pay to            (the "Lender") or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)                          DOLLARS ($            ), or, if less, (b) the unpaid principal amount of the Term Loans made by the Lender pursuant to the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.2 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.15 of the Credit Agreement.

        The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loans and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loans.

        This Note (a) is one of the Term Notes referred to in the Credit Agreement dated as of October 30, 2002 (as amended, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lender, the several banks and other financial institutions or entities from time to time parties thereto, Deutsche Bank Securities Inc., as lead arranger and joint book running manager, Deutsche Bank Trust Company Americas, as administrative agent and swing line lender, Banc of America Securities LLC, as lead arranger, joint book running manager and syndication agent, Bear, Stearns & Co. Inc., as arranger and joint book running manager, Bear Stearns Corporate Lending Inc., as joint documentation agent, Dresdner Bank AG, New York and Grand Cayman Branches, as arranger and joint documentation agent, and JPMorgan Chase Bank, as joint documentation agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

G-1-1

        Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

        All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

        Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

WYNN LAS VEGAS, LLC, a Nevada limited liability company, as the Borrower
By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
	By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member
		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By:
Name:
Title:

G-1-2

Schedule A
to Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

G-1-3

Schedule B
to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

G-1-4

EXHIBIT G-2

FORM OF REVOLVING CREDIT NOTE

        THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
No.	, 200

        FOR VALUE RECEIVED, the undersigned, WYNN LAS VEGAS, LLC, a Nevada limited liability company (the "Borrower"), hereby unconditionally promises to pay to                        (the "Lender") or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)                          DOLLARS ($            ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further agrees to pay interest in like money at such Payment Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.15 of the Credit Agreement.

        The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation of all or a portion thereof as the same Type, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.

        This Note (a) is one of the Revolving Credit Notes referred to in the Credit Agreement dated as of October 30, 2002 (as amended, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lender, the several banks and other financial institutions or entities from time to time parties thereto, Deutsche Bank Securities Inc., as lead arranger and joint book running manager, Deutsche Bank Trust Company Americas, as administrative agent and swing line lender, Banc of America Securities LLC, as lead arranger, joint book running manager and syndication agent, Bear, Stearns & Co. Inc., as arranger and joint book running manager, Bear Stearns Corporate Lending Inc., as joint documentation agent, Dresdner Bank AG, New York and Grand Cayman Branches, as arranger and joint documentation agent, and JPMorgan Chase Bank, as joint documentation agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

        Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

G-2-1

        All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

        Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

WYNN LAS VEGAS, LLC, a Nevada limited liability company, as the Borrower
By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
	By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member
		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By:

Name:

Title:

G-2-2

Schedule A
to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

G-2-3

Schedule B
to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

G-2-4

EXHIBIT G-3

FORM OF SWING LINE NOTE

        THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	NEW YORK, NEW YORK
No.	, 200

        FOR VALUE RECEIVED, the undersigned, WYNN LAS VEGAS, LLC, a Nevada limited liability company (the "Borrower"), hereby unconditionally promises to pay                        (the "Swing Line Lender") or its registered assigns at the Payment Office specified in the Credit Agreement (as herein defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)             dollars ($                        ), or, if less, (b) the aggregate unpaid principal amount of all Swing Line Loans made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.15 of such Credit Agreement.

        The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereto or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swing Line Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swing Line Loan.

        This Note (a) is one of the Swing Line Notes referred to in the Credit Agreement dated as of October 30, 2002 (as amended, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Swing Line Lender, the several banks and other financial institutions or entities from time to time parties thereto, Deutsche Bank Securities Inc., as lead arranger and joint book running manager, Deutsche Bank Trust Company Americas, as administrative agent and swing line lender, Banc of America Securities LLC, as lead arranger, joint book running manager and syndication agent, Bear, Stearns & Co. Inc., as arranger and joint book running manager, Bear Stearns Corporate Lending Inc., as joint documentation agent, Dresdner Bank AG, New York and Grand Cayman Branches, as arranger and joint documentation agent, and JPMorgan Chase Bank, as joint documentation agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

        Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

G-3-1

        All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

        Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

WYNN LAS VEGAS, LLC, a Nevada limited liability company, as the Borrower
By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
	By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member
		By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
By:

Name:

Title:

G-3-2

Schedule A
to Swing Line Note

LOANS AND REPAYMENTS OF SWING LINE LOANS

Date	Amount of Swing Line Loans	Amount of Principal of Swing Line Loans Repaid	Unpaid Principal Balance of Swing Line Loans	Notation Made By

G-3-3

QuickLinks

  EXHIBIT 10.7
TABLE OF CONTENTS
  Annex A
PRICING GRID FOR REVOLVING CREDIT LOANS, SWING LINE LOANS AND REVOLVING COMMITMENT FEES
  SCHEDULE 1.1
  SCHEDULE 4.4
  SCHEDULE 4.9(b)
  SCHEDULE 4.9(c)
  SCHEDULE 4.9(d)
  SCHEDULE 4.9(e)
  SCHEDULE 4.9(f)
  SCHEDULE 4.15
  SCHEDULE 4.19(a)-1
  SCHEDULE 4.19(a)-2
UCC FINANCING STATEMENTS TO REMAIN ON FILE
  SCHEDULE 4.19(b)
MORTGAGE FILING JURISDICTIONS
  SCHEDULE 4.19(c)
UCC FILING JURISDICTIONS—INTELLECTUAL PROPERTY COLLATERAL
  SCHEDULE 4.24
MATERIAL CONTRACTS
  SCHEDULE 4.25(a)
REAL ESTATE
  SCHEDULE 4.25(d)
ASSESSMENTS
  SCHEDULE 6.5(d)
INSURANCE REQUIREMENTS
  SCHEDULE 7.2(d)
EXISTING INDEBTEDNESS
  SCHEDULE 7.3(f)
EXISTING LIENS
  EXHIBIT D
FORM OF MORTGAGE
TABLE OF CONTENTS
DEED OF TRUST, [LEASEHOLD DEED OF TRUST,] ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING
SCHEDULE A DESCRIPTION OF LAND
[SCHEDULE B DESCRIPTION OF LEASED PREMISES]
  EXHIBIT F
  EXHIBIT G-1
FORM OF TERM NOTE
  Schedule A to Term Note
  Schedule B to Term Note
  EXHIBIT G-2
FORM OF REVOLVING CREDIT NOTE
  Schedule A to Revolving Credit Note
  Schedule B to Revolving Credit Note
  EXHIBIT G-3
FORM OF SWING LINE NOTE
  Schedule A to Swing Line Note